   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 10, 1999.


                                                REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM F-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         PEPTIDE THERAPEUTICS GROUP PLC

             (Exact name of registrant as specified in its charter)

                                      N/A

                (Translation of registrant's name into English)

      ENGLAND AND WALES                      2834                     N/A
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

      321 CAMBRIDGE SCIENCE PARK, MILTON ROAD, CAMBRIDGE, CB4 4WG, ENGLAND
                              011-44-1223-423-333

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                 DR. JOHN BROWN
                                CHIEF EXECUTIVE
                         PEPTIDE THERAPEUTICS GROUP PLC
                    321 CAMBRIDGE SCIENCE PARK, MILTON ROAD
                          CAMBRIDGE, CB4 4WG, ENGLAND
                              011-44-1223-423-333
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                WITH COPIES TO:

         MICHAEL LYTTON, ESQ.                   JOHN M. WESTCOTT, JR. ESQ.
         STANLEY KELLER, ESQ.                       HALE AND DORR LLP
         PAUL KINSELLA, ESQ.                         60 STATE STREET
          PALMER & DODGE LLP                   BOSTON, MASSACHUSETTS 02109
          ONE BEACON STREET                           (617) 526-6000
     BOSTON, MASSACHUSETTS 02108
            (617) 573-0100

                            ------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
 As soon as practicable after the Registration Statement becomes effective and all other conditions to the merger described in the enclosed prospectus and proxy statement have been satisfied or waived.

                         ------------------------------

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                                   PROPOSED MAXIMUM
                                                           AMOUNT TO BE               AGGREGATE           AMOUNT OF REGISTRATION
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED        REGISTERED(1)           OFFERING PRICE(2)               FEE(3)
Ordinary shares, nominal value 10 pence each.......         11,410,000               $12,200,000                   $982



(1) Based on the product of (a) 20,000,000, the maximum number of shares of common stock, par value $.001 per share of OraVax, Inc. that would be outstanding immediately prior to the merger of OraVax and a subsidiary of Peptide, less shares held by OraVax and its subsidiaries and Peptide and its affiliates and (b) an exchange ratio of .5705 Peptide ordinary shares for each OraVax share.


(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(f)(1) and 457(c) thereunder based on $.61, the average of the high and low sale price per share of OraVax common stock on February 3, 1999 and 20,000,000, the maximum number of OraVax shares to be exchanged in the merger.


(3) Pursuant to Securities Act Rule 457(b), the fee has been reduced by $2,410, which was paid previously with the filing of preliminary proxy material by OraVax in connection with the merger.


                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED FEBRUARY 10, 1999



THE INFORMATION IN THIS PROSPECTUS/PROXY STATEMENT IS NOT COMPLETE AND MAY BE CHANGED. PEPTIDE MAY NOT ISSUE ITS ORDINARY SHARES IN THE MERGER UNTIL THE REGISTRATION STATEMENT CONTAINING THIS PROSPECTUS/PROXY STATEMENT IS DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS/PROXY STATEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                  ORAVAX, INC.
                                38 SIDNEY STREET
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 494-1339

                                                                          , 1999

Dear Stockholder:


    The board of directors of OraVax has unanimously approved a merger in which OraVax will become a wholly-owned subsidiary of Peptide Therapeutics Group plc. If the merger is completed, you will receive a portion of a Peptide ordinary share for each share of OraVax common stock you own. The precise portion of a Peptide ordinary share which you will receive will depend on the market value of Peptide ordinary shares just prior to completion of the merger, as described in the accompanying prospectus/proxy statement.



    We cannot complete the merger unless the holders of OraVax common stock adopt the merger agreement. We will hold a special meeting of OraVax stockholders to vote on the merger agreement. The date, time and place of the special meeting are as follows:



                           , 1999
               10:00 a.m., local time
               Offices of Hale and Dorr LLP
               60 State Street
               Boston, Massachusetts 02109



    YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD TO US. IF YOU SIGN, DATE AND MAIL YOUR PROXY CARD WITHOUT INDICATING HOW YOU WISH TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE IN FAVOR OF THE MERGER AGREEMENT. IF YOU FAIL TO RETURN YOUR CARD, THE EFFECT WILL BE A VOTE AGAINST THE MERGER AGREEMENT.



    The accompanying prospectus/proxy statement gives you detailed information about the proposed merger. In addition, you may obtain other information about OraVax from documents filed with the SEC. We encourage you to read this entire document carefully. PLEASE PAY PARTICULAR ATTENTION TO THE "RISK FACTORS"
SECTION BEGINNING ON PAGE   WHICH DESCRIBES CERTAIN RISKS THAT YOU SHOULD
CONSIDER IN DECIDING WHETHER TO VOTE IN FAVOR OF THE MERGER AGREEMENT.



    On behalf of the board of directors of OraVax, I urge you to vote in favor of the merger agreement.


Lance K. Gordon, Ph.D.
President and Chief Executive Officer


NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORS HAS APPROVED THE ORDINARY SHARES TO BE ISSUED IN THE MERGER OR DETERMINED THAT THIS PROSPECTUS/PROXY STATEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



    This prospectus/proxy statement is dated            , 1999, and is first
being mailed to stockholders on or about            , 1999.

                                  ORAVAX, INC.
                                38 SIDNEY STREET
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 494-1339


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON            , 1999


    NOTICE IS HEREBY GIVEN that a special meeting of stockholders of OraVax, will be held at the offices of Hale and Dorr LLP, 60 State Street, Boston,
Massachusetts 02109, on            , 1999, at 10:00 a.m., local time, for the
following purposes:



(1) To adopt a merger agreement which provides for:



    - the acquisition of OraVax by Peptide Therapeutics Group plc; and



    - the conversion of each share of OraVax common stock into a portion of a Peptide ordinary share (as determined by the share exchange formula in the merger agreement).



    A copy of the merger agreement is attached as Annex A to the accompanying proxpectus/proxy statement.


(2) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.


    Only holders of OraVax common stock at the close of business on            ,
1999 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof.



    Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of OraVax common stock entitled to vote at the meeting. The executive officers and directors of OraVax and
certain of their affiliates, who in the aggregate held approximately   % of the
outstanding shares as of the record date, have agreed to vote to adopt the merger agreement.



    UNDER DELAWARE LAW, STOCKHOLDERS OF ORAVAX HAVE CERTAIN RIGHTS OF APPRAISAL IN CONNECTION WITH THE MERGER AS DESCRIBED IN THE ACCOMPANYING PROSPECTUS/PROXY STATEMENT.



    Information regarding the merger, the merger agreement, OraVax, Peptide and related matters is contained in the accompanying prospectus/proxy statement and the annexes thereto, which are incorporated by reference herein and form a part of this notice.


By Order of the Board of Directors

Lance K. Gordon, Ph.D.
President and Chief Executive Officer
Cambridge, Massachusetts

           , 1999

                                   IMPORTANT


WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE SPECIAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                -----

Summary....................................................................................................           1

Forward-Looking Statements May Prove Inaccurate............................................................           6

Summary Financial Information..............................................................................           7

Unaudited Pro Forma Condensed Consolidated Balance Sheet and Statements of Operations......................          11

Comparative Per Share Data.................................................................................          15

Comparative Market Price and Dividend Information..........................................................          16
  Comparative Market Price Information.....................................................................          16
  Comparative Dividend Information.........................................................................          17
  Exchange Rates...........................................................................................          17

Risk Factors...............................................................................................          18
  Risks Relating to Peptide................................................................................          18
  Risks Relating to OraVax.................................................................................          21
  Risks Relating to the Merger.............................................................................          23

The Special Meeting........................................................................................          27
  General..................................................................................................          27
  Matters to be Considered at the Special Meeting..........................................................          27
  Record Date; Voting Rights; Voting at the Meeting........................................................          27
  Voting of Proxies........................................................................................          27
  Solicitation of Proxies..................................................................................          28

Background and Reasons for the Merger......................................................................          28
  Background of the Merger.................................................................................          28
  OraVax's Reasons for the Merger; Recommendation of the OraVax Board of Directors.........................          32
  Opinion of Financial Advisor to the Board of Directors...................................................          33
  Interests of Certain Persons in the Merger...............................................................          37
  Peptide's Reasons for the Merger.........................................................................          38

Management After The Merger................................................................................          40
  Executive Officers and Directors.........................................................................          40
  Compensation of Directors and Executive Officers.........................................................          42
  Options to Purchase Securities From Peptide..............................................................          43

The Merger and the Merger Agreement........................................................................          44
  Structure of the Merger..................................................................................          44
  Effective Time and Effects of the Merger.................................................................          44
  Merger Consideration.....................................................................................          44
  No Fractional Peptide Ordinary Shares....................................................................          45
  Exchange of Share Certificates...........................................................................          45
  Treatment of OraVax Common Stock Options and Warrants....................................................          45
  Representations and Warranties...........................................................................          46
  Certain Covenants........................................................................................          47
  Conditions to the Merger.................................................................................          49
  Amendments; Waivers......................................................................................          50
  No Solicitation by OraVax................................................................................          50
  Termination of the Merger Agreement......................................................................          50

                                                                                                                PAGE
                                                                                                                -----
  Termination Fees and Expenses............................................................................          51
  Federal Securities Law Consequences......................................................................          52
  Deregistration of OraVax Shares; Listing of Peptide Ordinary Shares......................................          52
  Appraisal Rights.........................................................................................          52
  Covenant Not to Sell Peptide Ordinary Shares.............................................................          54
  Accounting Treatment.....................................................................................          54
  Arrangements with PMC and OraVax.........................................................................          54
  Description of Bridge Loan...............................................................................          56
  Peptide Shareholder Materials............................................................................          57

Material Tax Consequences..................................................................................          58
  General..................................................................................................          58
  United States Federal Income Tax Consequences............................................................          59
  United States Federal Income Tax Consequences of the Ownership of Peptide Ordinary Shares................          59
  U.K. Tax Consequences of Owning Peptide Ordinary Shares..................................................          61

Description of Peptide.....................................................................................          64
  General..................................................................................................          64
  Business.................................................................................................          64
  Scientific Background....................................................................................          64
  Product Portfolio........................................................................................          65
  Strategic Alliances and Collaborations...................................................................          68
  Technology Platforms and Research Programs...............................................................          70
  Properties...............................................................................................          73
  Employees................................................................................................          74
  Litigation...............................................................................................          74

Ownership of Peptide Ordinary Shares.......................................................................          75
  Beneficial Ownership by Management of Peptide............................................................          75
  Beneficial Ownership of Certain Stockholders.............................................................          75

Selected Financial Information of Peptide..................................................................          77

Peptide Management's Discussion and Analysis of Financial Condition and Results of Operations..............          79
  Overview.................................................................................................          79
  Results of Operations....................................................................................          79
  Liquidity and Capital Resources..........................................................................          81
  Year 2000................................................................................................          82
  Reconciliation of U.K. GAAP to U.S. GAAP.................................................................          83

Description of OraVax's Business...........................................................................          85
  General..................................................................................................          85
  Business.................................................................................................          85
  Scientific Background....................................................................................          86
  Products Under Development...............................................................................          86
  Manufacturing............................................................................................          91
  Patents and Proprietary Rights; Technology Agreements....................................................          92
  Government Regulation....................................................................................          95
  Employees................................................................................................          97
  Academic Consultants.....................................................................................          97
  Properties...............................................................................................          97
  Legal Proceedings........................................................................................          97

                                                                                                                PAGE
                                                                                                                -----
OraVax Stock Ownership.....................................................................................          98
  Stock Ownership of Certain Beneficial Owners and Management of OraVax, Inc...............................          98

Selected Financial Information of OraVax...................................................................          99

OraVax Management's Discussion and Analysis of Financial Condition and Results of Operations...............         100
  Business Overview........................................................................................         100
  Results of Operations....................................................................................         101
  New Accounting Pronouncements............................................................................         104
  Bridge Financing--Pasteur Merieux Connaught..............................................................         104
  Liquidity and Capital Resources..........................................................................         105
  Nasdaq Delisting.........................................................................................         106
  Year 2000 Compliance.....................................................................................         106

Description of Peptide Ordinary Shares.....................................................................         108
  Dividends................................................................................................         108
  Rights in a Winding Up...................................................................................         108
  Voting...................................................................................................         108
  Preemptive Rights........................................................................................         109
  Variation of Rights and Share Capital....................................................................         109
  Disclosure of Interests..................................................................................         109
  Miscellaneous............................................................................................         110

Comparison of Rights of OraVax Stockholders and Peptide Shareholders.......................................         111
  Voting Rights............................................................................................         111
  Action By Written Consent................................................................................         112
  Sources and Payment of Dividends.........................................................................         112
  Rights of Purchase and Redemption........................................................................         113
  Special Meeting of Shareholders..........................................................................         113
  Rights of Appraisal......................................................................................         114
  Preemptive Rights........................................................................................         115
  Amendment of Governing Instruments.......................................................................         115
  Shareholder Votes on Certain Transactions................................................................         116
  Rights of Inspection.....................................................................................         117
  Classification of the Board of Directors.................................................................         117
  Removal of Directors.....................................................................................         118
  Vacancies on the Board of Directors......................................................................         118
  Liability of Directors and Officers......................................................................         118
  Indemnification of Directors and Officers................................................................         118
  Shareholders' Suits......................................................................................         119
  Certain Provisions Relating to Share Acquisitions........................................................         120
  Anti-Takeover Provisions.................................................................................         120

                                                                                                                PAGE
                                                                                                                -----
  Disclosure of Interests..................................................................................         121
  Certain London Stock Exchange Listing Requirements.......................................................         122

Enforceability of Civil Liabilities........................................................................         123

Legal Matters..............................................................................................         123

Experts....................................................................................................         123

Where You Can Find More Information........................................................................         123

Index to Financial Statements of Peptide Therapeutics Group plc, OraVax, Inc. and OraVax Merieux Co. and
  Merieux OraVax Co. Partnerships..........................................................................         F-1



Annex A    Restated Agreement and Plan of Acquisition, as amended
Annex B    Opinion of Hambrecht & Quist
Annex C    Section 262 of the Delaware General Corporation Law
Annex D    Form of Voting Agreement



References in this prospectus/proxy statement to "U.S. dollars", "$", or " CENTS" are to the currency of the U.S. References to "pounds sterling", "pounds", "L", "pence" or "p" are to the currency of the United Kingdom (there are 100 pence to each pound). Solely for your convenience, this prospectus/proxy statement contains translations of certain pound sterling amounts into U.S. dollars at specified rates. These translations should not be taken as assurances that the pound sterling amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate. Furthermore, these translations do not constitute an estimate of the exchange rate that will apply when Peptide ordinary shares are valued for determining the number of Peptide ordinary shares you will receive in the merger.

                                    SUMMARY


    This summary highlights selected information from this document. For a more complete description of the transaction, you should read the entire document, including the materials attached as annexes. We have included page references in parentheses to direct you to more complete descriptions of the topics we have summarized.



                        THE COMPANIES (PAGES 64 AND 85)


ORAVAX, INC.
38 Sidney Street, 4th Floor
Cambridge, Massachusetts 02139
(617) 494-1339


    OraVax is a biopharmaceutical company engaged in the discovery, development and commercialization of vaccines and antibody products for the prevention and treatment of human infectious diseases. Its product candidates fall into two categories:


    - Vaccines that stimulate the body's own immunity to provide long term protection against disease; and

    - Antibody products that provide immediate passive immunity to treat existing infections or to protect against an acute disease risk.


PEPTIDE THERAPEUTICS GROUP PLC
321 Cambridge Science Park
Milton Road
Cambridge, CB4 4WG, England
011-44-1223-423-333



    Peptide is a biopharmaceutical company engaged in the research and development of novel vaccines and other drugs. Peptide's business strategy is to develop product candidates through phase II clinical trials. After phase II clinical trials, the company seeks to collaborate with major pharmaceutical companies to complete the regulatory approval, manufacturing and marketing of product candidates.



    Peptide is an English company. Its shares are listed on the London Stock Exchange.


                      THE MERGER AND THE MERGER AGREEMENT


SUMMARY OF THE TRANSACTION (PAGE 44)



    In the proposed merger, OraVax will become a wholly-owned subsidiary of Peptide and OraVax stockholders will become Peptide shareholders. The merger agreement is attached as Annex A. You should read the merger agreement as it is the legal document that governs the merger.



WHAT YOU WILL RECEIVE IN THE MERGER (PAGE 44)



    If the merger occurs, you will receive a portion of the merger consideration. The merger consideration will be approximately $17 million.



    The merger consideration will be allocated pro rata among the outstanding shares of OraVax common stock (other than shares owned by OraVax, Peptide, and their subsidiaries, which will be cancelled). The parties estimate that there will be approximately 22 million shares of OraVax common stock outstanding. Approximately 2 million of these shares are held by Peptide and will be cancelled without consideration at the time of the merger. Assuming that merger consideration equal to approximately $17 million is split among 20 million shares, each share of OraVax common stock would convert into approximately $0.85 worth of the merger consideration. Although the parties estimate that there will be approximately 20 million shares of OraVax common stock outstanding at the effective time of the merger, that number could increase to as much as approximately 21.3 million shares if convertible securities of OraVax are converted into OraVax common stock prior to the merger. In that case, each share of OraVax common stock would convert into only $0.79 worth of merger consideration. See "Risk Factors--Risks Relating to the Merger--Additional OraVax Stock Issuances May Dilute Merger Consideration."



    The merger consideration will be payable in Peptide ordinary shares. For the purpose of determining the number of Peptide ordinary shares that will be paid, the parties have agreed to value Peptide ordinary shares at the average closing price on the London Stock Exchange during the ten trading days ending on the third trading day prior to the closing date of the merger. This value will be converted from pounds sterling to dollars at the exchange rates in effect on such days. Peptide and OraVax have agreed that the value of a Peptide ordinary share for these purposes, however, will not be deemed to be below $1.49 or above $2.24. In other words, no additional Peptide shares will be issued to offset decreases in the market value below $1.49; and, there will not be a reduction in the number of Peptide shares to offset increases in the market value above $2.24. Accordingly, the total consideration received by OraVax stockholders will decrease if the market value of a Peptide ordinary share falls below $1.49, and will increase if the market value of a Peptide ordinary share increases above $2.24.



    The following table illustrates the range in the number of Peptide ordinary shares issuable to the OraVax stockholders depending on the value of the Peptide ordinary shares used for calculating the merger consideration. The table assumes the aggregate merger consideration equals $17 million and 20 million shares of OraVax common stock are entitled to share such amount.



                    APPROXIMATE NUMBER
                        OF PEPTIDE
                       SHARES TO BE      NUMBER OF PEPTIDE SHARES
  PEPTIDE SHARE          ISSUED TO        FOR ONE SHARE OF ORAVAX
      PRICE         ORAVAX STOCKHOLDERS        COMMON STOCK
------------------  -------------------  -------------------------
    $1.49                 11,409,396                0.5705
    $1.54                 11,038,961                0.5519
    $1.59                 10,691,824                0.5346
    $1.64                 10,365,854                0.5183
    $1.69                 10,059,172                0.5030
    $1.74                  9,770,115                0.4885
    $1.79                  9,497,207                0.4749
    $1.84                  9,239,130                0.4620
    $1.89                  8,994,709                0.4497
    $1.94                  8,762,887                0.4381
    $1.99                  8,542,714                0.4271
    $2.04                  8,333,333                0.4167
    $2.09                  8,133,971                0.4067
    $2.14                  7,943,925                0.3972
    $2.19                  7,762,557                0.3881
    $2.24                  7,589,286                0.3795



    The following chart and examples show the effect of the collar assuming Peptide will issue Peptide ordinary shares valued at $17 million and the number of shares of OraVax common stock outstanding at the closing will be 20 million.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

PEPTIDE SHARE PRICE   NUMBER OF PEPTIDE SHARES TO BE
in Dollars at
Closing                 Issued for each OraVax Share
1                                             0.5705
1.49                                          0.5705
2.24                                          0.3795
2.75                                          0.3795

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                         AGGREGATE MARKET VALUE OF PEPTIDE
PEPTIDE SHARE PRICE                   SHARES
in Dollars at
Closing                          to be Received (in millions)
1                                                      $11.40
1.49                                                   $17.00
2.24                                                   $17.00
2.75                                                   $20.90


    EXAMPLE 1: IF THE MARKET VALUE OF A PEPTIDE ORDINARY SHARE IS $1.87 (FOR PURPOSES OF THIS EXAMPLE ONLY), THEN 100 SHARES OF ORAVAX COMMON STOCK WOULD CONVERT INTO THE RIGHT TO RECEIVE APPROXIMATELY 45 PEPTIDE ORDINARY SHARES.



    EXAMPLE 2: IF THE MARKET VALUE OF A PEPTIDE ORDINARY SHARE IS $2.24 OR MORE (FOR PURPOSES OF THIS EXAMPLE ONLY), THEN 100 SHARES OF ORAVAX COMMON STOCK WOULD CONVERT INTO THE RIGHT TO RECEIVE APPROXIMATELY 37 PEPTIDE ORDINARY SHARES.



    EXAMPLE 3: IF THE MARKET VALUE OF PEPTIDE ORDINARY SHARES IS $1.49 OR LESS (FOR PURPOSES OF THIS EXAMPLE ONLY), THEN 100 SHARES OF ORAVAX COMMON STOCK WOULD CONVERT INTO THE RIGHT TO RECEIVE APPROXIMATELY 57 PEPTIDE ORDINARY SHARES.



    In the above examples, the number of Peptide ordinary shares that the 100 shares of OraVax common stock would convert into is determined by:



    - first dividing the merger consideration of $17 million by the market value of a Peptide ordinary share (e.g. $1.87 in the first example). This gives you the number of Peptide ordinary shares to be issued in the merger (e.g. 17,000,000/1.87 = 9,090,909)



    - next, determining the pro rata portion of the outstanding shares of OraVax common stock represented by 100 shares (e.g. 100/20,000,000 = .000005)



    - finally, multiplying the aggregate number of Peptide ordinary shares issuable in the merger by the percentage of the outstanding OraVax common stock represented by 100 shares of OraVax common stock (e.g. .000005 X 9,090,909 = 45)



REQUIRED VOTE (PAGE 27)



    The affirmative vote of the holders of a majority of the shares of OraVax common stock outstanding is required to adopt the merger agreement. As of the record date, the directors of OraVax and certain of their affiliates and the executive officers of OraVax beneficially owned approximately

   % of the outstanding shares of OraVax common stock. Each of the individuals has advised OraVax that he intends to vote to adopt the merger agreement.



APPRAISAL RIGHTS (PAGE 52)



    You will have the right to an appraisal of the value of your OraVax shares in connection with the merger.



TAX CONSEQUENCES (PAGE 58)



    The merger will not be a tax-free reorganization under United States federal tax law. As a result, you will probably recognize gain or loss in the merger. Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation.



    You should read carefully the discussion under "Material Tax Consequences--United States Federal Income Tax Consequences." In view of the complexities of U.S. federal income and other tax laws, we urge you to consult with your tax advisor regarding, among other things, the federal, state, local and foreign income tax consequences of the merger applicable to your specific circumstances.



ORAVAX'S REASONS FOR THE MERGER (PAGE 32)



    The OraVax board of directors believes that the merger is in the best interests of OraVax and its stockholders. In reaching its decision, the OraVax board of directors considered a number of factors, including the following:



    - The results of operations, financial condition, competitive position and prospects of OraVax and Peptide, both on a historical and future basis and as separate and combined entities;



    - The OraVax board of directors' belief that the analyses of Hambrecht & Quist supported the OraVax board of director's conclusion that the merger consideration is fair from a financial point of view to OraVax stockholders; and


    - The opportunity for OraVax's stockholders to become shareholders of Peptide, which allows the OraVax stockholders to participate in the future of the combined entity.


FAIRNESS OPINION OF ORAVAX'S FINANCIAL ADVISOR (PAGE 33)



    On November 9, 1998, Hambrecht & Quist delivered its written opinion to the OraVax board of directors that the consideration to be paid in the merger is fair to the holders of OraVax common stock from a financial point of view. This opinion was delivered prior to the January 28, 1999 amendment to the merger agreement increasing the total consideration from $15 million to $20 million and a revised opinion has not been delivered.



    The full text of the written opinion of Hambrecht & Quist, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this document. We urge you to read such opinion carefully and in its entirety.



PEPTIDE'S REASONS FOR THE MERGER (PAGE 38)



    The Peptide board of directors unanimously approved the merger agreement and the merger. The Peptide board of directors believes the merger provides strategic advantages, including:


    - Expansion of its product portfolio to achieve a critical mass of product candidates;

    - Access to OraVax's complementary vaccine product portfolio and its proprietary technology platform, ChimeriVax-TM-; and


    - The ability to acquire OraVax's rights as a 50% joint venture partner in the H. PYLORI collaboration with Pasteur Merieux Connaught.

CONDITIONS TO THE MERGER (PAGE 49)


    OraVax and Peptide will not complete the merger unless a number of conditions are satisfied or waived. These conditions include the following:


    - The holders of a majority of the outstanding shares of OraVax common stock adopting the merger agreement;


    - The holders of a majority of the outstanding Peptide ordinary shares approving the merger;


    - Peptide completing a financing in the U.K. in which it raises approximately L20.6 million (net of expenses) in cash;


    - The absence of an injunction or order prohibiting the merger;


    - The accuracy of representations and warranties made in the merger agreement;



    - Holders of less than 5% of the outstanding shares of OraVax common stock exercising appraisal rights; and



    - Peptide having listed the Peptide ordinary shares to be issued in the merger on the London Stock Exchange.



TERMINATION OF THE MERGER AGREEMENT (PAGE 50)



    OraVax and Peptide can agree in writing at any time to terminate the merger agreement.



    The merger agreement may be terminated by either OraVax or Peptide if any of the following occurs:



    - The merger is not completed by July 31, 1999, provided that neither party has the right to terminate if its breach has caused the delay;


    - Any governmental entity prohibits the merger;


    - The holders of OraVax common stock do not adopt the merger agreement;


    - The holders of Peptide ordinary shares do not approve the merger.


    - The other party breaches its representations, warranties or obligations under the merger agreement and does not cure the breach within 20 days of receiving notice of such breach, provided the breach could have a material adverse effect on the breaching party.



    OraVax may terminate the merger agreement if it enters into a more favorable alternative transaction without violating the terms of the merger agreement.



    Peptide may terminate the merger agreement if the OraVax board of directors withdraws or modifies, in a manner adverse to Peptide, its recommendation that OraVax stockholders adopt the merger agreement.



TERMINATION FEE (PAGE 51)



    If the merger agreement is terminated under certain circumstances, OraVax may be required to pay Peptide's out-of-pocket expenses. In addition, if the termination involves an alternative acquisition proposal or a failure of the OraVax board of directors to recommend adoption of the merger agreement by the OraVax stockholders, OraVax will be required to pay Peptide a termination fee of $750,000 (less any amount paid for out-of-pocket expenses). If the termination involves an alternative acquisition proposal by PMC, OraVax will be required to pay Peptide a termination fee of $1.5 million (less any amount paid for out-of-pocket expenses).

NO SOLICITATION OF COMPETING TRANSACTIONS (PAGE 50)



    The merger agreement restricts OraVax's ability to solicit, negotiate or encourage alternative acquisition transactions except in certain limited circumstances. OraVax must promptly notify Peptide if it receives offers or proposals for any such alternative transactions.



ACCOUNTING TREATMENT (PAGE 54)



    Peptide will account for the merger under the acquisition method of accounting, a method provided for under generally accepted accounting principles in the U.K., which is similar to purchase accounting under U.S. generally accepted accounting principles.



COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 16)



    OraVax common stock was traded on the Nasdaq National Market through November 16, 1998. Since November 17, 1998, OraVax common stock has traded on the OTC Bulletin Board. Peptide ordinary shares are listed on the London Stock Exchange. On November 10, 1998, the last full trading day prior to the public announcement of the merger, OraVax's common stock closed at $0.4062 per share, and Peptide ordinary shares closed at 112.5 pence per share or $1.87 using a dollar/pound sterling exchange rate of 1.6580 (the noon buying rate on that day). On February 2, 1999, OraVax common stock closed at $.578 per share and Peptide ordinary shares closed at 117.5 pence per share or $1.93 using a dollar/pound sterling exchange rate of 1.64 (the noon buying rate on that day).


                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

    OraVax and Peptide have made forward-looking statements in this document. These statements are subject to risks and uncertainties, and OraVax and Peptide cannot guarantee that these statements will prove to be correct. Forward-looking statements relate to future periods and include statements about:

    - product development;

    - receipt of regulatory approvals;

    - projected cash needs;

    - benefits of the merger; and

    - financial results.


    Generally, the words "believes," "expects," "anticipates" and similar expressions identify forward-looking statements. You should understand that several factors could cause results to differ materially from those expressed in our forward-looking statements. These factors include: adverse changes in economic conditions generally or in the markets served by OraVax and Peptide; a significant delay in the expected completion of the merger; and the matters discussed in this prospectus/proxy statement under the heading "Risk Factors." Both OraVax and Peptide disclaim any obligation to update forward-looking statements.

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



    The tables on the following two pages present summary consolidated financial information for Peptide and OraVax. This information has been derived from their respective consolidated financial statements and notes, certain of which are included in this prospectus/proxy statement. This information is only a summary and should be read in conjunction with the historical financial statements of Peptide and OraVax and the related notes contained in this prospectus/proxy statement.



    The financial information of Peptide, except for the interim financial information dated June 30, 1998 and 1997, has been derived from audited financial statements. The financial information of OraVax, except for the interim financial information dated September 30, 1998 and 1997, has been derived from audited financial statements.



    All unaudited financial information presented has been derived from unaudited consolidated financial statements, and in the opinion of Peptide's and OraVax's management reflects all normal recurring adjustments necessary for a fair presentation.



    The financial information of Peptide has been prepared in accordance with United Kingdom generally accepted accounting principles, which differs in respects from United States generally accepted accounting principles. The principal differences between U.K. GAAP and U.S. GAAP are summarized in Note 21 of Peptide's audited consolidated financial statements. The translation of pounds sterling into U.S. dollars for the six months ended June 30, 1998 has been made at the rate of L1.00 = $1.6695 based upon the noon buying rate on June 30, 1998. Such translation is provided solely for the convenience of the reader and does not reflect financial information in accordance with generally accepted accounting principles for foreign currency translations.

PEPTIDE                                     YEAR ENDED DECEMBER 31,         SIX MONTHS ENDED JUNE 30,
                                          1995       1996       1997       1997       1998       1998
                                        ---------  ---------  ---------  ---------  ---------  ---------
                                                                                   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
U.K. GAAP
Turnover (Revenues)...................     L  160     L  153    L 2,795    L 2,525     L  195  $     326
Operating Expenses....................      3,995      6,216     10,791      5,979      5,111      8,533
                                        ---------  ---------  ---------  ---------  ---------  ---------
Operating loss........................     (3,835)    (6,063)    (7,996)    (3,454)    (4,916)    (8,207)
Interest receivable, net..............        223      1,469      1,542        755        649      1,084
Tax on loss on ordinary activities....         (9)        --         --         --         --         --
                                        ---------  ---------  ---------  ---------  ---------  ---------
Loss on ordinary activities after
 taxation.............................     (3,621)    (4,594)    (6,454)    (2,699)    (4,267)    (7,123)
                                        ---------  ---------  ---------  ---------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------  ---------
Loss per ordinary share...............    L (0.20)   L (0.14)   L (0.18)   L (0.08)   L (0.12) $   (0.20)
                                        ---------  ---------  ---------  ---------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------  ---------


                                            YEAR ENDED DECEMBER 31,         SIX MONTHS ENDED JUNE 30,
                                          1995       1996       1997       1997       1998       1998
                                        ---------  ---------  ---------  ---------  ---------  ---------
                                                                                   (UNAUDITED)
U.S. GAAP
Operating expenses....................    L 3,999    L 6,324   L 11,960    L 6,842    L 4,714  $   7,775
                                        ---------  ---------  ---------  ---------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------  ---------
Net loss..............................     (3,625)    (4,702)    (7,250)    (3,562)    (3,813)    (6,366)
                                        ---------  ---------  ---------  ---------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------  ---------
Basic and diluted net loss per
 share................................    L (0.21)   L (0.14)   L (0.20)   L (0.10)   L (0.11) $   (0.18)
                                        ---------  ---------  ---------  ---------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------  ---------

                                                       DECEMBER 31,                       JUNE 30,
                                                     1996       1997                  1998       1998
                                                   ---------  ---------             ---------  ---------
                                                                                        (UNAUDITED)
BALANCE SHEET DATA:
U.K. GAAP
Cash and liquid resources.............               L20,556    L20,751               L15,862  $  26,482
Working Capital.......................                19,410     19,369                14,807     24,721
Fixed assets..........................                 2,498      2,863                 3,177      5,304
Total assets..........................                24,977     25,342                21,530     35,944
Long-term obligations.................                    --         --                    --         --
Shareholders' equity..................                23,168     23,466                19,413     32,410

                                                       DECEMBER 31,                       JUNE 30,
                                                     1996       1997                  1998       1998
                                                   ---------  ---------             ---------  ---------
                                                                                        (UNAUDITED)
U.S. GAAP
Cash, cash equivalents and short-term
 investments..........................               L20,556    L20,751               L15,862  $  26,482
Working capital.......................                19,410     19,369                14,807     24,721
Fixed assets..........................                 2,498      2,863                 3,177      5,304
Total Assets..........................                23,913     24,314                20,307     33,902
Long-term obligations.................                    --         --                    --         --
Shareholders' Equity..................                22,104     22,438                18,190     30,368

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                              NINE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                                         ---------------------------------  ----------------------
ORAVAX                                                     1995        1996        1997        1997        1998
                                                         ---------  ----------  ----------  ----------  ----------
                                                                                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues...............................................  $  10,075  $    8,745  $    8,853  $    6,498  $    6,505
Operating expenses.....................................     15,836      25,282      18,429      13,909      13,398
                                                         ---------  ----------  ----------  ----------  ----------
Operating loss.........................................     (5,761)    (16,537)     (9,576)     (7,411)     (6,893)
Equity in operating loss of joint venture..............     (2,436)     (5,085)     (6,236)     (4,608)     (4,292)
                                                         ---------  ----------  ----------  ----------  ----------
Net loss...............................................  $  (8,197) $  (21,622) $  (15,812) $  (12,019) $  (11,185)
                                                         ---------  ----------  ----------  ----------  ----------
                                                         ---------  ----------  ----------  ----------  ----------
Net loss to common stockholders........................  $  (8,305) $  (21,622) $  (15,812) $  (12,019) $  (12,017)
                                                         ---------  ----------  ----------  ----------  ----------
                                                         ---------  ----------  ----------  ----------  ----------
Basic and diluted net loss per share...................  $   (1.90) $    (2.46) $    (1.58) $    (1.20) $    (0.97)
                                                         ---------  ----------  ----------  ----------  ----------
                                                         ---------  ----------  ----------  ----------  ----------


                                                                      DECEMBER 31,
                                                                 ----------------------
                                                                    1996        1997
                                                                 ----------  ----------  SEPTEMBER 30,
                                                                                         -------------
                                                                                             1998
                                                                                         -------------
                                                                                          (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...........................             $   14,916  $   10,274   $       974
Short-term investments..............................                  7,209       1,448            --
Working capital (deficit)...........................                 14,694       7,837        (4,271)
Total assets........................................                 28,744      17,344         3,875
Long-term obligations...............................                  2,659       1,298           173
Shareholders' equity (deficit)......................                 18,424       9,785        (1,924)

    Peptide and OraVax are providing the following summary pro forma financial information to give OraVax stockholders a better picture of what results of operations and financial position of the combined businesses of Peptide and OraVax might have looked like had the merger occurred on an earlier date. This information is provided for illustrative purposes only and does not show what the results of operations and financial position of Peptide would have been if the merger had actually occurred on the dates assumed. This information also does not indicate what Peptide's future operating results or consolidated financial position will be.



    Please see "Unaudited Pro Forma Condensed Consolidated Balance Sheet and Statements of Operations" on pages 11-14 for a more detailed explanation of this analysis.



                                      PRO FORMA REFLECTING MERGER
                                                                  YEAR ENDED                 SIX MONTHS
                                                                   DECEMBER                    ENDED
                                                                      31,                     JUNE 30,
                                                                     1997                       1998
                                                                  -----------                ----------
                                                                  (UNAUDITED)                (UNAUDITED)
PRO FORMA STATEMENTS OF OPERATIONS DATA:
U.S. GAAP
Revenues..................................                         $  14,095                 $    4,996

Total operating expenses..................                            39,151                     17,442
Interest income, net......................                             2,588                      1,041
Net loss from operations..................                           (22,468)                   (11,405)
Equity in operations of joint venture.....                            (6,236)                    (2,979)
Net loss..................................                         $ (28,704)                $  (14,384)
                                                                  -----------                ----------
                                                                  -----------                ----------
Basic and diluted net loss per ordinary
  share...................................                         $   (0.64)                $    (0.32)
                                                                  -----------                ----------
                                                                  -----------                ----------
Weighted average ordinary shares
  outstanding.............................                        44,674,940                 45,133,385
                                                                  -----------                ----------
                                                                  -----------                ----------



                                                                                                      JUNE 30,
                                                                                                        1998
                                                                                                     -----------
                                                                                                     (UNAUDITED)
PRO FORMA BALANCE SHEET DATA:
U.S. GAAP
Cash, cash equivalents and investments.........                                                       $  26,787
Working capital................................                                                          21,096
Total assets...................................                                                          45,175
Long-term obligations, excluding current
  portion......................................                                                           1,210
Total stockholders' equity.....................                                                          35,789
Book value per common share....................                                                             .79

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AND STATEMENTS OF
  OPERATIONS


    The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1998 gives effect to the merger as if it had occurred on such date. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1997 and the six months ended June 30, 1998 give effect to the merger as if it had occurred on January 1, 1997. The merger consideration will be allocated pro rata among the outstanding shares of OraVax common stock and will be payable in Peptide ordinary shares. For the purpose of determining the number of Peptide ordinary shares which will be payable as the merger consideration, a Peptide ordinary share will be valued at the average closing price of Peptide ordinary shares on the London Stock Exchange during the ten trading days ending on the third trading day prior to the closing date of the merger. This value will be converted from pounds sterling to dollars at the then current exchange rates. The value of a Peptide ordinary share for these purposes, however, will not be below $1.49 or above $2.24. The unaudited pro forma condensed consolidated financial statements have been prepared assuming the total purchase price will be approximately $21.2 million and the market value of the Peptide ordinary shares is $1.87, the mid-point between $1.49 and $2.24. As a result, Peptide will issue approximately 9,090,909 ordinary shares for the merger consideration. Because the assumptions may not reflect the actual results for the periods presented, the pro forma net loss per ordinary share would be between $(0.61) and $(0.67) for the year ended December 31, 1997 and $(0.30) and $(0.33) for the six months ended June 30, 1998, using the conversion value of a Peptide share of $1.49 and $2.24 respectively. Peptide and OraVax believe that the assumptions used in preparing the Unaudited Pro Forma Condensed Consolidated Balance Sheet and Statements of Operations provide a reasonable basis on which to present such pro forma financial statements. The Unaudited Pro Forma Condensed Consolidated Balance Sheet and Statements of Operations are for informational purposes only and do not purport to be indicative of the results that would have actually been obtained had the merger been completed as of the assumed date or for the periods presented, or which may be obtained in the future. For purposes of the unaudited pro forma statement of operations, acquired in-process research and development of approximately $11,579,000 related to the acquisition of OraVax was assumed to have been written off prior to the periods presented herein. Accordingly, the unaudited pro forma statements of operations do not include such charge. The charge for in process research and development is based on an initial estimate. The actual amount will be determined following the completion of the merger. The actual charge may differ significantly from the initial estimate. The Unaudited Pro Forma Condensed Consolidated Balance Sheet and Statements of Operations should be read in conjunction with Peptide's and OraVax's Management's Discussion and Analysis of Financial Condition and Results of Operations and Peptide's and OraVax's Consolidated Financial Statements, and the notes thereto appearing elsewhere in this prospectus/proxy statement.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1998
                                 (IN THOUSANDS)


                               U.K. GAAP    U.S. GAAP   U.S. GAAP    U.S. GAAP               PRO FORMA
                                PEPTIDE    ADJUSTMENTS   PEPTIDE    PEPTIDE(2)    ORAVAX    ADJUSTMENTS   PRO FORMA
                               ----------  -----------  ----------  -----------  ---------  -----------  -----------
ASSETS
Current assets:
  Cash.......................  L    9,308   L       --  L    9,308   $  15,540   $   4,107   $  (4,200)(3)  $  15,447
  Short-term investments.....       6,554           --       6,554      10,942         398          --       11,340
  Accounts receivable........       1,062           --       1,062       1,773          --          --        1,773
  Prepaids and other current
    assets...................          --           --          --          --         712          --          712
                               ----------  -----------  ----------  -----------  ---------  -----------  -----------
      Total current assets...      16,924           --      16,924      28,255       5,217      (4,200)      29,272
Property and equipment,
  net........................       3,177           --       3,177       5,304       2,578          --        7,882
Long-term investments........       1,429       (1,223  1d)        206        343        --         --          343
Investment in and advances to
  Joint Venture..............          --           --          --          --        (299)         --         (299)
Other assets.................          --           --          --          --         257       7,720(3)      7,977
                               ----------  -----------  ----------  -----------  ---------  -----------  -----------
      Total assets...........  L   21,530  L    (1,223) L   20,307   $  33,902   $   7,753   $   3,520    $  45,175
                               ----------  -----------  ----------  -----------  ---------  -----------  -----------
                               ----------  -----------  ----------  -----------  ---------  -----------  -----------
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current liabilities:
  Current maturities of debt
    and capital lease
    obligations..............   L      --   L       --   L      --   $      --   $     975   $      --    $     975
  Accounts payable and
    accrued expenses.........       2,117           --       2,117       3,534       3,667          --        7,201
                               ----------  -----------  ----------  -----------  ---------  -----------  -----------
      Total current
        liabilities..........       2,117           --       2,117       3,534       4,642          --        8,176
Long-term portion of debt and
  capital lease
  obligations................          --           --          --          --       1,210          --        1,210
Shareholders' equity.........      19,413       (1,223  1d)     18,190     30,368     1,901     17,000(3)     35,789
                                                                                                (1,901)(4)
                                                                                               (11,579)(3)
                               ----------  -----------  ----------  -----------  ---------  -----------  -----------
      Total liabilities and
        shareholders'
        equity...............  L   21,530  L    (1,223) L   20,307   $  33,902   $   7,753   $   3,520    $  45,175
                               ----------  -----------  ----------  -----------  ---------  -----------  -----------
                               ----------  -----------  ----------  -----------  ---------  -----------  -----------


See notes to unaudited pro forma condensed consolidated balance sheet and statements of operations for discussion of adjustments.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                      U.K. GAAP    U.S. GAAP   U.S. GAAP   U.S. GAAP                PRO FORMA
                       PEPTIDE    ADJUSTMENTS   PEPTIDE    PEPTIDE(2)   ORAVAX    ADJUSTMENTS(5)   PRO FORMA
                      ----------  -----------  ----------  ----------  ---------  --------------  ------------
Revenues............  L    2,795  L      439 (1c L    3,607 $    5,925 $   8,170    $       --     $   14,095
                                         373 (1b

Research and
  development.......       9,745         373 (1b     10,118     16,621    14,589            --         31,210
Selling, general and
  administrative....       1,485         796 (1a      2,281      3,747     3,422           772(6)       7,941
Other income........        (439)        439 (1c         --         --        --            --             --
                      ----------  -----------  ----------  ----------  ---------  --------------  ------------
Total operating
  expenses..........      10,791       1,608       12,399      20,368     18,011           772         39,151
Interest income,
  net...............       1,542          --        1,542       2,533        265          (210)(7)       2,588
                      ----------  -----------  ----------  ----------  ---------  --------------  ------------
Net loss from
  operations........      (6,454)       (796)      (7,250)    (11,910)    (9,576)         (982)       (22,468)
Equity in operations
  of joint
  venture...........          --          --           --          --     (6,236)           --         (6,236)
                      ----------  -----------  ----------  ----------  ---------  --------------  ------------
Net loss............  L   (6,454) L     (796)  L   (7,250) $  (11,910) $ (15,812)   $     (982)    $  (28,704)
                      ----------  -----------  ----------  ----------  ---------  --------------  ------------
                      ----------  -----------  ----------  ----------  ---------  --------------  ------------
Basic and diluted
  net loss per
  ordinary share....                           L    (0.20)                                         $     (.64)
                                               ----------                                         ------------
                                               ----------                                         ------------
Weighted average
  ordinary shares
  outstanding.......                           35,584,031                            9,090,909(9)  44,674,940
                                               ----------                         --------------  ------------
                                               ----------                         --------------  ------------


       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                (IN THOUSANDS, EXPECT SHARE AND PER SHARE DATA)


                      U.K. GAAP    U.S. GAAP   U.S. GAAP    U.S. GAAP                PRO FORMA
                       PEPTIDE    ADJUSTMENTS   PEPTIDE    PEPTIDE(2)    ORAVAX    ADJUSTMENTS(5)   PRO FORMA
                      ----------  -----------  ----------  -----------  ---------  --------------  ------------
Revenues............  L      195  L      126 (1c L      378 $       632 $   4,394    $      (30)(8)  $    4,996
                                          57 (1b
Research and
  development.......       4,479          57 (1b      4,536       7,573     7,158           (30)(8)      14,701
Selling, general and
  administrative....         758        (454) 1a)        304         508     1,847          386(6)       2,741
Other income........        (126)        126 (1c         --          --        --            --             --
                      ----------  -----------  ----------  -----------  ---------  --------------  ------------
Total operating
  expenses..........       5,111        (271)       4,840        8,081      9,005           356         17,442
Interest income,
  net...............         649                      649        1,084         62          (105)(7)       1,041
                      ----------  -----------  ----------  -----------  ---------  --------------  ------------
Net loss from
  operations........      (4,267)        454       (3,813)      (6,365)    (4,549)         (491)       (11,405)
Equity in operations
  of joint
  venture...........          --          --           --           --     (2,979)           --         (2,979)
                      ----------  -----------  ----------  -----------  ---------  --------------  ------------
Net loss............  L   (4,267) L      454   L   (3,813) $    (6,365) $  (7,528)   $     (491)    $  (14,384)
                      ----------  -----------  ----------  -----------  ---------  --------------  ------------
                      ----------  -----------  ----------  -----------  ---------  --------------  ------------
Basic and diluted
  net loss per
  ordinary share....                           L    (0.11)                                          $     (.32)
                                               ----------                                          ------------
                                               ----------                                          ------------
Weighted average
  ordinary shares
  outstanding.......                           36,042,476                             9,090,909(9)  45,133,385
                                               ----------                          --------------  ------------
                                               ----------                          --------------  ------------


See notes to unaudited pro forma condensed consolidated balance sheet and statements of operations for discussion of adjustments.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
BALANCE SHEET AND STATEMENTS OF OPERATIONS

(1) Peptide's consolidated financial statements are prepared in accordance with U.K. GAAP, which differs in certain significant respects from U.S. GAAP.


    (a) The principal difference between the U.K. GAAP and U.S. GAAP statement of operations for Peptide relates to the accounting for stock options granted to employees. Peptide has granted stock options that will vest upon the attainment of certain targets. Under U.K. GAAP, there is no accounting for these grants after the initial grant date. Under U.S. GAAP, Accounting Principles Board (APB) Opinion 25, the company would be required to follow variable plan accounting for these grants and measure compensation expense as the difference between the exercise price and the fair market value of the stock during each accounting period. Increases in the fair market value of the stock would result in a charge to operations and decreases in the fair market value of the stock would result in a credit to operations. The resulting charge to operations would be approximately L796,000 for the year ended December 31, 1997. Due to declines in the market value of Peptide stock, the company would have recorded a credit to operations of approximately L454,000 for the six months ended June 30, 1998.



    (b) Certain Peptide accounts have been reclassified to conform with U.S. GAAP. In the statement of operations, Peptide has reclassified amounts received under government grants to revenue. Under U.K. GAAP, these grants were presented as a reduction in research and development expense. Peptide reclassified L373,000 and L57,000 to revenue for the year ended December 31, 1997 and the six-months ended June 30, 1998, respectively.



    (c) In addition, Peptide has also reclassified amounts received as reimbursements under research and development agreements to revenue. Under U.K. GAAP, these reimbursements were presented as a component of operating expenses under the caption "other income." Peptide reclassified L439,000 and L126,000 for the year ended December 31, 1997 and the six-months ended June 30, 1998.



    (d) In the balance sheet, Peptide has reclassified the cost of purchasing its own shares as a reduction of stockholders' equity. Under U.K. GAAP, the cost of the shares purchased, L1,223,000, was presented as an asset.



(2) Translation of pounds sterling into dollars has been made at the rate of L1.00 = $1.6695 or L1.00 = $1.6427 (the noon buying rate on June 30, 1998 and December 31, 1997). Such translation is provided solely for the convenience of the reader and does not reflect financial information in accordance with generally accepted accounting principles for foreign currency translation.



(3) Gives effect to the purchase of OraVax including the purchase of outstanding shares of OraVax preferred stock for $2,950,000, cash acquisition costs of approximately $1,250,000 and the issuance to OraVax stockholders of 9,090,909 Peptide ordinary shares, valued at $17,000,000, assuming a valuation of $1.87 per share. The total purchase price is approximately $21,200,000. Reflects the purchase price allocation to the assets acquired and liabilities assumed based upon the allocation of purchase price in excess of book value of (a) approximately $11,579,000 to in-process research and development which has been charged to accumulated deficit in the Unaudited Pro Forma Condensed Consolidated Balance Sheet and (b) $7,640,000 to goodwill and other intangibles. See Note (5) below for additional discussion.


(4) Gives effect to the elimination of OraVax's stockholders' equity of approximately $1,901,000 as a result of the acquisition.


(5) For purposes of the Unaudited Pro Forma Condensed Consolidated Statement of Operations, acquired in-process research and development of approximately $11,579,000 related to the acquisition of OraVax was assumed to have been written off prior to the periods presented. Accordingly, the Unaudited Pro Forma Condensed Consolidated Statements of Operations do not include such charge.



    The purchase price will be allocated to the fair market value of the assets acquired and the liabilities assumed. For U.K. GAAP purposes, the purchase price in excess of the fair market value of the net identifiable assets acquired will be recorded as goodwill and amortized over an estimated useful life of ten years. For U.S. GAAP purposes, the purchase price in excess of the fair market value of the net identifiable assets acquired will be allocated to in-process research and development and goodwill. The purchase price allocation, including the amount to be allocated to in-process research and development, will be determined by an independent appraisal following the completion of the merger. This independent valuation will be completed prior to Peptide reporting its operating results for the period in which the transaction was completed. The allocation included in the pro forma financial information, including the $11,579,000 in-process research and development charge, is based on Peptide's best estimate. The actual results may differ significantly from this estimate.



(6) Gives effect to amortization expense of $772,000 for the year ended December 31, 1997 and $386,000 for the six-months ended June 30, 1998 for goodwill and acquired intangible assets totaling approximately $5,640,000 over an estimated useful life of ten years.



(7) Gives effect to a reduction in interest income of $210,000 for the year ended December 31, 1997 and $105,000 for the six-months ended June 30, 1998 as a result of utilizing cash for the OraVax, acquisition. The reduction in interest income was calculated based on the cash paid for OraVax stock of $2,950,000, cash transaction costs of $1,200,000 and an assumed average interest rate of 5%.



(8) Reflects the elimination of $30,000 for intercompany transactions.

                           COMPARATIVE PER SHARE DATA


    The following tables set forth certain unaudited historical per share data of Peptide and OraVax and the combined per share data on an unaudited pro forma basis after giving effect to the merger using the purchase method of accounting for business combinations under U.S. GAAP (and assuming, for purposes of this data only, that one Peptide ordinary share will be issued in exchange for 1.7529, 2.200 or 2.6353 shares of OraVax common stock and options to purchase OraVax common stock, based on a conversion ratio of $1.49, $1.87, or $2.24 respectively). Book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period. Equivalent pro forma data gives effect to the respective conversion ratio of OraVax common stock, for one Peptide ordinary share. This data should be read in conjunction with the selected financial information and the unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus/proxy statement. The pro forma combined financial data is not necessarily indicative of the operating results or financial position that would have been achieved if the merger had been consummated as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of Peptide or OraVax.



                                                                                 YEAR ENDED      SIX MONTHS ENDED
                                                                                DECEMBER 31,         JUNE 30,
                                                                                    1997               1998
                                                                              -----------------  -----------------
PEPTIDE--HISTORICAL
  Loss per common share (Basic and diluted):
    U.K. GAAP...............................................................  L          (0.18)  L          (0.12)
                                                                              -----------------  -----------------
                                                                              -----------------  -----------------
    U.S. GAAP...............................................................  L          (0.20)  L          (0.11)
                                                                              -----------------  -----------------
                                                                              -----------------  -----------------
  Book value per share at period end
    U.K. GAAP...............................................................  L           0.65   L           0.53
                                                                              -----------------  -----------------
                                                                              -----------------  -----------------
    U.S. GAAP...............................................................  L           0.63   L           0.50
                                                                              -----------------  -----------------
                                                                              -----------------  -----------------
ORAVAX--HISTORICAL
  Earnings per common share:
    Basic and diluted.......................................................   $         (1.58)   $         (0.73)
                                                                              -----------------  -----------------
                                                                              -----------------  -----------------
    Book value per share at period end......................................   $          0.94    $          0.14
                                                                              -----------------  -----------------
                                                                              -----------------  -----------------
PEPTIDE/ORAVAX--PRO FORMA COMBINED--BASED ON A CONVERSION VALUE OF $1.49 PER
  SHARE
  Earnings per common share:
    Basic and diluted.......................................................   $         (0.61)   $         (0.30)
                                                                              -----------------  -----------------
                                                                              -----------------  -----------------
  Book value per share at period end........................................   $          0.89    $          0.75
                                                                              -----------------  -----------------
                                                                              -----------------  -----------------
ORAVAX--EQUIVALENT PRO FORMA--BASED ON A CONVERSION VALUE OF $1.49 PER SHARE
  Earnings per common share:
    Basic and diluted.......................................................   $         (1.07)   $         (0.53)
                                                                              -----------------  -----------------
                                                                              -----------------  -----------------
  Book value per share at period end........................................   $          1.57    $          1.32
                                                                              -----------------  -----------------
                                                                              -----------------  -----------------
PEPTIDE/ORAVAX--PRO FORMA COMBINED--BASED ON A CONVERSION VALUE OF $1.87 PER
  SHARE
  Earnings per common share:
    Basic and diluted.......................................................   $         (0.64)   $         (0.32)
                                                                              -----------------  -----------------
                                                                              -----------------  -----------------
  Book value per share at period end........................................   $          0.94    $          0.79
                                                                              -----------------  -----------------
                                                                              -----------------  -----------------
ORAVAX--EQUIVALENT PRO FORMA--BASED ON A CONVERSION VALUE OF $1.87 PER SHARE
  Earnings per common share:
    Basic and diluted.......................................................   $         (1.41)   $         (0.70)
                                                                              -----------------  -----------------
                                                                              -----------------  -----------------
  Book value per share at period end........................................   $          2.07    $          1.74
                                                                              -----------------  -----------------
                                                                              -----------------  -----------------
PEPTIDE/ORAVAX--PRO FORMA COMBINED--BASED ON A CONVERSION VALUE OF $2.24 PER
  SHARE
  Earnings per common share:
    Basic and diluted.......................................................   $         (0.67)   $         (0.33)
                                                                              -----------------  -----------------
                                                                              -----------------  -----------------
  Book value per share at period end........................................   $          0.97    $          0.82
                                                                              -----------------  -----------------
                                                                              -----------------  -----------------
ORAVAX--EQUIVALENT PRO FORMA--BASED ON A CONVERSION VALUE OF $2.24 PER SHARE
  Earnings per common share:
    Basic and diluted.......................................................   $         (1.75)   $         (0.87)
                                                                              -----------------  -----------------
                                                                              -----------------  -----------------
  Book value per share at period end........................................   $          2.56    $          2.15
                                                                              -----------------  -----------------
                                                                              -----------------  -----------------

               COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

COMPARATIVE MARKET PRICE INFORMATION

    Peptide ordinary shares are traded on the London Stock Exchange under the symbol "PTE." Until November 16, 1998, OraVax common stock traded on the Nasdaq National Market under the symbol "ORVX." The Nasdaq delisted OraVax common stock on November 17, 1998. Since November 17, 1998, OraVax common stock has traded on the OTC-Bulletin Board under the symbol "ORVX." The following tables set forth the high and low closing mid market prices for the Peptide ordinary shares and the high and low per share sale prices for the OraVax common stock.

                                    PEPTIDE


                                                                                                  PRICE RANGE
                                                                                             ---------------------
                                                                                               HIGH        LOW
                                                                                             ---------  ----------
YEAR ENDED DECEMBER 31, 1996
  First Quarter............................................................................     229.0p     199.0p
  Second Quarter...........................................................................     245.0      198.0
  Third Quarter............................................................................     225.0      188.5
  Fourth Quarter...........................................................................     230.0      176.0

YEAR ENDED DECEMBER 31, 1997
  First Quarter............................................................................     398.0      230.0
  Second Quarter...........................................................................     377.5      289.0
  Third Quarter............................................................................     331.5      298.5
  Fourth Quarter...........................................................................     332.5      266.5

YEAR ENDED DECEMBER 31, 1998
  First Quarter............................................................................     310.0      266.5
  Second Quarter...........................................................................     305.0      223.5
  Third Quarter............................................................................     243.5       83.5
  Fourth Quarter...........................................................................     125.0       77.5

YEAR ENDED DECEMBER 31, 1999
  First Quarter (through February 2, 1999).................................................     125.0       77.5


                                     ORAVAX


                                                                                                 PRICE RANGE
                                                                                            ----------------------
                                                                                               HIGH        LOW
                                                                                            ----------  ----------
YEAR ENDED DECEMBER 31, 1996
  First Quarter...........................................................................  $  15.00    $  11.00
  Second Quarter..........................................................................     14.50        7.25
  Third Quarter...........................................................................      9.25        6.50
  Fourth Quarter..........................................................................     10.75        5.25

YEAR ENDED DECEMBER 31, 1997
  First Quarter...........................................................................      7.000       2.375
  Second Quarter..........................................................................      3.625       2.250
  Third Quarter...........................................................................      2.750       2.125
  Fourth Quarter..........................................................................      4.250       1.750

YEAR ENDED DECEMBER 31, 1998
  First Quarter...........................................................................      2.3750      1.5630
  Second Quarter..........................................................................      2.0630      0.9690
  Third Quarter...........................................................................      1.2500      0.1875
  Fourth Quarter..........................................................................      0.5469      0.1875

YEAR ENDED DECEMBER 31, 1999
  First Quarter (through February 3, 1999)................................................      0.6406       .4062

    On November 10, 1998, the last full day of trading before the issuance of press releases by Peptide and OraVax announcing the proposed merger, the closing mid-market price of the Peptide ordinary shares on the London Stock Exchange was
112.5 pence per share, and the high and low bid prices of the OraVax common stock, as quoted on the Nasdaq National Market were 0.4688 and 0.3125,
respectively. On             , 1999, the reported closing prices of Peptide
ordinary shares and OraVax common stock were       and       , respectively.

COMPARATIVE DIVIDEND INFORMATION

    Peptide has never paid any cash dividends on its ordinary shares and does not anticipate paying cash dividends in the foreseeable future.

    OraVax has never paid any cash dividends on its common stock and does not anticipate paying cash dividends in the foreseeable future.

EXCHANGE RATES


    Peptide's financial statements are prepared in pounds sterling. Fluctuations in the exchange rate between the pound and the U.S. dollar will affect the value of the Peptide ordinary shares used to pay the merger consideration. Additionally, these fluctuations may affect Peptide's earnings, the book value of its assets and shareholders' equity as expressed in pounds and U.S. dollars, and, consequently, may affect the market price for the Peptide ordinary shares.



    The table below sets forth, for the periods and dates indicated, the exchange rate for the U.S. dollar against the pound based on the noon buying rate, expressed in dollars per pound sterling. The period average is based on the average of the noon buying rates on the last day of each month during the period. Such rates are not used by Peptide in the preparation of its consolidated financial statements and the notes.



                                                                                                PERIOD
                                                                          HIGH        LOW       AVERAGE    PERIOD END
                                                                        ---------  ---------  -----------  -----------
YEAR ENDED DECEMBER 31,
  1993................................................................     1.5900     1.4175      1.4965       1.4775
  1994................................................................     1.5319     1.4615      1.5392       1.5665
  1995................................................................     1.6440     1.5302      1.5803       1.5535
  1996................................................................     1.7123     1.4948      1.5733       1.7123
  1997................................................................     1.7035     1.5775      1.6397       1.6427
  1998................................................................     1.7222     1.6114      1.6573       1.6628
  1999 (through January 21, 1999).....................................     1.6581     1.6308      1.6516       1.6487

                                  RISK FACTORS


    YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, AS WELL AS, THE OTHER INFORMATION REGARDING PEPTIDE, ORAVAX AND THE MERGER CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT IN DECIDING HOW TO VOTE.


RISKS RELATING TO PEPTIDE


PEPTIDE MAY BE UNABLE TO DEVELOP COMMERCIALLY SUCCESSFUL PRODUCTS



    Peptide may not have any commercially successful products. The company has not generated any revenue from product sales and does not expect to generate significant revenue for several years. To date, Peptide has not yet completed the full clinical development of any product candidate. Peptide expects to undertake substantial additional research and development and to conduct significant preclinical and clinical testing of its product candidates. The company also anticipates the need to pursue numerous regulatory approvals. Peptide cannot guarantee that these efforts will be successful.



    Peptide's potential products are subject to the risks of failure inherent in the development of pharmaceutical products based on new technologies including:



    - a product candidate fails in preclinical studies;



    - a potential product is not shown to be safe and effective in clinical trials;



    - required regulatory approvals are not obtained;



    - a potential product cannot be produced in commercial quantities at an acceptable cost; and



    - a product does not gain market acceptance.



PEPTIDE MAY NOT BECOME PROFITABLE



    Peptide has not been profitable since its inception in October 1993. As of June 30, 1998, Peptide had an accumulated deficit of approximately L21.8 million. Peptide had a net loss of L4.6 million in 1996, a net loss of L6.5 million in 1997 and a net loss of L4.3 million for the six months ended June 30, 1998. Peptide expects to incur operating losses over the next several years and may never realize significant revenues or be profitable. To date, Peptide's only sources of revenue have been license fees, milestones and research and development funding from its partners. For the foreseeable future, Peptide expects that its level of revenues and its operating results will depend on its ability to enter into new partnerships while maintaining existing partnerships. See "Peptide Management's Discussion and Analysis of Financial Condition and Results of Operations."



PEPTIDE WILL REQUIRE ADDITIONAL FINANCING TO CONTINUE ITS OPERATIONS



    Peptide will require significant additional financing to continue operations at anticipated levels. Additional financing may not be available to Peptide on favorable terms or at all. If Peptide has insufficient funds or is unable to raise additional funds, it may be required to delay, reduce or eliminate certain of its programs. Peptide management believes that, following completion of the merger, it will have sufficient cash to fund its operations through mid-2000. This projection takes into account Peptide raising approximately L20.6 million (net of expenses) by issuing new Peptide ordinary shares in a rights issue. This rights issue has, except for the rights of certain Peptide shareholders who have irrevocably undertaken to take up their rights, been fully underwritten by BT Alex.Brown International. This rights issue is conditional upon the approval of the merger by Peptide shareholders, the Underwriting Agreement with BT Alex.Brown International not being terminated and the listing of the new Peptide ordinary shares on the London Stock Exchange. The completion of the merger is not a condition to the rights issue. However, completion of the rights issue is a condition to the consummation of the merger.



    Peptide's cash needs may differ from those currently projected because of a number of factors including:



    - the results of research and development and clinical testing;

    - the achievement of milestones under existing strategic alliances;



    - the ability to establish and maintain additional collaborations and licensing arrangements;



    - the costs of establishing and protecting patent claims and other intellectual property rights;



    - the development of competitive products; and



    - expenses associated with satisfying regulatory requirements.



    See "Peptide Management's Discussion and Analysis of Financial Condition and Results of Operations."



PEPTIDE'S SUCCESS DEPENDS ON PROTECTING ITS INTELLECTUAL PROPERTY RIGHTS



    Peptide's success will depend, in large part, on its ability to obtain and maintain patent or other proprietary protection for its technologies, products and processes and its ability to operate without infringing the proprietary rights of other parties. Peptide may not be able to obtain patent protection for the composition of matter of discovered compounds, processes developed by employees or uses of compounds discovered through its technology. Legal standards relating to the validity of patents covering pharmaceutical or biotechnological inventions and the scope of claims made under such patents are still developing. There is no consistent policy regarding the breadth of claims allowed in biotechnology patents. The patent position of a biotechnology company is highly uncertain and involves complex legal and factual questions.



    Peptide may have to initiate litigation to enforce its patent and license rights. If its competitors file patent applications that claim technology also claimed by Peptide, the company may have to participate in interference or opposition proceedings to determine the priority of invention. An adverse outcome could subject Peptide to significant liabilities to third parties and require it to cease using technology or to license disputed rights from third parties. Peptide may not be able to obtain licenses on commercially acceptable terms or at all.



    The cost to Peptide of any litigation or proceeding relating to patent rights, even if resolved in its favor, could be substantial. Some of Peptide's competitors may be able to sustain the costs of complex patent litigation more effectively than Peptide because of their substantially greater resources. Uncertainties resulting from any pending patent or related litigation could have a material adverse effect on Peptide's ability to compete in the marketplace.



PEPTIDE'S SUCCESS IS HIGHLY DEPENDENT ON ITS COLLABORATORS



    Peptide's collaborators have substantial responsibility for the development and commercialization of Peptide's product candidates. These collaborators also have significant discretion over the resources they devote to these efforts. Peptide's success, therefore, will depend on the ability and efforts of these outside parties in performing their responsibilities. Peptide cannot guarantee that these collaborators will devote sufficient resources to collaborations with it or that relevant product candidates can be developed and commercialized without these collaborators.


    Peptide cannot guarantee that it will be able to establish additional collaborative arrangements or license agreements, that any such arrangement or agreement will be on favorable terms or that any such arrangement or agreement will prove successful.

    Peptide currently does not plan to develop significant manufacturing, marketing or sales capabilities. Peptide's future success, consequently, will depend on its ability to negotiate alliances for such services and upon the efforts and skill of the other parties to such alliances.

REGULATION BY GOVERNMENT AGENCIES IMPOSES SIGNIFICANT COSTS AND RESTRICTIONS ON
  PEPTIDE'S BUSINESS ACTIVITIES

    The ability of Peptide and its collaborative partners to successfully satisfy regulatory requirements will significantly determine

Peptide's future success. Peptide may not receive required regulatory approvals for its products or it may not receive such approvals in a timely manner. The production and sale of health care products and provision of health care services are highly regulated. In particular, the U.S. FDA and comparable agencies in foreign countries, including the Medicines Control Agency in the U.K., must approve human therapeutic and preventive products before they are marketed. This approval process can involve lengthy and detailed laboratory and clinical testing, sampling activities and other costly and time-consuming procedures. This regulation may delay the time at which a product or service can first be sold, limit how a product or service may be used or adversely impact third party reimbursement.



INTENSE COMPETITION MAY CAUSE PEPTIDE'S BUSINESS TO FAIL



    Peptide's business may fail because it faces intense competition from major pharmaceutical companies and specialized biotechnology companies engaged in the development of vaccines and other drugs directed at infectious diseases and allergic disorders. Many of Peptide's competitors, such as SmithKline Beecham and Pasteur Merieux Connaught, have greater financial and human resources and more experience in research and development than Peptide. Peptide's competitors may develop safer or more effective vaccines and drugs and achieve faster or broader regulatory approval, wider availability of supply, more effective sales and marketing or superior proprietary positions. Peptide anticipates that it will face increased competition in the future as new companies enter its markets and alternative products and technologies become available.



RAPID TECHNOLOGICAL CHANGE MAY MAKE PEPTIDE'S PRODUCTS OBSOLETE


    The field of biotechnology is characterized by significant and rapid technological change. Research and discoveries by others may render Peptide's product candidates obsolete.

THIRD PARTY REIMBURSEMENT AND HEALTH CARE COST CONTAINMENT INITIATIVES MAY
  CONSTRAIN PEPTIDE'S FUTURE REVENUES


    A significant portion of Peptide's future revenue may depend on payments by third party payers, including government health administration authorities and private health insurers. Peptide may not be able to sell its products profitably if reimbursement is unavailable or limited in scope. Third party payers may not reimburse patients for newly approved health care products such as the vaccines and other drugs being developed by Peptide. More and more third party payers are attempting to contain health care costs in ways that are likely to impact products being developed by Peptide including:


    - challenging the prices charged for health care products;

    - limiting both coverage and the amount of reimbursement for new therapeutic products;

    - denying or limiting coverage for products that are approved by the regulatory agencies but are considered experimental or investigational by third party payers; and

    - refusing to provide coverage when an approved product is used in a way that has not received regulatory marketing approval.


PEPTIDE FACES PRODUCT LIABILITY RISKS AND MAY NOT BE ABLE TO OBTAIN ADEQUATE
  INSURANCE



    The testing, marketing and sale of Peptide's products involve significant product liablity risks. Peptide may be held liable for adverse reactions resulting from the use of its vaccines or other drugs. Currently, Peptide only has limited amounts of product liability insurance and this insurance may not provide adequate coverage against product liability claims. Peptide also may not be able to obtain additional insurance in the future on acceptable terms, and any additional insurance it does obtain may not provide adequate coverage against any asserted claims.

PEPTIDE'S STOCK PRICE HAS BEEN HIGHLY VOLATILE; PEPTIDE HAS NEVER PAID A
  DIVIDEND


    The market price for Peptide ordinary shares has been volatile. Factors that could significantly impact the market price of Peptide ordinary shares in the future include:

    - announcements concerning technological innovations or product candidates by Peptide or its competitors;

    - governmental regulatory initiatives;

    - patent or proprietary rights developments;

    - public concern as to the safety or other implications of biotechnology products; and

    - general market conditions.

    Peptide has never paid any cash dividends on its ordinary shares and does not plan to do so in the foreseeable future.


YEAR 2000 ISSUES COULD CAUSE INTERRUPTION OR FAILURE OF PEPTIDE'S COMPUTER
  SYSTEMS



    Peptide uses a significant number of computer systems and software programs in its operations, including applications used in support of research and development activities, accounting and various administrative functions. Although Peptide believes that its internal systems and software applications contain source code that is able to interpret appropriately the dates following December 31, 1999, Peptide's failure to make or obtain necessary modifications to its systems and software could result in system interruptions or failures that could have a material adverse effect on its business. Similarly, failure by Peptide's key service providers, vendors and worldwide research and development, manufacturing and clinical trial partners to make their computer software programs and operating systems Year 2000 compliant could have a material adverse effect on Peptide's business. See "Peptide Management's Discussion and Analysis of Financial Condition and Results of Operations-- Year 2000."



THE EURO CONVERSION CREATES UNCERTAINTY



    On January 1, 1999, 11 of the 15 member countries of the European Union established fixed conversion rates between their existing currencies and a new common currency called the "euro." This represents an initial step in a process expected to culminate in the replacement of the existing currencies with the euro. The United Kingdom is one of the four member countries that are not participating in the conversion to the euro. The conversion to the euro by the participating countries, and any decision in the future by the United Kingdom to participate, will have operational and legal implications for some of Peptide's business activities.


UNITED STATES JUDGMENTS MAY NOT BE ENFORCEABLE AGAINST PEPTIDE


    Judgments of United States courts, including those predicated on the civil liability provisions of the federal securities laws of the United States, may not be enforceable in English courts. As a result, stockholders of Peptide who obtain a judgment against Peptide in the United States may not be able to require Peptide to pay the amount of the judgment.



RISKS RELATING TO ORAVAX



ORAVAX MAY NOT MEET ITS FUTURE CAPITAL NEEDS



    OraVax will require substantial additional funds in order to continue its research and development programs and testing of its product candidates and to conduct manufacturing and marketing of any pharmaceutical products that it may develop. OraVax's capital requirements depend on many factors, including:



    - the progress of its research and development programs;



    - the progress of preclinical and clinical testing;



    - the time and costs involved in obtaining regulatory approvals;



    - the ability of OraVax to establish collaborative arrangements; and

    - the purchase of additional facilities and capital equipment.



    OraVax must, based upon its current operating plan, raise additional capital in the first quarter of 1999 in order to fund operations, if the merger is not consummated. Changes in OraVax's research and development plans or other events affecting OraVax's operations may result in accelerated or unexpected expenditures. The company cannot guarantee that financing will be available to meet its future capital needs or, if available, that it will be available on acceptable or affordable terms.



ORAVAX HAS LIMITED MANUFACTURING CAPABILITIES



    OraVax's limited manufacturing capabilities may adversely affect its ability to develop and deliver products on a timely and competitive basis. At present, OraVax's ability to manufacture its products is limited to clinical trial quantities. The company's strategy is to develop its manufacturing facilities for producing commercial quantities of its products. To implement this strategy, OraVax would need to establish sufficient technical staff to oversee all product operations to ensure compliance with current manufacturing standards imposed by the FDA. Alternatively, the company may enter into arrangements with contract manufacturing companies to expand its own production capacity. If OraVax has difficulty hiring sufficient technical staff or if OraVax chooses to contract for manufacturing services and encounters difficulties in establishing relationships with manufacturers, then market introduction and subsequent sales of the company's products would be adversely affected.



ORAVAX'S SUCCESS DEPENDS ON COLLABORATORS



    OraVax's product development strategy requires it to enter into various arrangements with collaborators, licensors, licensees and others. As a result, OraVax's success depends on the ability of outside parties to perform their responsibilities. OraVax cannot guarantee that it will be able to establish collaborative arrangements or license agreements that it deems necessary or acceptable to develop and commercialize its products. If such arrangements or agreements are established, OraVax cannot guarantee that they will be successful.



ORAVAX IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION



    The rigorous preclinical and clinical testing requirements and regulatory approval process of the FDA and of foreign regulatory authorities can be expensive and take a number of years. OraVax cannot guarantee that it will be able to obtain the necessary approvals for clinical testing or for the manufacturing and marketing of any products that it develops. Delays in obtaining regulatory approvals would adversely affect the marketing of any products developed by OraVax and OraVax's ability to receive product revenues or royalties.



    Even if initial regulatory approvals for OraVax's product candidates are obtained, the company, its products and its manufacturing facilities are subject to continual review and periodic inspection. Discovery of previously unknown problems with a product, manufacturer or facility may result in:



    - fines;



    - suspensions of regulatory approvals;



    - product recalls; and



    - criminal prosecution.



    Other violations of FDA requirements can result in similar penalties.



ORAVAX FACES PRODUCT LIABILITY RISKS AND MAY NOT BE ABLE TO OBTAIN ADEQUATE
  INSURANCE



    OraVax's business exposes it to potential liability risks that are inherent in the testing, manufacturing and marketing of medical products. The use of OraVax's products or clinical trials may expose the company to product liability claims and possible adverse publicity. These risks also exist with respect to OraVax's products, if any, that receive regulatory approval for commercial sale. OraVax currently has limited product liability coverage for the clinical research use of its products. The company does not have product liability insurance for the commercial sale of its products. Such coverage is becoming increasingly expensive and OraVax cannot guarantee that it will be able to maintain its existing insurance coverage or obtain additional insurance coverage at acceptable costs, if at all.



CLINICAL TRIALS ARE EXPENSIVE AND UNCERTAIN



    Extensive and costly clinical trials must be conducted to demonstrate a product's safety and efficacy before it can be approved by the FDA or other regulatory authorities. A product candidate that appears to be safe and effective in early testing may not ultimately prove to be safe and effective when tested in a larger number of patients. OraVax may also encounter problems in a clinical trial that significantly delay or cause the company to terminate the clinical trial program. Any adverse clinical event could cause delays or prevent OraVax from commercializing its products.



ORAVAX FACES RISKS ASSOCIATED WITH YEAR 2000



    OraVax is in the process of conducting a company-wide assessment of its computer systems and operations infrastructure to identify computer hardware, software and control systems that are not Year 2000 compliant. The company intends to replace, upgrade or modify any of its business-critical systems that are not Year 2000 compliant, or to develop contingency plans. For additional information addressing the Company's exposure to the Year 2000 issue, please see "OraVax Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."


RISKS RELATING TO THE MERGER


MERGER IS CONTINGENT ON COMPLETION OF PEPTIDE FINANCING IN THE U.K.



    A condition to the merger is that Peptide shall have completed a financing that results in Peptide receiving net cash proceeds which, together with existing financing available to Peptide, is sufficient for the present working capital requirements of the combined entity in accordance with the rules of the London Stock Exchange. This condition will be satisfied by Peptide raising approximately L20.6 million (net of expenses) by an issue of new Peptide ordinary shares in the form of a rights issue. This rights issue has, except for the rights of certain Peptide shareholders who have irrevocably undertaken to take up their rights, been fully underwritten by BT Alex. Brown International.



SHAREHOLDERS FACE DILUTION FROM PEPTIDE U.K. FINANCING



    The issuance of equity in Peptide's U.K. financing could adversely affect the market price of Peptide ordinary shares and/or result in the substantial dilution of Peptide ordinary shares which will be received by OraVax common stockholders in the merger.



INTEGRATION OF PEPTIDE AND ORAVAX MAY NOT SUCCEED



    Peptide and OraVax have entered into the merger agreement with the expectation that the merger will result in benefits to both companies through the integration of the companies' operations. The integration of operations will require, among other things, educating the employees of each company about the technologies and programs of the other company, coordinating or combining research and development efforts, identifying and allocating collaborative relationships in a coherent manner and aligning the strategic plans of two previously independent management teams. The difficulties of this integration may be increased by the geographical separation of the two companies and their employees. This integration will require the dedication of management resources that may temporarily distract management's attention from the day-to-day business of the combined company. If Peptide and OraVax fail to integrate the companies quickly and efficiently, the combined company's business and results of operations could be impaired.



LOSS OF KEY EMPLOYEES MAY HARM THE COMBINED COMPANY



    Both Peptide and Oravax are, and the combined company will be, significantly dependent on certain scientific and management personnel including Dr. Lance Gordon, President of OraVax, Dr. Thomas Monath, Vice President of Research and Medical Affairs at

OraVax, Dr. Lawrence Garland, Director of Research and Development at Peptide, Dr. Michael Darsley, Director of Molecular Immunology at Peptide, Dr. Philip Bedford, Director of Development at Peptide and Dr. Alan Lamont, Director of Biology at Peptide. Biotechnology companies such as Peptide and OraVax are highly dependent on employees who have an in-depth and long term understanding of the companies technologies, products, programs, collaborative relationships and strategic goals. Biotech companies also rely on retaining employees who are familiar with their intellectual property portfolio. The loss of such employees by Peptide and OraVax could have a negative impact on the business and prospects of the combined company. In addition, in recent months OraVax has reduced the number of its employees. As a result, the impact of losing any additional OraVax employees could be substantial.



    The biotechnology industry has a highly competitive market for qualified scientific and managerial employees. During the pre-merger and integration periods, competitors may try to recruit the employees of Peptide and OraVax. Employees of both companies may also decide to leave due to the uncertainty surrounding the merger. The combined company will also need to continue to recruit qualified employees. The failure to retain and recruit employees would have an adverse effect on the combined company.



EXCHANGE RATE FLUCTUATIONS MAY REDUCE VALUE OF PEPTIDE SHARES FOR U.S. HOLDERS



    Individuals and entities located in the U.S. who hold Peptide ordinary shares will bear exchange rate risk. Although recent fluctuations in the dollar/pound sterling exchange rate have not been significant, Peptide cannot guarantee that such fluctuations will not be significant in the future. The Peptide shares issued in the merger will only be traded on the London Stock Exchange. As a result, U.S. holders of Peptide ordinary shares who would like to sell their shares must sell them on the London Stock Exchange and then have the proceeds of the sale converted into a dollar amount. Such holders may receive a reduced dollar value upon the sale of their shares as the result of the dollar/pound sterling exchange rate in effect at that time which may have no relation to the operations or prospects of Peptide.



COORDINATION OF OPERATIONS IN THE U.S. AND THE U.K. MAY FAIL


    Most of Peptide's research and development operations are located outside of the United States. OraVax's research and development operations are located in the United States. The geographic distance between the personnel in the United Kingdom and the United States (Massachusetts) could lead to logistical and communication difficulties. Peptide cannot guarantee that the geographic and cultural differences will not result in problems that adversely affect the combined company's business, financial condition and results of operations.


CHANGES IN CONVERSION VALUE MAY REDUCE NUMBER OF PEPTIDE SHARES ISSUED AS MERGER
  CONSIDERATION



    For the purposes of determining the number of Peptide ordinary shares which will be issued as merger consideration, the Peptide ordinary shares will be valued based on the average closing price of such shares during the ten trading days ending three days prior to the merger, with each per share closing price converted to a U.S. dollar value using the exchange rate for such day equal to the midpoint between the bid price and ask price reported in THE FINANCIAL TIMES. As a result, you will not know the exchange ratio that will be used to calculate the value of the Peptide shares until shortly before the merger occurs.



COLLAR PROVISION MAY REDUCE VALUE OF MERGER PROCEEDS



    The total purchase price to be paid in the merger is fixed in terms of dollars. The majority of the purchase price will be paid in Peptide ordinary shares. For purposes of determining the number of shares to be issued in the merger, the Peptide ordinary shares will be valued based on the average closing price of the Peptide ordinary shares during the ten trading days ending three days prior to the merger. However, if such average price is less than $1.49, the shares will be deemed to be valued at $1.49 per share, regardless of the actual average price. If the average Peptide ordinary share price is so limited, the number of Peptide ordinary shares issuable in the transaction would be limited and the value of your merger proceeds would be decreased. For example, if your portion of the merger proceeds was $100.00 according to the merger agreement, but the actual Peptide ordinary share price was $1.00, you would receive 67.1 shares (i.e., the number of Peptide ordinary shares obtained by dividing $100.00 by $1.49). These shares would be worth only $67.10 in the open market.



ADDITIONAL ORAVAX STOCK ISSUANCES MAY DILUTE MERGER CONSIDERATION



    The merger consideration to be received by the OraVax stockholders will be divided pro rata among the outstanding shares of OraVax common stock. If the number of shares of OraVax common stock outstanding increases, each holder of OraVax common stock will receive a smaller portion of the merger consideration.



    As of January 29, 1999, OraVax had the following outstanding convertible securities:



    - Stock options exercisable for an aggregate of 1,200,975 shares of common stock



    - Warrants exercisable for an aggregate of 84,086 shares of common stock;
      and



    - 1,957 shares of preferred stock convertible into shares of common stock, of which 1,951 shares are held by Peptide and 6 shares are held by parties who have agreed to redeem their shares for cash in the merger.



    Although most of OraVax's outstanding options and warrants have exercise prices which exceed the current trading price of OraVax common stock and although Peptide has agreed to assume OraVax's outstanding options and warrants in the merger, OraVax option and warrant holders may still elect to convert prior to the merger and receive a portion of the merger consideration rather than continue to hold the convertible security.



    Peptide holds 1,951 shares of the outstanding shares of OraVax preferred stock, which will be cancelled without consideration upon consummation of the merger as required by the merger agreement. In addition, Peptide has agreed to cancel without consideration in the merger any shares of OraVax common stock issued to it upon conversion of the OraVax preferred stock it holds. The holders of the remaining 6 shares of OraVax preferred stock have agreed to redeem their shares for a cash payment equal to $1,090 per share plus accrued dividends at the time of the merger.



NO U.S. TRADING MARKET FOR PEPTIDE SHARES MAY RESULT IN DELAY AND EXPENSE FOR
  U.S. SHAREHOLDERS



    Peptide ordinary shares trade on the London Stock Exchange. Peptide currently does not intend to list its ordinary shares on any U.S. stock exchange or on the Nasdaq. Peptide also has no current plans to create an ADR program for its ordinary shares. As a result, it may be more time consuming and more expensive for U.S. shareholders to dispose of their Peptide ordinary shares. Quotations for Peptide ordinary shares are not generally available in U.S. newspapers. (Quotations are available in the U.S. edition of the FINANCIAL TIMES and on the Nasdaq-Amex Web site at http://www.nasdaq-uk.com) Some U.S. brokerage firms may add a surcharge to their customary commissions for trades executed offshore, although Peptide understands the major U.S. brokerage firms do not. Sales of Peptide ordinary shares may result in a U.K. stamp tax of 50p per 100 pounds sterling (or portion thereof); however, this tax is usually paid by the purchaser.



PEPTIDE'S ORGANIZATION IN ENGLAND AND WALES MAY CAUSE CONFUSION FOR SHAREHOLDERS
  IN THE U.S.



    The rights of holders of Peptide ordinary shares are governed by the laws of England and Wales, including the Companies Acts, and by Peptide's memorandum and articles of association. These rights differ in certain respects from the rights of stockholders in typical United States corporations.

    OraVax stockholders may have difficulty understanding and assessing their rights as Peptide shareholders due to their unfamiliarity with corporate law and procedure in the U.K. Similarly, OraVax stockholders may have difficulty locating attorneys or other advisors in the U.S. who are familiar with the rights of a shareholder in a U.K. corporation.

                              THE SPECIAL MEETING

GENERAL


    This prospectus/proxy statement is being furnished to OraVax stockholders in connection with the solicitation of proxies by the board of directors of OraVax
for use at the special meeting of stockholders to be held on             , 1999,
at the offices of Hale and Dorr LLP, 60 State Street, Boston, MA 02109, commencing at 10:00 a.m., local time, and at any adjournment or postponement of the meeting.


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING


    At the special meeting, OraVax stockholders will consider and vote on:



    (1) Adoption of the merger agreement; and



    (2) Such other business as may properly come before the special meeting.


RECORD DATE; VOTING RIGHTS; VOTING AT THE MEETING


    The board of directors of OraVax has fixed             , 1999 as the record
date. Accordingly, only holders of record shares of OraVax common stock at the
close of business on             , 1999 are entitled to notice of and to vote at
the special meeting. Each holder of record shares of OraVax common stock on the record date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, at the special meeting. As of the record date, there
were       shares of OraVax common stock outstanding and entitled to vote. Such
shares were held by approximately       holders of record.



    Under OraVax by-laws, the holders of a majority of shares of OraVax common stock outstanding and entitled to vote at the special meeting will constitute a quorum. Shares of OraVax common stock represented in person and by proxy will be counted for purposes of determining whether a quorum is present.



    The affirmative vote of the holders of a majority of the shares of OraVax common stock outstanding is required to adopt the merger agreement. As of the record date, the directors of OraVax and certain of their affiliates and the
executive officers of OraVax beneficially owned approximately    % of the
outstanding shares of OraVax common stock. Each of the individuals has advised OraVax that he intends to vote to adopt the merger agreement. Additionally, Peptide owns approximately 9.9% of the outstanding OraVax common stock and intends to vote in favor of adopting the merger agreement.


VOTING OF PROXIES


    Properly executed proxies that have not been revoked will be voted at the special meeting in accordance with the instructions indicated in the proxies. If no instructions are indicated, such proxies will be voted FOR adoption of the merger agreement.



    If any other matters are properly presented at the special meeting, including consideration of a motion to adjourn the meeting to another time or place for the purpose of soliciting additional proxies, the persons named in the enclosed form of proxy will have discretion to vote on such matters in accordance with their best judgment (unless authorization to use such discretion is withheld). OraVax is not aware of any matters expected to be presented at the special meeting other than adoption of the merger agreement.


    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by

    - filing with the Secretary of OraVax (including by telegram or facsimile), a written notice of revocation bearing a later date than the date of the proxy or by giving notice of revocation at the special meeting,



    - duly executing a later-dated proxy relating to the same shares and delivering (including by telegram or facsimile) it to the Secretary of OraVax or



    - attending the special meeting and voting in person.



In order to vote in person at the special meeting, OraVax stockholders must attend the meeting and cast their votes in accordance with the voting procedures established for the meeting. Attendance at the special meeting will not in and of itself revoke a proxy. Any written notice of revocation or subsequent proxy must be sent to:



    OraVax, Inc.
    38 Sidney Street
    Cambridge, MA 02139
    Facsimile: (617) 494-1741
    Attention: Secretary



    Shares of OraVax common stock held of record by a broker which are present in person or represented by proxy will be counted for purposes of determining a quorum. If, however, under rules applicable to brokers, a broker does not have discretionary voting authority to vote on any matter at the special meeting in the absence of instructions from the beneficial owners, then such shares (although present for quorum purposes) will not be considered entitled to vote on such matter ("broker non-votes"). Broker non-votes and abstaining votes will not be counted in favor of adopting the merger agreement. Since adoption requires the affirmative vote of a majority of the outstanding shares of OraVax common stock, abstentions and broker non-votes will have the same effect as votes to reject the merger agreement.


SOLICITATION OF PROXIES


    OraVax will pay the expenses of the solicitations for the special meeting. In addition to solicitation by mail, directors, officers and employees of OraVax may solicit proxies in person or by telephone, telegram or other means of communication. OraVax will not pay these persons additional compensation for solicitation of proxies but may reimburse them for reasonable out-of-pocket expenses. OraVax has retained Kissell Blake at an estimated cost of $5,000, plus reimbursement of expenses, to assist in its solicitation of proxies. OraVax also will make arrangements with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and OraVax will reimburse such custodians, nominees and fiduciaries for their reasonable expenses.


                     BACKGROUND AND REASONS FOR THE MERGER

BACKGROUND OF THE MERGER


    OraVax completed a successful public offering of its common stock in June 1995 and a secondary offering in June 1996. As a development-stage biotechnology company, OraVax required additional financing in 1997 but was unable to obtain such financing in the public securities markets. The securities markets for small biotech companies were weak, and OraVax failed to achieve sufficient success in the clinical trials of its product candidates to attract investors.



    In March 1997, OraVax announced the results of Phase III clinical trials for HNK20, its product designed to treat respiratory infections in infants. The trials failed to demonstrate the efficacy of the product, and the market price of OraVax common stock rapidly declined from approximately $7 per share prior to the announcement to approximately $2.50 per share within two weeks after the announcement. Throughout the balance of 1997, OraVax pursued negotiations with additional potential corporate partners. OraVax did conclude an agreement with Medeva to distribute Medeva's yellow fever vaccine in the U.S. However, OraVax was unable to enter into sufficient further collaborations to provide either substantial cash payments to OraVax or the foundation for raising capital in the public securities market. In December 1997, OraVax raised approximately $6 million in a private placement of its 6% convertible preferred stock which is convertible into shares of OraVax common stock at a discount to the market price at the time of conversion.



    During 1998, OraVax continued to seek further financing through additional private equity sales, corporate collaborations, or a business combination. The limited cash resources of the company were depleted by ongoing operations during the first nine months of 1998. At June 30, 1998 net assets were $1.9 million, failing to meet the minimum of $4 million required for continued listing on the Nasdaq National Market. The market price of OraVax common stock further declined from the range of $2.00 at the start of 1998 to a low of $.18 during August, 1998. During this period of rapid stock price decline, holders of the 6% convertible preferred stock converted many of their preferred shares into common stock at a discount to the trading price. These conversions resulted in the issuance of approximately 9 million shares of common stock, increasing the outstanding shares of common stock from approximately 10,400,000 shares at December 31, 1997 to approximately 20 million shares today. At the end of August 1998, OraVax was notified by Nasdaq that its common stock would be delisted for failure to meet the minimum bid price of $1.00 as well as the minimum net asset requirement.



    OraVax continued to seek additional financing throughout this period and received a number of financing proposals. The company rejected many of such offers because they offered inadequate funding or involved convertible securities with features which were disadvantageous to OraVax. It seriously considered a proposal by a venture capital partnership to invest up to $20 million in cash in a private placement for a major ownership position through convertible preferred stock. The proposal evolved as the OraVax stock price declined, and the final form of the proposal, considered by the OraVax board of directors in late August and early September 1998, would have required issuance of $16 million of preferred stock convertible into ownership of 65% and the establishment of a stock option pool comprising 10% of the outstanding common stock of OraVax. The proposal also contained antidilution protection in the event of future conversion of outstanding convertible preferred stock and required a substantial reduction of OraVax's operations and cash expenses, in order to permit the new capital to fund operations for at least 24 months following the financing. OraVax believed the spending limitations would have conflicted with its contractual obligations under certain product development arrangements and would have limited the potential of certain programs. OraVax estimated the value of this investment to be approximately $.32 per share at the time of the closing, subject to further reduction under antidilution provisions. However, it would not provide any immediate liquidity to the OraVax stockholders but would very substantially dilute the interest of each existing stockholder. The proposal would have required the issuance to the investor of preferred stock convertible into approximately 50 million additional shares of common stock at a time when 17 million shares were already outstanding.



    A second proposal was made by Pasteur Merieux Connaught, joint venture partner of OraVax since 1995 in the H. PYLORI joint venture. PMC discussed the purchase of additional ownership in the joint venture from OraVax for $2.5 million to $4 million. The OraVax board felt that this proposal would not provide adequate cash to sustain operations, even at a reduced spending level, for a sufficient time to raise additional capital for its long-term needs. In addition, the proposal would have required OraVax to give up valuable technology at well below the fair value of such technology. While addressing limited short-term cash needs, the proposal would not have provided enough financing to permit OraVax to rebuild value for its stockholders. Eventually, the discussions over this proposal led to a $3 million bridge loan from PMC which was closed on November 2, 1998, secured by a portion of OraVax's rights in its existing joint venture with PMC to develop vaccines against H. PYLORI.



    A third proposal was an offer from a small cap biotech company to acquire OraVax for stock of the acquiring company. The initial proposal suggested a range of value, with the bottom of the range equal to $9 million in stock, and the final proposal, by letter dated September 24, 1998, was for $13 million in stock. The OraVax board of directors felt this proposal was inadequate financially, particularly given the absence of a good strategic fit with the potential acquiror.



    On September 8, 1998, Peptide sent to OraVax a letter outlining the terms of a proposed stock-for-stock merger transaction for total consideration of $5 million to $7 million to the stockholders of OraVax. While OraVax considered the price inadequate, OraVax management was familiar with Peptide and believed there was the potential for a strategic fit between the two companies. A year earlier, in November, 1997, Peptide had visited OraVax and made a presentation on Peptide's SALMONELLA vector technology, which was relevant to OraVax's H. PYLORI project. These earlier discussions resulted in an option agreement between OraVax and Peptide, dated April 24, 1998, designed to allow the parties to evaluate the technical feasibility of H. PYLORI vaccines formulated with SALMONELLA vectors. The two companies had continued to communicate frequently to discuss scientific matters relating to the collaboration.



    Peptide's September 8, 1998 letter was followed by considerable discussion between the management of OraVax and Peptide, and on September 22, 1998, a meeting took place at OraVax between OraVax's management and board of directors representatives and the management of Peptide. The potential synergies between the two companies were reviewed, and Peptide orally increased its offer to $13 million.



    On October 1, 1998, Peptide sent a further letter to OraVax confirming the increase in its proposed consideration in the merger to $13 million. Further discussions between OraVax and Peptide management took place.



    During the week of October 5, 1998, members of OraVax management traveled to England and met with Peptide and their financial and legal advisors, exploring the strategic fit of the two companies and conducting due diligence necessary to evaluate the potential value of Peptide ordinary shares to OraVax stockholders.



    On October 11, 1998, Peptide informed OraVax management that it would increase its offer to $15 million and provide immediate bridge financing of $5 million secured by tangible assets of OraVax.



    The OraVax board of directors valued the Peptide offer at approximately $.61 per share, or a premium of 178% over OraVax's closing price of $.22 per share on October 6, 1998. OraVax analyzed the potential dilutive effect on this offer of Peptide's need to obtain further financing to provide for the cash needs of the combined company. Even after taking into consideration dilution associated with Peptide's anticipated financing, the effective price still exceeded the proposed financing alternative. The OraVax board of directors viewed Peptide's limited cash resources as a risk; however, the strategic fit of the two companies appeared to be excellent. The combined company would have a more diversified product offering and larger critical mass. Peptide's investment bank, BT Alex.Brown, expressed confidence in the ability to complete a financing to provide adequate cash for the combined company.



    As compared to the venture capital investment, the Peptide proposal offered greater value to OraVax stockholders and the prospect of more diversified products and larger critical mass. As compared to the sale of technology to PMC, the Peptide transaction offered the prospect of retaining valuable technology while obtaining financing for a much longer period into the future. As compared to the other acquisition proposed, the Peptide transaction offered better financial terms and a better strategic fit.

    After significant analysis, discussion and negotiation with various parties, the OraVax board of directors on October 11, 1998 authorized management to move forward with the negotiation of a combination with Peptide. An exclusivity agreement was signed on October 12, 1998 providing for exclusive negotiations until November 2, 1998. OraVax management met with representatives of Peptide both at OraVax's offices in Cambridge, Massachusetts and at Peptide's offices in Cambridge, England.



    During the same period, OraVax negotiated with the holders of most of the remaining outstanding shares of its 6% convertible preferred stock and obtained the right for Peptide to purchase 2,584 shares for a price of approximately $3 million. These shares could at that time have been convertible into approximately 15.8 million shares of OvaVax common stock, or approximately 45% of the outstanding shares of OraVax common stock at that time. OraVax also obtained agreement from its joint venture partner, PMC, to the proposed merger with Peptide and obtained $3 million in bridge financing from PMC on November 2, 1998. The exclusivity agreement between OraVax and Peptide was extended to November 10, 1998.



    Between October 12, 1998 and November 10, 1998, representatives of Peptide and OraVax and their respective advisors continued their due diligence reviews. In addition, members of both management teams and their financial and legal advisors participated in ongoing negotiations regarding the terms of the proposed transaction. During this period, counsel for OraVax and Peptide communicated numerous times to review and discuss drafts of the merger agreement, the terms of potential bridge loans from Peptide to OraVax, and other ancillary documents.



    On November 9, 1998 the OraVax board of directors met, with representatives of Hambrecht & Quist and Hale and Dorr participating, to review and discuss the terms of the transaction. Following presentations and advice from its advisors and discussion of the proposed transaction and of available alternatives, the OraVax board of directors unanimously approved the merger and authorized execution of the merger agreement, a loan agreement providing bridge financing of up to a maximum of $5 million from Peptide, and other ancillary documents.



    The merger agreement was executed on November 10, 1998 along with the related bridge loan agreement of $5 million, secured by all the assets of OraVax except its H. PYLORI technology. Peptide purchased 2,584 of the outstanding shares of convertible preferred stock (representing, at that time, approximately 95% of the outstanding shares of convertible preferred stock) from the holders of such stock for approximately $3 million on November 10, 1998. The total merger consideration of $20 million includes this amount.



    On November 11, 1998 prior to the opening of trading of Peptide's ordinary shares on the London Stock Exchange, Peptide announced the merger. OraVax also announced the merger in the United States prior to the opening of trading of the OraVax common stock on the Nasdaq National Market.



    On December 30, 1998, PMC sent a letter to OraVax indicating that PMC was considering making an offer to acquire OraVax on terms superior to the consideration to be paid by Peptide under the merger agreement. OraVax sent a copy of PMC's letter to Peptide, as required under the merger agreement. In response to PMC's letter, members of Peptide's management met independently with PMC and negotiated a series of agreements, including a standstill agreement under which PMC agreed not to make an offer to acquire OraVax and an agreement by PMC to make a $3 million equity investment in Peptide ordinary shares in connection with and conditioned upon consummation of the merger. PMC and Peptide also agreed that the OraVax technology relating to vaccines for Japanese encephalitis and tick-borne encephalitis would be licensed to PMC and that the joint venture with PMC would be granted licenses to OraVax technology for the development of vaccines for hepatitis C contingent on the merger being consummated.



    Since the merger was announced, OraVax has received increased interest from prospective purchasers of the company's leasehold interests, leasehold improvements and equipment in its Canton,

Massachusetts, manufacturing facility. Based on these indications of interest, OraVax has explored the sale of its interests in this facility. Based on the further developments with PMC and with the Canton facility, which indicated increased value for OraVax assets, the OraVax board of directors met on January 25, 1999 and authorized a letter from OraVax to Peptide on January 26, 1999 notifying Peptide that the OraVax board of directors believed the total consideration to be paid by Peptide in the merger should be increased.



    OraVax and Peptide engaged in extensive further discussion of the merger terms over the next day, and the parties finally agreed to amend the merger agreement to increase the total merger consideration, including amounts previously paid by Peptide to purchase OraVax preferred stock, from $15 million to $20 million, the increase taking the form of additional Peptide ordinary shares. The OraVax board of directors met on January 27, 1999 and received oral advice from Hambrecht & Quist, its financial advisors, that an increase in the purchase price from $15 to $20 million would result in a transaction that was fair to the OraVax stockholders given the new developments. The OraVax board of directors approved the terms of the merger as amended, authorized amendment of the merger agreement and confirmed to Peptide that it is the OraVax board of directors' intention to recommend adoption of the merger agreement, as amended, to the OraVax stockholders.



    The merger agreement was amended on January 28, 1999. Announcement of the amendment was made in the United States after the close of trading of OraVax common stock on January 28, 1999, and simultaneously in England, after the close of trading on the London Stock Exchange.


ORAVAX'S REASONS FOR THE MERGER; RECOMMENDATION OF THE ORAVAX BOARD OF DIRECTORS


    In the course of reaching its decision to approve the merger agreement, the board of directors of OraVax consulted with OraVax's legal, accounting and financial advisors as well as with OraVax's management, and considered the following material advantages and risks:



    - OraVax's need for access to additional capital;



    - The OraVax board of directors' view that OraVax's business, when combined with Peptide's business following the merger, will have greater critical mass and enhanced prospects for success in the rapidly changing and increasingly competitive biotechnology and pharmaceutical industries;


    - Peptide's financial ability to complete the proposed merger, including the associated financing of OraVax's operations in the interim period;

    - The terms and conditions of the proposed merger;

    - The prospects for positive long-term performance of Peptide ordinary shares;


    - The presentation of OraVax's financial advisor, Hambrecht & Quist, and the opinion of such firm to the effect that the merger would be fair, from a financial point of view, to the stockholders of OraVax;



    - The OraVax board of directors' assessment of OraVax's alternatives to enhance stockholder value and conclusion that the proposed merger presents the most favorable opportunity to do so;



    - The fact that OraVax stockholders would receive stock in a U.K. company traded on the London Stock Exchange rather than on a U.S. market;



    - The risk that the advantages of the merger might not be realized;



    - The risk that Peptide might not complete its financing to raise additional capital for the combined company, or that such financing might be dilutive; and

    - The risk that the value of the Peptide ordinary shares might decline by the time of consummation of the merger, thus reducing the total consideration available to the OraVax stockholders.



    In evaluating these advantages and risks, the OraVax board of directors concluded that the Peptide merger would provide a significantly greater financial benefit to OraVax stockholders than any of the alternatives available to OraVax. The OraVax board of directors also concluded that the larger critical mass and more diversified products of the combined company would offer significant advantages in obtaining financing, negotiating collaborative arrangements, mitigating the risks of each product, and attracting and retaining key employees. The OraVax board of directors also weighed the risk that the advantages of the combined operations might not be realized and the risk that the value of the Peptide ordinary shares received in the merger might decline. In balance, considering all these factors and risks, the OraVax board of directors concluded that the terms of the merger are fair to, and in the best interests of the OraVax stockholders. Accordingly, the OraVax board of directors recommends that the OraVax stockholders vote for adoption of the merger agreement.



OPINION OF FINANCIAL ADVISOR TO THE BOARD OF DIRECTORS



    The OraVax board of directors engaged Hambrecht & Quist to act as its financial advisor in connection with the merger and to render an opinion as to the fairness from a financial point of view to OraVax stockholders of the merger consideration in the proposed merger with Peptide. Hambrecht & Quist rendered its oral opinion (subsequently confirmed in writing) on November 9, 1998 to the board of directors that, as of such date, the merger is fair to OraVax stockholders from a financial point of view. A COPY OF HAMBRECHT & QUIST'S OPINION DATED NOVEMBER 9, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, THE SCOPE AND LIMITATIONS OF THE REVIEW UNDERTAKEN AND THE PROCEDURES FOLLOWED BY HAMBRECHT & QUIST IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS. ORAVAX STOCKHOLDERS ARE ADVISED TO READ THIS OPINION IN ITS ENTIRETY. OraVax stockholders should note that the opinion expressed by Hambrecht & Quist was provided for the information of the OraVax board of directors in its evaluation of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger agreement. No limitations were placed on Hambrecht & Quist by the OraVax board of directors with respect to the investigation made or the procedures followed in preparing and rendering its opinion. The opinion was delivered prior to the January 28, 1999 amendment to the merger agreement increasing the total merger consideration from $15 million to $20 million and a revised opinion has not been delivered.



    In connection with its review of the merger, and in arriving at its opinion, Hambrecht & Quist, among other things:



    - reviewed the publicly available financial statements of Peptide for recent years and interim periods to date and certain other relevant financial and operating data of Peptide made available to Hambrecht & Quist from published sources and from the internal records of Peptide;



    - reviewed certain internal financial and operating information, including certain projections, relating to Peptide prepared by the management of Peptide;



    - discussed the business, financial condition and prospects of Peptide with certain of its officers;



    - reviewed the publicly available financial statements of OraVax for recent years and interim periods to date and certain other relevant financial and operating data of OraVax made available to Hambrecht & Quist from published sources and from the internal records of OraVax;



    - reviewed certain internal financial and operating information, including certain projections, relating to OraVax prepared by the management of OraVax;



    - discussed the business, financial condition and prospects of OraVax with certain of its officers;

    - reviewed the recent reported prices and trading activity for the ordinary stock of Peptide and the common stock of OraVax and compared such information and certain financial information for Peptide and OraVax with similar information for certain other companies engaged in businesses Hambrecht & Quist consider comparable;



    - reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;



    - reviewed drafts of the merger agreement; and



    - performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as Hambrecht & Quist deemed relevant.



    In rendering its opinion, Hambrecht & Quist assumed and relied upon the accuracy and completeness of all of the information concerning OraVax and Peptide considered in connection with its review of the proposed transaction, and Hambrecht & Quist did not assume any responsibility for independent verification of such information. Hambrecht & Quist did not prepare any independent evaluation or appraisal of any of the assets or liabilities of OraVax or Peptide, nor did they conduct a physical inspection of the properties and facilities of OraVax or Peptide. With respect to the financial projections made available to Hambrecht & Quist and used in its analysis, Hambrecht & Quist assumed that they reflected the best currently available estimates and judgments of the expected future financial performance of OraVax and Peptide, respectively. For purposes of its opinion, Hambrecht & Quist assumed that neither Peptide nor OraVax was a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the merger and those activities disclosed to Hambrecht & Quist or undertaken in the ordinary course of conducting their respective businesses. Hambrecht & Quist's opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of its opinion and any material change in such conditions would require a reevaluation of its option. Hambrecht & Quist expressed no opinion as to the price at which Peptide ordinary shares would trade subsequent to the effective time of the merger.



    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Hambrecht & Quist analyses set forth below does not purport to be a complete description of the analyses underlying the Hambrecht & Quist opinion. In arriving at its opinion, Hambrecht & Quist did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.



    Accordingly, Hambrecht & Quist believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the summary set forth below, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Hambrecht & Quist presentation to the OraVax board of directors and the Hambrecht & Quist opinion. In performing its analyses, Hambrecht & Quist made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of OraVax and Peptide. The analyses performed by Hambrecht & Quist (and summarized below) are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.



    TRANSACTION ANALYSIS. Hambrecht & Quist reviewed and analyzed the proposed terms of the merger and performed a sensitivity analysis of the consideration to be received by OraVax shareholders, based on fluctuating values of Peptide's ordinary stock, and an exchange ratio of L1.00 to $1.66 as of November 10, 1998. On the basis of its analysis, Hambrecht & Quist observed the following:



    - OraVax shareholders will receive approximately $12,040,125 of value in Peptide's ordinary shares, subject to reduction in the event that Peptide's stock price falls below $1.49 per share, at which point the number of shares to be issued will be fixed at 8,080,620 ordinary shares, and subject to increase in the event that Peptide's stock price rises above $2.24 per share, at which point the number of shares to be issued will be fixed at 5,375,055 ordinary shares;



    - based on Peptide's closing stock price of $1.87 on November 6, 1998, the total acquisition consideration would be fixed at $12,040,125, or approximately $0.61 per share of OraVax common stock, which represented a 143.6% premium to OraVax's closing price of $0.25 on November 6, 1998 and a 178.4% premium to OraVax's closing price of $0.22 on October 6, 1998; and



    - based on Peptide's closing stock price of $1.87 on November 6, 1998, OraVax shareholders would own approximately 14.8% of Peptide following the merger, up to a maximum of 17.8% if the maximum of 8,080,620 ordinary shares of Peptide are issued in the merger, and a minimum of 12.6% if the minimum of 5,375,055 ordinary shares of Peptide are issued in the merger.



    ANALYSIS OF ALTERNATIVES TO THE MERGER. Hambrecht & Quist reviewed and analyzed OraVax's alternatives to the proposed merger. Hambrecht & Quist observed that in the first six months of 1998, OraVax's net loss was approximately $1.3 million per month and that as of November 9, 1998, OraVax had cash and marketable securities of approximately $3.1 million, including $3.0 million from the PMC bridge loan. Based on OraVax's historical net loss, Hambrecht & Quist estimated that OraVax had less than three months of cash and that even allowing for the reduction of net loss as a result of potential partnerships, OraVax would have less than four months to accomplish one of the following alternatives to the proposed merger: (1) raise money through a financing; (2) find an alternative acquirer; (3) raise funding through a sale of assets; or (4) file for bankruptcy protection. Hambrecht & Quist analyzed each of these alternatives and their respective advantages and disadvantages for the OraVax board of directors.



    In order to determine the relative benefits of the merger compared to a potential financing, Hambrecht & Quist reviewed the only other financing proposal being evaluated by the management of OraVax. Hambrecht & Quist analyzed the proposed financing in light of the value to the existing OraVax shareholders accorded by the merger, and noted that, under the financing proposal: (1) shareholders of OraVax received no immediate value; (2) such proposed financing required immediate downsizing of OraVax operations; and (3) such proposed financing diluted current shareholders by approximately 75% and provided no diversification of research and development risk.



    In order to determine the relative benefits of the merger compared to a merger with another potential acquirer, Hambrecht & Quist along with the management of OraVax, reviewed other potential acquirers and determined no other offers to be as attractive as the proposed merger with Peptide.



    In order to determine the relative benefits of the merger compared to raising funding through a sale of assets, Hambrecht & Quist reviewed with the company its saleable assets, and determined that the sale of those assets would be insufficient to fund the company's continued operations for a full year.



    In order to determine the relative benefits of the merger compared to filing for bankruptcy protection, Hambrecht & Quist reviewed the Peptide offer and determined that the merger offered greater potential shareholder value and increased visibility of the future of the business than the possibility of filing for bankruptcy protection.

    COMPARABLE COMPANY ANALYSIS--ORAVAX. Hambrecht & Quist reviewed and compared selected historical financials, operating and stock market performance data of OraVax to the corresponding data of four large capitalization vaccine companies and six small capitalization vaccine companies. The Large Cap Vaccine Companies included Aviron, Biochem Pharma, Inc., Chiron Corporation and North American Vaccine, Inc. The Small Cap Vaccine Companies included Avant Immunotherapeutics, Inc., Biomira, Inc., Cantab Pharmaceuticals plc, Corixa Corporation, Genelabs Technologies, Inc. and Ribi ImmunoChem Research, Inc. Hambrecht & Quist compared the market value, cash, technology value (consisting of market value plus debt, less cash), revenues for the latest available 12 month period, LTM net income, as well as the ratio of their technology value to LTM revenues, and compared such information with OraVax. This analysis indicated technology values and technology value to revenue multiples as indicated below:



                                                                                    TECHNOLOGY
                                                                     TECHNOLOGY        VALUE
                                                                        VALUE       / REVENUES
                                                                     -----------  ---------------
                                                                     ($MILLIONS)
OraVax.............................................................   $     4.5           0.5x
Large Cap Vaccine Average..........................................     1,900.0          23.0x
Small Cap Vaccine Average..........................................        44.9           5.6x



    COMPARABLE COMPANY ANALYSIS--PEPTIDE. Hambrecht & Quist reviewed and compared selected historical financials, operating and stock market performance data of Peptide to the corresponding data of the same companies used in the OraVax comparable company analysis. Hambrecht & Quist compared the market value, cash, technology value, LTM revenue, LTM net income, as well as the ratio of their technology value to LTM revenues, and compared such information with Peptide. This analysis indicated technology values and technology value to revenue multiples as indicated below:



                                                                  TECHNOLOGY   TECHNOLOGY VALUE
                                                                     VALUE        / REVENUES
                                                                  -----------  ----------------
                                                                  ($MILLIONS)
Peptide.........................................................   $    46.4     NM (> than 50x)
Large Cap Vaccine Average.......................................     1,900.0              23.0x
Small Cap Vaccine Average.......................................        44.9               5.6x



    STOCK TRADING HISTORY ANALYSIS. Hambrecht & Quist examined the comparable price performance from December 31, 1996 to November 6, 1998 of OraVax common stock, Peptide ordinary shares, the Comparable Vaccine Companies, the Nasdaq Composite and the Nasdaq Biotechnology Index. This analysis indicated the price performance data below:



                                                                                                 PRICE PERFORMANCE
                                                                                                       FROM
                                                                                                    12/31/96 TO
                                                                                                      11/6/98
                                                                                                 -----------------
OraVax.........................................................................................          -95.2%
Peptide........................................................................................          -54.1%
Comparable Vaccine Companies...................................................................          +29.0%
Nasdaq Composite...............................................................................          +42.3%
Nasdaq Biotechnology Index.....................................................................          +18.7%

    SELECTED COMPARABLE TRANSACTION ANALYSIS. Hambrecht & Quist compared the merger with twenty-seven selected comparable merger and acquisition transactions in the biotechnology area. Hambrecht & Quist reviewed the premiums paid to closing stock prices in such transactions and noted the following:



                                                                                 AVERAGE PREMIUM
                                                                               PAID IN COMPARABLE     PREMIUM PAID TO
DAYS PRIOR TO ANNOUNCEMENT                                                        TRANSACTIONS            ORAVAX
----------------------------------------------------------------------------  ---------------------  -----------------
One day.....................................................................             37.7%               143.6%
One week....................................................................             39.4%               143.6%
One month...................................................................             48.9%               178.4%



    Hambrecht & Quist did not attempt to prepare any further quantitative valuation analyses based on these acquisition transactions because Hambrecht & Quist believed that differences in the technologies of each company and differences in the market conditions at the times such acquisitions were made would make such analyses meaningless.



    No company or transaction used in the above analyses is identical to OraVax, Peptide or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are compared. The foregoing description of Hambrecht & Quist's opinion is qualified in its entirety by reference to the full text of such opinion, which is attached at Annex B to this proxy statement/prospectus.



    CERTAIN RELATIONSHIP; TERMS OF ENGAGEMENT. Hambrecht & Quist, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The OraVax board of directors selected Hambrecht & Quist to serve as its financial advisor in connection with the proposed transaction with Peptide because it is an internationally recognized investment banking firm whose professionals have substantial experience in merger and acquisition transactions and transactions similar to the merger. In the ordinary course of business, Hambrecht & Quist may actively trade in the equity securities of the company and Peptide Therapeutics for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to Peptide.



    Pursuant to an engagement letter dated October 23, 1998, OraVax has agreed to pay Hambrecht & Quist a fee in connection with its services as financial advisor to the OraVax board of directors and the rendering of a fairness opinion. OraVax has agreed to pay a fee of $200,000 upon the delivery of the fairness opinion. The fairness opinion fee shall be credited against any transaction fee (as described below). Upon consummation by OraVax of the merger, OraVax shall pay Hambrecht & Quist a transaction fee, payable in cash on closing, of $250,000 less any fees previously paid. OraVax has agreed to reimburse Hambrecht & Quist for its reasonable out of pocket expenses, and to indemnify Hambrecht & Quist against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Hambrecht & Quist's engagement as financial advisor. The amount of compensation to be paid to Hambrecht & Quist was determined by negotiations between the OraVax board of directors and Hambrecht & Quist.



INTERESTS OF CERTAIN PERSONS IN THE MERGER



    In considering the recommendation of the OraVax board of directors with respect to the merger agreement, OraVax stockholders should be aware that Peptide has agreed to assume and continue the existing employment agreements between OraVax and Lance Gordon, the President and Chief Executive Officer of OraVax, and Thomas Monath, the Vice President, Research and Medical Affairs of OraVax. Peptide also expects to elect Lance Gordon to the Peptide board of directors following the merger. As a result, Drs. Gordon and Monath will benefit from the completion of the merger in ways that do not apply to all OraVax stockholders, in the form of continued employment with agreed upon terms, and in the case of Dr. Gordon, in the form of a seat on the Peptide board of directors. The board of directors of OraVax was aware of these interests and took these interests into account in approving the merger agreement.



    The key benefits and protections afforded to Dr. Gordon under the employment agreement that Peptide will assume and continue are as follows:



    - he is entitled to an annual base salary and a bonus;



    - his employment agreement is terminable only upon six months written notice unless the termination is for cause; and



    - he is entitled to a severance payment equal to 50% of his annual base salary if Peptide elects not to extend the employment agreement or terminates him without cause.



    The key benefits and protections afforded to Dr. Monath under the employment agreement that Peptide will assume and continue are as follows:



    - he is entitled to an annual salary and a bonus; and



    - he is entitled to receive his current salary and benefits for a period of six months if Peptide terminates him without cause.


PEPTIDE'S REASONS FOR THE MERGER


    The board of directors of Peptide has unanimously approved the merger agreement and the merger. In reaching its decision, the Peptide board of directors considered a number of factors, including the following:


    - The complementary nature of the companies' product candidates and technology platforms;

    - The similarity of the companies' business strategy and therapeutic focus;


    - The ability to acquire OraVax's rights as a 50% joint venture partner in the H. PYLORI collaboration with PMC;


    - The potential for accelerating the receipt of product revenues due to the later stage of development of certain of the OraVax product candidates;

    - The perceived reduced risk associated with an expanded product portfolio;


    - That the merger would bring together the alliances between OraVax and PMC and Peptide and SmithKline Beecham;


    - Access to OraVax scientists and research and development infrastructure;
      and

    - Opportunities to reduce the combined cash burn rate of the merged entity, through potentially more efficient deployment of resources and increased access to collaborators.


    Having considered each of these advantages, the Peptide board of directors determined that Peptide, as a result of the merger, would be a stronger and larger company with a much broader range of product opportunities and collaborative relationships, which would help to mitigate the risks inherent in the biotechnology industry. Each of these advantages would enable the combined company to be better positioned to obtain future financing, to increase its research and development efforts and to more rapidly exploit its products and technologies. The Peptide board of directors concluded that the combined effect of these advantages would create a sustainable business over the long term. Accordingly, having evaluated each of these advantages, the Peptide board of directors concluded that the merger was in the best interests of its shareholders.

                          MANAGEMENT AFTER THE MERGER

EXECUTIVE OFFICERS AND DIRECTORS

    The following individuals will serve as the executive officers and directors of Peptide following the effective time of the merger:

NAME                                             AGE      POSITION
-------------------------------------------      ---      -------------------------------------------
Alan Goodman*..............................          47   Non-Executive Chairman
John Brown.................................          43   Chief Executive Officer
Gordon Cameron.............................          32   Finance Director
Nicolas Higgins............................          42   Commercial Director
Lance Gordon...............................          51   Director, North America
Alan Dalby*................................          61   Non-Executive Director
Sir Brian Richards*........................          66   Non-Executive Director
Alan Smith*................................          54   Non-Executive Director

------------------------

*Member of the Audit Committee and the Remuneration Committee.


    ALAN GOODMAN has worked extensively in senior financial and general management roles within a number of major U.K. companies, particularly in the biotechnology and healthcare industries. In 1984, while Mr. Goodman was the Finance director, Agricultural Genetics Company Limited completed a significant financing. In 1989, he joined the board of Medeva plc to create a new independent pharmaceutical group. In 1991, after retiring from the board of Medeva plc, he concentrated on developing ATM, a company which has completed a number of significant transactions in the healthcare sector. During 1992, he was acting chief executive of Chiros Limited (now Chiroscience Group plc). He is co-founder of Peptide and was appointed Chief Executive of Peptide in November 1993. He was appointed Deputy Chairman and Regional Director, North America in February 1997 and became Chairman in May 1998. He is also a director of a number of bioscience companies in the U.K., including Oxford Biomedica plc.


    JOHN BROWN joined Peptide as Finance Director in March 1995 from stockbrokers Sutherland and Partners (Edinburgh) Ltd where he was Head of Research. From 1982 to 1987, he worked in research and development at Glaxo Group Research, where he supervised projects on peptides and peptide mimetics. From 1987 to 1991, he worked at PA Consulting Group Limited on due diligence assignments, mergers and acquisitions and public offerings. In 1991, he joined the Edinburgh stockbroker, Bell Lawrie White, covering the pharmaceutical and biotechnology sectors before his move to Sutherland and Partners in early 1993. He holds a PhD in Pharmacology and an MBA. Dr. Brown was appointed Chief Executive in March 1997.

    GORDON CAMERON has an MA in Economics and qualified as a Chartered Accountant with Ernst & Young in 1991. After leaving Ernst & Young he spent two years in corporate finance with Hill Samuel Bank. In 1993 he moved to N M Rothschild & Sons Limited where he worked on a variety of mergers, acquisitions and other corporate finance assignments. In particular, he was a key member of the advisory team to Peptide's initial public offering in November 1995. In 1996 he joined Peptide and was appointed Finance Director in March 1997. He was also appointed Company Secretary in February 1998.

    NICOLAS HIGGINS has a BSc in Biochemistry, an MSc in Biochemical Engineering and an MSc in the Management of Intellectual Property. He began his career with Unilever Research in 1980. In 1982, he joined PA Consulting Group Limited and, as a founding member of the biotechnology group, worked on a variety of assignments in the life sciences area. In 1986, he moved to Porton International Ltd where he managed a number of development projects. In 1990, he took on special responsibility for the management of Porton's intellectual property including the assessment of licensing opportunities. He joined Peptide in January 1994 with responsibility for the management of its intellectual property, became Licensing Director in October 1996 and was appointed Commercial Director in March 1997.

    LANCE GORDON has served as the President and Chief Executive Officer and a member of the Board of Directors of OraVax since June 1990. From January 1989 to June 1990, Dr. Gordon served as senior vice president of North American Vaccine, Inc., a biopharmaceutical company. From April 1988 to January 1989, he served as chief executive officer of American Vaccine Corporation and Selcore Laboratories, Inc., both of which are biopharmaceutical companies. From 1987 to 1988, Dr. Gordon was associate director, Infectious & Inflammatory Diseases, Clinical Pharmacology--Drug Medical Affairs, of E.R. Squibb & Sons, Inc., a pharmaceutical company. From 1981 to 1987, he was director, Immunobiology Research at Connaught Laboratories, Ltd., a pharmaceutical company. During his seven years with Connaught Laboratories, Ltd., Dr. Gordon was responsible for both bacterial and viral research and development programs. He was the inventor and project director of the Connaught Haemophilus influenzae type b conjugate vaccine, PhoHibit. Dr. Gordon also serves on the advisory boards of the not-for-profit Albert Sabin Foundation and BioSciences Contract Production, a private biopharmaceutical services company. Dr. Gordon received a B.A. from the University of California at Humboldt and a Ph.D. in Biomedical Science from the University of Connecticut. Dr. Gordon completed his post-doctoral fellowship at the Howard Hughes Medical Institute.


    ALAN DALBY was appointed a non-Executive Director of Peptide in May 1998. He is currently chairman of Reckitt & Colman PLC and a non-executive director of Medeva plc. He is also a director of two U.S.-based biotechnology companies, Alteon Inc. and Mitotix Inc. Mr. Dalby is the former chairman and chief executive officer and a founder of Cambridge NeuroScience, Inc., an emerging pharmaceutical company focused on neurobiology. Prior to joining Cambridge NeuroScience, Inc., he was executive vice president and member of the board of directors of SmithKline Beckman Corporation, spending 30 years with the company, before retiring in 1987. He has held posts in the Pharmaceutical Manufacturers Association.


    SIR BRIAN RICHARDS joined Peptide from British Biotech plc (formerly British Biotechnology Group plc) where he was Chairman and co-founder. He gained a PhD from King's College London, following 13 years in academic medical research and teaching at Kings College, University of London. He co-founded the research laboratories at High Wycombe for G D Searle & Co. Ltd., the Chicago-based pharmaceutical company, which pioneered the application of gene technology to pharmaceuticals. British Biotechnology was established in Oxford in 1986 following the acquisition of G D Searle by Monsanto Inc. Sir Brian is chairman of both Alizyme plc and Laboratory of the Government Chemistry Holdings Ltd. He is also a non-executive director of Innogenetics (Belgium), Imperial Cancer Research Technology Limited and Drug Royalty Corporation (Canada). He has been an adviser to several U.K. government committees and sits on the Gene Therapy Advisory Committee for the Department of Health. He is a visiting professor at the University College of Wales, Aberystwyth and was Knighted in 1997. Sir Brian is chairman of the Remuneration Committee.


    ALAN SMITH was group managing director of Anglian Water plc until December 31, 1997. He started his career in local government, where he rose to assistant treasurer for Suffolk County Council, prior to joining Anglian Water as principal finance officer in 1974. He moved to become assistant director of finance for Southern Water Authority from 1974-1980. He rejoined Anglian Water in 1980 as finance director and became group managing director in 1990. He was closely involved in the privatisation and initial public offering of Anglian Water. Mr. Smith became a Director of Peptide in 1995 and is Chairman of the Audit Committee.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS



    The compensation paid in respect of the year ended December 31, 1998 to the directors and executive officers of Peptide who served during the year was as set forth below. All of Peptide's executive officers are also directors:



                                                                                       OTHER ANNUAL
NAME                                                              SALARY      BONUS    COMPENSATION
---------------------------------------------------------------  ---------  ---------  -------------
                                                                     L          L            L
CURRENT DIRECTORS
Alan Goodman(1)................................................    103,333     10,833       11,386
John Brown(2)..................................................    190,000     22,550       33,493
Gordon Cameron(3)..............................................    108,750     13,200       20,720
Nicolas Higgins................................................    112,500     13,200       21,686
Alan Dalby(4)..................................................     13,333     --           --
Sir Brian Richards(5)..........................................     33,333     --              279
Alan Smith.....................................................     20,000     --           --

FORMER DIRECTORS
Nancy Lane(6)..................................................      6,667     --           --


------------------------


(1) In addition to the above, an overseas allowance of L32,670 was paid to Mr. Goodman to assist with housing and living expenses performing his role as Regional Director, North America.



(2) Dr. Brown has elected to receive 50% of his bonus in Peptide shares under the rules of the Long-Term Incentive Plan.



(3) Mr. Cameron has elected to receive 50% of his bonus in Peptide shares under the rules of the Long-Term Incentive Plan.



(4) Mr. Dalby was not appointed to the Board of Directors until May 1, 1998.



(5) Sir Brian Richards ceased to be Non-Executive Chairman on May 1, 1998, and at that time became a Non-Executive Director.



(6) Dr. Lane retired from the Board of Directors with effect from May 1, 1998.



    The aggregate amount of compensation paid by Peptide to all directors and officers as a group, for services in all capacities, for the year ended December 31, 1998 was L735,763.



    Peptide operates a discretionary annual bonus plan for all of its executive directors. Bonuses are based on a percentage of base salary, up to a maximum of 50%. Bonuses are paid, at the discretion of the Remuneration Committee, in recognition of each director's contribution to the success of the company. The performance objectives established with respect to bonuses are intended to be both challenging and realistic. Under the rules of the Long-Term Incentive Plan, directors can elect to receive up to 50% of their bonus payable in new Peptide shares.



    The aggregate amount payable by Peptide during the year ended December 31, 1998 to provide for pension, retirement or similar benefits for Peptide's director's pursuant to Peptide's pension plan was L41,125.

OPTIONS TO PURCHASE SECURITIES FROM PEPTIDE


    The following table sets forth certain information concerning options to acquire new Peptide ordinary shares held by Peptide's directors as of January 27, 1999.



                                            NUMBERS OF SHARES                    EARLIEST DATE
                                           OVER WHICH OPTIONS                          OF
                                                 GRANTED        EXERCISE PRICE      EXERCISE     EXPIRATION DATE
                                           -------------------  ---------------  --------------  ---------------
Alan Goodman.............................           14,149(1)          L2.12         09/07/99         09/07/06
                                                   140,973(2)          L2.05         11/09/99         11/09/03
                                                   -------
                                                   155,122
John Brown...............................          180,000(3)          L0.10         22/11/95         27/09/02
                                                    70,000(3)          L0.10         22/11/95         10/11/02
                                                    30,000(2)          L2.00         28/11/98         28/11/02
                                                    14,149(1)          L2.12         09/07/99         09/07/06
                                                    77,314(2)          L2.05         11/09/99         11/09/03
                                                     5,909(4)          L1.65         01/11/99         01/05/00
                                                    75,431(5)            nil(5)      02/07/01         02/01/02
                                                   -------
                                                   452,803
Gordon Cameron...........................          145,000(2)          L2.00         20/12/99         20/12/03
                                                    15,000(1)          L2.00         10/12/99         20/12/06
                                                    45,259(5)            nil(5)      02/07/01         02/01/02
                                                    12,187(4)          L0.80         01/10/01         01/04/02
                                                   -------
                                                   217,446
Nicolas Higgins..........................          259,260(3)          L0.10         22/11/95         13/05/02
                                                       740(3)          L0.10         22/11/95         07/10/02
                                                    20,000(2)          L2.00         28/11/98         28/11/02
                                                    14,149(1)          L2.12         09/07/99         09/07/06
                                                    68,290(2)          L2.05         11/09/99         11/09/03
                                                    45,259(5)            nil(5)      02/07/01         02/01/02
                                                   -------
                                                   407,698
Sir Brian Richards.......................          250,000(3)          L0.10         22/11/95         19/08/01
                                                    30,000(2)          L2.00         28/11/98         28/11/02
                                                    14,149(1)          L2.12         09/07/99         09/07/06
                                                    77,802(2)          L2.05         11/09/99         11/09/03
                                                   -------
                                                   371,951


------------------------
(1) These options were granted under the Peptide Therapeutics 1996 Approved Share Option Scheme. In order for these options to be exercised in full, the growth in Peptide's share price over a specified consecutive three-year period will have to exceed the growth of the total shareholder return for the FTSE-A All-Share (900) Index over the same period.
(2) These options were granted under the Peptide Therapeutics 1995 Unapproved Share Option Scheme. In order for these options to be exercised in full, the growth in Peptide's share price over a specified consecutive three-year period will have to exceed the growth of the total shareholder return for the FTSE-A All-Share (900) Index over the same period.
(3) These options were granted under the Peptide Therapeutics Group plc 1994 Unapproved Share Scheme.
(4) These options were granted under the Peptide Therapeutics 1995 Savings Related Share Option Scheme.
(5) These "nil-cost" options were awarded under the Peptide Therapeutics Share Incentive Plan. The options are awards of shares which can only become vested if the market capitalization of Peptide increases by at least 50% over the period between the granting of the award and vesting. The exercise price for the shares is a nominal L1.


    The total number of Peptide ordinary shares underlying options granted to Peptide's directors and executive officers is 1,605,020.

                      THE MERGER AND THE MERGER AGREEMENT



    The following is a summary of significant provisions of the merger agreement. The merger agreement is attached as Annex A and is incorporated into this prospectus/proxy statement by reference. You should read the merger agreement for a complete understanding of its terms.


STRUCTURE OF THE MERGER


    The merger agreement provides that, following the approval of the merger agreement by the stockholders of OraVax and the satisfaction or waiver of the other conditions to the merger, OraVax will become a wholly-owned subsidiary of Peptide and OraVax stockholders will become Peptide shareholders.


EFFECTIVE TIME AND EFFECTS OF THE MERGER


    The parties expect to close prior to March 31, 1999. The merger will be effective upon the filing of appropriate documents with the Delaware Secretary of State, or such later time as may be specified in such documents. Peptide and OraVax plan to file such documents soon after the closing.


MERGER CONSIDERATION


    The merger agreement provides that, at the effective time of the merger, each share of OraVax common stock outstanding immediately prior to the effective time (except for shares owned by OraVax, Peptide or their subsidiaries) will be converted into the right to receive a pro rata share of $20 million less the sum of (A) amounts paid to purchase outstanding shares of OraVax preferred stock and
(B) the intrinsic value of outstanding OraVax common stock options and warrants. Peptide and OraVax estimate that approximately $2.95 million will be used to acquire shares of preferred stock and preferred stock warrants and that the intrinsic value of OraVax options will be approximately $0.01 million. Using these estimates, holders of outstanding shares of OraVax common stock will receive approximately $17 million in merger consideration. OraVax estimates that at the effective time approximately 20,000,000 shares of OraVax common stock will be outstanding. Assuming that merger consideration equal to $17 million is split among 20 million shares, each share of OraVax common stock would convert into $0.85 worth of the merger consideration. The figures used in this paragraph are estimates. Actual amounts will depend on the cost to purchase the OraVax preferred stock, warrants and options to purchase OraVax common stock and the number of shares of OraVax common stock outstanding immediately prior to the effective time. See "Risk Factors--Risks Relating to the Merger--Additional OraVax Stock Issuances May Dilute Merger Consideration."



    Holders of OraVax common stock will receive Peptide ordinary shares. These Peptide ordinary shares will be valued at between $1.49 and $2.24 by reference to the average of the closing prices for Peptide ordinary shares during the ten trading days ending on the third trading day prior to the closing date of the merger, as reported by the London Stock Exchange, with each closing price converted into U.S. dollars based on the midpoint of the dollar/pound sterling exchange rate for such day, as reported by THE FINANCIAL TIMES. If this calculation indicates a market value for Peptide ordinary shares of less than $1.49, the market value will be deemed to be $1.49, and if the calculation indicates a market value for Peptide ordinary shares of more than $2.24, the market value will be deemed to be $2.24. On February 2, 1999, the per share closing price for a Peptide share was 117.5 pence and the midpoint of the dollar/pound sterling exchange rate was 1.64, yielding a dollar value of $1.93.



    Immediately following execution of the merger agreement, Peptide purchased 2,584 shares of OraVax preferred stock for approximately $2.95 million. Of these shares, 1,957 additional shares of OraVax preferred stock were outstanding on January 29, 1999. Under the merger agreement, at the effective time, outstanding shares of OraVax preferred stock owned by Peptide will be cancelled and outstanding shares of OraVax preferred stock owned by third parties will be automatically converted into the right to receive $1,090 per share plus accrued but unpaid dividends. These third parties have agreed to redeem their shares of OraVax preferred stock for cash in the amount of $1,090 per share, plus accrued but unpaid dividends.



    On January 4, 1999, Peptide converted 633 shares of OraVax preferred stock into 2,193,537 shares of OraVax common stock. The shares of OraVax common stock owned by Peptide will be cancelled in the merger.



    Peptide will be entitled to withhold from the consideration payable to any holder of OraVax common stock such amounts as it is required to deduct or withhold under the tax laws of the United States or the United Kingdom.


NO FRACTIONAL PEPTIDE ORDINARY SHARES


    No fractional Peptide ordinary shares will be issued in the merger. Each holder of shares of OraVax common stock who otherwise would be entitled to receive a fraction of a Peptide ordinary share pursuant to the merger will be paid an amount in cash, without interest, equal to such fraction multiplied by the market value of a Peptide ordinary share.


EXCHANGE OF SHARE CERTIFICATES


    As soon as practicable after the effective time of the merger, Peptide will mail transmittal forms to each holder of record of OraVax common stock for use in forwarding certificates evidencing such shares for surrender and exchange for Peptide ordinary shares and, if applicable, cash in lieu of a fractional Peptide ordinary share. After receipt of such transmittal form, each holder of certificates formerly representing shares of OraVax common stock should surrender such certificates to the exchange agent. Instructions specifying details of the exchange will accompany the transmittal forms.


    ORAVAX STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE
     A TRANSMITTAL FORM.


    After the effective time of the merger, each certificate evidencing shares of OraVax common stock, until surrendered and exchanged, will be deemed, for all purposes, to evidence the right to receive the number of Peptide ordinary shares into which the shares of OraVax common stock evidenced by such certificate have been converted and the right to receive any cash payment in lieu of a fractional Peptide ordinary share.


TREATMENT OF ORAVAX COMMON STOCK OPTIONS AND WARRANTS


    At the effective time of the merger, each outstanding option to purchase shares of OraVax common stock under the OraVax 1990 Stock Option Plan and the OraVax 1995 Stock Option Plan, whether or not exercisable, will be assumed by Peptide. Each OraVax option so assumed will continue to have, and be subject to, the same terms and conditions set forth in the applicable OraVax stock option plan immediately prior to the effective time, except that (i) each option will be exercisable (or will become exercisable in accordance with its terms) for that number of Peptide ordinary shares equal to the product of the number of shares of OraVax common stock that were issuable upon exercise of such option immediately prior to the effective time multiplied by the exchange ratio, rounded down to the nearest whole number of Peptide ordinary shares, (ii) the per share exercise price for the Peptide ordinary shares issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of OraVax common stock at which such option was exercisable immediately prior to the effective time by the exchange ratio, rounded up to the nearest whole cent and (iii) the vesting of options to purchase an aggregate of 321,132 shares of OraVax common stock will be accelerated (as of January 29, 1999). The exchange ratio means the quotient determined by dividing (x) the common stock consideration payable with respect to OraVax common stock by (y) the product of (A) the market value of a Peptide ordinary share and (B) the number of shares of OraVax common stock outstanding immediately prior to the effective time of the merger, less any shares held by OraVax or its subsidiaries, or by Peptide or its affiliates.



    The vesting of certain stock options, held by OraVax's senior management, will be accelerated as a result of the merger. At this time, the exercise price of all such stock options is greater than the market price of OraVax common stock as well as the merger price expected to be paid to OraVax stockholders. As a result, OraVax does not anticipate incurring a non-recurring charge in connection with the accelerated vesting.



    As of January 29, 1999, 1,200,975 shares of OraVax common stock were issuable upon the exercise of outstanding OraVax options, which options,
assuming an exchange ratio of       Peptide ordinary shares per OraVax share,
will be converted to become options to purchase approximately       Peptide
ordinary shares at the effective time of the merger. The weighted average exercise price per share of all OraVax options outstanding as of January 29, 1999 was $2.85 per share.



    At the effective time of the merger, each outstanding warrant to purchase shares of OraVax common stock, whether or not exercisable, will be assumed by Peptide. Each such warrant so assumed by Peptide will continue to have, and be subject to, the same terms and conditions set forth in the applicable warrant immediately prior to the effective time except that (i) each warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of Peptide ordinary shares equal to the product of the number of shares of OraVax common stock that are issuable upon exercise of such OraVax warrant immediately prior to the effective time multiplied by the exchange ratio, rounded down to the nearest whole number of Peptide ordinary shares, and (ii) the per share exercise price for the Peptide ordinary shares issuable upon exercise of such assumed warrant will be equal to the quotient determined by dividing the exercise price per share of OraVax common stock at which such warrant was exercisable immediately prior to the effective time by the exchange ratio rounded to the nearest whole cent.



    At January 29, 1999, 84,086 shares of OraVax common stock were issuable upon the exercise of outstanding and vested OraVax warrants to purchase common stock,
which will be converted, assuming an exchange ratio of       , into warrants to
purchase approximately             Peptide ordinary shares at the effective
time. The weighted average exercise price per OraVax share of all OraVax warrants outstanding as of January 29, 1999 is $1.975.


REPRESENTATIONS AND WARRANTIES


    OraVax and Peptide have each made customary representations and warranties to the other in the merger agreement relating to, among other things:



    - their organization, the organization of their subsidiaries and similar corporate matters;



    - their capital structure;



    - the authorization, execution, delivery and performance of the merger agreement and the absence of conflicts, violations or defaults under their organizational documents and other agreements and documents or conflicts with or violations of any laws as a result of executing the merger agreement;



    - governmental consents and filings;



    - financial statements;



    - the absence of undisclosed liabilities and material adverse events since June 30, 1998;



    - brokers' and finders' fees incurred in connection with the merger; and



    - the information provided for inclusion in this prospectus/proxy statement.

    In addition to the representations and warranties described above, OraVax has made representations and warranties to Peptide as to matters including the following:



    - that OraVax has taken all actions so that no "fair price," "business combination," "control share," "acquisition" or similar statute will apply to the merger;



    - the filing of tax returns and the payment of taxes;



    - title to its properties;



    - ownership, use and non-infringement of intellectual property rights;



    - its employee benefit plans;



    - compliance with governmental regulations concerning employees and relations with employees;



    - compliance with environmental laws and other environmental matters;



    - disclosure of material agreements and commitments;



    - receipt of a fairness opinion;



    - maintenance of insurance coverage;



    - the filing of reports with the SEC and the accuracy of the information in such reports; and


    - the status of commercial relationships.


    In addition to the representations and warranties described above, Peptide has represented and warranted to OraVax in the merger agreement as to certain matters, including the following:



    - the filing of documents with the London Stock Exchange and the accuracy of the information in such documents;



    - the capitalization of the subsidiary Peptide formed to effect the merger; and



    - the business activities of the subsidiary Peptide formed to effect the merger.


CERTAIN COVENANTS

INTERIM OPERATIONS OF ORAVAX


    From the date of the execution of the merger agreement until the effective time of the merger, OraVax has agreed to carry on its business in the ordinary course consistent with past practice. OraVax has also agreed to use reasonable commercial efforts to keep available the services of its officers and employees, maintain its properties and assets in good condition and to keep insurance policies in effect. These obligations are subject to certain exceptions provided in the merger agreement and any other exceptions that are agreed to in writing by Peptide.



    During the period before the effective time, OraVax, without Peptide's consent and subject to certain exceptions, will not do or agree to do any of the following:


    - Establish, amend, modify or terminate any employee benefit plan;

    - Sell or transfer, or mortgage, pledge or create or permit to be created any security interest on, any of its assets other than sales or transfers in the ordinary course of business and in amounts not exceeding $10,000;

    - Incur any indebtedness for borrowed money, obligation or liability or enter into any contracts or commitments involving potential payments of $25,000 or more (other than for up to $50,000 for clinical trials);

    - Change the compensation payable to any officer, director, employee, agent or consultant, or enter into any employment, severance or other agreement with any officer, director, employee, agent or consultant of OraVax;


    - Make any change in the number of shares of its capital stock authorized, issued or outstanding or grant or accelerate the exercisability of, any option, warrant or other right to purchase, or to convert any obligation into, shares of its capital stock, or declare or pay any dividend or other distribution with respect to any shares of its capital stock, or sell or transfer any shares of its capital stock, except upon the exercise by officers, directors and employees of options outstanding on the date of the merger agreement and disclosed in the merger agreement;


    - Amend its certificate of incorporation or by-laws;

    - Make, or permit to be made, any material acquisition of property or assets;

    - Make or change any material election in respect of taxes, adopt or change any accounting method in respect to taxes, enter into any closing agreement, settle any claim or assessment in respect to taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect to taxes; or

    - Enter into or modify, or permit a subsidiary to enter into or modify, any material license, development, research or collaborative agreement with any other person or entity.

ORAVAX SPECIAL MEETING; RECOMMENDATIONS OF THE ORAVAX BOARD


    OraVax has agreed to cause the OraVax special meeting to be held as promptly as practicable after the signing of the merger agreement. The OraVax board of directors has agreed to solicit from its stockholders proxies in favor of the adoption of the merger agreement and to take all other actions necessary or advisable to secure the vote or consent of the OraVax stockholders required to secure such adoption.


CERTAIN OTHER COVENANTS


    The merger agreement contains certain mutual covenants of the parties, including covenants relating to public announcements; notifications; access to information; reporting of the transaction for federal income tax purposes, obtaining consents and approvals; and confidential treatment of non-public information.



    The merger agreement also contains a covenant by OraVax to provide Peptide with a list of individuals and entities which may be affiliates of OraVax within the meaning of Rule 145 under the Securities Act, and to use its best efforts to cause such individuals and entities to sign and deliver to Peptide an agreement in a form to be provided by Peptide agreeing to, among other things, not dispose or offer to dispose of any Peptide ordinary shares received in the merger outside the U.S. during the period 180 days following the effective date.



    The merger agreement also contains certain covenants of Peptide including covenants requiring Peptide to: prepare a disclosure document in accordance with the listing rules of the London Stock Exchange and to use reasonable efforts to publish such document and mail it to its shareholders; and to use reasonable commercial efforts to have the Peptide ordinary shares to be issued in connection with the merger admitted to listing on the Official List of the London Stock Exchange.

CONDITIONS TO THE MERGER

CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER


    The obligations of Peptide and OraVax to consummate the merger are subject to the satisfaction or waiver of several conditions including the following:



    - OraVax having obtained all approvals of holders of shares of capital stock of OraVax necessary to adopt the merger agreement;



    - The registration statement of which this proxy statement/prospectus is a part having become effective under the Securities Act and not being subject to any stop order or related proceeding by the SEC and all state securities or "blue sky" authorizations necessary to carry out the merger having been obtained and being in full force and effect;


    - No applicable law or regulation, judgment, injunction, order or decree of a court of competent jurisdiction prohibiting or enjoining the consummation of the merger;

    - All required approvals from governmental entities having been obtained;


    - Peptide having completed a financing resulting in the receipt by Peptide of net cash proceeds which together with existing financing available to Peptide is sufficient for the present working capital requirements of the combined entity. This condition will be satisfied by Peptide raising approximately L20.6 million (net of expenses) in its current financing by way of a rights issue in the U.K.;


    - The Peptide ordinary shares to be issued in the merger having been admitted to the Official List of the London Stock Exchange; and

    - The approval of the merger and the transactions contemplated thereby by the holders of Peptide shares.


CONDITIONS TO THE OBLIGATIONS OF PEPTIDE


    The obligations of Peptide and Merger Sub to effect the merger are further subject to the satisfaction of certain conditions including the following:


    - The representations and warranties of OraVax contained in the merger agreement being accurate in all material respects;



    - OraVax having delivered customary legal opinions and other documents described in the merger agreement;


    - Each of the individuals and entities who are "affiliates" of OraVax within the meaning of Rule 145 under the Securities Act having delivered to Peptide an agreement in a form prescribed by Peptide;


    - Peptide having received letters from PricewaterhouseCoopers LLP, independent public accountants for OraVax, regarding the financial statements and certain financial information in this prospectus/proxy statement;



    - Not more than five percent (5%) of the shares of OraVax common stock issued and outstanding on the closing date of the merger having exercised dissenters' rights;



    - Lance Gordon and Thomas Monath having agreed to continue their employment arrangements with OraVax after the merger; and


    - OraVax having obtained all third party waivers or consents required to be obtained.

CONDITIONS TO THE OBLIGATIONS OF ORAVAX

    The obligation of OraVax to effect the merger is further subject to the satisfaction of several conditions, including the following:


    - The representations and warranties of Peptide contained in the merger agreement being accurate in all material respects; and


    - OraVax having received customary legal opinions and other documents.

AMENDMENTS; WAIVERS


    Peptide and OraVax may amend or waive any provisions of the merger agreement; provided that after the adoption of the merger agreement by the holders of OraVax common stock, no amendment which would change the formula for determining the consideration payable to such stockholders or materially adversely affect the OraVax stockholders may be made without the further approval of such stockholders.


NO SOLICITATION BY ORAVAX


    OraVax has agreed not to (1) solicit, initiate or knowingly encourage discussions with any third party regarding a business combination involving OraVax or any subsidiary of OraVax (an "Acquisition Proposal") or (2), except as required by fiduciary duties, participate in negotiations with, or furnish information to, a third party seeking to engage in such a transaction. OraVax has agreed to inform Peptide of any offer, proposal or inquiry relating to any Acquisition Proposal and to promptly furnish to Peptide copies of any written communications or documents received with respect to the Acquisition Proposal.


TERMINATION OF THE MERGER AGREEMENT


    The merger agreement may be terminated at any time prior to the effective time, whether before or after approval of the merger agreement by Peptide shareholders or OraVax stockholders:


    - By mutual written consent of Peptide and OraVax;

    - By OraVax:


       - for certain material breaches by Peptide; or



       - upon OraVax entering into an agreement with a third party to consummate a qualified Acquisition Proposal;


    - By Peptide:


       - for certain material breaches by OraVax; or



       - if, the OraVax board of directors has withdrawn or modified in a manner adverse to Peptide its approval or recommendation of, the merger agreement;


    - By Peptide or OraVax:


       - if the effective time has not occurred on or before July 31, 1999 unless its breach is the reason that the merger has not been consummated;



       - if there is a non-appealable government action prohibiting the consummation of the merger;



       - if OraVax stockholders do not vote to adopt the merger agreement within ninety (90) days after the date the registration statement of which this proxy statement/prospectus forms a part is declared effective by the SEC; provided, however, that OraVax may not terminate the merger agreement where the failure to obtain the required stockholder approval has been caused by its action or failure to act in breach of the merger agreement; or



       - by written notice to the other, if the required approval of the shareholders of Peptide has not been obtained by April 29, 1999; provided, however; that Peptide may not terminate the merger agreement where the failure to obtain the required shareholder approval has been caused by its action or failure to act in breach of the merger agreement.



    If the merger agreement is validly terminated, no provision of the merger agreement survives (except for the provisions relating to termination, expenses, publicity and confidentiality and miscellaneous provisions of general application) and, except as provided in the merger agreement, such termination is without any liability on the part of any party, unless such party is in willful breach of any of its representations, warranties, covenants or agreements contained in the merger agreement.


TERMINATION FEES AND EXPENSES

PAYMENT OF EXPENSES OF THE MERGER GENERALLY


    Except as described below and for fees and expenses incurred in connection with the printing and filing of this proxy statement/prospectus and the registration statement (which will be shared equally by OraVax and Peptide), all fees and expenses incurred in connection with the merger will be paid by the party incurring such expenses.


PAYMENT OF PEPTIDE EXPENSES BY ORAVAX


    OraVax will reimburse Peptide for (1) its costs and expenses related to entering into the merger agreement and seeking to consummate the transactions contemplated by the merger agreement, including fees and expenses payable to legal, accounting and financial advisors relating to the merger and (2) the costs and expenses, including legal fees and expenses, relating to the financing commitment of Peptide to OraVax, if:



    - Peptide terminates the merger agreement because OraVax has breached a representation, warranty, covenant or agreement under the merger agreement or because the OraVax board of directors has withdrawn or modified its recommendation of the merger in a manner adverse to Peptide or has taken any action (other than as permitted by the merger agreement) with respect to any Acquisition Proposal by a third party; or



    - OraVax terminates the merger agreement because of its decision to accept a qualified Acquisition Proposal as permitted by the merger agreement.



    In addition to any payment of Peptide expenses by OraVax pursuant to the merger agreement, OraVax has agreed to pay Peptide:



    - $750,000 (less amounts paid by OraVax to reimburse Peptide's fees and expenses) if the merger agreement is terminated for certain reasons and at such time a third party has made, or disclosed an intention to make, an Acquisition Proposal; or



    - $1,500,000 (less certain amounts paid by OraVax to reimburse Peptide's fees and expenses) if the merger agreement is terminated for certain reasons and OraVax enters into an agreement to consummate or consummates an Acquisition Proposal with PMC.



NO LIMITATIONS ON RECOVERING FOR WILLFUL BREACH.



    If the merger agreement is terminated by a party as a result of a willful breach by the other party, the terminating party may pursue any remedies available to it at law or in equity, including recovery of such damages to which it may be entitled.

FEDERAL SECURITIES LAW CONSEQUENCES



    All of the Peptide ordinary shares received by OraVax stockholders in the merger will be freely transferable, except that Peptide ordinary shares received by individuals and entities who are deemed to be "affiliates" (as such term is defined under the Securities Act of 1933, as amended) of OraVax before the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or Rule 144 under the Securities Act, in the case of individuals and entities who become affiliates of Peptide) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of OraVax or Peptide generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. The merger agreement also requires OraVax to use its best efforts to cause each of its affiliates to execute and deliver to Peptide a written agreement to the effect that such affiliate will not offer or sell or otherwise dispose of Peptide ordinary shares issued to such affiliate in or pursuant to the merger in violation of the Securities Act or the related rules and regulations adopted by the SEC thereunder. The delivery of such agreements is also a condition to Peptide's obligation to complete the merger.



DEREGISTRATION OF ORAVAX SHARES; LISTING OF PEPTIDE ORDINARY SHARES



    Upon consummation of the merger, OraVax common stock will be deregistered under the Exchange Act and will cease to be traded on the OTC Bulletin Board.



    A condition to the merger is that the Peptide ordinary shares issued in the merger are admitted to the Official List of the London Stock Exchange and Peptide has agreed to use reasonable commercial efforts to obtain such admission.



APPRAISAL RIGHTS



    If the merger is completed, an OraVax stockholder who:



    - continues to hold those shares through the effective time of the merger,



    - strictly complies with the procedures set forth under Section 262 of the Delaware General Corporation Law, and



    - has not voted in favor of the merger,



may have those shares appraised by the Delaware Court of Chancery under Section 262 and receive payment for the "fair value" of those shares in place of the merger consideration.



    OraVax stockholders considering seeking appraisal of their shares of OraVax common stock should note that the fair value of their shares determined under
Section 262 could be more, the same or less than the merger consideration they would receive if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the Chancery Court and allocated among the parties as the Chancery Court deems equitable in the circumstances. Upon application of a OraVax stockholder, the Chancery Court may order all or a portion of the expenses incurred by any OraVax stockholder in connection with the appraisal proceeding including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of OraVax common stock entitled to appraisal. In the absence of such a determination or assessment, each Stockholder bears his, her or its own expenses.



    The statutory right of appraisal granted by Section 262 requires strict compliance with the procedures set forth in Section 262. Failure to follow any of those procedures may result in a termination or waiver of appraisal rights under Section 262. The following is a summary of Section 262 and is qualified by reference to Section 262, a copy of which is attached hereto as Annex C. OraVax stockholders should carefully read Section 262 as well as information discussed below to determine their rights to appraisal.



    An OraVax stockholder who elects to exercise the right to an appraisal under
Section 262 must deliver a written letter demanding appraisal of such stockholder's shares to OraVax prior to the vote on the adoption of the merger agreement. The written letter must identify the record owner of the shares and expressly request an appraisal. All written letters should be delivered to the following address:



Secretary
OraVax, Inc.
38 Sidney Street
Cambridge, Massachusetts 02139



    The written letter demanding appraisal must be in addition to any proxy or vote against adoption of the the merger agreement; neither voting against, abstaining from voting nor failing to vote on the adoption of the merger agreement will constitute a demand for appraisal within the meaning of Section 262.



    The written letter demanding appraisal must be signed by the record owner, fully and correctly, as that person's name appears on the common stock certificates. If the shares are owned of record by a trustee, guardian or custodian, on behalf of another person, such letter must be signed by the trustee, guardian or custodian. If the shares are owned of record by or for more than one person, such letter must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the letter demanding appraisal for a record owner; however, the agent must identify the record owner(s) and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner(s).



    A record owner, such as a broker, who holds shares of OraVax common stock as a nominee for others may exercise his right of appraisal with respect to the shares for all or less than all such persons. In such case, the letter must set forth the number of shares covered by such demand. Where the number of shares is not expressly mentioned, the demand will be presumed to cover all shares outstanding in the name of such record owner.



    Stockholders electing to exercise their appraisal rights under Section 262 must not vote for adoption of the merger agreement. If a stockholder returns a signed proxy but does not specify a vote against adoption of the merger agreement or a direction to abstain, the proxy will be voted FOR adoption of the merger agreement, which will have the effect of waiving that stockholder's appraisal rights.



    Within 10 days after the effective time of the merger, OraVax will give written notice of the effective time of the merger to each stockholder who has satisfied the requirements of Section 262 and has not voted for the proposal to adopt the merger agreement. Within 120 days after the effective time of the merger, OraVax or any such dissenting stockholder may file a petition in the court demanding a determination of the fair value of the shares of OraVax common stock of all dissenting stockholders. Any dissenting stockholder who desires such petition to be filed is advised to file such petition on a timely basis unless such dissenting stockholder receives notice that such a petition has been filed by OraVax or another dissenting stockholder.



    If a petition for appraisal is timely filed, the court will determine which stockholders are entitled to appraisal rights and thereafter will determine the fair value of the shares of OraVax common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining such fair value, the court shall take into account all relevant factors.

    From and after the effective time of the merger, no dissenting stockholder shall have any rights of a OraVax stockholder with respect to such holder's shares for any purpose, except to receive payment of its fair value and to receive payment of dividends or other distributions on such holder's shares, if any, payable to OraVax stockholders of record as of a date prior to the effective time of the merger. If a dissenting stockholder delivers to OraVax a written withdrawal of the demand for an appraisal within 60 days after the effective time of the merger or thereafter with the written approval of OraVax, or if no petition for appraisal is filed within 120 days after the effective time, then the right of such dissenting stockholder to an appraisal will cease and such dissenting stockholder will be entitled to receive only the merger consideration.



COVENANT NOT TO SELL PEPTIDE ORDINARY SHARES



    In connection with the merger, each of OraVax's officers and directors will agree that such officer or director will not offer to sell, sell or otherwise dispose of the Peptide ordinary shares received in the merger outside of the United States during the 180 days following the effective time of the merger.



ACCOUNTING TREATMENT



    The merger will be treated as an acquisition on Peptide's financial statements. The acquisition method of accounting for business combinations under generally accepted accounting principles in the U.K. is similar to the purchase method of accounting under generally accepted accounting principles in the U.S.



ARRANGEMENTS WITH PMC AND ORAVAX



    PMC and OraVax formed a joint venture, also referred to as PM-O, in 1995 to develop a vaccine to treat and prevent H. PYLORI infections, believed to be one of the principal causes of peptic ulcers. A more detailed discussion of the formation of PM-O appears on page 85 of this document. As described below, Peptide has several contractual arrangements with PMC and PM-O.



PM-O COLLABORATION



    In April 1998, Peptide entered into agreements with PM-O which grant PM-O a worldwide exclusive option to use Peptide's proprietary oral vaccine delivery technology for the development of oral H. PYLORI vaccines. PM-O is supplying its proprietary H. PYLORI antigens which Peptide is incorporating into its oral vaccine delivery system. PM-O is funding the costs of this research program. On successful conclusion of this research program, PM-O has an option to take a license and will be responsible for all future clinical development and associated costs. Exercise of this option will trigger payment of a license fee to Peptide, and Peptide will have a right to milestone payments and royalties on future sales of the vaccine.



    As a result of the merger, Peptide will gain indirect ownership in OraVax's fifty-percent share in PM-O. In addition, as part of an agreement between Peptide and PMC on January 25, 1999, upon the completion of the merger OraVax will enter into an agreement with PMC to add the development of vaccines against hepatitis C infections to the research program conducted by PM-O. Besides the addition of the hepatitis C vaccines program, the joint venture agreements between PMC and OraVax will continue to govern the operations of PM-O after the merger. The terms of the hepatitis C vaccines program are described below.



OVERVIEW AGREEMENT



    On January 25, 1999, Peptide and PMC entered into an overview agreement that forms an alliance between the two companies with respect to OraVax's ChimeriVax-TM- platform technology effective upon completion of the merger. Peptide agreed to cause OraVax to sign several agreements upon completion of the merger and, PMC agreed, conditioned on consummation of the merger, to make a $3 million investment in Peptide ordinary shares. In addition to the agreement to add the hepatitis C vaccine program to PM-O as discussed above, Peptide agreed to cause OraVax to enter into the following agreements following the merger:



    - JE/TBE AGREEMENT. The JE/TBE Agreement will grant PMC an exclusive worldwide license to use the ChimeriVax-TM- technology for the development and commercialization of Japanese encephalitis vaccines and tick-borne encephalitis vaccines. PMC will make payments to OraVax based on the successful achievement of specific milestones for JE and TBE vaccines and will pay royalties on net sales of licensed products. OraVax will perform research and development activities directed toward the JE vaccines. If requested by PMC, OraVax will perform research and development activities for TBE vaccines at PMC's expense.



    - HEPATITIS C LICENSES. Under license agreements with PM-O, OraVax will grant PM-O an exclusive worldwide license to use the ChimeriVax-TM-technology for the development and commercialization of vaccines for the prevention, treatment or cure of hepatitis C infections in humans. PM-O will pay a license fee and make milestone payments to OraVax. In accordance with the PM-O joint venture agreement, OraVax and PMC will share equally in profits from the sales of hepatitis C vaccines and in all future research, development, clinical and commercialization costs of the vaccines.



    - MILESTONE DEFERRAL AGREEMENT. In consideration of the receipt by OraVax of research funding, milestone payments and royalties under the dengue license agreement, JE/TBE agreement, hepatitis C licenses and PM-O joint venture amendment, PMC or PM-O may, at their option, defer up to $3 million in milestone payments payable to OraVax under such agreements.



    If the overview agreement is terminated, if Peptide fails to complete the merger, or if PMC fails to make the equity investment in Peptide ordinary shares, then Peptide is not required to cause OraVax to execute these agreements. The overview agreement may be terminated at any time prior to the effective time of the merger:



    - by mutual written consent of the parties;



    - upon termination of the merger agreement; or



    - by PMC upon



       - the public announcement of a tender or exchange offer for securities of OraVax by any person other than PMC,



       - any event that would entitle Peptide to terminate the merger agreement,



       - upon the public announcement of the submission to OraVax of an acquisition proposal by any person other than PMC, or



       - breach of certain representations and warranties contained in the overview agreement.



STANDSTILL AGREEMENT



    On January 25, 1999, Peptide and PMC entered into a standstill agreement, which provides that, prior to the effective time of the merger or the termination of the standstill agreement, PMC will not directly or indirectly:



    - acquire or make any proposal to acquire any securities of OraVax (except by way of stock dividends or other distributions or offerings made by OraVax on a pro rata basis to OraVax stockholders) or seek or propose any merger, consolidation, business combination, tender or exchange offer or sale or purchase of all or a substantial portion of the assets of OraVax;

    - solicit proxies to vote, or seek to advise or influence any person with respect to the voting of any OraVax common stock;



    - form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act of 1934, as amended) with respect to any OraVax common stock or in connection with any of the foregoing;



    - have any discussions or enter into any arrangements, understandings or agreements with, or advise, assist or encourage, any other persons in connection with any of the foregoing; or



    - announce an intention to do any of the foregoing.



    However, PMC is not restricted by the standstill agreement from negotiating with OraVax with respect to a licensing transaction involving the hepatitis C vaccine program or an acquisition proposal if OraVax initiates such negotiations with PMC or if OraVax or Peptide initiates such negotiations with any person other than PMC.



    The standstill agreement may be terminated at any time prior to the effective time of the merger:



    - by mutual written consent of the parties;



    - by PMC or Peptide upon the termination of the merger agreement; or



    - by PMC upon



       - the public announcement of a tender or exchange offer for OraVax common stock,



       - the occurrence of certain events that would entitle Peptide to terminate the merger agreement,



       - the public announcement of the submission to OraVax of a bona fide acquisition proposal by any person other than PMC, or



       - any modification or amendment of the merger agreement which PMC reasonably determines to be adverse to OraVax stockholders or which extends the July 31, 1999 termination date of the merger agreement.



    Under the standstill agreement, Peptide must promptly inform PMC when it becomes aware of any termination events or the submission of an acquisition proposal to OraVax. The standstill agreement will terminate on October 31, 1999 to the extent it is not otherwise terminated prior to that date.



SUBSCRIPTION AGREEMENT



    Under a subscription agreement dated January 25, 1999 between PMC and Peptide, PMC has agreed to invest the pounds sterling equivalent of $3 million for new ordinary shares in Peptide at 78 pence per share. The subscription agreement is conditional on the satisfaction of certain conditions prior to July 31, 1999, including the consummation of the merger and the approval of Peptide shareholders.



DESCRIPTION OF BRIDGE LOAN



    Peptide has committed to lend up to $5 million to OraVax pursuant to the terms of a loan agreement dated as of November 10, 1998. The rate of interest on the loans under the loan agreement is 9% per annum. Peptide's obligation to lend is subject to the satisfaction of several conditions, including the grant by OraVax of (i) a perfected security interest in all its assets and intellectual property (except for H. PYLORI related patents and OraVax's interest in the PM-O joint venture) and (ii) leasehold mortgages on OraVax's leasehold interests in Cambridge and Canton, Massachusetts.

    The loan agreement provides that Peptide will lend up to $5 million to OraVax prior to the consummation of the merger if OraVax has not breached the merger agreement and has exhausted its other financing sources. OraVax's ability to borrow in this circumstance is restricted by cash expenditure projections set forth in the loan agreement which are subject to revision upon agreement of OraVax and Peptide. However, if the merger agreement is terminated as a result of a material breach by Peptide, joint agreement between OraVax and Peptide or a failure of Peptide's shareholders to approve the merger or if Peptide fails to enter into a satisfactory underwriting agreement to fulfill the funding requirements set forth in the merger agreement, Peptide's commitment to lend is limited to $3 million.



    In each of the foregoing cases, Peptide's commitment will be reduced by the amount of any termination fees payable to Peptide pursuant to the merger agreement and any cash proceeds received by OraVax from the disposition of assets (including the license of intellectual property). The loans are subject to mandatory prepayment (and the commitment to lend simultaneously reduced) in the event of the receipt by OraVax of any insurance proceeds, proceeds from the issuance of equity securities or the incurrence of indebtedness or proceeds from the disposition of assets (including the license of intellectual property). OraVax may prepay the loans, at its option, at any time without premium or penalty. Peptide's commitment to lend is terminated on the occurrence of customary events of default including the failure of OraVax to pay principal or interest under the loan agreement or in respect of other debts, OraVax's bankruptcy and related events and breach by OraVax of any of its material agreements.



    As of the date of this prospectus/proxy statement, OraVax has not incurred any indebtedness under the loan agreement. If OraVax does borrow amounts from Peptide and the merger agreement is not adopted by OraVax stockholders or is terminated, then OraVax could be required to sell or license its technology or other assets to repay the loan. In this regard, OraVax is exploring the possibility of selling its interest in its Canton, Massachusetts manufacturing facility. OraVax believes that cash proceeds from such a sale would be sufficient to repay any amounts that it may borrow under the loan agreement.



PEPTIDE SHAREHOLDER MATERIALS



    The holders of a majority of the Peptide ordinary shares voting in person or by proxy must approve the merger and other matters related to the merger, including an increase in the authorized share capital of Peptide. An extraordinary general meeting of Peptide has been convened for February 15, 1999. A circular comprising a prospectus and listing particulars relating to Peptide has been prepared pursuant to the rules of the London Stock Exchange and was sent to the shareholders of Peptide on January 29, 1999. A copy of the circular has been delivered to the Registrar of Companies in England and Wales for registration. The contents of the circular do not form part of, nor are they incorporated into, this prospectus/proxy statement.



    The London Stock Exchange listing rules require Peptide to state in the circular that the working capital available to the combined entity is sufficient for its present requirements or how it is proposing to provide the necessary additional working capital. Peptide will meet this requirement by raising approximately L20.6 million (net of expenses) by issuing new Peptide ordinary shares through a rights issue. This rights issue has, except for the rights of certain Peptide shareholders who have irrevocably undertaken to take up their rights, been fully underwritten by BT Alex.Brown International. This rights issue is conditional upon the approval of the merger by Peptide shareholders, the Underwriting Agreement with BT Alex.Brown International not being terminated and the listing of the new Peptide ordinary shares on the London Stock Exchange. The completion of the merger is not a condition to the rights issue. However, completion of the rights issue is a condition to the consummation of the merger.

                           MATERIAL TAX CONSEQUENCES


GENERAL


    The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of OraVax common stock. It also summarizes the material U.S. and U.K. income tax consequences to holders of OraVax common stock who hold or dispose of Peptide ordinary shares received in the merger. This summary is limited to U.S. persons who hold OraVax common stock (and who will hold Peptide ordinary shares) as capital assets ("U.S. Holders"). A U.S. person means:



    - a citizen or resident of the U.S.;



    - a corporation or partnership organized in the U.S.; or



    - an estate or trust that is subject to U.S. federal income taxation without regard to the source of its income.



    The following discussion does not address the tax consequences to persons subject to special tax treatment. Examples of such persons include the following:



    - foreign persons or entities;



    - persons whose "functional currency" is not the U.S. dollar;



    - tax-exempt organizations;



    - securities dealers;



    - regulated investment companies;



    - real estate investment trusts, real estate mortgatge investment conduits and financial asset securitization investment trusts;



    - financial institutions and insurance companies;



    - persons subject to alternative minimum tax;



    - persons who acquired OraVax common stock by exercising stock options or otherwise as compensation;



    - persons holding OraVax common stock as part of a hedging, conversion, short sale or integrated transaction or a straddle; and



    - holders (directly, indirectly, or by attribution) of 10% or more of the voting shares of Peptide.



    In addition, the following discussion is based upon current law and current interpretations of the law, which could change (possibly with retroactive effect) or may be interpreted differently. This summary is provided for general information purposes only, and is not legal or tax advice. Neither OraVax nor Peptide has requested a ruling from the IRS with regard to the tax consequences of the merger or of holding or disposing of Peptide ordinary shares received in the merger.



    The statements of U.K. tax laws set forth below summarize the material U.K. tax effects of the merger to U.S. holders (except in relation to certain classes of U.S. holders as set out below) but do not address potential U.K. tax effects relevant to the merger. The statements of U.K. law are based on U.K. tax laws and U.K. Inland Revenue practice in force as at the date of the filing of this prospectus/ proxy statement and are subject to any changes in U.K. law occurring after that date. While this summary is principally directed to U.K. tax law, it does not address the tax position of U.K. holders of Peptide ordinary shares. The tax treatment of a U.S. holder of Peptide ordinary shares may vary depending on such holder's particular situation, and certain shareholders (including insurance companies, tax exempt organizations, entities that are residents of more than one country, financial institutions, dealers, broker-dealers or entities which, alone, or together, with one or more associated corporations, control directly or indirectly more than 10% of the voting shares of Peptide) may be subject to special rules not discussed below.


    ORAVAX STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE UNITED STATES AND UNITED KINGDOM INCOME TAX CONSEQUENCES OF HOLDING OR DISPOSING OF THE PEPTIDE ORDINARY SHARES IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS CONCERNING ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAX JURISDICTION, INCLUDING ANY STATE, LOCAL, OR OTHER FOREIGN JURISDICTION, AND ANY ESTATE OR GIFT TAX CONSIDERATIONS.


UNITED STATES FEDERAL INCOME TAX CONSEQUENCES


    The merger will be treated as a taxable sale of OraVax common stock by OraVax stockholders for federal income tax purposes. It will not be a tax-deferred "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code because Peptide will acquire substantially all of the outstanding OraVax 6% convertible preferred stock for cash as part of the merger. Accordingly, a U.S. Holder of OraVax common stock will recognize gain (or loss) equal to the amount by which the fair market value of the Peptide ordinary shares received by such holder in the merger or the amount by which the cash received pursuant to the exercise of dissenters' appraisal rights (in the case of a holder who exercises such rights) exceeds (or is less than) the holder's adjusted basis for the shares of OraVax common stock surrendered in the merger. Gain or loss must be computed separately for blocks of OraVax common stock acquired at different times and for different amounts. Such gain or loss will be long-term capital gain or loss if the shares of OraVax common stock have been held for more than one year. A U.S. Holder's adjusted tax basis in the Peptide ordinary shares received in the merger will equal the fair market value of such shares at the effective time of the merger. A U.S Holder's holding period for the Peptide ordinary shares received in the merger will begin on the day following the effective time of the merger.


    The receipt of consideration pursuant to the merger or the exercise of dissenters' appraisal rights may be subject, under certain circumstances, to "backup withholding" at a 31% rate. Backup withholding generally applies only if the holder (i) fails to furnish his or her social security or other taxpayer identification number (TIN) within a reasonable time after the request therefor,
(ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that he or she has failed to report properly interest or dividends, or
(iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is the correct number and that he or she is not subject to backup withholding.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP OF PEPTIDE
  ORDINARY SHARES

TAXATION OF DISTRIBUTIONS


    Distributions made with respect to Peptide ordinary shares (including the amount of any Treaty Payment or and any U.K. Withholding Tax, as defined below) will, to the extent paid out of the current or accumulated earnings and profits of Peptide, be treated for U.S. federal income tax purposes as foreign-source dividend income. Distributions in excess of this amount will be treated as a non-taxable return of capital to the extent of the U.S. Holder's adjusted tax basis in the Peptide ordinary shares, and any excess over such basis will be taxable as capital gain. Dividends paid by Peptide generally will not be eligible for the dividends received deduction allowed to corporations under
Section 243 of the Internal Revenue Code.



    For federal income tax purposes, dividends paid in pounds sterling will be translated into their U.S.-dollar-value equivalents based upon the exchange rate in effect on the date the dividend is received by the U.S. Holder, regardless of whether such amounts are actually converted into U.S. dollars. A U.S. Holder will have a basis in the pounds sterling equal to this U.S.-dollar-value equivalent. Any gain or loss realized on a subsequent conversion or other disposition of the pounds sterling will be treated as ordinary income or loss.


U.S. CREDIT FOR U.K. TAXES WITHHELD


    U.S. Holders will generally be able to claim a credit against their U.S. federal income tax liability for U.K. Withholding Tax (as defined below) deducted from dividends received on their Peptide ordinary shares. For these purposes, dividends paid on the Peptide ordinary shares generally will be treated as income from sources outside the U.S., and generally will constitute passive income. THE FOREIGN TAX CREDIT RULES ARE COMPLEX, AND U.S. HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS TO DETERMINE WHETHER AND TO WHAT EXTENT A CREDIT WOULD BE AVAILABLE. U.S. HOLDERS THAT DO NOT ELECT TO CLAIM A FOREIGN TAX CREDIT MAY INSTEAD CLAIM A DEDUCTION FOR U.K. WITHHOLDING TAX.


TAXATION OF CAPITAL GAINS


    A U.S. Holder will recognize gain or loss for U.S. federal income tax purposes upon the sale or other taxable disposition of Peptide ordinary shares in an amount equal to the difference between the amount realized on such disposition and the adjusted tax basis in the shares disposed of. This gain or loss generally will be subject to U.S. federal income tax, and will be treated as long-term capital gain or loss if the U.S. Holder has held the shares disposed of for more than one year. Capital losses realized on such a disposition will be subject to certain limitations on deductibility. Gain and, under recently finalized Treasury Regulations, loss recognized by a U.S. Holder on such a disposition of Peptide ordinary shares will generally be treated as income from sources within the U.S. for purposes of the foreign tax credit limitations discussed above, unless the gain is attributable to an office or fixed place of business maintained by the U.S. Holder outside the U.S., and certain other conditions are met.


BACKUP WITHHOLDING


    Payments made in respect of Peptide ordinary shares may be subject to a 31% U.S. backup withholding tax. Backup withholding generally will not apply, however, to a holder who furnishes a correct taxpayer identification number or certificate of foreign status or who is otherwise exempt from backup withholding, and who makes any required certification. Backup withholding is not an additional tax, and amounts withheld from payments would be treated as a credit against the U.S. federal income tax liability of a U.S. Holder, provided that the required information is furnished to the IRS.


UNITED STATES ANTI-DEFERRAL FEDERAL INCOME TAX ISSUES


    The Internal Revenue Code contains certain "anti-deferral" provisions which, if applicable, would change the U.S. federal income tax consequences of holding or disposing of Peptide ordinary shares discussed above. These provisions, which apply to foreign corporations classified as "foreign personal holding companies," "passive foreign investment companies" or "controlled foreign corporations," generally seek to reduce or eliminate the effect of the deferral of U.S. taxes on certain undistributed earnings of such foreign corporations, with the result that in some cases income may be required to be recognized before an actual cash distribution is made.



    As of the date of this prospectus/proxy statement, Peptide does not believe that it will be classified as a foreign personal holding company, a passive foreign investment company, or a controlled foreign corporation following the merger, and therefore believes that these anti-deferral provisions will not apply to U.S. Holders holding Peptide ordinary shares. This conclusion is based upon a review by Arthur Andersen, Peptide's accountants, of existing financial data and projections for Peptide and OraVax for 1999, and on the application of the U.S. tax rules and regulations to these financial data and projections. Any change in the ownership structure or in the makeup of the assets or income of

Peptide or OraVax from those reflected in these financial data and projections could change this conclusion.



    If Peptide were determined to be a foreign personal holding company, a passive foreign investment company or a controlled foreign corporation the treatment of U.S. Holders holding Peptide ordinary shares would differ from that discussed above. Specifically, if Peptide were classified as a passive foreign investment company (a "PFIC") for any period following the merger, U.S. Holders of Peptide ordinary shares would generally be required to treat all "excess distributions" with respect to such shares as if such amounts were ordinary income earned ratably over the holding period for such shares. Excess distributions for this purpose would include gain realized on the disposition of such shares as well as certain distributions made by Peptide. Amounts treated under this analysis as earned in the year of the disposition or distribution or in any year before the first year in which Peptide was a PFIC would be included in the holder's ordinary income for the year of the disposition or distribution. All remaining amounts would be subject to tax at the highest ordinary income tax rate that would have been applicable in the year in which such amounts were treated as earned, and interest would be charged on the tax payable with respect to such amounts. In addition, if Peptide were classified as a PFIC, Peptide ordinary shares acquired from a decedent generally would not receive a "stepped-up" basis but would, instead, have a tax basis equal to the lower of the decedent's basis or the fair market value of such shares. If Peptide were to agree to comply with certain reporting requirements, however, U.S. Holders could timely elect for the first year during their holding period of their Peptide ordinary shares in which Peptide was a PFIC to treat Peptide as a qualified electing fund (a "QEF" election). Such an election generally would require such holders to include currently in income for each year in which Peptide was a PFIC their pro rata share of the earnings and profits of Peptide, but would avoid the application of the excess distribution rules and other adverse tax consequences described above. Recently proposed Treasury Regulations also provide that, if Peptide were a PFIC, U.S. Holders could elect (a "mark-to-market" election) to annually mark-to-market their Peptide ordinary shares, and include as ordinary income the excess of the value of such shares over their basis (adjusted to reflect prior mark-to-market adjustments). U.S. holders making such an election would likewise be allowed an ordinary deduction (up to the amount of their previously recognized net mark-to-market gains) for years in which their basis in their Peptide shares exceeded their value. A mark-to-market election could generally be made without the need for any information from Peptide, and, if made for the first year during a U.S. Holder's holding period for which Peptide was a PFIC, would avoid the application of the excess distribution rules described above.



    Neither Peptide nor its advisors have any obligation to inform U.S. Holders of future changes in circumstances that could result in Peptide being classified as an entity subject to the Internal Revenue Code's anti-deferral provisions in the future. U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE POTENTIAL APPLICATION OF THESE ANTI-DEFERRAL PROVISIONS TO PEPTIDE FOR PERIODS OF TIME FOLLOWING THE MERGER, AS WELL AS THE POTENTIAL DESIRABILITY OF MAKING A "QEF" OR "MARK-TO-MARKET" ELECTION FOR THEIR PEPTIDE ORDINARY SHARES IF PEPTIDE WERE CLASSIFIED AS A PFIC.


U.K. TAX CONSEQUENCES OF OWNING PEPTIDE ORDINARY SHARES

TAXATION OF DIVIDENDS


    A U.K. company is liable to account for Advance Corporation Tax ("ACT") on the payment of a dividend. The rate of ACT is currently 25% of the cash dividend paid. Under the provisions of the Income Tax Convention currently in force between the U.K. and the U.S. (the "Income Tax Convention") a U.S. holder who is an individual or a corporate portfolio holder (which is broadly defined as a shareholder who holds less than 10% of the voting shares) of Peptide ordinary shares will be entitled to receive from the U.K. Inland Revenue a refund (the "Tax Treaty Payment"). The amount of the tax treaty payment will be equal to the tax credit in respect of ACT minus a withholding (the "U.K. Withholding Tax") of 15% of the aggregate of the cash dividend plus the tax credit (limited to the tax credit). On the basis of an ACT rate of 25% of the dividend, an L80 dividend (the amount of the dividend and rate of ACT have been selected for illustrative purposes only) would result in a L20 payment of ACT by Peptide. The tax credit related to the dividend would be equal to L20 (20% of the aggregate of the L80 dividend and the L20 tax credit). The U.S. holder who is an individual or a corporate portfolio holder would be entitled to receive a L5 Tax Treaty Payment, calculated by reducing the L20 tax credit by withholding tax of L15 (15% of the aggregate of the L80 dividend and the L20 tax credit). Accordingly such U.S. holder would have a total net receipt of L85 (cash dividend plus a net tax credit of L5). Under current proposals the rate of tax credits will be halved from 20% to 10% of the gross dividend for dividends paid on or after April 6, 1999 with the result that a U.S. holder who is an individual or a corporate portfolio holder would not be entitled to receive any Tax Treaty Payment. Thus, using the example set out above, an L80 dividend will result in the U.S. holder only receiving L80.



    A U.S. holder of Peptide ordinary shares nonetheless will not be entitled to claim the Tax Treaty Payment described above if:



    - the holding of the Peptide ordinary shares is effectively connected with



         - a permanent establishment situated in the U.K. through which the U.S. holder carries on business in the U.K.,



         - a fixed base in the U.K. from which the U.S. holder performs independent personal services; or



    - in the case of a U.S. holder that is a U.S. Corporation where the U.S. Holder is:



         - also a resident of the U.K. or



         - in certain circumstances, an investment or holding company at least 25% of the capital of which is held, directly, or indirectly, by persons that are not individuals, residents or nationals of the U.S.



Special rules may also apply if the U.S. holder is exempt from tax in the U.S. on dividends paid by Peptide. The refund may not be available in the case of a U.S. holder who owns 10% or more of the class of shares in respect of which the dividend is paid to the extent that the dividend can only have been paid out of profits which were earned, or from income which was received, in a period ending 12 months or more before the date on which the U.S. holder becomes the owner of 10% or more of the class of shares in question. If the U.S. holder of Peptide ordinary shares is a U.S. partnership, trust or estate, the refund will be available only to the extent that the income derived by such partnership, trust or estate is subject to U.S. tax either as the income of a U.S. resident in its hands or in the hands of its partners or beneficiaries as the case may be.


U.K. TAXATION OF CAPITAL GAINS


    A U.S. holder who is not resident, or ordinarily resident, for tax purposes in the U.K. will not be liable for U.K. Tax on capital gains on the disposal of Peptide ordinary shares unless the U.S. holder carries on a trade, profession or vocation in the U.K. through a branch or agency and the Peptide ordinary shares are or have been used by, held by, or acquired for use by or for the purposes of such trade, profession, vocation, branch or agent.


U.K. INHERITANCE TAX (ON ESTATES AND GIFTS)

    The Estate and Gift Tax Convention in force between the U.S. and the U.K. provides that the U.K. tax to which the Convention applies is Capital Transfer Tax ("CTT") and that it will also apply to identical or substantially similar taxes which are imposed subsequently. On January 1, 1998 CTT was replaced by Inheritance Tax ("IHT"). It is understood that in practice the U.S. tax authorities and the

U.K. Inland Revenue apply the convention on the basis that IHT has replaced CTT as the tax to which the convention now applies, although the Convention has not been amended to that affect.

    On the basis of that practice, Peptide ordinary shares held in the U.S. by an individual who is domiciled for the purposes of the Estate and Gift Tax Convention in the U.S. and is not for the purposes of the Convention a national of the U.K., will not be subject to IHT on the individual's death or on a transfer of the Peptide ordinary shares during the individual's lifetime (although special rules apply in the case of Peptide ordinary shares held in trust or as part of the business property of a permanent establishment in the U.K. or related to the fixed base in the U.K. of a person providing independent personal services).

U.K. STAMP DUTY AND STAMP DUTY RESERVE TAX

    Any transfer of the Peptide ordinary shares may result in the stamp duty liability at the rate of 0.5% of the consideration. There is no charge to ad valorem stamp duty on gifts. On a transfer of Peptide ordinary shares from a nominee to the beneficial owner (the nominee having at all times held the Peptide ordinary shares on behalf of the transferee) under which no beneficial interest passes and which is neither a sale, nor arises under or following a contract of sale, nor is in contemplation of sale, a fixed 50p stamp duty will be payable. The amount of ad valorem stamp duty is generally calculated at the applicable rate on the purchase of the Peptide ordinary shares.


    The issue of the Peptide ordinary shares to U.S. holders as part of the merger will not attract U.K. Stamp Duty.


    A stamp duty reserve tax generally at a rate 0.5% on the consideration, is currently payable on any agreement to transfer ordinary shares or any interest therein unless:


    - an instrument transferring the ordinary shares is executed;



    - stamp duty, generally at a rate of 0.5% is paid; and



    - the instrument is stamped on or before the last day of the month following the month in which the agreement is made, or, where the agreement is conditional, the last day of the month following the month in which it becomes unconditional.


The duty will, however, be refundable if within 6 years the agreement is completed by an instrument which has been duly stamped, generally at a rate of 0.5%.

    Increased U.K. stamp duty and stamp duty reserve tax charges (generally at the rate of 1.5% of the consideration paid or the market value of the Peptide ordinary shares depending on the circumstances) will apply if the Peptide ordinary shares are issued or transferred to a custodian for a clearing system or to a depositary who issues depositary receipts in respect of such shares.


    THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL OF THE UNITED STATES AND UNITED KINGDOM INCOME TAX CONSEQUENCES OF THE MERGER OR THE OWNERSHIP OR DISPOSITION OF PEPTIDE ORDINARY SHARES. THIS DISCUSSION IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT APPLY TO A PARTICULAR STOCKHOLDER IN LIGHT OF SUCH STOCKHOLDER'S PARTICULAR CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER OR THE OWNERSHIP OR DISPOSITION OF PEPTIDE ORDINARY SHARES, INCLUDING THE APPLICATION OF STATE, LOCAL AND OTHER FOREIGN TAX LAWS.

                             DESCRIPTION OF PEPTIDE

GENERAL


    Peptide was incorporated in England and Wales in 1993 under the Companies Act 1985 as a private company with the name Dutybonus Company Limited, with registered number 2863682. Its registered office, head office and principal place of business in the United Kingdom is 321 Cambridge Science Park, Milton Road, Cambridge, CB4 4WG. Peptide was re-registered as a public limited company with the name Peptide Therapeutics plc with effect from May 10, 1994. Peptide changed its name to Peptide Therapeutics Group plc in July 1994. Peptide was listed on the London Stock Exchange in November 1995.


    Peptide is the holding company of Peptide Therapeutics Limited, Peptide Mimetics Limited, Cambium Limited and Peptide Therapeutics Employees' Trustees Limited, a group of companies principally involved in the research and development of novel biopharmaceutical products.

BUSINESS

    Peptide is a biopharmaceutical company engaged in research and early-stage clinical development of vaccines and other drugs directed primarily at infectious diseases and allergic disorders. Peptide develops products through Phase II clinical trials. Recently Peptide has expanded its product candidate portfolio and has acquired or developed in-house a number of technology platforms designed to provide the basis for developing future product candidates. Peptide's long-term strategy is to generate royalty revenue under collaborations and alliances with larger pharmaceutical companies which are responsible for manufacturing and marketing the products.

SCIENTIFIC BACKGROUND

    Peptide's primary product candidates are designed to assist the immune system to either (1) protect against diseases caused by infectious organisms, or pathogens, such as bacteria and viruses or (2) limit or avoid allergic reactions to allergens. The immune system is comprised of two divisions: systemic and mucosal. The systemic immune system protects the blood and deep tissues of the body. The mucosal immune system protects mucosal surfaces, such as digestive, respiratory and genitourinary tracts and the surface of the eye. The immune system produces antibodies that combat foreign organisms and substances by neutralizing them or initiating a process to remove them from the body. There are five classes of antibodies: IgA, IgE, IgM, IgG and IgD. IgA is generally associated with the mucosal immune system and IgE and IgM are generally associated with the systemic immune system. IgE, which may play a crucial role in the body's defense against certain parasites, is key component in the process resulting in many allergic reactions. The role of IgD is not well understood.

    The discussion below regarding Peptide's product candidates and technologies includes certain terms common to discussions of the immune system. These terms include:

    ALLERGEN. A substance known to be an agent which causes immediate hypersensitivity, such as pollen, animal fur or house dust proteins.

    ANTIBIOTIC. A small molecule capable of slowing down or stopping microbial growth by blocking metabolic pathways.

    ANTIBODY. A protein molecule formed by the immune system which reacts specifically with the antigen that induced its synthesis.

    ANTIGEN. Any substance which can elicit the formation of specific antibodies.

    ATTENUATE. To reduce the disease producing ability of a micro-organism.

    AUTOIMMUNE. Relating to or caused by antibodies that attack molecules, cells or tissues of the organism producing them.

    ATOPY. A clinical syndrome comprising a combination of the allergic symptoms of asthma, eczema and hay fever.

    BACTERIOPHAGE. A virus that is parasitic within a bacterium.

    EPITOPE. A molecule or portion of a molecule capable of binding to an antibody.

    IMMUNOGENIC. Capable of causing antibody formation.

    IMMUNOMODULATION. The act of targeting receptors in the immune response system to diminish their biological effects.

    PATHOGEN. An organism which causes disease.

    PEPTIDE. A compound made up of two or more amino acids.

    PROTEASE. An enzyme which takes part in the breaking down of proteins.

INFECTIOUS DISEASES

    Pharmaceutical products can assist in immune protection against infectious diseases either by stimulating the body's own immune system to produce antibodies directed at a particular pathogen or by directly introducing a natural or synthetic antibody or other component which reacts with the pathogen. Vaccines, for example, operate by introducing to the immune system dead or disabled pathogens or fragments of pathogens, so that, upon subsequent exposure to the pathogen in its active state, the immune system is able to quickly react and neutralize the pathogen.

ALLERGIC DISORDERS

    Allergic disorders involve an antigen triggering an immune response which results in an adverse reaction. The immune systems of some humans and other animals react to certain allergens by significantly increasing the levels of certain antibodies in the blood stream. These antibodies, in turn, stimulate the production of histamine and/or other chemicals. The release of these chemicals causes the symptoms associated with various types of allergic reactions. Pharmaceutical products which block production of the relevant antibodies or block the activation of the chemical release may alleviate allergic reactions.

PRODUCT PORTFOLIO

    Peptide, together with its collaborative partners, is developing the following product candidates:


                                                                            STAGE OF
PRODUCT CANDIDATE                           PRIMARY INDICATION(S)         DEVELOPMENT              PARTNER
-----------------------------------  -----------------------------------  ------------  ------------------------------
Allergy Vaccine....................  Allergies (including anaphylaxis,    Phase II      SmithKline Beecham
                                       severe allergies, allergic
                                       rhinitis and atopic asthma)
Oral Typhoid Vaccine...............  Typhoid                              Phase II      Medeva
Tolerising Peptide (rye grass).....  Hay fever                            Phase II      SmithKline Beecham
Oral ETEC Vaccine..................  Travelers' diarrhea                  Phase I       Medeva
Veterinary Allergy Vaccine.........  Flea bite allergy                    Preclinical   Pfizer
Oral H. PYLORI Vaccine.............  Peptic ulcers                        Preclinical   Pasteur Merieux--OraVax

ALLERGY VACCINE

    DESCRIPTION. The Allergy Vaccine is designed to reduce or prevent allergic responses involving IgE antibodies. Potential indications include anaphylaxis, severe food allergies, allergic rhinitis and atopic asthma.

    DEVELOPMENT STATUS. Peptide has completed a Phase II clinical trial on patients with severe food allergies. In this trial the vaccine was well tolerated and afforded protection in a double blind, placebo controlled food allergen challenge. In February 1997 Peptide signed a licensing and collaboration agreement with SmithKline Beecham to continue the development of the Allergy Vaccine.

    A joint project team from SmithKline Beecham and Peptide has been established, and Peptide has transferred its Allergy Vaccine technology to SmithKline Beecham. SmithKline Beecham is conducting extended Phase II feasibility trials to investigate the efficacy of the vaccine for a range of allergic indications. Initial results from the trials are expected in 1999.

    INTELLECTUAL PROPERTY. Peptide has European and U.S. patents relating to the Allergy Vaccine and has applied for a patent in Japan. Peptide has patents pending in Europe, Japan and the U.S. which relate to alternative allergy vaccines.

ORAL TYPHOID VACCINE

    DESCRIPTION. The Oral Typhoid Vaccine is a live vaccine consisting of attenuated S. TYPHI bacteria. The attenuations are designed to weaken the bacteria to a degree such that they no longer cause disease but still evoke an immune response. Because the vaccine has been designed to induce both systemic and mucosal immune responses, it should offer the prospect of improved efficacy over existing oral and injectable typhoid vaccines. In addition, because it will be administered in a single oral dose, Peptide believes it would result in improved patient compliance over the currently available oral typhoid vaccine that requires patients to have three or four separate doses.


    DEVELOPMENT STATUS. A Phase II trial of a single dose, live attenuated oral typhoid vaccine was successfully completed in January 1999. The trial, which was co-sponsored by the National Institute of Allergy and Infectious Diseases in the U.S., compared two dose levels of vaccine against placebo in 80 volunteers at the Center for Vaccine Development at the University of Baltimore in Maryland.



    The results of the trial confirmed that, when given as a single oral dose, the vaccine is well tolerated, does not cause bacteremia and elicits both a mucosal and systemic immune response. This provides a basis for the further development of the vaccine for use in travellers and in populations where typhoid fever is widespread, and supports the use of Peptide's proprietary S. TYPHI technology for the development of other oral vaccines.



    In keeping with its strategy to out-license products after Phase II clinical trials, Peptide now intends to seek a partner to continue the development of the Oral Typhoid Vaccine. Under an agreement entered into in January 1997, Medeva has an option to negotiate a license for this product candidate.



    INTELLECTUAL PROPERTY. Glaxo Wellcome holds a group of patents and patent applications relating to this vaccine and has granted an exclusive license to Medeva. Medeva has given an exclusive sub-license to Peptide under the terms of a collaboration entered into in January 1997. Peptide is aware of a potentially conflicting patent family owned by a third party. This patent has been opposed by Medeva at the European Patent Office on behalf of Peptide. There are parallel patents in the U.S. to those which Medeva is opposing at the European Patent Office.

TOLERISING PEPTIDE (RYE GRASS)

    DESCRIPTION. The Tolerising Peptide is derived from a rye grass allergen. This product candidate is designed to prevent hay fever caused by rye grass pollen.


    DEVELOPMENT STATUS. A Phase II clinical trial of the Tolerising Peptide (rye grass) for the prevention of hay fever was successfully completed in January 1999. The trial involved 129 patients at four centers in the U.K. and was conducted during hay fever season. Prior to inclusion in the study, patients were divided into "moderate" and "severe" groups according to their skin test reponse.



    The results of the Phase II clinical trial showed that the treatment was well tolerated with no serious treatment-related adverse events in either group. In severely allergic patients, the treatment was associated with a clear reduction in the combined hay fever symptom and medication score and a delay in the use of rescue medication. No such effects were apparent in the moderately allergic group.



    SmithKline Beecham has an option to license this product candidate. SmithKline Beecham will make its decision whether to exercise the option following presentation of the final Phase II clinical trial report which is expected in the first quarter of 1999.


    INTELLECTUAL PROPERTY. Peptide has filed a group of patent applications relating to this product candidate in the U.S., Europe and Japan.

ORAL ENTEROTOXIGENIC E. COLI ("ETEC") VACCINE

    DESCRIPTION. This vaccine is under development using an approach of rational attenuation similar to that used to generate the Oral Typhoid Vaccine.

    This vaccine is designed to protect humans against travelers' diarrhea, the principal cause of which is ETEC. This vaccine, if developed, is expected to be orally administered.

    DEVELOPMENT STATUS. A Phase I trial of the Oral ETEC Vaccine commenced in October 1998. In this initial trial Peptide has supplied two strains of ETEC attenuated in different ways for testing in an in-patient dose-ranging study in 30 healthy volunteers. The trial is designed to determine which of the attenuations results in the most appropriate balance of safety and effectiveness.

    INTELLECTUAL PROPERTY. Peptide has an exclusive license to certain patents relating to this vaccine and has filed an additional patent application.

VETERINARY ALLERGY VACCINE

    DESCRIPTION. Using an approach similar to that used with its Allergy Vaccine, Peptide has identified peptides which it believes may be suitable for the development of vaccines to moderate the allergic response in dogs and horses. The principal indications for such vaccines include flea bite allergy in dogs and atopy in horses.

    DEVELOPMENT STATUS. The Veterinary Allergy Vaccine is being developed in collaboration with Pfizer (see below). Pfizer is conducting various preclinical tests, initially focusing on the prevention of food allergy in dogs.

    INTELLECTUAL PROPERTY. The patents and patent applications applicable to the Allergy Vaccine also relate to these product candidates. Peptide is aware of a third party patent application which has claims covering the relevant dog peptide.

H. PYLORI VACCINE


    DESCRIPTION. The gastric pathogen, H. PYLORI, is believed to be responsible for most peptic ulcer disease. Studies of H. PYLORI have led to the identification of candidate antigens which could be incorporated in a novel vaccine against peptic ulcer disease. In collaboration with PM-O, a joint venture formed by OraVax and PMC, Peptide is attempting to develop an oral vaccine to protect against H. PYLORI. The vaccine under development uses Peptide's attenuated SALMONELLA oral vaccine delivery system.


    DEVELOPMENT STATUS. Peptide has incorporated the H. PYLORI antigens into its SALMONELLA delivery system. The candidate strains are currently being evaluated by PM-O.

    INTELLECTUAL PROPERTY. The patents and patent applications applicable to the Oral Typhoid Vaccine also relate to this product candidate as well as additional patents and patent applications covering means of expressing foreign antigens into SALMONELLA.

STRATEGIC ALLIANCES AND COLLABORATIONS

    Peptide believes that future sales of Peptide's products will be maximized if undertaken by established pharmaceutical companies, with Peptide receiving license fees, milestone payments and royalties on sales. Peptide has entered into several such collaborations, including four in the past two years with multinational pharmaceutical companies.

    To access new opportunities Peptide evaluates technology from third parties which potentially could be developed by Peptide. Peptide acquires rights to such technology through agreements with pharmaceutical companies, biotechnology companies, universities and other research organizations. Peptide has entered into such agreements with Medeva, the Medical Research Council, Peptimmune and several universities in the U.K.

    Details of Peptide's principal strategic alliances and collaborations are set out below.

MEDEVA

    In January 1997 Peptide entered into a collaboration with Medeva for the research, development and marketing of novel, non-injectable vaccines. Three vaccines are in development: Oral Typhoid, Oral ETEC (ENTEROTOXIGENIC E. COLI) and Oral H. PYLORI.

    Under the terms of this collaboration, Peptide acquired, for total consideration of L1 million, an oral and nasal vaccine delivery technology, rights to several vaccine product candidates and rights to a portfolio of 19 patent families. In addition, Peptide has provided L1 million of funding to Medeva towards the cost of the development program which is taking place within Medeva's vaccine research unit. Medeva has an option to license any products developed from the alliance and has rights to participate in the revenues Peptide generates from licensing a product to a third party. Medeva purchased from Peptide approximately L3 million of Peptide ordinary shares at 340p per share at the time of entering the alliance.

SMITHKLINE BEECHAM

    In February 1997, Peptide entered into a strategic alliance with SmithKline Beecham to continue the research and development of Peptide's Allergy Vaccine and the related research portfolio.

    Under the terms of the agreements, Peptide received L6 million, with Smith Kline Beecham purchasing from Peptide L3.6 million of Peptide ordinary shares at 360p per share and paying L2.4 million in license fees. Peptide could receive up to an additional L23.7 million if it achieves certain clinical development and regulatory milestones. In addition, Peptide will receive royalties on any future product sales. Under the agreements, SmithKline Beecham acquired exclusive worldwide rights to market products arising from the alliance. The alliance involves a collaborative research and development program. SmithKline Beecham will pay all clinical and associated development costs of the Allergy Vaccine and any other product candidates arising from the alliance.

    SmithKline Beecham also acquired an option for a license for the Tolerising Peptide (rye grass) product candidate. SmithKline Beecham is scheduled to decide whether to exercise the option following its review of the final Phase II trial report which is expected in the first quarter of 1999. Any license fees, milestone payments and royalties on the Tolerising Peptide negotiated with SmithKline Beecham would be in addition to those described above.

PFIZER

    In December 1997 Peptide entered into an agreement with Pfizer for the development of Peptide's Veterinary Allergy Vaccine. Under the terms of the agreement, Pfizer acquired a two year exclusive option for a worldwide license for Peptide's Veterinary Allergy Vaccine. Pfizer is obligated to conduct and pay for all costs of the research and clinical development program for evaluating the vaccine.

MEDICAL RESEARCH COUNCIL

    In February 1998 Peptide entered into a research collaboration with the Medical Research Council under the LINK Award Scheme, a U.K. Government initiative promoting partnership between industry and research organizations.

    Under the terms of this collaboration Peptide and the Medical Research Council are working jointly towards the development of novel antibacterial drugs based on the inhibition of bacterial proteases. These drugs will target bacteria which are not currently amenable to treatment with antibiotics or are becoming resistant to them. The Medical Research Council is identifying target proteases and Peptide is applying its RAPiD-TM- technology (which is described below) to design novel potent and specific inhibitors of these proteases and investigate their therapeutic application.

    Peptide and the Medical Research Council are jointly funding the three-year project under the LINK award scheme, and Peptide has an exclusive license to the intellectual property generated from the project.

PEPTIMMUNE

    In March 1998 Peptide entered into a collaboration with Peptimmune, a U.S. biotechnology company based in Cambridge, Massachusetts. The purpose of the collaboration is to develop novel inhibitors of the protease CATHEPSIN S by applying Peptide's RAPiD technology. Inhibitors of this enzyme have the potential to treat disorders of the immune system, including autoimmune diseases, allergies and atopic asthma.

    Peptide and Peptimmune are sharing all costs for the development of the product candidates up to demonstration of proof-of-principle and will benefit equally from the commercialization of any products arising from the collaboration.

PASTEUR MERIEUX-ORAVAX

    In April 1998 Peptide entered into an agreement with PM-O for the development of an oral vaccine against H. PYLORI, one of the principal causes of peptic ulcers. PM-O is a joint venture formed between Pasteur Merieux Connaught, one of the world's largest vaccine companies, and OraVax.

    Under the terms of the agreement PM-O has a worldwide exclusive option to use Peptide's proprietary oral vaccine delivery technology for the development of a vaccine to prevent H. PYLORI infection. PM-O is supplying its proprietary H. PYLORI antigens which Peptide is incorporating into its oral vaccine delivery system. PM-O is funding the costs of this research program.

    If this research program is successful, PM-O has an option to take a license and will be responsible for all future clinical development and associated costs. Exercise of this option would trigger a license fee, milestone payments and royalties on any future sales of the vaccine.

ELI LILLY AND COMPANY

    In November 1998, Peptide entered into a research collaboration with Eli Lilly and Company. Under the terms of the agreement, Lilly is providing funding to Peptide to apply its proprietary RAPiD technology to four protease targets provided by Lilly.


NOVARTIS AG



    In November 1998, Peptide entered into a research collaboration with Novartis. Under the terms of this agreement, Novartis is providing funding to Peptide to apply its proprietary RAPiD technology to one protease target provided by Novartis.


UNIVERSITY COLLABORATIONS

    Peptide has research collaborations with several universities to augment its in-house capabilities. These include the University of Cambridge (combinatorial chemistry), Bristol University (directed immunomodulation), University of Oxford (inflammatory mechanisms), and the University of Newcastle (combinatorial chemistry).

TECHNOLOGY PLATFORMS AND RESEARCH PROGRAMS

    Since its initial public offering, Peptide has acquired or developed four proprietary technology platforms. A summary of Peptide's technology platforms and the associated research programs is set out below:


TECHNOLOGY PLATFORM                                      APPLICATION                        RESEARCH PROGRAMS
-------------------------------------  -----------------------------------------------  -------------------------
MolVaD-Registered Trademark-.........  To develop novel injectable vaccines             Meningitis B
                                                                                        Anti-IgE
Mucosal Vaccine Delivery.............  To develop novel oral and nasal vaccines         Other antigen targets
RAPiD-TM-............................  To develop novel protease inhibitor drugs        Der p 1
                                                                                        Factor Vlla
                                                                                        Cathepsin S
                                                                                        Bacterial proteases
                                                                                        Lilly collaboration
                                                                                        Novartis collaboration
Directed Immunomodulation............  To develop novel immunotherapeutic drugs         Multiple sclerosis


MOLVAD-REGISTERED TRADEMARK-

    DESCRIPTION OF THE TECHNOLOGY. MolVaD (Molecular Vaccine Design) is a technique employing bacteriophage peptide display to design novel vaccines.

    MolVaD facilitates the discovery of new immunogens by employing protective antibodies to select peptides which mimic key structural features of the target organism. These peptides can be selected from bacteriophage libraries containing approximately one billion distinct peptide structures. The bacteriophage themselves can be used as carriers for immunogenic peptides and induce protective antibodies against a disease causing organism. Such peptides can then be used to elicit the production of antibodies which are specific for the target organism. With MolVaD, Peptide believes it has developed a proprietary position from which it can generate novel vaccine product candidates.

    In June 1996 Peptide acquired a patent family from Cambridge Bacteriophage Technology Limited covering the expression of peptides on the surface of filamentous bacteriophage and the use of these bacteriophage as a vaccine delivery system. The patent for this technology has been granted by the European Patent Office and is pending at the United States Patent and Trademark Office and in Japan.


    A third-party patent which covers certain aspects of bacteriophage display is being opposed by Peptide at the European Patent Office. The same third party is opposing Peptide's bacteriophage display patent at the European Patent Office. There are parallel patents in the U.S. to these patents.



    RESEARCH PROGRAMS.  MolVaD is being applied to develop two vaccines:



    - Meningitis B--The bacterium N. MENINGITIDIS is a major cause of meningitis, a potentially lethal infection, typically affecting children. There are three dominant forms of the organism, serotypes A, B and C. Although vaccines to A and C are available, none is available for B. Such a vaccine is a much needed element in a multi-component vaccine to protect children against meningitis. MolVaD is being used to identify peptides which mimic the polysaccharide coat of N. MENINGITIDIS that will be suitable for the development of an active vaccine against meningitis B. Several leads have been identified and these are being optimized for immunogenicity.


    - Anti-IgE--As part of the collaboration with SmithKline Beecham, MolVaD is being employed to identify epitopes on the IgE antibody which may represent new allergy vaccine targets.

MUCOSAL VACCINE DELIVERY

    DESCRIPTION OF THE TECHNOLOGY. This technology platform enables the development of novel mucosal (oral and nasal) vaccines. Most infectious agents enter the body through mucosal surfaces. The mucosa are capable of mounting an immune response, yet many current injectable vaccines elicit a poor immune response in the mucosa. Mucosal vaccination can be effected by oral or nasal delivery of antigens in an appropriate carrier and therefore provides protection against such infectious agents where it is most needed. Mucosal vaccination is better tolerated and is more easily and conveniently administered than conventional vaccination by injection.

    The development of mucosal vaccines for certain diseases has been hindered by the lack of suitable delivery systems and adjuvants to induce a mucosal immune response. Peptide's technology potentially overcomes these two problems.

    This technology platform comprises two inter-related technologies:

    - live attenuated oral vaccines, e.g. the Oral Typhoid Vaccine and the Oral ETEC Vaccine; and

    - the use of these attenuated strains as carriers of antigens, e.g. the Oral
      H. PYLORI Vaccine.

    Peptide acquired the rights to the intellectual property covering this technology platform from Medeva. These rights include a total of 19 patent families which have potential application to mucosal vaccine delivery.

    RESEARCH PROGRAMS.

    - Antigen Targets--The attenuated S. TYPHI oral vaccine delivery system has the potential to be used as a carrier for a number of other antigens. Peptide is considering several other antigens which could be incorporated into its proprietary delivery system to develop novel oral vaccines. Peptide believes that this delivery system could be exploited by Peptide either alone or in collaboration with other parties in a similar manner to the collaboration agreement reached with PM-O on the Oral H. PYLORI Vaccine.

RAPID-TM-

    DESCRIPTION OF THE TECHNOLOGY. RAPiD (Rational Approach to Protease Inhibitor Design) is a proprietary technology which applies the techniques of combinatorial chemistry to provide a novel means of developing protease inhibitors.

    Proteases are a type of enzyme and are potential therapeutic targets because they play an integral role in the development of many diseases. Peptide believes that inhibition of proteases may therefore be used as the basis of effective drugs.

    RAPiD has the advantage over conventional drug discovery techniques of being able to deliver, in a matter of weeks rather than months, information for the design of protease inhibitors. RAPiD can be used to: (i) rapidly identify novel protease substrates; (ii) establish high throughput screens; (iii) map the protease catalytic sites; and hence (iv) enable the design and synthesis of potent and selective protease inhibitors.

    Five patent applications have been filed covering RAPiD and its associated technologies.


    RESEARCH PROGRAMS.  RAPiD is being employed in six research programs:


    - Factor VIIa Inhibitor--Factor VIIa is one of several proteases involved in the blood coagulation process. Anticoagulants are used by patients with a history of cardiovascular disease (including heart attack, stroke and thrombosis). Peptide is using its RAPiD technology to develop potent and selective drugs to inhibit Factor VIIa and to develop a new class of anticoagulants.

    - Cathepsin S Inhibitor--Cathepsin S is a protease that has been shown to play a critical role in the presentation of antigens to the immune system. An inhibitor to Cathepsin S could have application in a number of diseases where suppression of the immune response would be of benefit such as autoimmune disease, graft vs. host disease, allergy and atopic asthma. Using its RAPiD technology Peptide is developing inhibitors to Cathepsin S in collaboration with Peptimmune and its collaborators at The Brigham and Women's Hospital in Boston, Massachusetts.

    - Der p 1 Inhibitor--House dust mite feces are known to induce asthma in susceptible children. It is believed that proteases from the mite may be responsible for their allergic response and that the major allergen is a protease called Der p 1. Peptide has used its RAPiD technology to develop potent, selective inhibitors of this enzyme and, in collaboration with the University of Southampton, is currently exploring the therapeutic potential of these agents as drugs to limit the onset and severity of asthma in susceptible individuals.

    - Lilly Collaboration--Under a research collaboration with Lilly, Peptide is applying RAPiD to four protease targets provided by Lilly.


    - Novartis Collaboration--Under a research collaboration with Novartis, Peptide is applying RAPiD to one protease target provided by Novartis.


    - Bacterial Protease Inhibitors--Antibiotic resistance is a growing problem. Several bacterial diseases are difficult to treat as they are either not amenable to treatment with antibiotics or the causative bacteria are becoming resistant to antibiotics. New approaches to treatment are therefore required. Proteases which are secreted by resistant bacteria represent potential new drug targets. The Medical Research Council, with whom Peptide is collaborating on this project, is identifying target proteases to which Peptide is applying its RAPiD technology to design novel and specific inhibitors of these proteases and investigate their therapeutic application. The most advanced project in the Medical Research Council collaboration is to develop an inhibitor of the protease GINGIPAIN. This is an important protease secreted by the organism P. GINGIVALIS responsible for periodontal (gum) disease and recently implicated as a factor in cardiovascular disease. Peptide and the Medical Research Council are also evaluating several other bacterial protease targets.

DIRECTED IMMUNOMODULATION

    DESCRIPTION OF THE TECHNOLOGY. Directed immunomodulation is a means of controlling the effects of T cells. T cells are the critical components of the immune system which control the immune response to antigens. In allergy and certain other disease states this immune response may not be beneficial and can lead to certain organ and tissue damage.

    Peptide is developing peptides which are capable of tolerising (switching off) T cells that are directing an inappropriate, and therefore harmful, immune response. Peptide's approach is to identify the critical epitope (recognition sequence) which promotes T cell activation and then use this epitope as a template to design novel immunotherapeutic drugs.

    RESEARCH PROGRAMS. Peptide's research effort in this area is currently focused on multiple sclerosis. Multiple sclerosis is an autoimmune disease in which components of the body's own immune system attack the myelin sheath which surrounds certain nerves and damage the normal transmission of signals down the nerve.

    Peptide is using its directed immunomodulation technology to develop modified peptides that have the ability to tolerise those cells of the immune system responsible for the disease. Several product candidates have been identified and these are currently being optimized. Peptide is carrying out this project in collaboration with Bristol University and the Multiple Sclerosis Society.

PROPERTIES


    The basic terms of the leases for Peptide's principal facilities are listed in the table below. The contractual terms of the leases have expired but the leases are being continued under Part 2 of the U.K. Landlord and Tenant Act 1954 (as amended). Peptide has submitted an application to renew each of these leases for a further five year term on similar rents to those currently being paid. In the meantime, Peptide is in discussions with several potential tenants to whom Peptide may assign its leases upon its proposed move to the Peterhouse Technology Park.



                                                                                                                 APPROXIMATE
                                                                                                    RENT PER      SIZE (SQ
LOCATION                                                         TENURE    LEASE EXPIRATION DATE    ANNUM(L)        FT.)
--------------------------------------------------------------  ---------  ---------------------   -----------   -----------
Cambridge Science Park, Milton Road, Cambridge
Unit 321......................................................  Leasehold          6/01/98           75,000         4,750
Unit 324......................................................  Leasehold          6/01/98           75,000         4,750
Unit 327......................................................  Leasehold          9/29/98           51,000         3,300
Unit 329......................................................  Leasehold          6/01/98           51,000         3,300


    Peptide has expanded its laboratory facilities on the Cambridge Science Park, mainly by refitting office space. While adequate for Peptide's present research and development needs, the existing facilities will constrain the future growth of Peptide. In particular the opportunities being generated by Peptide's internal research projects necessitate further expansion, particularly of its chemistry resources. Peptide recently entered into an agreement to lease a new 30,000 square foot purpose-built research and development building on the Peterhouse Technology Park on the south side of Cambridge details of which are set out below. Peptide believes that the facilities provided by this building should satisfy Peptide's requirements for the foreseeable future.

    The total cost of fitting out the new building to Peptide's specification will be approximately L4.6 million. The developer has agreed to contribute approximately L2.3 million towards the cost, reducing the total funding requirement for Peptide to approximately L2.3 million. Peptide believes that the investment in this facility will enable Peptide to exploit the increasing number of product opportunities available to it. The move from the Cambridge Science Park and occupation of the new building is scheduled for April 1999.

EMPLOYEES


    At the time of its listing on the London Stock Exchange in November 1995 Peptide had 29 employees. It has recruited actively since then and at January 29, 1999 had 88 employees, of which approximately 74 are engaged in research and development and 42 have a Ph.D.


LITIGATION


    There are no material legal proceedings pending to which Peptide or any of its subsidiaries is a party.

                      OWNERSHIP OF PEPTIDE ORDINARY SHARES

BENEFICIAL OWNERSHIP BY MANAGEMENT OF PEPTIDE


    The following table sets forth information with respect to the Peptide ordinary shares owned of record and beneficially owned as of January 27, 1999 (unless otherwise noted), by:



    -   each named current director of Peptide,



    -   each named executive officer of Peptide, and



    -   all directors and officers of Peptide as a group.


    The business address of each of the directors and executive officers is 321 Cambridge Science Park, Milton Road, Cambridge, CB4 4WG, England.


                                                                                                   PERCENT OF
                                                                               NUMBER OF        PEPTIDE CURRENT
                                                                            PEPTIDE ORDINARY  ISSUED SHARE CAPITAL
NAME                                                                             SHARES       PRIOR TO THE MERGER
--------------------------------------------------------------------------  ----------------  --------------------
Alan Goodman..............................................................       3,071,390(1)           8.40%
John Brown................................................................         285,000(2)          *
Gordon Cameron............................................................           2,500             *
Nicolas Higgins...........................................................         282,500(2)          *
Sir Brian Richards........................................................         381,920(3)           1.04%
Alan Dalby................................................................           5,000             *
Alan Smith................................................................           1,000             *
All executive officers and directors as a group (7 persons)...............       4,029,310(4)          11.02%


------------------------

(1) Includes 724,280 shares held by ATM Investments Limited, a company in which Mr. Goodman is the controlling shareholder.


(2) Includes 280,000 shares issuable upon exercise of share options exercisable within the 60-day period following January 27, 1999.



(3) Consists of 76,920 shares owned jointly by Abacus Trustees (Jersey) Limited and Abacus (C.I.) Limited, the trustees of a trust of which Sir Brian Richards is the settlor.


(4) See footnotes (1) through (3) above.

BENEFICIAL OWNERSHIP OF CERTAIN STOCKHOLDERS

    The following table sets forth information as to the stockholders known to Peptide to be the beneficial owners of more than 5% of Peptide ordinary shares. The information with respect to Peptide ordinary shares is based on information known to Peptide as of January 27, 1999. Percentages shown are based on 36,579,039 shares outstanding on January 27, 1999.


                                                                                                       PERCENT OF
                                                                                                     PEPTIDE CURRENT
                                                                               NUMBER OF PEPTIDE      ISSUED SHARE
                                                                                   ORDINARY       CAPITAL PRIOR TO THE
NAME AND ADDRESS BENEFICIAL OWNERS                                                  SHARES               MERGER
-----------------------------------------------------------------------------  -----------------  ---------------------
Alan Goodman.................................................................       3,071,390(1)            8.40%
321 Cambridge Science Park, Milton Road,
Cambridge CB4 4WG, England
Prelude Technology Fund II Limited Partnership...............................       2,788,010               7.62%
Sycamore Studios,
New Road, Over,
Cambridge, CB4 5PJ, England
Professor Denis Stanworth....................................................       2,178,560               5.96%
43, Selly Wick Drive,
Birmingham B29 7JQ, England

------------------------

(1) Includes 724,280 shares held by ATM Investments Limited, a company in which Mr. Goodman is the controlling shareholder.

                   SELECTED FINANCIAL INFORMATION OF PEPTIDE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


    The following selected financial information of Peptide for each of the fiscal years in the five-year period ended December 31, 1997 has been derived from Peptide's audited consolidated financial statements. The consolidated financial statements as of December 31, 1996, December 31, 1997 and June 30, 1998 and for each of the fiscal years in the three-year period ended December 31, 1997, and the six month periods ended June 30, 1998 and 1997, and the report thereon, are included elsewhere in this prospectus/proxy statement. The consolidated balance sheet data at June 30, 1998 and the consolidated statement of operations data for the six months ended June 30, 1997 and 1998 are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments consisting of only normal recurring adjustments that Peptide considers necessary for a fair presentation of its financial position and results of operations for these periods. The selected financial data has been prepared in accordance with U.K. GAAP, which differs in respect from U.S. GAAP. The principal differences between U.K. GAAP and U.S. GAAP are summarized in Note 21 of Peptide's Audited Consolidated Financial Statements appearing elsewhere in this prospectus/proxy statement. The selected data below as of and for the six-month period ended June 30, 1998 are not necessarily indicative of the results of operations to be expected for the fiscal year ending December 31, 1998. Translation of pounds sterling into U.S. dollars for the six months ended June 30, 1998 has been made at the rate of L1.00 = $1.6695 based upon the noon buying rates on June 30, 1998. This translation is provided solely for the convenience of the reader and does not reflect financial information in accordance with generally accepted accounting principles for foreign currency translations. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Peptide's Consolidated Financial Statements and the notes thereto appearing elsewhere in this prospectus/proxy statement.



                                                          YEAR ENDED DECEMBER 31,                    SIX MONTHS ENDED JUNE 30,
                                             1993       1994       1995       1996       1997       1997       1998       1998
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                                            (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
U.K. GAAP
Turnover (Revenues)......................      L  90     L   50     L  160     L  153    L 2,795    L 2,525     L  195  $     326
OPERATING EXPENSES:
Research & development costs, net........        263      1,875      2,954      4,956      9,745      5,410      4,479      7,478
Administrative expenses..................         66        918      1,041      1,260      1,485        784        758      1,265
Other operating income...................         --         --         --         --       (439)      (215)      (126)      (210)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total operating expenses.................        329      2,793      3,995      6,216     10,791      5,979      5,111      8,533
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating loss...........................       (239)    (2,743)    (3,835)    (6,063)    (7,996)    (3,454)    (4,916)    (8,207)
Interest receivable, net.................          1         21        223      1,469      1,542        755        649      1,084
Tax on loss on ordinary activities.......         --         --         (9)        --         --         --         --         --
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss on ordinary activities after
  taxation...............................     L (238)   L(2,722)   L(3,621)   L(4,594)  L (6,454)   L(2,699)   L(4,267) $  (7,123)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss per ordinary share..................     L(0.99)   L (2.08)   L (0.20)   L (0.14)   L (0.18)   L (0.08)   L (0.12) $   (0.20)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------



                                                                     YEAR ENDED DECEMBER 31,         SIX MONTHS ENDED JUNE 30,
                                                                   1995       1996       1997       1997       1998       1998
                                                                 ---------  ---------  ---------  ---------  ---------  ---------
                                                                                                            (UNAUDITED)
U.S. GAAP
Operating expenses.......................                          L 3,999    L 6,324    L11,960    L 6,842    L 4,714  $   7,775
                                                                 ---------  ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------  ---------
Net loss.................................                           (3,625)    (4,702)    (7,250)    (3,562)    (3,813)    (6,366)
                                                                 ---------  ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------  ---------
Basic and diluted net loss per share.....                          L (0.21)   L (0.14)   L (0.20)   L (0.10)   L (0.11) $   (0.18)
                                                                 ---------  ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------  ---------

                                                       DECEMBER 31,                                        JUNE 30,
                                     1993       1994       1995       1996       1997                  1998       1998
                                   ---------  ---------  ---------  ---------  ---------             ---------  ---------
                                                                                                         (UNAUDITED)
BALANCE SHEET DATA:
U.K. GAAP
Cash and liquid resources........       L211     L1,081    L27,220    L20,556    L20,751               L15,862  $  26,482
Working capital..................        148      1,773     25,949     19,410     19,369                14,807     24,721
Fixed assets.....................         84        208        814      2,488      2,863                 3,177      5,304
Total assets.....................        428      2,360     29,458     24,977     25,342                21,530     35,944
Long-term obligations............         --         30         65         --         --                    --         --
Shareholders' equity.............        232      1,951     27,762     23,168     23,466                19,413     32,410



                                                                                DECEMBER 31,                       JUNE 30,
                                                                              1996       1997                  1998       1998
                                                                            ---------  ---------             ---------  ---------
                                                                                                                 (UNAUDITED)
U.S. GAAP
Cash, cash equivalents and short-term
  investments............................                                     L20,556    L20,751               L15,862  $  26,482
Working capital..........................                                      19,410     19,369                14,807     24,721
Fixed assets.............................                                       2,488      2,863                 3,177      5,304
Total assets.............................                                      23,913     24,314                20,307     33,902
Long-term obligations....................                                          --         --                    --         --
Shareholders' equity.....................                                      22,104     22,438                18,190     30,368

                PEPTIDE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Since its incorporation in 1993, Peptide has been engaged in the research and development of novel drugs and vaccines.


    To date, Peptide has not received any revenues from the sale of products and does not expect to receive any such revenues before 2002. The first product revenues are anticipated from sales of either the Allergy Vaccine or the Oral Typhoid Vaccine, currently being developed by Peptide in Phase II trials. If successfully developed, Peptide intends to seek a collaborative partner to undertake sales of these products, from which Peptide would expect to receive royalties. Peptide's losses incurred since inception have resulted principally from expenditures on research and development. Peptide expects to incur significant operating losses over the next several years due primarily to expanded research and development efforts, preclinical testing and clinical trials of its product candidates and the acquisition of additional technologies. Results of operations may vary significantly from quarter to quarter depending on, among other factors, the progress of Peptide's research and development efforts, the receipt, if any, of milestone payments, the timing of certain expenses and the establishment of collaborative research agreements.



    On November 10, 1998 Peptide entered into an agreement to acquire OraVax in a transaction anticipated to close prior to the end of the first quarter of 1999. The merger would create a larger biopharmaceutical company involved in the development of novel drugs, vaccines and antibody products that control significant human diseases. The merged company would have a total of ten products in development, six of which are currently in clinical trials, with a further four scheduled to go into clinical trials in the next twelve months, and multiple corporate partnerships including ones with PMC and SmithKline Beecham. The new business combination would result in a broader portfolio of product programs, and greater market presence and potential for expanded corporate partnerships.


RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1998 AND JUNE 30, 1997

    Peptide's total revenues decreased to L195,000 in the six months ended June 30, 1998 from L2,525,000 in the six months ended June 30, 1997. In the six months ended June 30, 1998, Peptide's revenues consisted primarily of L185,000 in revenue relating to Peptide's agreements with Alizyme and PM-O and L9,000 from sales of reagents. In addition Peptide received L126,000 of other operating income relating to development costs incurred by Peptide on the Allergy Vaccine and charged to SmithKline Beecham. In the six months ended June 30, 1997, Peptide's revenues consisted of L2,400,000 in license fees from SmithKline Beecham in respect of the Allergy Vaccine and L125,000 in revenue relating to Peptide's agreement with Alizyme. In May 1996 Peptide entered into an agreement with Alizyme under which Peptide agreed to provide certain services relating to the use of Peptide's combinatorial chemistry techniques in exchange for committed funding by Alizyme of L250,000 per year for a three year period. Other operating income for the period included development costs of L215,000 incurred by Peptide on the Allergy Vaccine and charged to SmithKline Beecham.

    Research and development expenses decreased to L4,479,000 in the six months ended June 30, 1998 from L5,410,000 in the six months ended June 30, 1997. The reduction is primarily due to the payment in 1997 of L1,000,000 to Medeva PLC for its mucosal vaccine technology. Other research and development expenses, primarily staff costs, laboratory supplies, external research and clinical trial costs and intellectual property costs, were all maintained at a similar level to the six months ended June 30, 1997. Government grants (netted against research and development expenses) decreased to L57,000 in the six months ended June 30, 1998 from L144,000 in the six months ended June 30, 1997, as

SmithKline Beecham assumed more of the development costs on the Allergy Vaccine directly, thereby reducing the level of claims made under the SpurPlus grant. SpurPlus is a UK government grant administered by the Department of Trade and Industry to assist companies in the progression of development stage products. Under the scheme, a percentage of Peptide's expenditures are reimbursed. The maximum under the scheme is L450,000 of reimbursement for L1,500,000 of expenditure.

    Administrative expenses decreased to L758,000 in the six months ended June 30, 1998 from L784,000 in the six months ended June 30, 1997, primarily reflecting a lower number of executive directors.

    Net interest income decreased to L649,000 in the six months ended June 30, 1998 from L755,000 in the six months ended June 30, 1997, due primarily to lower average levels of cash and liquid investments.

    Peptide incurred a net loss of L4,267,000 in the six months ended June 30, 1998 compared to a net loss of L2,699,000 in the six months ended June 30, 1997, due to the lower level of revenue partially offset by the lower levels of costs.

YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996

    Peptide's total revenues increased to L2,795,000 in 1997 from L153,000 in 1996. In 1997, Peptide's revenues consisted of L2,400,000 in license fees from SmithKline Beecham in respect of the Allergy Vaccine, L340,000 in revenue relating to Peptide's agreements with Alizyme and Pfizer, L50,000 from other revenues and L5,000 from sales of reagents. In addition, Peptide received L439,000 of other operating income relating to development costs incurred by Peptide on the Allergy Vaccine and recharged to SmithKline Beecham. In 1996, Peptide's revenues consisted of L63,000 in revenue relating to Peptide's agreement with Alizyme, L20,000 from other revenues and L70,000 from sales of reagents. No other operating income was received in 1996 as the collaboration with SmithKline Beecham did not commence until 1997.

    Research and development expenses increased to L9,745,000 in 1997 from L4,956,000 in 1996. Part of the increase is attributable to the L1,000,000 payment to Medeva in 1997 for its mucosal delivery technology, product candidates and patents and Peptide's contribution of L500,000 to Medeva to fund the development program within Medeva's Vaccine Research Unit. The remaining increase reflected an expansion in scientific personnel and in the number of the research and development programs, both of which contributed to an increase in the level of laboratory supplies. It also reflected the clinical progress made over the year as several projects entered into and progressed through clinical trials. Government grants (netted against research and development expenses) increased to L373,000 in 1997 from L97,000 in 1996, as activity on the Allergy Vaccine increased and further claims were made under the SpurPlus grant.

    Administrative expenses increased to L1,485,000 in 1997 from L1,260,000 in 1996, reflecting the general expansion of the company and its facilities.

    Net interest income increased to L1,542,000 in 1997 from L1,469,000 in 1996, due to slightly lower average levels of cash and liquid investments being more than offset by higher interest rates on invested monies.

    Peptide incurred a net loss of L6,454,000 in 1997 compared to a net loss of L4,594,000 in 1996, primarily reflecting increased research and development costs more than offsetting the increased revenue.

YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

    Peptide's total revenues decreased to L153,000 in 1996 from L160,000 during 1995. In 1996, Peptide's revenues consisted of L63,000 in revenue relating to Peptide's agreement with Alizyme, L20,000 from other revenues and L70,000 from sales of reagents. In 1995, Peptide's revenues consisted of L120,000 from other collaborative revenues and L40,000 from sales of reagents.

    Research and development expenses increased to L4,956,000 in 1996 from L2,954,000 in 1995. The increase reflected an expansion in scientific personnel and in the number of the research and development programs, both of which contributed to an increase in the level of laboratory supplies. Government grants (netted against research and development expenses) increased to L97,000 in 1996 from L30,000 in 1995, as claims began to be made under the SpurPlus grant for the Allergy Vaccine.

    Administrative expenses increased to L1,260,000 in 1996 from L1,041,000 in 1995, reflecting the general expansion of Peptide and its facilities.

    Net interest income increased to L1,469,000 in 1996 from L222,000 in 1995, due to higher average levels of cash and liquid investments, following receipt of L30,659,000 of net proceeds from equity issuances during 1995.

    Peptide incurred a net loss of L4,594,000 in 1996 compared to a net loss of L3,621,000 in 1995, reflecting the overall increase in costs as expansion of the company took place following its listing on the London Stock Exchange.

LIQUIDITY AND CAPITAL RESOURCES

    From inception through June 30, 1998 Peptide has financed its operations primarily by equity issuances totaling L43,687,000, up-front license fees and milestone payments totaling L2,690,000, research and development revenues totaling L1,090,000 and sales of reagents of L125,000 and government grants totaling L557,000. As of June 30, 1998, Peptide had cash, cash equivalents and marketable securities totaling L15,862,000. In addition it held investments in Alizyme plc (market value at June 30, 1998 of L167,000) and in Peptide ordinary shares, through Peptide's Employee Share Ownership Trust (market value at June 30, 1998 of L1,343,000).

    Peptide has entered into licensing agreements with various corporations. These licenses provide for the payment of license fees, royalties and milestone payments to Peptide under certain circumstances. In 1997 Peptide received L2,795,000 under these agreements. In addition, Peptide has entered into certain agreements with corporations and universities which require Peptide to pay license fees, royalties and milestone payments under certain circumstances. In 1997 Peptide incurred fees and payments of L54,000 under these agreements.

    In connection with a licensing deal on the Allergy Vaccine entered into in February 1997, SmithKline Beecham purchased from Peptide L3,600,000 of Peptide ordinary shares, at 360p per share which was above the market price at such time. In connection with the purchase by Peptide from Medeva of mucosal vaccine technology and the related collaboration entered into in January 1997, Medeva purchased from Peptide L3,000,000 of Peptide ordinary shares, at 340p per share which was above the market price at such time.

    From inception through June 30, 1998, Peptide has acquired an aggregate of L4,057,000 of laboratory and office equipment. In addition, Peptide leases its office and laboratory facilities under operating leases. Through June 30, 1998, Peptide had expended L817,000 for leasehold improvements to those leased facilities. In March 1998 Peptide entered into an agreement to lease a new 30,000 square foot (net) research and development building. The total cost of fitting out the building to meet Peptide's specifications will be approximately L4,600,000. The developer has agreed to contribute approximately L2,300,000 toward the cost, reducing the total funding required by Peptide to approximately L2,300,000. Through June 30, 1998 Peptide had expended L528,000 for this facility.

    Peptide's aggregate cash and liquid resources were L20,751,000 at December 31, 1997, an increase of L261,000 since December 31, 1996. Cash used by operations during the period, principally to support research and development, was L5,190,000. Peptide expended L1,338,000 for property and equipment and repaid L65,000 of its capital lease obligations. It received L6,788,000 from the issue of new shares, made up of L3,600,000 from SmithKline Beecham, L3,000,000 from Medeva and the balance from the exercise of share options.

    Peptide's aggregate cash and liquid resources were L15,862,000 at June 30, 1998, a decrease of L4,889,000 since December 31, 1997. Cash used by operations during the period, principally to support research and development, was L4,328,000. Peptide expended L579,000 for property and equipment and lent a total of L195,000 to Peptide's Employee Share Ownership Trust to finance the purchase by it of shares in Peptide. It received L214,000 from the issue of new shares, primarily from the exercise of share options.

    Since inception, Peptide's cash expenditures have exceeded its revenues on an annualized basis. Peptide's future capital requirements will depend on many factors, including, but not limited to, the progress of its research and development programs, the progress of preclinical and clinical testing, the time and costs involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, changes in Peptide's existing research relationships, the ability of Peptide to establish collaborative arrangements, receipt of any license fees and royalties and the acquisition of additional facilities and capital equipment.

    Concurrently with seeking shareholder approval of the merger, Peptide is aiming to complete a financing which results in the receipt by Peptide of sufficient working capital for the present requirements of the combined entity. Successful completion of that financing is a condition to the merger. Peptide believes, assuming the financing is successful, that it will have sufficient cash to fund its operations through mid-2000. Changes in Peptide's research and development plans or other events affecting Peptide's operations, however, may result in accelerated or unexpected expenditures. If additional funds are raised by issuing equity securities in the financing discussed above or otherwise, dilution to existing stockholders may result and future investors may be granted rights superior to those of existing stockholders.

YEAR 2000


    The Year 2000 problem is the result of computer programs having been written using two digits, rather than four, to define the applicable year. Computer programs and embedded computer chips may be unable to distinguish between the years 1900 and 2000. Any computer hardware, software, research and development, manufacturing or administrative equipment, and operational infrastructure systems used by Peptide or by its external business partners may recognize a year using "00" as the last two digits, as the year 1900 rather than the year 2000.



    During the first quarter of 1998, Peptide implemented an internal Year 2000 compliance task force. The goal of the task force is to identify and minimize disruptions to Peptide's business that could result from the Year 2000 problem, and to minimize liabilities that Peptide might incur in connection with the Year 2000 problem. The task force consists of employees of Peptide representating major operational functions. It is headed by Gordon Cameron, Finance Director, and reports to the Audit Committee of the Board of Directors.


    Peptide has conducted a company-wide assessment of its computer systems and operations infrastructure to identify computer hardware, software, research and development equipment and process control systems that are not Year 2000 compliant, or to develop contingency plans. Peptide expects to have these steps completed by the end of the first quarter of 1999.



    Peptide has also identified and prioritized significant providers, vendors, suppliers and worldwide research and development, manufacturing and clinical trial related third parties that are critical to business operations. Peptide is in the process of communicating with these external parties, through interviews and questionnaires, to ascertain their Year 2000 compliance. These evaluations will be followed by the development of contingency plans, including alternate service providers and contractors, vendors and suppliers. Peptide expects to have these steps completed by the end of the first quarter of 1999. Going forward, Peptide will use its best efforts to ensure that new service providers and contractors, vendors and suppliers are Year 2000 compliant before engaging in business with them.



    Peptide's greatest risk is the failure of critical, worldwide research and development, manufacturing or clinical trial related service contractors not being Year 2000 compliant. Because of the significant number of these external service contractors and the vast number of business systems used by these parties, Peptide may experience some disruption in its business operations. Peptide is unable to determine at this time whether the consequences of Year 2000 failures by these parties will have a material impact on Peptide's business operations. Peptide believes that with the implementation of contingency plans, including identifying alternative service contractors, the possibility of material interruptions of normal operations should be reduced. However, there is no assurance that Peptide will be successful in finding alternative service contractors. In the event that Peptide is unable to replace Year 2000 non-compliant service contractors, Peptide's business operations could be adversely affected.



    To date, Peptide has not incurred any material costs related to the assessment of its internal and external Year 2000 compliance. The total costs of Peptide's Year 2000 compliance efforts are not expected to be more than L40,000.



    Peptide is using its reasonable efforts to ensure internal and external Year 2000 compliance. However, there can be no guarantee that Peptide's assessment and correction efforts will prove accurate. Key external business partners may be unsuccessful in solving their Year 2000 issues and Peptide may be unsuccessful in identifying alternative critical service providers and contractors, vendors and suppliers. As a result, Year 2000 problems may adversely impact Peptide's business operations. Peptide's readiness program is an ongoing process and the estimates of the costs and completion dates described above are subject to change.


RECONCILIATION OF U.K. GAAP TO U.S. GAAP

    Peptide's consolidated financial statements are prepared in accordance with U.K. GAAP, which differs in certain significant respects from U.S. GAAP.

    The principal difference between the U.K. GAAP and U.S. GAAP statement of operations for Peptide relates to the accounting for stock options granted to employees. Peptide has granted stock options that will vest upon the attainment of certain targets. Under U.K. GAAP, there is no accounting for these grants after the initial grant date. Under U.S. GAAP, APB Opinion 25, Peptide would be required to follow variable plan accounting for these grants and measure compensation expense as the difference between the exercise price and the fair market value of the stock during each accounting period over the vesting period of the options. Increases in the fair market value of the stock would result in a charge to operations and decreases in the fair market value of the stock would result in a credit to operations.

    Peptide's net loss for the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998 was L3,621,000, L4,594,000,
L6,454,000, L2,699,000 and L4,267,000, respectively under U.K. GAAP. Under U.S. GAAP, Peptide would have reported net losses of L3,625,000, L4,702,000, L7,250,000, L3,562,000 and L3,813,000, respectively.

    Certain Peptide accounts have been reclassified to conform with U.S. GAAP. In the statement of operations, Peptide has reclassified amounts received under government grants to revenue. Under U.K. GAAP, these grants were presented as a reduction in research and development expense. In addition, Peptide has also reclassified amounts received as reimbursements for research and development agreements to revenue. Under U.K. GAAP, these reimbursements were presented as a component of operating expenses under the caption, other income. In the balance sheet, Peptide has reclassified the cost of its own shares purchased as a reduction of stockholders' equity. Under U.K. GAAP, the shares purchased were presented as an asset.


    Another significant difference between U.K. GAAP and U.S. GAAP relates to the accounting for business combinations. Under U.S. GAAP, there is a write-off, as of the date of the acquisition of that portion of the purchase price allocated to research and development projects where technological feasibility has not yet been established and for which there are no alternative future uses. Based on a preliminary estimate, the acquisition of OraVax will result in an in-process research and development charge of approximately $11,579,000 under U.S. GAAP. This would be reported as a reconciling item between U.K. GAAP and U.S. GAAP in the period in which the transaction is consummated. The purchase price allocation, including the amount to be allocated to in-process research and development, will be determined following the completion of the transaction. This independent valuation will be completed prior to Peptide reporting its operating results for the period in which the transaction was completed. The allocation included in the pro forma financial information, including the $11,579,000 in-process research and development charge, is based on Peptide's best estimate. The actual results may differ significantly from this estimate.



    Other reconciling differences are detailed in Note 21 to the Peptide consolidated financial statements.

                        DESCRIPTION OF ORAVAX'S BUSINESS

GENERAL

    OraVax, Inc. was incorporated in Delaware in 1990 and has its principal offices and laboratories at 38 Sidney Street, Cambridge, Massachusetts (telephone: (617) 494-1339).

BUSINESS

    OraVax is engaged in the discovery, development and commercialization of vaccine and antibody products for the prevention and treatment of human infectious diseases. OraVax's products are vaccines that stimulate the body's own immunity to provide long term protection against disease, as well as antibody products that provide immediate passive immunity to treat existing infections or to protect against an acute disease risk. OraVax's focus has been on diseases of the mucosal surfaces and has been broadened to include a series of arboviral (insect borne) diseases addressable by single-dose live viral vaccines.


    OraVax is currently pursuing five proprietary product development programs. The diseases targeted by these programs include:



    - peptic ulcers and gastritis;



    - yellow fever;



    - a group of viral diseases related to yellow fever, including Japanese encephalitis, dengue, tick borne encephalitis and hepatitis C;



    - antibiotic-associated colitis; and



    - viral pneumonia in children;


OraVax's product candidates are designed to generate either mucosal or systemic immunity, as appropriate to each specific disease target. OraVax also has developed a portfolio of biologic production technologies.

    OraVax's product candidates include the following:


     PRODUCT CANDIDATE               INDICATION                   TECHNOLOGY                     STATUS
---------------------------  ---------------------------  ---------------------------  ---------------------------

Helicobacter pylori          Prevention and treatment of  Recombinant protein vaccine  Phase II trials ongoing
(H. PYLORI) vaccines         peptic ulcers and gastritis

HNK 20 antibody              Prevention of pneumonia      Monoclonal IgA antibody      On hold pending third party
                             caused by respiratory        nosedrop                     funding of Phase III trials
                             syncytial virus in high
                             risk children

CdVax vaccine and CdIG       Prevention/treatment of      Toxoid vaccine and hyper-    Toxoid IND filed in
immune-globulin              antibiotic-associated        immune globulin              September 1998; Phase I
                             colitis                                                   trial initiated first
                                                                                       quarter of 1999

ChimeriVax-TM- Japanese      Prevention of infection by   Chimeric live attenuated     IND expected to be filed in
encephalitis (follow on      the Japanese en-             viral vaccine                1999
products include dengue,     cephalitis virus and other
hepatitis C, TBE)            flaviviruses

Arilvax-Registered Trademark- Prevention of infection by  Single-dose live attenuated  OraVax to facilitate US
YF vaccine (a product of     the yellow fever virus       viral vaccine                registration (already
Medeva Pharma Limited)                                                                 marketed in the UK and
                                                                                       Europe); Medeva to fund
                                                                                       Phase III trials scheduled
                                                                                       for 1999

    To date, OraVax has not received any revenues from the sale of products and does not expect to receive any such revenues until late 2000, at the earliest. The first product revenues are anticipated from sales of the yellow fever vaccine, under OraVax's partnership with Medeva Pharma Limited. OraVax's losses incurred since inception have resulted principally from expenditures under its research and development programs, and OraVax expects to incur significant operating losses for the foreseeable future due primarily to research and development efforts, preclinical testing and clinical trials of its product candidates, the acquisition of additional technologies, and the performance of commercialization activities.


SCIENTIFIC BACKGROUND

    The human immune system is comprised of two systems: systemic and mucosal, each including immunity mediated directly by the cells of the immune system, "cell mediated immunity" and immunity mediated by antibody proteins, "humoral immunity." Immunologically reactive cells react directly with the target antigens on viruses or bacteria to inactivate them and also have direct cytotoxic effects on virally infected cells. The systemic humoral immune system, which protects the blood and deep tissues of the body, relies on antibodies composed principally of IgG and IgM immunoglobulins. The mucosal immune system, which protects mucosal surfaces, such as the digestive, respiratory and genitourinary tracts and the surface of the eye, relies on antibodies composed principally of the IgA class of immunoglobulins. Historically, vaccine or antibody development has been focused on the systemic immune system, with the objective of increasing IgG antibodies in the blood by injecting vaccines or specific preformed immunoglobulins.


    Conventional vaccines and antibodies are designed to provide systemic, as opposed to mucosal immunity and are administered by injection. Such products include:



    - routine childhood vaccines such as diphtheria, tetanus, pertussis, hepatitis B, measles, mumps and rubella;



    - adult vaccines such as influenza and hepatitis B; and



    - immune globulins such as rabies and cytomegalovirus.


These products provide immunity to infection only after the infecting organism has entered the bloodstream or deep tissues of the body. In contrast, mucosal vaccines and antibody products are not injected but rather are applied to mucosal surfaces (e.g., orally or intranasally). Mucosal vaccines are designed to prevent infection at the point of entry into the body, prior to deep tissue penetration. Mucosal vaccine and antibody products may prevent or treat infections that are not susceptible to a systemic immunity approach and can also complement the effectiveness of systemic immunity.


PRODUCTS UNDER DEVELOPMENT


VACCINES AGAINST H. PYLORI


    MARKET OPPORTUNITY. OraVax is developing vaccines designed to prevent and treat peptic ulcers and chronic gastritis caused by H. PYLORI. According to an NIH consensus statement dated February 1994, H. PYLORI has been associated with virtually all duodenal ulcer cases and more than 80% of gastric ulcer cases. It is estimated that at least five million people suffer from active peptic ulcers each year and approximately 350,000 to 500,000 new cases are diagnosed annually in the United States. Approximately 600,000 patients are hospitalized each year in the United States with peptic ulcers. Additionally, H. PYLORI has been classified as a Class I carcinogen which has been associated with a majority of stomach cancers.


    ORAVAX APPROACH. OraVax is developing vaccines to treat H. PYLORI infection, to prevent reinfection in previously-infected persons and to stimulate immunity in uninfected persons. OraVax believes that vaccines directed against H. PYLORI, if successfully developed, would eventually be considered for routine administration as treatment for peptic ulcer disease and chronic gastritis and as a preventive for the full spectrum of H. PYLORI-caused diseases.

    OraVax is evaluating antigens derived from H. PYLORI bacteria, as well as several formulation technologies for use in vaccines designed to combat existing infections (treatment of chronic gastritis or recurrent peptic ulcer) and/or to prevent primary infection or reinfection. Preclinical and clinical studies have confirmed the activity of OraVax's leading, proprietary vaccine candidate antigen, the urease protein. Pre-clinical studies indicated that, when given by the mucosal route or by injection, urease has both prophylactic and therapeutic activity.

    OraVax is conducting Phase II clinical trials with its leading candidate vaccine called UreAB. The vaccine is based on urease. Urease is present in all strains of H. PYLORI and is exposed on the surface of the bacteria as a target for an antibody.


    In October 1996, OraVax announced results of a Phase II safety and immunogenicity study of recombinant urease, formulated with a mucosal adjuvant. While the study involved a small population, it provided evidence that the vaccine could have therapeutic activity in humans naturally infected with H. PYLORI. These results are consistent with earlier results in animal models.


    Based on the results indicating therapeutic activity of UreAB, efforts are being directed toward optimizing the vaccine formulation. In October, 1997 OraVax initiated a second Phase II safety and immunogenicity clinical study at the Beth Israel-Deaconess Medical Center, Boston, the objective of which is to optimize the formulation of UreAB. The study is in progress.


    OraVax is also undertaking three other clinical studies, with the objective of identifying populations in which vaccine efficacy can be measured. In January 1997 OraVax initiated a study in Mexico City in which up to 200 H. PYLORI-infected children and adults are being followed after antibiotic cure to determine the incidence of reinfection. A similar study in Lima, Peru was initiated in January 1998. The results of these studies, which are expected to take 18-24 months, could provide a basis for Phase II and III trials of the ability of immunization to prevent reinfection. In a third study, initiated in October 1997 at the Veterans Administration Medical Center and Baylor University, Houston, Texas, healthy uninfected volunteers will be challenged with H. PYLORI. This study will provide a human challenge model in which the prophylactic activity of UreAB can be determined. Results are expected in 1999.



    COLLABORATION FOR H. PYLORI PRODUCT WITH PMC. In March 1995, OraVax formed a joint venture with Pasteur Merieux Serums & Vaccins S.A., now Pasteur Merieux Connaught, for the development, manufacturing, marketing and sale of immuno-therapeutic and preventive vaccines against H. PYLORI infections in humans. Under the joint venture, OraVax and PMC agreed to co-develop certain target products which include vaccines that use the urease protein or any of its sub-units as an antigen. OraVax and PMC share equally in profits from the sales of the target products and in all future research, development, clinical and commercialization costs. OraVax and PMC estimate that research, development and clinical costs will exceed $50.0 million. PMC is providing technical expertise and will also provide marketing expertise to the joint venture. PMC made an initial payment of $3.2 million directly to OraVax which included $0.6 million to recognize the value of research and development conducted by OraVax in the first quarter of 1995 prior to the formation of the joint venture, and a milestone payment of $2.6 million to recognize the value of technology previously developed by OraVax and made available to the joint venture. In addition, PMC purchased $2.5 million of OraVax preferred stock. Subsequently, PMC purchased an additional $1.0 million of common stock in OraVax's initial public offering. In addition, PMC agreed to pay OraVax directly up to $12.0 million during the development period, subject to the achievement of certain clinical and regulatory milestones, of which $0.6 million was paid to OraVax in December 1995. However, OraVax cannot guarantee that any milestones which trigger such future payments will be achieved.

    Beginning in the second quarter of 1995, research, development and commercialization activities of the joint venture were conducted through two equally controlled partnerships which have contracted with OraVax to perform the research, development and clinical trial activities. OraVax earned $7.6 million, $6.6 million and $4.8 million under these contracts during 1997, 1996 and 1995, respectively. In addition, during 1996, the joint venture entered into research and development contracts with PMC and third parties. The research and development budgets of the two partnerships comprising the joint venture are established by joint committees in which each of the parties has an equal participation and role. The venturers will pay approximately equal shares of the agreed budgets. OraVax will receive revenue from the partnerships for the research and development work which is requested to be performed by OraVax and funded by the partnerships. OraVax cannot guarantee, however, that it will be selected to perform such work. OraVax and PMC each licensed to the joint venture upon its formation the right to use all of their respective existing proprietary technologies relating to vaccines for the treatment or prevention of H. PYLORI, except for so-called naked DNA technology (for an injectable vaccine) which is the subject of a separate collaboration between PMC and a third party. Additional technology in the H. PYLORI field acquired by either party since the formation of the joint venture is required to be offered to the joint venture. The joint venture itself has also obtained licenses to relevant technology from third parties, including a license in November 1996 of the complete genome sequence of H. PYLORI from MedImmune and Human Genome Sciences.



    Any marketing activities of the joint venture will be managed by the joint venture's marketing committee which is controlled by PMC.



    OraVax and PMC each have a contractual right to withdraw from the joint venture only in the event that there is a failure to efficiently and effectively carry out the research and development program or a failure both of urease, and of any other antigen or combination of antigens or formulations to work and irreconcilable differences on how to proceed, in either case subject to arbitration. In the event of termination, in all cases except breach, both parties can commercialize the target products upon payment of cross-royalties.


HNK20 INTRANASAL IGA ANTIBODY AGAINST RSV


    MARKET OPPORTUNITY. OraVax is developing HNK20, a monoclonal IgA antibody product designed to prevent viral pneumonia in children caused by respiratory syncytial virus or RSV. In the United States, approximately 250,000 children annually have moderate to severe underlying medical problems that put them at risk of contracting viral pneumonia from RSV infection.



    ORAVAX APPROACH. OraVax is developing its HNK20, a monoclonal IgA antibody, designed for administration by nose drop. Based on the results of primate studies, the OraVax product candidate appears to be safe and provide protection with small doses of antibody administered daily by nose drop. Studies in several species, including nonhuman primates, indicate that HNK20 is effective when administered once daily. OraVax expects that its product, if successfully developed, would be used to protect those children at risk from RSV infection, particularly during the winter season when RSV infection is most prevalent.



    OraVax received approval from the FDA to initiate clinical trials of HNK20 under an Investigational New Drug Application or IND filed in March 1994. Safety of HNK20 was initially demonstrated in Phase I/II clinical studies in adults. A Phase I safety trial in children was completed in July 1995. A Phase II safety and pharmacology trial in premature infants and infants with bronchopulmonary dysplasia at high risk of contracting RSV viral pneumonia was completed in April 1996. Results of the studies indicated that HNK20 was well tolerated in the target population; however, no significant differences were observed between the HNK20 group and the placebo group related to the incidence of RSV infections, pneumonia or hospitalization.


    In May 1996, OraVax initiated a Phase III study designed to determine the prophylactic effectiveness of intranasal administration of HNK20 in premature infants and infants with bronchopulmonary dysplasia at high risk of contracting RSV viral pneumonia. The results, announced in March 1987, failed to demonstrate a statistically-significant reduction in hospitalization. However, the results indicated that infants treated with HNK20 experienced a 24% reduction in lower respiratory tract infection and an 11.4% reduction in the frequency of hospitalization relative to infants receiving placebo, with a greater reduction observed in younger infants.



    OraVax believes that an additional Phase III study could be conducted in the northern hemisphere to test the efficacy of HNK20, at an elevated dose level, in infants under four months of age at study entry. OraVax will need to secure additional partnerships or other sources of funding in order to conduct such a study.


CDVAX AND CDIG AGAINST ANTIBIOTIC-ASSOCIATED COLITIS


    MARKET OPPORTUNITY. OraVax is developing CdVax, a vaccine designed to prevent antibiotic-associated colitis caused by Clostridium difficile (C. DIFFICILE). Antibiotic treatment results in a decrease in the number of non-disease causing bacteria in the intestine, a condition allowing the rapid growth of the antibiotic-resistant C. DIFFICILE. The C. DIFFICILE bacteria produce two toxins known as A and B toxins that cause intestinal inflammation and fluid secretion.


    ORAVAX APPROACH. OraVax has developed CdVax, containing chemically inactivated A and B toxins which could be administered prior to exposure to the
C. DIFFICILE bacteria. Preclinical trials in animal models with CdVax have provided preliminary indications that CdVax is effective in prevention of C. DIFFICILE induced disease. A potential use for the vaccine is to stimulate high-level antitoxin antibodies in plasma donors. These plasma donations will be used to prepare an immune globulin product (CdIG) for use in the short-term prophylaxis and therapy of C. DIFFICILE infections.


    In October 1997, OraVax was awarded a Phase II Small Business Innovation Research or SBIR grant totaling $690,000 from the National Institutes of Health in support of CdVax and CdIG development. OraVax has filed an orphan drug application for the colitis indication and filed an IND with the U.S. FDA in 1998. Clinical trials were initiated in February 1999.


CHIMERIVAX-TM- PLATFORM TECHNOLOGY


    OraVax has developed a platform technology for the construction of vaccines against a number of viral infections caused by members of the family FLAVIVIRIDAE (Flaviviruses). The underlying technology was developed jointly by St. Louis University and an exclusive worldwide license was granted to OraVax on September 8, 1997. Flavivirus infections of medical significance include hepatitis C, dengue, Japanese encephalitis, tick-borne encephalitis, St. Louis encephalitis, and yellow fever. OraVax has developed vaccine candidates against two disease targets, Japanese encephalitis and dengue, and has initiated research and development on a product candidate addressing hepatitis C.


ARILVAX-REGISTERED TRADEMARK- VACCINE AGAINST YELLOW FEVER


    In November 1997, OraVax acquired exclusive U.S. sales, marketing and distribution rights to the Arilvax-Registered Trademark- yellow fever vaccine from Medeva Pharma Limited. OraVax also agreed to work with Medeva to introduce the vaccine into other international markets.



    Under the terms of the agreement, OraVax will conduct clinical studies necessary for U.S. registration of the vaccine and will market and distribute the product to both civilian and military groups in the U.S.
Arilvax-Registered Trademark- is currently marketed by Medeva in Europe and selected Asian markets. Medeva will fund all costs associated with the agreed-upon clinical trials and with securing regulatory approval in the U.S. Based on the established performance of Arilvax-Registered Trademark- in other markets and discussions with the U.S. FDA, Medeva anticipates submitting a U.S. product license application (PLA) in 1999. OraVax does not anticipate incurring any material net expenditures under this agreement until 2000 at which time, assuming a U.S. PLA is filed, it would expect to incur premarketing and predistribution costs. OraVax believes it can market
Arilvax-Registered Trademark- effectively, with a small sales force, since the market is currently restricted to the U.S. military and to physicians and travel medicine clinics approved by state health departments.

JE VACCINE AGAINST INFECTION BY THE JAPANESE ENCEPHALITIS VIRUS


    OraVax is developing a vaccine for prevention of Japanese encephalitis (JE) viral infections. JE is a potentially fatal neurotropic viral infection common in Asia, including Japan Korea, Taiwan, China, India and Thailand. The World Health Organization has identified a high priority for the development of safer and less expensive vaccines against JE, which would ensure its use in endemic regions. In addition, a safer vaccine that requires only a single dose for immunization would better meet the needs of travelers and military. OraVax has demonstrated safety and preclinical efficacy of its JE vaccine based on the ChimeriVax-TM- technology in animal models, including nonhuman primates. OraVax is currently in pilot production under the FDA's good manufacturing practices, and expects to file an IND and initiate clinical trials during 1999.


DENGUE FEVER

    Dengue is a mosquito-borne viral infection. The disease is characterized by two distinct clinical syndromes: (1) dengue fever, a debilitating acute disease characterized by fever, rash and muscle and joint pain and (2) dengue hemorrhagic fever (DHF) characterized by prostration, bleeding and shock. Dengue occurs throughout the tropical regions of the world, and is intermittently introduced into the United States, Australia and Europe, with ensuing outbreaks. To OraVax's knowledge, currently there is no specific treatment and no vaccine is available for prevention of the infection.


    There are four distinct viruses that cause dengue fever (dengue types 1-4). OraVax has developed a candidate ChimeriVax-TM- vaccine against dengue type 2 which is in preclinical development. OraVax's objective is to develop a vaccine containing all four dengue serotypes. In November 1998, OraVax entered into a partnership with PMC for commercialization of the ChimeriVax-TM- dengue vaccine.


HEPATITIS C

    Hepatitis C virus causes an estimated 20% of all cases of viral hepatitis, and is the agent responsible for 80-90% of all cases of "nonA-nonB viral hepatitis." OraVax believes that its ChimeriVax technology could be used in developing a vaccine that would stimulate both humoral and cellular immunity against hepatitis C. As with dengue, a multivalent vaccine is required, with simultaneous immunization against two or three different hepatitis C types representing the majority of types causing human illness.

TICK-BORNE ENCEPHALITIS


    Tick-borne encephalitis or TBE, which can cause severe illness or death, afflicts individuals in eastern Europe and the former USSR. OraVax believes its ChimeriVax-TM- technology could be used in developing a TBE vaccine that would have significant advantages over existing vaccines including, single dose, life long immunity, safety and low cost.


OTHER ORAVAX TECHNOLOGIES

    In addition to OraVax's three principal product development programs, OraVax has rights to certain other technologies which may have the potential to be developed into products. These technologies also build on OraVax's knowledge of the mucosal immune system and immunology.

    IGA ANTIBODY TECHNOLOGY. OraVax's IgA antibody technology includes methods for stimulating IgA antibody production, producing recombinant secretory component and linking IgA antibody to secretory component. OraVax's current efforts in these areas are focused on the development of the HNK20 monoclonal IgA antibodies against RSV. OraVax's holds a U.S. patent relating to the HNK20 monoclonal IgA antibody and has filed patent applications in Europe and Japan. In addition, OraVax has filed a U.S. patent application claiming the DNA encoding the RSV-recognition site. OraVax also has an exclusive worldwide license from Harvard University to a patent application covering complexes of antibody and secretory component and methods for producing such complexes, including methods for the production of recombinant secretory component and for linking IgA antibodies to secretory component.


    VIRICLE TECHNOLOGY. The bluetongue virus (BTV) afflicts sheep and cattle in livestock raising regions, including the western United States, Australia and South Africa, causing still births. Genetically engineered virus-like particles known as Viricles-Registered Trademark- were developed as a vaccine against BTV in sheep and against african horse sickness. OraVax has incorporated a portion of the C. DIFFICILE gene into these virus-like particles and has shown that the resulting Viricle vaccine stimulates antibody against both BTV and C. DIFFICILE.



    SHIGELLA LIVE VECTOR ORAL VACCINE TECHNOLOGY. Infection by Shigella bacteria is the leading cause of bacillary dysentery. Bacillary dysentery is a worldwide problem, with the highest incidence among children in developing countries. While certain antimicrobial drugs may provide protection against Shigella, the widespread use of such drugs has not been recommended because of their side effects and the possibility of inducing the development of drug resistant strains of bacteria.


    COPOLYMER MICROSPHERE TECHNOLOGY. OraVax has a non-exclusive license to a patent application covering the use of copolymer microsphere technology in the development of oral vaccines directed against five specific disease targets, including H. PYLORI and C. DIFFICILE. However, this technology is not currently used in formulating any OraVax product candidates. OraVax has a non-exclusive license to an issued U.S. patent relating to the use of copolymer microspheres in injected vaccines. OraVax is aware of an additional issued U.S. patent relating to selective release of active ingredients through the use of copolymer microspheres.


    HYDROXYAPATITE. OraVax has an exclusive license from Harvard University to a patent covering the use of hydroxyapatite crystals as a particulate carrier for antigens used as oral vaccines. The patent titled "Hydroxyapatite-Antigen Conjugates and Methods for Generating a Poly-Ig Immune Response", was issued in August of 1995, US patent #5,443,832.


    LICENSE OF CAGA. In September 1996, OraVax entered into a licensing agreement with bioMerieux Vitek, Inc. granting bioMerieux exclusive rights to develop automated human diagnostic products incorporating a proprietary OraVax antigen. The antigen, called CagA, is a component of H. PYLORI. Strains of H. PYLORI producing CagA are thought to be among the most virulent. Under the terms of the agreement, bioMerieux receives an exclusive, royalty-bearing sublicense to manufacture, use, sell, lease, and otherwise distribute any licensed products for use in the field of in vitro diagnostic tests using instruments that perform automatic, multiparametric immunoanalysis. This sublicense is worldwide, except in Japan, where coexclusive rights were granted. Additionally, in March of 1998, OraVax entered into a separate licensing agreement with Biomerica, Inc. for the diagnostic use of CagA in in-office diagnostic tests. Under the terms of the agreement, Biomerica receives an exclusive, royalty-bearing, worldwide, sublicense to manufacture, use, sell, lease, and otherwise distribute any licensed products for use as a single diagnostic test, or a component of a diagnostic test that incorporates the CagA antigen and is intended for single use. OraVax retains all rights to the use of CagA for vaccines to treat or prevent diseases caused by H. PYLORI infection. CagA was originally identified by Martin J. Blaser, M.D., Timothy Cover, M.D. and Murali Tummuru, Ph.D. of Vanderbilt University School of Medicine. In 1993, OraVax acquired worldwide exclusive rights to CagA patented by Vanderbilt University.

MANUFACTURING

    At present, OraVax's ability to manufacture its products is limited to clinical trial quantities. OraVax does not have the capability to manufacture commercial quantities of products.

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
UREAB ORAL VACCINE


    The UreAB vaccine product used in the Phase I clinical trials is manufactured in the biological production facility of the Walter Reed Army Institute of Research in Forest Glen Section, Silver Spring, Maryland under a cooperative research and development agreement with the United States Army. OraVax anticipates the continued use of this facility to support Phase II and at least the initial portion of any Phase III trials. OraVax's partner, PMC, has initiated manufacturing based on the FDA's good manufacturing practices at its facilities in Marcy l'Etoile (Lyon) France, and should be able to provide vaccine for Phase III trials.


HNK20 LNTRANASAL ANTIBODY


    Manufacturing of HNK20 for Phase I and Phase II clinical trials has been performed by OraVax at its primary facility in Cambridge, Massachusetts and by third parties under contract to OraVax. The product used in the Phase III clinical trials conducted in the southern hemisphere which commenced at the end of the second quarter of 1996 was manufactured by a contract manufacturer. OraVax had previously anticipated using product from inventory produced by this contract manufacturer to conduct a second Phase III trial in North America during the winter of 1997-1998. However, during an audit conducted by OraVax in October 1997 of an additional contract manufacturer, OraVax discovered that improper handling of the product by the latter manufacturer during a step which is not part of the current process, precluded the clinical use of this supply of HNK20. The conduct of the trial will require additional funding and OraVax continues to seek potential corporate partners for such funding.


CDAB VACCINE


    Product for early clinical trials has been manufactured by third parties under contract to OraVax and under a cooperative research and development agreement with the Walter Reed Army Institute of Research. OraVax, however, may elect to manufacture product for further clinical trials in its own facilities in Cambridge or Canton, Massachusetts.


PATENTS AND PROPRIETARY RIGHTS; TECHNOLOGY AGREEMENTS

    The following sets forth OraVax's proprietary position with respect to its principal product development programs.

RSV PRODUCT DEVELOPMENT PROGRAM

    OraVax's patent application, filed worldwide, describing the HNK20 monoclonal IgA antibody issued in the United States in 1996. OraVax has filed a United States patent application claiming the DNA encoding the RSV-recognition site. OraVax is not aware of any other patents or patent applications describing this antibody.

H. PYLORI PRODUCT DEVELOPMENT PROGRAM

    In addition to its own inventions, OraVax has worldwide rights to inventions made by six groups of researchers in the field of H. PYLORI:

    During 1997 OraVax and its joint venture partner, PMC, also acquired a worldwide exclusive license to the Vibrovec live-vector vaccine delivery system from Virus Research Institute in Cambridge, Massachusetts for antigens being evaluated by the partners. The joint venture partners also completed option agreements with Aquila covering the QS21 adjuvant. Separately, OraVax secured an exclusive option agreement with IOMAI for their transdermal vaccine delivery system.


    HUMAN GENOME SCIENCES/MEDIMMUNE. In November 1996, OraVax and PMC entered into a research and licensing agreement with Human Genome Sciences, Inc., or HGS and MedImmune, licensing the complete genome sequence of H. PYLORI for the development of vaccines. Under this agreement, OraVax and PMC have control and responsibility for filing patents on new molecular discoveries for use in the development of vaccines against H. PYLORI infection. Financial terms of the agreement call for OraVax and PMC to make license payments to HGS/MedImmune beginning with execution of the agreement and upon issuance of the first U.S. patent. In addition to royalties on any future sales, future milestone payments will be paid to HGS/MedImmune to reflect attainment of certain product development and revenue goals. During 1997, OraVax and PMC filed several additional patent applications covering new molecules identified using the genome sequence information.



    CASE WESTERN RESERVE UNIVERSITY. In October 1993, OraVax entered into an assignment agreement with its collaborators at Case Western Reserve University or CWRU and a research agreement with these collaborators and CWRU. Pursuant to the agreement, OraVax has been assigned preexisting patent rights claiming oral immunization using H. PYLORI antigens. One patent was issued in the U.S. in 1996. The research agreement provides for sponsorship by PM-O of the continuing development work of the collaborators in the field of H. PYLORI, including the development of:



    - monoclonal antibodies against urease and other antigens;



    - adjuvants to be used in conjunction with an oral vaccine directed against
      H. PYLORI; and



    - animal models for the testing of oral vaccines directed against H. PYLORI.


    Under the terms of the research agreement, OraVax will be granted a worldwide exclusive license to inventions made in the course of sponsored research.


    CENTRE HOSPITALIER UNIVERSITAIRE VAUDOIS (CHUV); MAX-PLANCK INSTITUTE. In April 1992, OraVax entered into a research and development agreement with the Foundation Pour La Recherche Des Maladies GastroIntestinales (Gastrofonds) in Lausanne, Switzerland pursuant to which OraVax is sponsoring research in the field of H. PYLORI at the CHUV in Lausanne, Switzerland, and at the Max-Planck Institute in Tubingen, Germany. Pursuant to this agreement, Gastrofonds, who represents collaborating inventors at the CHUV and the Max-Planck Institute, have assigned to OraVax title to two patent applications covering urease as a vaccine for prevention and treatment of H. PYLORI infection. Also pursuant to this agreement, Gastrofonds has granted OraVax a worldwide exclusive license to all patent rights and know-how developed during the course of the sponsored research in the field of vaccine and secretory IgA products for prevention or treatment of infections caused by H. PYLORI.


    INSTITUT PASTEUR. OraVax also has a co-exclusive license, with PMC, to an issued patent and two patent applications owned by the Institut Pasteur covering the H. PYLORI urease antigen, heat shock protein A (hspa) and other antigens.

    SAINT BARTHOLOMEW'S HOSPITAL MEDICAL COLLEGE. In October 1992, OraVax entered into an agreement with The Medical College of Saint Bartholomew's Hospital in London, England (St. Bart's) pursuant to which OraVax sponsored, from October 1992 through August 1995, research relating to the development of vaccine candidates for use in an oral vaccine directed against H. PYLORI. Under the agreement, OraVax was granted a worldwide nonexclusive license to preexisting patent rights and know-how in the field of H. PYLORI developed by St. Bart's, and a worldwide exclusive license to all patent rights and know-how developed during the course of the sponsored research.


    VANDERBILT UNIVERSITY. In September 1993, OraVax entered into a license agreement with Vanderbilt University pursuant to which Vanderbilt has granted to OraVax an exclusive worldwide license to patent rights to a specific region of the gene for an H. PYLORI antigen, the Cag A antigen, as a vaccine and diagnostic means and methods for detecting predisposition to peptic ulceration, and to related know-how.


    OraVax anticipates that its H. PYLORI vaccine products will be used in conjunction with mucosal adjuvants or mucosal antigen delivery systems. The UreAB vaccine formulation tested in a Phase II clinical trial uses the native heat-labile enterotoxin (LT) produced by E. coli as a mucosal adjuvant.

OraVax is aware of a patent application owned by a competitor claiming use of LT combined with H. PYLORI antigens, including urease, against H. PYLORI infection. Whether this application will issue in the U.S. or in other countries is uncertain. OraVax currently has a license to the U.S. Navy's patent application covering the use of native LT as a mucosal adjuvant. OraVax is aware of a patent owned by the Kitasato Institute that also claims the use of native LT. OraVax is also conducting research on the polyphosphazene mucosal adjuvant and the Vibrio cholerae live-vector delivery system under an option from Virus Research Institute in Cambridge, Massachusetts. Other formulation technologies being evaluated include mutants of LT that may have advantages in greater safety or potency, the Shigella live-vector system developed by OraVax and technologies developed or controlled by PMC. It is possible that the joint venture may need to obtain a license to the patent rights owned by a third party covering a mucosal adjuvant or mucosal antigen delivery system, and OraVax does not know whether it will be able to obtain any such license on favorable terms.


C. DIFFICILE PRODUCT DEVELOPMENT PROGRAM


    In March 1993, OraVax entered into a collaborative development and license agreement with Techlab, Inc. pursuant to which OraVax is sponsoring research and the development of vaccines for the prevention of diseases caused by C. DIFFICILE. With respect to technology developed during the course of the collaboration, OraVax will have title to all patent rights and know-how invented by OraVax employees or developed jointly by OraVax and Techlab employees, and Techlab will have title to all patent rights and know-how developed solely by its employees. Techlab has granted to OraVax a worldwide exclusive license to technology owned solely by Techlab. OraVax has filed a patent application covering its C. DIFFICILE vaccine product candidate and related technology. OraVax owns this patent application and any patents issued under the application.


GENERAL


    OraVax's future success will depend, in part, upon its ability to develop patentable products and technologies and obtain patent protection for its products and technologies both in the U.S. and abroad. OraVax cannot guarantee that additional patent applications owned or licensed by OraVax will issue as patents or that patent protection will be secured for any particular technology. Neither can OraVex guarantee that patents which are issued will be valid or that they will provide OraVax with meaningful protection against competitors or with a competitive advantage. OraVax cannot guarantee that patents will not be challenged or designed around by others. OraVax could incur substantial costs in proceedings before the U.S. Patent and Trademark Office, including interference proceedings. These proceedings could also result in adverse decisions as to the patentability of OraVax's licensed or assigned inventions. Further, OraVax cannot guarantee that it will not infringe upon existing or future patents owned by others. Neither can OraVax guarantee that it will not need to acquire licenses under patents belonging to others for technology potentially useful, or necessary to OraVax, or that such licenses will be available to OraVax, if at all, on terms acceptable to OraVax. Moreover, OraVax cannot guarantee that any patent issued to or licensed by OraVax will not be infringed by others. Also, OraVax cannot guarantee that third parties will not bring suit against OraVax for patent infringement or for declaratory judgment to have the patents owned or licensed by OraVax declared invalid. OraVax also relies on trade secrets and other unpatented proprietary technology. OraVax cannot guarantee that it can meaningfully protect its rights in such unpatented technology or that others will not independently develop substantially equivalent products and processes or otherwise gain access to OraVax's technology.


    OraVax is engaged in research and development collaborations and licensing arrangements with a number of academic, government and commercial research groups. OraVax has entered into these agreements to secure rights to certain technologies, processes and compounds that it believes may be important to the development of its products. In general, the research and development agreements provide for OraVax sponsorship of research and development in exchange for exclusive, royalty-bearing licenses or options to the technology developed during the course of the sponsored research. Certain of these agreements also include nonexclusive licenses to preexisting technology rights. In general, the license agreements grant to OraVax exclusive licenses in exchange for varying combinations of license fees, milestone payments, royalties and minimum royalties. In addition, the license agreements typically place commercialization obligations on OraVax which, if not satisfied, may result in the licensor having the right to render the license nonexclusive or to terminate the agreement. In certain instances, OraVax has obtained assignments of technology, although OraVax's ownership, in some cases, is subject to forfeiture for failure to commercialize. Typically, the agreements are terminable by either party for breach. Further, the research agreements are generally terminable in the discretion of either party and the license agreements are generally terminable by OraVax in its discretion.

GOVERNMENT REGULATION

    Regulation by governmental authorities in the U.S. and other countries will be a significant factor in the manufacturing and marketing of any products that may be developed by OraVax. The nature and extent to which such regulation may apply to OraVax will vary depending on the nature of any such products. All of OraVax's products will require regulatory approval by governmental agencies prior to commercialization. Human therapeutics, in particular, are subject to rigorous preclinical and clinical testing and other approval procedures by the FDA and similar health authorities in foreign countries. Various federal statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of such products.


    The Immunization Practices Advisory Committee or ACIP of the CDC has a role in setting the market for most, if not all, of the products OraVax intends to make. The ACIP meets quarterly to review developing data on licensed vaccines, and those approaching license, as well as epidemiologic data on the need for these products. The recommendations of ACIP on the appropriate use of vaccines and related products are published in the Morbidity and Mortality Weekly Report and reprinted in several journals. The CDC develops epidemiologic data in support of the need for new vaccines and monitors vaccine usage and changes in disease incidence. In addition CDC staff frequently act as key advisors to the FDA in their review process.



    OraVax believes that both its vaccines and antibody products will be classified by the FDA as "biologic products" as opposed to "drug products." New biologic products must satisfy several requirements in order to receive regulatory approval, including:



    - preclinical laboratory and animal tests;



    - submission by OraVax of:



     (1)  an IND application to the FDA or to an individual physician, or



     (2) a request for approval of intrastate trials to an institutional review board of a research institution, one of which must become effective before human clinical trials begin;



    - the performance of well-controlled clinical trials; and



    - product license application or PLA submitted to the FDA containing the results of clinical and manufacturing information prior to commercial sale or shipment of the product.


    During the approval process, the FDA must confirm that appropriate standards were maintained during product testing and that the product meets regulatory standards for safety and efficacy.


    In addition to obtaining FDA approval for each PLA, an establishment license application or ELA must be filed and approved by the FDA for the manufacturing facilities for a biologic product before commercial marketing of the biologic product is permitted. As a consequence of regulatory reforms initiated in 1995, a formal ELA may not be needed for some of OraVax's product candidates. However, manufacturing practices will continue to be subject to FDA regulations and review. The regulatory process may take many years and requires the expenditure of substantial resources. Before testing of any agents with potential therapeutic value in healthy human test subjects or patients may begin, government requirements for preclinical data must be satisfied. These data, obtained from studies in animals, as well as from laboratory studies, are generally submitted in an IND application or its equivalent in countries outside the United States where clinical studies are to be conducted. These preclinical data must provide an adequate basis for evaluating both the safety and the scientific rationale for the initial Phase 1 studies in human volunteers.

    Phase I clinical studies are generally performed in healthy human subjects or, occasionally, in selected patients with the targeted disease or disorder. The goal of the Phase I study is to establish initial data about safety and tolerance of the drug in humans. Also, the first data regarding the absorption, distribution, metabolism and excretion of the drug in humans, or the immune response to a vaccine, may be obtained. In Phase II human clinical studies, evidence is sought about the desired therapeutic efficacy of a drug or antibody, or the immune response to a vaccine, in limited studies with small numbers of carefully selected subjects. Efforts are made to evaluate the effects of various dosages and to establish an optimal dosage level and dosage schedule. Additional safety data are also gathered from these studies. The Phase III clinical development program consists of expanded, large scale, multicenter studies of patients with the target disease or disorder, or in the case of a preventive antibody or vaccine, who are susceptible to the disease. The goal of these studies is to obtain definitive statistical evidence of the efficacy and safety of the proposed product and dosage regimen.

    At the same time that the human clinical program is being performed, additional non-clinical (animal) studies may also be conducted. In addition, expensive, long duration toxicity, teratogenicity (birth defects) and carcinogenicity studies may be required to demonstrate the safety of drug administration for the extended period of time required for effective therapy. Also, a variety of laboratory, animal and initial human studies are performed to establish manufacturing methods for the drug, as well as stable, effective dosage forms. All data obtained from this comprehensive development program are submitted as a PLA to the FDA and the corresponding agencies in other countries for review and approval. FDA approval of the PLA and the associated manufacturing documentation is required before marketing may begin in the United States. Although the FDA's policy is to review priority applications within 180 days of their filing, in practice longer times may be required. The FDA frequently requests that additional information be submitted requiring significant additional review time. Essentially, all proposed products of OraVax will be subject to demanding and time-consuming PLA or similar approval procedures in the countries where OraVax intends to market its products. These regulations define not only the form and content of the development of safety and efficacy data regarding the proposed product, but also impose specific requirements regarding manufacture of the product, quality assurance, packaging, storage, documentation and record keeping, labeling and advertising, and marketing procedures. Effective commercialization also requires inclusion of OraVax's products in national, state, provincial, or institutional formularies or cost reimbursement systems.


    In addition, the activities of OraVax, and its potential partners and licensees are subject to laws and regulations regarding, among other things:



    - occupational safety;



    - the use and handling of radioisotopes;



    - environmental protection;



    - laboratory and manufacturing working conditions;



    - handling and disposition of potentially hazardous materials; and



    - use of laboratory animals.


    Whether or not FDA approval has been obtained, approval of a product by comparable regulatory authorities may be necessary in foreign countries prior to the commencement of marketing of the product in such countries. The approval procedure varies among countries, can involve additional testing, and the time required may differ from that required for FDA approval. Although there is now a centralized European Community approval mechanism in place, each European country may nonetheless impose its own procedures and requirements, many of which are time consuming and expensive. Thus, there can be substantial delays in obtaining required approvals from both the FDA and foreign regulatory authorities after the relevant applications are filed. OraVax expects to rely on corporate partners and licensees, along with OraVax's expertise, to obtain governmental approval in foreign countries of drug formulations utilizing its compounds.

EMPLOYEES


    As of January 29, 1999, OraVax employed a work force of 64 persons including 61 persons employed full-time, of which 10 are leased employees, and 3 persons employed part-time. Of this total work force, 51 persons are engaged in research and development activities and 13 are devoted to facilities support and administrative activities. Sixteen persons hold Ph.D. or M.D. degrees. A significant number of OraVax's management and professional employees have had prior experience with pharmaceutical, biotechnology or medical products companies. OraVax believes that it has been successful in attracting skilled and experienced scientific personnel. However, competition for such personnel is intense. OraVax believes that its relationships with its employees are good.


ACADEMIC CONSULTANTS


    OraVax has relationships with a number of academic consultants. These persons are not employees of OraVax. Accordingly, OraVax has limited control over their activities and can expect only limited amounts of their time to be dedicated to OraVax's activities. These persons may or may not enjoy relationships with other commercial entities, some of which could compete with OraVax. Although the precise nature of each relationship varies, the consultants generally sign agreements which provide for confidentiality of OraVax's proprietary information and results of studies but not for the assignment of inventions. OraVax cannot guarantee that it will be able to maintain the confidentiality of its technology, the dissemination of which could have a materially adverse effect on OraVax's business. Further, OraVax cannot guarantee that it will be able to license inventions and technology discovered by such consultants.


PROPERTIES


    OraVax's administrative offices and research facilities consist of an aggregate of approximately 53,000 square feet of leased space at 38 Sidney Street in Cambridge, Massachusetts. In addition, OraVax leases a 47,000 square foot manufacturing facility in Canton, Massachusetts, designed and equipped for the commercial production of biologic products. The facility is not currently in use. When it entered into this lease, OraVax purchased leasehold improvements and other related assets from the former tenant, payable in installments through 1999. Since the merger was announced, OraVax has received increased interest from prospective purchasers of its leasehold interests, leasehold improvements and equipment in the Canton facility. Based on these indications of interest, OraVax has explored the sale of its interests in the facility.


LEGAL PROCEEDINGS

    By letter dated September 8, 1998, the Securities and Exchange Commission (the "SEC") requested OraVax to furnish the SEC staff with documents for use in connection with an SEC inquiry re: In the Matter of OraVax, Inc. (MB-998). The requested documents generally pertain to statements made in SEC filings by OraVax regarding OraVax's relationship with the U.S. Department of Defense's Joint Vaccine Acquisition Program. OraVax has responded to the SEC's request and to date has received no further requests or information concerning this matter.

                             ORAVAX STOCK OWNERSHIP

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ORAVAX, INC.


    The following table sets forth certain information, as of January 29, 1999, with respect to the beneficial ownership of OraVax's Common Stock by the following persons:



    - each person known by OraVax to own beneficially more than 5% of the outstanding shares of Common Stock;



    - each director of OraVax;



    - each executive officer of OraVax; and



    - all directors and executive's officers of OraVax as a group.



                                                                  NUMBER OF SHARES                     PERCENTAGE OF
                                                                   OF COMMON STOCK    PERCENTAGE OF    TOTAL VOTING
                                                                    BENEFICIALLY      COMMON STOCK     CAPITAL STOCK
BENEFICIAL OWNER                                                        OWNED          OUTSTANDING      OUTSTANDING
----------------------------------------------------------------  -----------------  ---------------  ---------------
5% STOCKHOLDERS
  Peptide Therapeutics Group plc (1)............................       2,193,537             9.9%             9.9%
DIRECTORS
  C. Boyd Clarke (2)............................................               0            *                *
  Lance K. Gordon(3)............................................         306,829             1.4%             1.4%
  Andre L. Lamotte (4)..........................................         610,857             2.8%             2.8%
  Douglas MacMaster (5).........................................          43,600            *                *
  Allen Misher (6)..............................................          18,333            *                *
OTHER EXECUTIVE OFFICERS
  Robert J. Gerety (7)..........................................          61,950            *                *
  Brigid A. Makes...............................................           5,000            *                *
  Thomas P. Monath (8)..........................................         196,145            *                *
All directors and executive officers as a group (9).............       1,242,714             5.6%             5.6%


------------------------
*   Less than 1%.

(1) The information reported is based on a Schedule 13D filed with the Securities and Exchange Commission on January 11, 1999. The address of this entity is 321 Cambridge Science Park, Milton Road, Cambridge, CB4 4WG, England.


(2) Dr. Clarke resigned from the board of directors effective November 30, 1998.


(3) Includes 225,221 shares of Common Stock which Dr. Gordon has the right to acquire within 60 days after January 29, 1999 upon exercise of outstanding stock options.


(4) Includes 424,993 shares held by Medical Science Partners, L.P. ("MSP"), 26,320 shares held by Medical Science II Co-Investment L.P. ("MSP II-Co") and 149,544 shares held by Medical Science Partners II, L.P. ("MSP II"). Dr. Lamotte is the Managing General Partner of Medical Science Ventures, the General Partner of MSP and is the Managing General Partner of Medical Science Ventures II, the General Partner of MSP II and MSP II-Co, and may be deemed to be the beneficial owner of the shares held by MSP, MSP II and MSP II-Co although Dr. Lamotte disclaims beneficial ownership of such shares. The address of Dr. Lamotte is c/o MSP, 161 Worcester Road, Framingham, MA 01701. Includes 10,000 shares which Dr. Lamotte may acquire upon the exercise of options within 60 days after January 29, 1999.


(5) Includes 23,600 shares which Mr. MacMaster may acquire upon the exercise of options within 60 days after January 29, 1999.


(6) Includes 13,333 shares which Dr. Misher may acquire upon the exercise of options within 60 days after January 29, 1999.


(7) Includes 31,250 shares which Dr. Gerety may acquire upon the exercise of options within 60 days after January 29, 1999.


(8) Includes 161,056 shares which Dr. Monath may acquire upon the exercise of options within 60 days after January 29, 1999.


(9) Includes 464,460 shares which all directors and executive officers as a group may acquire upon the exercise of options within 60 days after January 29, 1999.

                    SELECTED FINANCIAL INFORMATION OF ORAVAX
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


    The following selected historical consolidated financial information for OraVax for each of the fiscal years in the five-year period ended December 31, 1997 has been derived from OraVax's audited consolidated financial statements. The consolidated financial statements as of September 30, 1998, December 31, 1997 and December 31, 1996 and for each of the fiscal years in the three-year period ended December 31, 1997, and the nine-month period ended September 30, 1998 and 1997 are included elsewhere in this prospectus/proxy statement. The consolidated balance sheet at September 30, 1998 and the consolidated statement of operations for the nine months ended September 30, 1997 and 1998 are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, that OraVax considers necessary for a fair presentation of its financial position and results of operations for these periods. The selected data below as of and for the nine-month period ended September 30, 1998 are not necessarily indicative of the results of operations to be expected for the fiscal year ending December 31, 1998. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and OraVax's Audited Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus/proxy statement.



                                                                                                     NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                             1993       1994       1995       1996        1997        1997        1998
                                           ---------  ---------  ---------  ---------  ----------  ----------  ----------
                                                                                                        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:

Revenues:
  Collaborative research and
    development..........................  $      --  $      --  $   8,684  $   6,595  $    7,587  $    5,581  $    5,656
  Government grants and other............        349        257        311        870         583         343         615
  Interest...............................         78         51      1,080      1,280         683         574         234
                                           ---------  ---------  ---------  ---------  ----------  ----------  ----------
                                                 427        308     10,075      8,745       8,853       6,498       6,505

Expenses:
  Research and development...............      5,981      8,406     12,450     21,009      14,589      10,963      10,391
  General and administrative.............      1,848      2,580      3,299      3,750       3,422       2,615       2,807
  Interest...............................         92        190         87        523         418         331         200
                                           ---------  ---------  ---------  ---------  ----------  ----------  ----------
                                               7,921     11,176     15,836     25,282      18,429      13,909      13,398

Equity in joint venture..................     --         --         (2,436)    (5,085)     (6,236)     (4,608)     (4,292)
                                           ---------  ---------  ---------  ---------  ----------  ----------  ----------
Net loss.................................  $  (7,494) $ (10,868) $  (8,197) $ (21,622) $  (15,812) $  (12,019) $  (11,185)
                                           ---------  ---------  ---------  ---------  ----------  ----------  ----------
                                           ---------  ---------  ---------  ---------  ----------  ----------  ----------
Net loss to common stockholders..........  $  (7,494) $ (10,968) $  (8,305) $ (21,622) $  (15,812) $  (12,019) $  (12,017)
                                           ---------  ---------  ---------  ---------  ----------  ----------  ----------
                                           ---------  ---------  ---------  ---------  ----------  ----------  ----------
Basic and diluted loss per share.........                        $   (1.90) $   (2.46) $    (1.58) $    (1.20) $    (0.97)
                                                                 ---------  ---------  ----------  ----------  ----------
                                                                 ---------  ---------  ----------  ----------  ----------
Weighted average number of basic and
  diluted shares outstanding.............                        4,377,131  8,794,775  10,031,222  10,007,495  12,401,826
                                                                 ---------  ---------  ----------  ----------  ----------
                                                                 ---------  ---------  ----------  ----------  ----------



                                                                 DECEMBER 31,
                                              1993       1994       1995       1996        1997
                                            ---------  ---------  ---------  ---------  ----------             SEPTEMBER 30,
                                                                                                                   1998
                                                                                                               -------------
                                                                                                                (UNAUDITED)
BALANCE SHEET DATA:

Cash and investments......................     $1,042     $3,706    $27,631    $22,125     $11,722                    $1,372
Total assets..............................      3,050      5,195     29,833     28,744      17,344                     3,875
Working capital (deficit).................       (218)     1,400     23,109     14,694       7,837                   (4,271)
Long term obligations.....................        679        462        492      2,659       1,298                       173
Convertible preferred stock...............     14,988     27,331         --         --       5,601                     2,326
Total stockholders' equity (deficit)......    (14,152)   (25,038)    24,513     18,424       9,785                   (1,924)

                 ORAVAX MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS OVERVIEW

    OraVax is engaged in the discovery, development and commercialization of vaccines and antibody products for the prevention or treatment of human infectious diseases. OraVax's products are vaccines that stimulate the body's own immunity to provide long term protection against disease, as well as antibody products that provide immediate passive immunity to treat existing infections or to protect against acute disease risk.


    The ultimate success of OraVax is dependent upon its ability to raise capital through equity financings, direct financings, corporate partnerships, sale of product and interest income on invested capital. Additional capital will be required to ensure the on-going viability of OraVax. OraVax has secured interim sources of financing to support operations into the first quarter of 1999. This funding is secured with the tangible and intangible assets of OraVax, in addition to some of its rights in its joint venture partnership with PMC. While management believes that additional capital may be available to fund operations, OraVax cannot guarantee that additional funds will be available when required, on terms acceptable to OraVax.



    On November 10, 1998, OraVax entered into an agreement to merge with Peptide in a transaction expected to close prior to the end of the first quarter of 1999. The merger would create a larger biopharmaceutical company involved in the development of novel drugs, vaccines and antibody products that control significant human diseases. The merged company would have a total of ten products in development, six of which are currently in clinical trials, with a further four scheduled to go into clinical trials in the next twelve months, and multiple corporate partnerships including those with PMC and SmithKline Beecham. The new business combination would result in a broader portfolio of product programs, and greater market presence and potential for expanded corporate partnerships.


    To date, OraVax has not received any revenues from the sale of products and does not expect to receive any such revenues until late 2000, at the earliest. OraVax's losses incurred since inception resulted principally from expenditures under its research and development programs and OraVax expects to incur significant operating losses over the next several years due primarily to expanded research and development efforts, preclinical testing and clinical trials of its product candidates, the acquisition of additional technologies, the establishment of manufacturing capability and the performance of commercialization activities. Results of operations may vary significantly from quarter to quarter depending on, among other factors, the progress of OraVax's research and development efforts, the receipt, if any, of milestone payments, the timing of certain expenses and the establishment of collaborative research agreements.


    Under the terms of the joint venture agreement with PMC, ownership of the joint venture is based upon the proportion of the working capital paid in by OraVax versus PMC over the life of the joint venture. To date OraVax and PMC have equally supported the budget and each has approximately 50% ownership. The funding of the H. PYLORI program with PMC at 50% ownership has approximated $6.0 million to $6.5 million annually for OraVax to date, which is a substantial portion of the company's total expenditures. Under the agreement, a shortfall in funding by OraVax does not constitute a default of the joint venture. If OraVax's funding, since inception of the partnership, falls below 40% of the total for greater than a six month period, PMC would get an additional seat on the board of directors, giving it effective overall control of the joint venture.

RESULTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED WITH THREE MONTHS ENDED SEPTEMBER
  30, 1997


    OraVax's total revenues decreased to $1,907,000 in the three months ended September 30, 1998 from $2,150,000 in the three months ended September 30, 1997. In the three months ended September 30, 1998, OraVax's revenues consisted of $1,699,000 of collaborative research revenues earned under the joint venture, $178,000 from government grants and license fees earned in connection with sublicensing its CagA antigen to BioMerieux Vitek, Inc. and BioMerica, Inc., and $30,000 in interest earned on invested funds. In the three months ended September 30, 1997, OraVax's revenues consisted of $1,869,000 of collaborative research revenues earned under the joint venture, $141,000 from government grants and an annual license fee earned in connection with sublicensing its CagA antigen to BioMerieux Vitek, Inc., and $140,000 in interest earned on invested funds. The decreased revenue was attributable to decreases in research and development activities under the joint venture and in interest income as a result of declining cash investments offset by an increase in license revenue earned in connection with the 1998 sub-license of the CagA antigen to BioMerica, Inc.


    OraVax's total costs and expenses decreased to $4,251,000 in the three months ended September 30, 1998 from $4,657,000 in the three months ended September 30, 1997. Research and development expenses decreased 15% to $3,233,000 in the three months ended September 30, 1998 from $3,787,000 in the three months ended September 30, 1997. Significant contributors to OraVax's research and development expenditures in the third quarter of 1998, versus the third quarter of 1997, included the conduct of three small-scale Phase II clinical studies under its H. PYLORI program and advanced activities under its Japanese encephalitis program, including the investment in other aspects of the ChimeriVax family of vaccine opportunities. These expenditures were more than offset by a decrease in costs resulting from expenses that were incurred in the third quarter of 1997, under the RSV program, that were not incurred in the third quarter of 1998. The 24% increase in general and administrative expenses to $960,000 in the three months ended September 30, 1998 from $776,000 in the three months ended September 30, 1997 is principally due to advanced ChimeriVax patent efforts, business development costs as OraVax continues to focus its efforts on obtaining strategic collaborations, and legal costs associated with OraVax's pursuit of potential equity financings, business combinations and selling of assets to raise capital needed to support operations. Interest expense decreased to $58,000 in the three months ended September 30, 1998 from $94,000 in the three months ended September 30, 1997.


    OraVax accounts for its investment in the joint venture under the equity method of accounting. Accordingly, OraVax recorded its $1,313,000 and $1,437,000 share of the joint venture's losses in the third quarter of 1998 and 1997, respectively. The decreased loss is principally due to third party obligations, incurred by the joint venture, in the third quarter of 1997 compared to the same period in 1998.


    OraVax incurred a net loss from operations of $3,657,000 in the three months ended September 30, 1998 compared to a net loss from operations of $3,944,000 in the three months ended September 30, 1997.


    In the first quarter of 1998, OraVax began recognizing the annual cumulative 6% dividend that accrues in stock and the amortization of the conversion discount recorded as deferred financing costs, related to the December 1997 convertible preferred stock financing.


    OraVax incurred a net loss to common shareholders of $3,908,000 in the three months ended September 30, 1998 compared to a net loss to common shareholders of $3,944,000 in the three months ended September 30, 1997.

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED WITH NINE MONTHS ENDED SEPTEMBER
  30, 1997


    OraVax's total revenues increased to $6,505,000 in the nine months ended September 30, 1998 from $6,498,000 in the nine months ended September 30, 1997. In the nine months ended September 30, 1998, OraVax's revenues consisted of $5,656,000 of collaborative research revenues earned under the joint venture, $615,000 from government grants and license fees earned in connection with sublicensing its CagA antigen to BioMerieux Vitek, Inc. and BioMerica, Inc., and $234,000 in interest earned on invested funds. In the nine months ended September 30, 1997, OraVax's revenues consisted of $5,581,000 of collaborative research revenues earned under the joint venture, $343,000 from government grants and an annual license fee earned in connection with sublicensing its CagA antigen to BioMerieux Vitek, Inc., and $574,000 in interest earned on invested funds. Principal components of revenue in 1998 versus 1997 include increases in research and development activities of the joint venture, in grant revenue from the October 1997 award of a C. DIFFICILE Phase II Small Business Innovation Research grant from the National Institute of Health and in-license revenue earned in connection with the 1998 sub-license of its CagA antigen to BioMerica, Inc. offset by a decrease in interest income as a result of declining cash investments.


    OraVax's total costs and expenses decreased to $13,398,000 in the nine months ended September 30, 1998 from $13,909,000 in the nine months ended September 30, 1997. Research and development expenses decreased 5% to $10,391,000 in the nine months ended September 30, 1998 from $10,963,000 in the nine months ended September 30, 1997. Significant contributors to OraVax's research and development expenditures in the nine months ended September 30, 1998, versus the nine months ended September 30, 1997, included the conduct of four small-scale Phase II clinical studies under its H. PYLORI program and advanced activities under its Japanese encephalitis program, including the investment in other aspects of the ChimeriVax family of vaccine opportunities. These expenditures were offset by a decrease in costs resulting from expenses that were incurred in the nine months ended September 30, 1997, under the RSV program, that were not incurred in the nine months ended September 30, 1998, and from aggressive cost control. The 7% increase in general and administrative expenses to $2,807,000 in the nine months ended September 30, 1998 from $2,615,000 in the nine months ended September 30, 1997 is principally due to advanced H. PYLORI and ChimeriVax patent efforts, business development costs as OraVax continues to focus its efforts on obtaining strategic collaborations, and legal costs associated with OraVax's pursuit of potential equity financings, business combinations and selling of assets to raise capital needed to support operations offset by a decrease in expenses associated with OraVax's workforce reduction in the second quarter of 1997. Interest expense decreased to $200,000 in the nine months ended September 30, 1998 from $331,000 in the nine months ended September 30, 1997.


    OraVax accounts for its investment in the joint venture under the equity method of accounting. Accordingly, OraVax recorded its $4,292,000 and $4,608,000 share of the joint venture partnerships' losses for the nine months ended September 30, 1998 and 1997, respectively. The decreased loss is principally due to third party obligations, incurred by the joint venture in the nine months ended September 30,1997 as compared to the same period in 1998, which were offset by an increase in the 1998 budgeted research and development activities of both OraVax and PMC.


    OraVax incurred a net loss from operations of $11,185,000 in the nine months ended September 30, 1998 compared to a net loss from operations of $12,019,000 in the nine months ended September 30, 1997.


    In the first quarter of 1998, OraVax began recognizing the annual cumulative 6% dividend that accrues in stock and the amortization of the conversion discount recorded as deferred financing costs, related to the December 1997 convertible preferred stock financing.

    OraVax incurred a net loss to common shareholders of $12,017,000 in the nine months ended September 30, 1998 compared to a net loss to common shareholders of $12,019,000 in the nine months ended September 30, 1997.

YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996


    OraVax's total revenues increased to $8,853,000 in 1997 from $8,745,000 in 1996. In 1997, OraVax's revenues consisted of $7,587,000 earned under the joint venture, $583,000 from government grants and other research revenues, and $683,000 in interest earned on invested funds. In 1996, OraVax's revenues consisted of $6,595,000 earned under the joint venture, $870,000 from government grants and other research revenues, and $1,280,000 in interest earned on invested funds. The increased revenue was attributable to increased budgeted activities, for research and development, of the joint venture offset by a decrease in interest income as a result of declining cash investments and a decrease in grant revenue as a result of expired grants from the National Institute of Health.


    OraVax's total costs and expenses decreased to $18,429,000 in 1997 from $25,282,000 in 1996. Research and development expenses decreased 31% to $14,589,000 in 1997 from $21,009,000 in 1996, principally reflecting the 1996 conduct of both a Phase II clinical trial under its H. PYLORI program and a Phase III clinical trial under its RSV program, and the 1996 production of necessary supplies of clinical materials for its Phase III clinical trial. In addition, OraVax reduced its workforce by approximately 25% in early April 1997. General and administrative expenses decreased 9% to $3,422,000 in 1997 from $3,750,000 in 1996 as decreased expenses associated with the workforce reduction in the second quarter of 1997 offset increases which OraVax had incurred in the first quarter of 1997 as compared to the same period in 1996. Interest expense decreased to $418,000 in 1997 from $523,000 in 1996, principally due to the expiration of some equipment leases.


    OraVax accounts for its investment in the joint venture, through which the joint venture began conducting its research beginning in the second quarter of 1995, under the equity method of accounting. Accordingly, OraVax recorded its $5,085,000 and $6,236,000 share of the joint venture's losses during the years ended December 31, 1996 and 1997, respectively. The increased loss was principally attributable to increased budgeted activities, for research and development, of the joint venture in 1997 as compared with 1996.


    OraVax incurred a net loss of $15,812,000 in 1997 compared to a net loss of $21,622,000 in 1996.

YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995


    OraVax's total revenues decreased to $8,745,000 in 1996 from $10,075,000 during 1995. In 1996, OraVax's revenues consisted of $6,595,000 earned under the joint venture, $870,000 from government grants and other research revenues and $1,280,000 in interest earned on invested funds. In 1995, OraVax's revenues consisted of $8,684,000 earned under the joint venture, of which $3,816,000 represented up front payments earned in connection with the initiation of the joint venture, $311,000 from government grants and $1,080,000 in interest earned on invested funds.


    OraVax's total costs and expenses increased to $25,282,000 in 1996 from $15,836,000 in 1995. Research and development expenses increased 69% to $21,009,000 in 1996 from $12,450,000 in 1995, principally reflecting the conduct of an approximately 600 patient Phase III clinical trial of OraVax's HNK20 product candidate together with production costs associated with clinical grade materials used in the trial, and other growth in OraVax's other primary product development programs, including conduct of a Phase 2 clinical trial under its H. PYLORI program. The 14% increase in general and administrative expenses during the same period to $3,750,000 in 1996 from $3,299,000 in 1995, reflects some increases in other administrative costs necessary to support the growth in research and development. General and administrative expenses did not grow in proportion to the increase in research and development costs principally because OraVax's clinical trials and manufacture of clinical grade materials were substantially conducted by outside contractors requiring minimal incremental administrative overhead. Interest expense increased to $523,000 in 1996 from $87,000 in 1995 principally as a result of the assumption of existing and new debt in connection with OraVax's acquisition of its manufacturing facility in Canton, Massachusetts in early 1996.


    OraVax accounts for its investment in the joint venture, through which the joint venture began conducting its research beginning in the second quarter of 1995, under the equity method of accounting. Accordingly, OraVax recorded its $5,085,000 and $2,436,000 share of the joint venture's losses during the years ended December 31, 1996 and 1995, respectively. The increase was principally attributable to increased budgeted research activities of the joint venture in 1996 as compared with 1995.


    OraVax incurred a net loss of $21,622,000 in 1996 compared to a net loss of $8,197,000 in 1995.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standard Board issued Statement of Accounting Standards No. 130, "Reporting Comprehensive Income". This statement requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. OraVax adopted the new standard beginning in the first quarter of the fiscal year ending December 31, 1998. The adoption of FAS 130 has not materially affected financial statement presentation.

    In June 1997, the Financial Accounting Standard Board also issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information". This Statement specifies new guidelines for determining a company's operating segments and related requirements for disclosure. OraVax is in the process of evaluating the impact of the new standard on the presentation of the financial statements and the disclosures therein. The Statement will become effective for fiscal years beginning after December 15, 1997. OraVax will adopt the new standard for the fiscal year ending December 31, 1998.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. The statement requires companies to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for changes in fair value, gains or losses, depends on the intended use of the derivative and its resulting designation. The statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. OraVax will adopt SFAS 133 by January 1, 2000. OraVax does not expect SFAS 133 to have a material impact on its financial statements.

BRIDGE FINANCING--PASTEUR MERIEUX CONNAUGHT


    On November 2, 1998, OraVax obtained a short-term bridge loan, in the amount of $3 million, from PMC to support operations. OraVax pledged 12% ownership in the joint venture as collateral. OraVax granted PMC a controlling vote regarding all marketing-related decisions, thereby granting PMC overall direction of marketing-related matters. OraVax will retain equal voting authority in all non-marketing-related decisions. In addition, OraVax authorized PMC, or should PMC elect, PMC's affiliates, to act as the principal marketing entity for certain target products which include all vaccines which use the urease protein or any of its sub-units as an antigen. The loan was to be repaid in two installments: $2 million on January 31, 1999 and $1 million on June 30, 1999, and bears interest at an annual rate of 5.42% which is payable when each installment of principal is due. However, the loan was amended to require repayment of $3 million upon the earlier of consummation of the merger or July 31, 1999.



    In the event that OraVax defaults on the loan, PMC would, by virtue of OraVax's pledge of 12% ownership in the joint venture to secure the loan, increase its ownership interest in the joint venture to 62%, thereby obtaining overall direction of all joint venture matters. OraVax's share of future research, development, clinical and commercialization costs, and of profits from target product sales would then decrease from the present 50% to 38%.


LIQUIDITY AND CAPITAL RESOURCES


    OraVax's aggregate cash and investments were $1,372,000 at September 30, 1998, a decrease of $10,350,000 since December 31, 1997. Included in cash and investments is $398,000 and $394,000 at September 30, 1998 and December 31, 1997, respectively, of restricted six-month treasury securities, that support letters of credit for operating and equipment leases. Cash used by operations during the nine months ended September 30, 1998, principally to support research and development, was $5,944,000. OraVax expended $38,000 for property and equipment, repaid $1,163,000 of its capital lease obligations and repaid $90,000 of its installment debt, net of accrued interest, during the period. In addition, OraVax invested $4,581,000 in the joint venture with PMC during the nine months ended September 30, 1998. In early 1998, OraVax received the $1,400,000 remainder of cash proceeds from the December 1997 convertible preferred stock financing. Also, OraVax received $66,000 in proceeds from Common Stock issuances during the period.



    Since inception, OraVax's cash expenditures have exceeded its revenues. Operations have been funded principally through public and private placements of equity securities, equipment lease financing, revenues from OraVax's H. PYLORI joint venture with PMC, government grants and interest income. OraVax's future capital requirements will depend on many factors, including, but not limited to, the progress of its research and development programs, the progress of preclinical and clinical testing, the time and costs involved in obtaining regulatory approvals, the funding of OraVax's share of the expenses of collaborative arrangements, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, changes in OraVax's existing research relationships, the ability of OraVax to establish collaborative arrangements, the development of commercialization activities and arrangements, and the acquisition of additional facilities and capital equipment.


    On November 10, 1998 OraVax entered into an Agreement to merge with Peptide in a transaction anticipated to close prior to the end of the first quarter of 1999. A condition to the merger is that Peptide shall have completed a financing that results in Peptide receiving net cash proceeds which, together with existing financing available to Peptide, is sufficient for the present requirements of the combined entity in accordance with the rules of the London Stock Exchange.


    Pending completion of its merger with Peptide, OraVax plans to finance its cash needs in the near term principally through its existing cash reserves, together with interest earned thereon, revenues from the H. PYLORI joint venture and previously awarded government grants. OraVax believes, based upon its current operating plan, that, in addition to its available cash balances and known revenues, it will need additional financing in the first quarter of 1999 in order to fund OraVax's operations. On November 2, 1998, OraVax completed a bridge loan from PMC in the amount of $3 million as described above, and $1 million on June 30, 1999. Peptide also has agreed to provide working capital financing on a secured basis under certain circumstances. Changes in OraVax's research and development plans or other events affecting OraVax's operations may result in accelerated or unexpected expenditures. OraVax is continuing to review its burn rate and has implemented expenditure initiatives to conserve its cash resources, including putting non-essential expenditures on hold. As part of the merger, Peptide will be seeking financing. OraVax in the meantime continues to pursue corporate collaborations and the award of new government grants. OraVax cannot guarantee, however, that additional financing will be available from any of these sources, or if available, will be available on satisfactory terms. OraVax's inability to obtain needed funding on satisfactory terms may require OraVax to delay, scale back or eliminate one or more of its planned product development programs, or enter into collaborative arrangements that may require OraVax to issue additional equity or relinquish rights to certain technologies or product candidates that OraVax would not otherwise issue or relinquish. In the event Peptide is unable to complete the financing or its merger with OraVax is abandoned, OraVax would be required to seek other sources of financing.

NASDAQ DELISTING


    At June 30, 1998, OraVax's net tangible assets (total assets minus goodwill and liabilities) was $1.9 million. The minimum net tangible asset requirement for continued listing by the Nasdaq National Market is $4.0 million. OraVax received a notice of delisting from the Nasdaq Stock Market, Inc. indicating that because OraVax was not in compliance with the minimum net tangible asset requirement OraVax's stock would be delisted from trading on the Nasdaq National Market. OraVax was also notified by Nasdaq of non-compliance with the minimum $1 per share bid price and the minimum requirement for a public market float of $5 million. OraVax appealed the delisting and a hearing was granted before an NASD panel concerning the delisting issues. OraVax presented its plans to the panel and has continued to update Nasdaq on the progress of these plans. OraVax was delisted from the Nasdaq National Market on November 16, 1998. OraVax began trading on the OTC Bulletin Board on November 17, 1998. Upon closing of the proposed merger, holders of OraVax's common stock will receive ordinary shares of Peptide which are traded on the London Stock Exchange.


YEAR 2000 COMPLIANCE


    The Year 2000 problem is the result of computer programs having been written using two digits, rather than four, to define the applicable year. Computer programs and embedded computer chips may be unable to distinguish between the years 1900 and 2000. Any computer hardware, software, research and development, manufacturing or administrative equipment, and operational infrastructure systems used by OraVax or by its external business partners may recognize a year using "00", as the last two digits, as the year 1900 rather than the year 2000.



    During the second quarter of 1998, OraVax implemented an internal Year 2000 compliance task force. The goal of the task force is to identify and minimize disruptions to OraVax's business that could result from the Year 2000 problem, and to minimize liabilities that OraVax might incur in connection with the Year 2000 problem. The task force consists of employees of OraVax and is representative of major business functions.



    OraVax is in the process of conducting a company-wide assessment of its computer systems and operations infrastructure to identify computer hardware, software, research and development equipment and process control systems that are not Year 2000 compliant. OraVax intends to replace, upgrade or modify any of its business-critical systems that are not Year 2000 compliant, or to develop contingency plans. OraVax anticipates to have these steps completed by the end of the third quarter in 1999.



    OraVax has also identified and prioritized significant service providers, vendors, suppliers, and worldwide research and development, manufacturing and clinical trial related third parties that are critical to business operations. OraVax is in the process of communicating with these external parties, through interviews and questionnaires, to ascertain their Year 2000 compliance. These evaluations will be followed by the development of contingency plans, including identifying alternate service providers and contractors, vendors and suppliers. OraVax anticipates to have these steps completed by the end of the third quarter in 1999. Going forward, OraVax will attempt to ensure that new service providers and contractors, vendors and suppliers are Year 2000 compliant before engaging in business with them.

    OraVax's greatest risk is the failure of critical, worldwide research and development, manufacturing or clinical trial related service contractors not being Year 2000 compliant. Because of the significant number of these external service contractors and the vast number of business systems used by these parties, OraVax may experience some disruption in its business operations. OraVax is unable to determine at this time whether the consequences of Year 2000 failures by these parties will have a material impact on OraVax's business operations. OraVax believes that with the implementation of contingency plans, including identifying alternate service contractors, the possibility of material interruptions of normal operations should be reduced. However, there is no assurance that OraVax will be successful in finding alternate service contractors. In the event that OraVax is unable to replace Year 2000 non-compliant service contractors, OraVax's business operations could be adversely affected.



    To date, OraVax has not incurred nor identified any material costs related to the assessment of its internal and external Year 2000 compliance. The costs of OraVax's Year 2000 compliance efforts are not yet determined. OraVax does not anticipate incurring any material costs to ensure internal and external Year 2000 compliance.



    There can be no guarantee that OraVax's assessment and correction efforts will prove accurate. Key external business partners may be unsuccessful in solving their Year 2000 issues and OraVax may be unsuccessful in identifying alternate critical service providers and contractors, vendors and suppliers. As a result, Year 2000 problems may adversely impact OraVax's business operations. OraVax's readiness program is an ongoing process and the estimates of costs and completion dates described above are subject to change.


    Because of these and other factors, past financial performance should not be an indicator of future performance. Investors should not use historical trends to anticipate future results and should be aware that the trading price of OraVax's common stock may be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, changes in the biotechnology and pharmaceutical industries and recommendations by analysts or other events.

                     DESCRIPTION OF PEPTIDE ORDINARY SHARES


    The following summarizes certain rights of holders of the Peptide ordinary shares based on the Peptide memorandum and articles of association and English law in force as of the date of this prospectus/proxy statement. The summary does not purport to be complete and is qualified in its entirety by reference to the articles of association.



    The authorized share capital of Peptide is 43,200,000 ordinary shares of 10p each, of which 36,579,039 Peptide ordinary shares had been issued as of January 27, 1999. Each of the issued Peptide ordinary shares is fully paid and not subject to any further calls or assessments by Peptide. There are no conversion rights, redemption provisions or sinking fund provisions related to the Peptide ordinary shares. The Peptide ordinary shares are issued in registered form.



    At an extraordinary general meeting to be held on February 15, 1999, the Peptide shareholders will be asked to approve an increase in the authorized share capital of Peptide to 100,000,000 shares.



    In the following description, a shareholder is the person registered in the register of members of Peptide as the holder of the relevant share.


DIVIDENDS


    Peptide has never paid cash dividends on its ordinary shares. Any dividends on the Peptide ordinary shares must be declared and paid according to the amount paid up on the Peptide ordinary shares (otherwise than in advance of calls) but no dividend shall be declared in excess of the amount recommended by the directors. The directors may from time to time pay to the members of Peptide such interim dividends as appear to the directors to be justified by the profits of Peptide available for distribution. There are no fixed dates on which entitlement to dividends arises on the Peptide ordinary shares.


RIGHTS IN A WINDING UP

    In the event of a winding-up or reduction of capital of Peptide involving repayment, the assets of Peptide available for distribution among the members shall be divided between the holders of the Peptide ordinary shares according to the respective number of shares held by them and in accordance with the provisions of the Companies Act. The liquidator may, with the sanction of an extraordinary resolution of Peptide and subject to the Companies Act, divide among the members in specie the whole or any part of the assets of Peptide in such manner as he may determine.

VOTING


    Voting at any general meeting of the Peptide shareholders is by a show of hands unless a poll is duly demanded. A poll may be demanded by:



    - the chairman of the meeting;



    - at least three shareholders present in person or by proxy, and who are entitled to vote at the meeting;



    - any shareholder(s) present in person or by proxy, who represent in the aggregate at least 10% of the voting rights of all shareholders entitled to vote at the meeting;



    - any shareholder(s) present in person or by proxy, who hold shares providing a right to vote at the meeting on which the aggregate sum paid up on such shares is equal to not less than 10% of the total sum paid upon all the shares providing that right; or



    - any shareholder present in person or by proxy, in the case of a resolution to confer, vary, revoke or renew authority or approval for an off-market purchase by Peptide of its own shares.


    On a show of hands, every holder of Peptide ordinary shares who is present in person at a general meeting of Peptide will have one vote, and on a poll, every holder of Peptide ordinary shares who is present in person or by proxy will have one vote per share. The necessary quorum for a shareholder meeting is a minimum of two persons entitled to vote on the business to be transacted, each being a shareholder or a proxy for a shareholder or a duly authorized representative of a corporation. Unless otherwise required by law or the Articles of Association, voting in a general meeting is by ordinary resolution which include among other matters:



    - resolutions for the election of directors;



    - the approval of financial statements;



    - the declaration of final dividends;



    - the appointment of auditors;



    - the increase of authorized share capital; or



    - the grant of authority to allot shares.



    An ordinary resolution requires the affirmative vote of a majority of the votes cast at a meeting at which there is a quorum. A special or extraordinary resolution (e.g., relating to certain matters concerning, among other things, an alteration of the articles of association, or a winding-up of Peptide, or modifying the rights of any class of shares at a meeting of the holders of such class) requires the affirmative vote of not less than three-fourths of the votes cast. Meetings are generally convened upon advance notice of 21 or 14 clear days (not including the days of delivery or receipt of the notice or the day of the meeting) depending on the nature of the business to be transacted.


PREEMPTIVE RIGHTS


    Under the Companies Act, the issue of equity securities that are, or are to be, paid for wholly in cash (except shares held under an employees' share scheme) must be offered in the first instance to the existing shareholders in proportion to the respective nominal values of their holdings on the same or more favorable terms, unless a special resolution to the contrary has been passed in a general meeting of shareholders. In this context, equity securities generally means, in relation to Peptide, Peptide ordinary shares, or shares with no restrictions on the amounts receivable in a distribution of dividends or capital and all rights to subscribe for or convert into such shares.


VARIATION OF RIGHTS AND SHARE CAPITAL


    Peptide may by ordinary resolution increase its share capital or consolidate and divide all or any of its share capital into shares of larger amounts. Subject to the provisions of the Companies Act, Peptide may also subdivide its shares or any of them into shares of smaller amount or cancel or reduce the nominal value of any shares which have not been taken or agreed to be taken by any person. Subject to the provisions of the Companies Act, Peptide may by special resolution reduce its share capital, any capital redemption reserve and any share premium account. Peptide may also, subject to such approvals as are required by the Companies Act, purchase its own shares.



    Subject to the provisions of the Companies Act, the rights attached to any class of shares may (unless other provided by the terms of issue of that class) be varied with the written consent of the holders of three-fourths in nominal value of the issued shares of that class, or with the sanction of an extraordinary resolution passed at a separate meeting of the holders of the shares of that class.


DISCLOSURE OF INTERESTS


    The Companies Act gives Peptide power to require persons who it knows are, or has reasonable cause to believe to be, or to have been within the previous three years, interested in its relevant share capital to disclose prescribed particulars of those interests. For this purpose "relevant share capital" means issued share capital of Peptide carrying the right to vote in all circumstances at a general meeting of Peptide. Failure to provide the information requested within 14 days after the date of sending of the notice may result in sanctions being imposed against the holder of the relevant shares as provided in the Companies Act. The articles of association allow the board to impose such restrictions as they see fit from the following: the withdrawal of voting rights of such shares and restrictions on the rights to receive dividends on and to transfer such shares. In this context, the term "interest" is broadly defined and will generally include an interest of any kind in shares, including the interest of a holder of a Peptide ordinary share. In addition, under the Companies Act, any person who acquires either alone or, in certain circumstances, with others a direct or indirect interest in the relevant share capital of

Peptide in excess of the "notifiable percentage" (currently 3%, or 10% for certain types of interest) is obligated to disclose prescribed information to Peptide with respect to those shares within two business days. An obligation of disclosure also arises where such person's notifiable interest subsequently falls below the notifiable percentage or where, above that level, the percentage of Peptide's relevant capital in which such person is interested (expressed in whole numbers) increases or decreases.


MISCELLANEOUS


    There are currently no United Kingdom foreign exchange controls on the payment of dividends on the Peptide ordinary shares or the conduct of operations of Peptide. There are no restrictions under the articles of association or under English law that limit the right of non-resident or foreign owners to hold or vote the Peptide ordinary shares.

      COMPARISON OF RIGHTS OF ORAVAX STOCKHOLDERS AND PEPTIDE SHAREHOLDERS


    The rights of OraVax stockholders are currently governed by the Delaware General Corporation Law, OraVax's second amended and restated certificate of incorporation and OraVax's bylaws. The rights of Peptide shareholders are currently governed by English law, including the Companies Act and Peptide's memorandum and articles of association. As a result of the merger, stockholders of OraVax will receive ordinary shares of Peptide, and thereby become Peptide shareholders whose rights will be governed by Peptide's articles of association and English law. There are a number of differences between the rights of OraVax stockholders and the rights of Peptide shareholders. The following is a summary of material differences between the rights of OraVax stockholders and the rights of Peptide shareholders. To understand these differences fully, you should read the relevant provisions of the DGCL, the Companies Act, OraVax's certificate of incorporation and bylaws, and Peptide's memorandum and articles of association. OraVax's certificate of organization and bylaws may be obtained by writing or telephoning the Secretary of OraVax at the following address:



       OraVax, Inc.
       38 Sidney Street 4(th) Floor
       Cambridge, Massachusetts 02139
       Telephone: (617) 494-1339



    Peptide's memorandum and articles of association may be obtained by writing or telephoning the Secretary of Peptide at the following address:



       Peptide Therapeutics Group plc
       321 Cambridge Science Park
       Milton Road
       Cambridge, CB4 4WG England
       Telephone: 011-44-1223-423-333



    Under Section 14 of the Exchange Act and the proxy rules promulgated under the Exchange Act, OraVax is required to comply with certain notice and disclosure requirements relating to the solicitation of proxies in respect of stockholder meetings. As a foreign private issuer, Peptide is not subject to the proxy rules. However, Peptide is subject to the Companies Act and the listing rules of the London Stock Exchange regulating notices of shareholder meetings. Under the applicable Companies Act and the London Stock Exchange requirements, notice of a shareholder meeting is normally accompanied by a shareholder circular (or, in the case of an annual general meeting, by an annual report and accounts) containing an explanation of the purpose of the meeting and the recommendations of the board of directors with respect to actions to be taken.



    In the following comparison, a shareholder of Peptide is the person registered in the register of members of Peptide as the holder of the shares.


VOTING RIGHTS


    Under Section 212 of the DGCL, each stockholder is entitled to one vote per share unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting in the election of directors of the corporation. The OraVax certificate of incorporation does not provide for cumulative voting at elections of directors. A quorum consists of a majority of the shares entitled to vote, unless otherwise required by law.



    Under English law, the voting rights of shareholders are governed by a company's articles of association, subject to the statutory right of shareholders to demand a poll (a vote by the nominal value of shares held) at a general meeting. As described in the above section titled "Description of Peptide Ordinary Shares--Voting," the Peptide articles of association provide that a poll may be demanded in certain circumstances. Cumulative voting is essentially unknown under English law. Under English law, two shareholders present in person constitute a quorum for purposes of a general meeting, unless the company's articles of association specify otherwise. Peptide's articles of association specify that two shareholders present in person or by proxy and entitled to vote constitute a quorum. Any Peptide shareholder on the register may vote in person or, assuming the proxy is received by Peptide at least 48 hours prior to the time set for the meeting, by proxy.


ACTION BY WRITTEN CONSENT


    Section 228 of the DGCL provides that any action required or permitted to be taken by stockholders may be effected by a written consent of a majority of the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted, unless the corporation's certificate of incorporation otherwise provides. OraVax's certificate of incorporation provides that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders. Stockholders may not take action by written consent



    Under English law, a company's articles of association may provide that a resolution in writing executed by or on behalf of each shareholder who would have been entitled to vote upon it if it had been proposed at a general meeting at which he was present will be as valid and effectual as if it had been passed at a general meeting properly convened and held. Such a written resolution requires the unanimous consent of all such shareholders entitled to attend and vote. Peptide's articles of association contain such a provision.


SOURCES AND PAYMENT OF DIVIDENDS


    Section 154 of the DGCL permits a corporation to pay dividends on common stock, subject to any restrictions contained in the certificate of incorporation, either (1) out of its surplus or (2) if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year; except that no dividends may be paid out of such net profits if the net assets of the corporation are less than the aggregate amount of capital represented by the issued and outstanding stock having a preference upon the distribution of assets. Surplus is defined in the DGCL as the amount by which net assets (total assets less total liabilities) exceeds the capital of the corporation. In accordance with the DGCL, capital is determined by the board of directors and shall not be less than the aggregate par value of the outstanding capital stock of the corporation having par value. The OraVax certificate of incorporation and the OraVax bylaws do not restrict the payment of dividends.



    Under English law, a company may pay dividends on its ordinary shares, subject to the prior rights of its preferred shareholders, only out of its distributable profits (accumulated realized profits (not previously utilized by distribution or capitalization) less accumulated realized losses) and not out of share capital, which includes share premiums (paid-in surplus). Amounts credited to the share premium account (representing the excess of the consideration for the issue of shares over the aggregate par value of such shares) may not be paid out as cash dividends but may be used, among other things, to pay up unissued shares which may then be distributed to shareholders in proportion to their holdings. The excess of the fair value of the shares to be issued in the merger over their par value will be credited to a share premium account, which is part of other additional capital, as permitted by the Companies Act. In addition, a public company such as Peptide may make a distribution at any time only if, at that time and immediately after such distribution, the amount of its net assets is not less than the aggregate of its called-up (i.e., issued and paid-up) share capital and undistributable reserves. Under English law, a dividend must be declared by reference to relevant accounts showing the availability of distributable reserves for such dividend. Peptide has historically paid no dividends. Holders of Peptide ordinary shares must approve any final dividend to be paid by Peptide at the annual general meeting of Peptide but no dividend can exceed the amount recommended by the Peptide board. The Peptide board has the power under Peptide's articles of association to declare and pay interim dividends.

RIGHTS OF PURCHASE AND REDEMPTION

    Under Section 172 the DGCL, a corporation may purchase or redeem shares of any class of its capital stock, but subject generally to the availability of sufficient lawful funds therefor and provided at all times that, at the time of any such redemption, the corporation shall have outstanding shares of one or more classes or series of capital stock, which have full voting rights that are not subject to redemption.


    Under English law, a company may issue redeemable shares if authorized by its articles of association and subject to the conditions stated therein. Peptide's articles of association permit the issue of redeemable shares with the sanction of a special resolution. Such shares may be redeemed only if fully paid and, in the case of public companies, only, subject as provided below, out of distributable profits or the proceeds of a new issue of shares issued for the purpose of the redemption. When redeemable shares are redeemed wholly out of profits, the amount by which the par value of the company's issued share capital is diminished on cancellation of the redeemed shares must be transferred to the capital redemption reserve, which is generally treated as paid-up share capital. In addition, any amount payable on redemption of any redeemable shares in excess of the par value of such shares may be paid out of the proceeds of a fresh issue of shares up to an amount equal to the lesser of (1) the aggregate of the premiums received by the company on the issue of those shares or (2) the amount of the company's share premium account as at the time of the redemption including any sum transferred to that account in respect of premiums on the new issue. A company may purchase its own shares, including any redeemable shares, if authorized by its articles of association previously approved by an ordinary resolution of its shareholders in the case of an on-market purchase (which, in the case of Peptide, means on the London Stock Exchange only) or a special resolution in other cases. The above provisions that apply to redemption of redeemable shares apply also to purchases by a company of its own shares. The London Stock Exchange, on which the Peptide ordinary shares are listed, requires that purchases pursuant to a general authority granted by shareholders of 15% or more of a company's share capital must be made by way of either a tender or partial offer to all shareholders. In the case of a tender offer, the shares must be purchased at a stated maximum or fixed price. Notice of a tender offer must be given by advertising in two U.K. national newspapers at least seven days before the offer closes. Unless a tender or partial offer is made to all shareholders on the same terms, purchases below the 15% threshold may be made pursuant to a general authority granted by shareholders through the market in the ordinary way only if the price is not more than 5% above the average of the middle market quotations taken from the London Stock Exchange Official List for the five trading days before the purchase date.


SPECIAL MEETING OF SHAREHOLDERS


    Under the DGCL, a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or bylaws. OraVax's certificate of incorporation and OraVax's by-laws provide that special meetings of stockholders may be called by the chairman of the board or directors, the chief executive officer or the board of directors.



    Under English law, an extraordinary general meeting of shareholders may be called by the board of directors or (notwithstanding any provision to the contrary in a company's articles of association) by a request from shareholders holding not less than one-tenth of the paid-up capital of the company carrying voting rights at general meetings. An ordinary resolution, other than an ordinary resolution to remove a director which requires 28 clear days' notice requires 14 clear days' notice, and requires a majority vote of those present, in person or by proxy, and voting. An extraordinary or special resolution requires 21 clear days' notice and a three-quarters majority vote of those present, in person or by proxy, and voting. The term "clear days' notice" means calendar days and excludes the date of mailing, the deemed date of receipt of such notice (which is provided for in the articles of association when first-class mail is employed), and the date of the meeting itself. Extraordinary resolutions are relatively unusual and are confined to certain matters out of the ordinary course of business such as a proposal to wind up the affairs of the company. Proposals which are the normal subject of special resolutions generally involve proposals to:



    - change the name of the company;



    - alter its capital structure;



    - change or amend the rights of shareholders;



    - permit the company to issue new shares for cash without applying the shareholder's pre-emptive rights;



    - to amend the company's objects (purpose) clause in its memorandum of association and articles of association



    - carry out certain other matters where a special resolution is required by either the company's articles of association or the Companies Act.



change the name of the company, to alter its capital structure, to change or amend the rights of shareholders, to permit the company to issue new shares for cash without applying the shareholders' pre-emptive rights and to amend the company's objects (purpose) clause in its memorandum of association and articles of association and to carry out certain other matters where either the company's articles of association or the Companies Act prescribe that a "special resolution" is required. All other proposals relating to the ordinary course of the company's business such as the election of directors would be the subject of an ordinary resolution.


RIGHTS OF APPRAISAL


    Under Section 262 of the DGCL, stockholders who follow prescribed statutory procedures are entitled, in the event of certain mergers or consolidations, to surrender their shares to the corporation in exchange for the judicially determined "fair value" of such shares. Such stockholders are entitled to such appraisal rights unless the shares of stock (or depositary receipts in respect thereof) held by the stockholder are either (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (2) held of record by more than 2,000 holders. No appraisal rights are available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in the DGCL. Regardless of this provision appraisal rights are available for the shares of any class or series of stock of a constituent corporation if its holders are required by the terms of an agreement of merger or consolidation to accept for such stock anything except the following:



    - shares of stock or depositary receipts of the surviving or resulting corporation in the merger or consolidation;



    - shares of stock or depositary receipts of any other corporation, which shares of stock or depositary receipts, at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 holders;



    - cash in lieu of fractional shares or fractional depositary receipts described in the two above clauses;



    - any combination of the shares of stock, depositary receipts and cash in lieu of fractional shares, or fractional depositary receipts described in all of the above clauses.



    While English law does not generally provide for appraisal rights, if a shareholder applies to a court as described in the section entitled "Shareholder Votes on Certain Transactions" below, the court may specify such terms for the acquisition as it considers appropriate. English law provides shareholders with rights to dissent in respect of a reorganization of a company under Section 110 of the Insolvency Act of 1986 of Great Britain. In addition, dissenters' rights exist where an offeror who, pursuant to a takeover offer for a company, has acquired or contracted to acquire not less than nine-tenths in value of the shares to which the offer relates, seeks to compulsorily acquire outstanding minority shareholdings.

PREEMPTIVE RIGHTS


    Unless the certificate of incorporation expressly provides otherwise, stockholders of a Delaware corporation do not have preemptive rights. The OraVax certificate of incorporation does not provide for preemptive rights.



    Under English law, the issue for cash of equity securities (securities which with respect to dividends or capital carry a right to participate beyond a specified amount) or rights to subscribe for or convert into equity securities must be offered in the first instance to the existing equity shareholders in proportion to the respective nominal values of their holdings, unless a special resolution has been passed in a general meeting of shareholders to the contrary. As is the custom of many English companies listed on the London Stock Exchange, at its annual general meeting each year Peptide seeks general disapplication by special resolution of statutory preemption rights on an annual basis: (1) in respect of the entire unissued ordinary share capital where the equity securities are to be issued by way of rights to existing shareholders and (2) to disapply the statutory preemption rights on the issue for cash or equity securities representing no more than five percent of the company's then issued ordinary share capital.


AMENDMENT OF GOVERNING INSTRUMENTS


    Under Section 242 of the DGCL, a corporation's board of directors may propose, and its stockholders may adopt, one or more amendments to the corporation's certificate of incorporation. Unless the certificate of incorporation otherwise provides, such amendments may be adopted by the vote of holders of a majority of the outstanding shares entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class. OraVax's certificate of incorporation provides that certain provisions of the certificate of organization relating to the:



    - election of removal of directors;



    - special meetings of stockholders; and



    - prohibition against stockholder action by written consent,



may only be amended with the vote of the holders of 75% of the shares entitled to vote for the election of directors. Under the DGCL, the power to amend the bylaws of a corporation is vested in the stockholders, but a corporation in its certificate of incorporation may also confer such power upon the board of directors. OraVax's certificate of incorporation and the OraVax bylaws provide that the board of directors may amend the bylaws.



    Under English law, the shareholders have the authority to alter, delete, substitute or add to the objects clause in a company's memorandum and all provisions of its articles of association by a vote of not less than three-quarters of the shareholders entitled to vote and who do vote, either in person or by proxy, at a general meeting. In the case of certain alterations to the memorandum of association, the dissenting shareholders have a right to apply to the courts to cancel the alterations. Under English law, the board of directors is not authorized to change the memorandum or the articles of association. Amendments affecting the rights of the holders of any class of shares may, depending on the rights attached to such class and the nature of the amendments, also require approval of the classes affected in separate class meetings.

SHAREHOLDER VOTES ON CERTAIN TRANSACTIONS


    Under Section 241 of the DGCL, the vote of a majority of the outstanding shares of capital stock entitled to vote generally is necessary to approve a merger or other reorganization or a sale of all or substantially all of the assets of the corporation.



    Shareholder approval is usually required under the rules of the London Stock Exchange for an acquisition or disposition by a listed company, if the net assets of the company or business to be acquired or disposed of represent 25% or more of the net asset value of the company or 25% or more of the value of the company using any of the various other criteria prescribed by the listing rules of the London Stock Exchange. Where the size of the acquisition or disposal falls below that level, certain information may nevertheless be required to be published or circulated to shareholders. Shareholder approval may also be required for an acquisition or disposal of assets between, or a joint investment by, a listed company and certain parties including:



    - directors of the company or its subsidiaries;



    - holders of 10% of the nominal value of any class of the company's or any holding company's or subsidiary's shares having the right to vote in all circumstances at general meetings of the relevant company; or



    - any associate of the above.


    Under the Companies Act, fundamental corporate changes, such as the passing of a resolution for winding up, non pro rata issuances for cash, reduction of capital (subject to sanction by the court) and certain repurchases of shares may be authorized by a special resolution passed at a general meeting of shareholders. Subject to the provisions of the Companies Act, if at such time, the capital of Peptide is divided into different classes of shares and the amendment or other resolution would cause any of the special rights attached to any class of shares to be varied or abrogated, the amendment must also be sanctioned by the holders of at least three-quarters in nominal value of the issued shares of the class concerned.


    The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and (any class of) its shareholders or (any class of) its creditors and are used for certain types of reconstructions, amalgamations, capital reorganizations or takeovers. They require the approval at an extraordinary general meeting of the company convened by order of the court of a majority in number of the shareholders representing 75% in value of the capital or class of creditors or shareholders or class of shareholders present and voting, either in person or by proxy, and the sanction of the court. Once so approved and sanctioned, all creditors and shareholders (of the relevant class) are bound by the terms of the scheme. A dissenting shareholder would have no rights comparable to dissenter's rights described below. A scheme of reconstruction under Section 110 of the Insolvency Act may be made when a company is being wound up voluntarily under which, with the sanction of a special resolution of shareholders in a general meeting the whole or part of the company's business or property is transferred to a second company in consideration for the issue or transfer to them of shares in the second company. Any dissenting shareholder can require the liquidator to abstain from carrying the resolution into effect or to purchase his interest at a price agreed or determined by arbitration. The Companies Act also provides that where a takeover offer (as defined therein) is made for the shares of a company incorporated in the U.K. and, within four months of the date of the offer the offeror has, by virtue of acceptances of the offer, acquired or contracted to acquire not less than nine-tenths in value of the shares of any class to which the offer relates, the offeror may, within two months of reaching the nine-tenths level, by notice require shareholders who do not accept the offer to transfer their shares on the terms of the offer. A dissenting shareholder may apply to the court within six weeks of the date on which such notice was given objecting to the transfer or its proposed terms. The court is unlikely, in the absence of fraud or oppression to exercise its discretion to order that the acquisition not take effect, but it may specify such terms of the transfer as it finds appropriate. A minority shareholder is also entitled in these circumstances to require the offeror to acquire his shares on the terms of the offer.

RIGHTS OF INSPECTION

    The DGCL allows any stockholder, upon written demand under oath stating the purpose thereof, to have the right during the usual hours for business to inspect for any proper purpose the corporation's stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose means a purpose reasonably related to such person's interest as a stockholder.

    Except when closed in accordance with the provisions of the Companies Act, the register and index of names of shareholders of a company, together with certain other registers required to be maintained by such company, may be inspected during business hours by its shareholders without charge and by other persons upon payment of a fee, and copies may be obtained on payment of a fee. The shareholders of an English public company may, without charge, also inspect the minutes of meetings of the shareholders during business hours and obtain copies upon payment of a fee. The published annual accounts of a public company are required to be laid before the shareholders in general meeting and a shareholder is entitled to a copy of such accounts. Copies are filed with the Registrar of Companies in England and Wales from whom copies are publicly available upon payment of the appropriate fee. The shareholders of Peptide have no rights to inspect its accounting records or minutes of meetings of its directors. Certain registers required to be kept by the company are open to public inspection and service contracts of directors of the company (which have more than 12 months unexpired or require more than 12 months' notice to terminate) must be available for inspection during business hours. Rights of inspection during business hours mean that the company must make the register, index or document available for inspection for not less than two hours during the period between 9:00 a.m. and 5:00 p.m. on each business day. The rules of the London Stock Exchange require the service contracts of directors to be open for inspection at certain times for periods longer than two hours.

CLASSIFICATION OF THE BOARD OF DIRECTORS


    Under the DGCL, the certificate of incorporation of a Delaware corporation may provide for the classification of the board of directors in order to stagger the terms of directors. The term "classified board" generally means the specification of selected board seats for a term of more than one year (but not more than three years), with different classes of board seats coming up for election each year. The OraVax certificate of incorporation and the OraVax bylaws provides that the board is divided into three classes, as nearly as equal in number as possible, with the term of office of the directors of each class to expire at the third succeeding annual meeting after their election and until their successors are elected and shall qualify.



    English law permits a company to provide for the classification of the board of directors with respect to the time for which directors severally hold office. Peptide's articles of association provide that there shall not be less than two directors, nor more than ten. All directors are subject to the general corporate law requirements concerning the removal of directors. One-third of the directors (or, if their number is not a multiple of three, the number nearest to but not greater than one-third)-- excluding any director appointed by the directors since the last annual general meeting--are required to retire from office by rotation at each annual general meeting and are eligible to be re-elected by the shareholders. The directors to retire are selected on the basis of time in office since their last election. Any director appointed by the directors since the last annual general meeting is required to retire at the next following annual general meeting and is then eligible for election, but is not taken into account in determining which directors are to retire by rotation at such meeting.

REMOVAL OF DIRECTORS


    Under the DGCL, the entire board of directors or any individual director of a corporation with a classified board may be removed from office by the stockholders only for cause, unless the certificate of incorporation provides otherwise. If the stockholders are entitled to cumulative voting in the election of directors, no individual director may be removed without cause if the number of votes cast against the resolution for his removal would be sufficient if cumulatively voted to elect such director to the board. OraVax's certificate of incorporation and the OraVax bylaws provide that directors may be removed from office only for cause by the affirmative vote of holders of at least two-thirds of the shares entitled to vote for the election of directors. OraVax's certificate of incorporation does not provide for cumulative voting.



    Under the Companies Act, shareholders have the right to remove a director without cause by ordinary resolution of which special notice of 28 clear days has been given to the company, irrespective of the provisions of the articles of association of the company.


VACANCIES ON THE BOARD OF DIRECTORS


    Under the DGCL, the board of directors of a corporation may fill any vacancy on the board, including vacancies resulting from an increase in the number of directors. OraVax's certificate of incorporation provides that vacancies in the board of directors may be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director.


    Under English law, shareholders of an English public company may, by ordinary resolution at a meeting at which any director retires by rotation, appoint a person who is willing to be a director either to fill a vacancy or as an additional director. The board of directors also has the power to appoint a director to fill a vacancy or as an additional director, subject to such conditions as may be set out in the company's articles of association, provided that such appointment will only last until the next following annual general meeting of the company, at which the director concerned may be re-elected.

LIABILITY OF DIRECTORS AND OFFICERS


    The DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating the personal liability of directors for monetary damages for certain breaches of fiduciary duty in a lawsuit by or on behalf of the corporation or in an action by stockholders of the corporation. The OraVax certificate of incorporation eliminates a director's monetary liability in a lawsuit by or on behalf of the corporation or in an action by stockholders of the corporation to the full extent permitted by the DGCL.



    English law does not permit a company to exempt any director or other officer of the company or any person employed by the company as auditor from any liability in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.


INDEMNIFICATION OF DIRECTORS AND OFFICERS


    Section 145 of the DGCL provides that a corporation may, and in certain circumstances, must, indemnify its directors, officers, employees and agents for expenses, judgments or settlements actually and reasonably incurred by them in connection with suits and other legal actions or proceedings if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding had no reasonable cause to believe their conduct was unlawful. In any such suit or action brought by or on behalf of the corporation such indemnification is limited to expenses reasonably incurred in defense or settlement of the suit or action. The DGCL also permits a corporation to adopt procedures for advancing expenses to directors, officers and others without the need for a case-by-case determination of eligibility, so long as in the case of officers and directors, they undertake to repay the amounts advanced if it is ultimately determined that the officer or director was not entitled to be indemnified. The OraVax certificate of incorporation and OraVax bylaws contain provisions for advancing expenses in the manner provided for in the DGCL. The DGCL permits corporations to purchase and maintain insurance for directors and officers against liability for expenses, judgments or settlements whether or not the corporation would have the power to indemnify such persons therefor.


    OraVax has entered into contracts with each of its independent directors requiring OraVax to indemnify such persons and to advance litigation expenses to such persons to the fullest extent permitted by applicable law.


    English law does not permit a company to indemnify a director or an officer of the company or any person employed by the company as auditor against any liability in respect of negligence, default, breach of duty or breach of trust in relation to the company. This general rule does not apply where a director, officer or auditor incurs liability in defending any legal proceedings (whether civil or criminal) in which judgment is given in his favor or in which he is acquitted or in certain instances where, although he is liable, a court finds that such director, officer or auditor acted honestly and reasonably and that having regard to all the circumstances he ought fairly to be excused and relief is granted by the court. The indemnification provisions under English law may be sufficiently broad to permit indemnification of Peptide's executive officers and directors for liabilities arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Peptide pursuant to the foregoing provisions, Peptide has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Section 310 of the Companies Act enables companies to purchase and maintain insurance for directors, officers and auditors against any liability which would otherwise attach to them in respect of any negligence, default, breach of duty or breach of trust in relation to the company. Peptide maintains director and officer liability insurance.


SHAREHOLDERS' SUITS


    Under Delaware law, a stockholder may institute a lawsuit against one or more directors, either on his own behalf, or derivatively on behalf of the corporation. An individual stockholder may also commence a lawsuit on behalf of himself and other similarly situated stockholders when the requirements for maintaining a class action under Delaware law have been met. Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except for the following:



    - any breach of a director's duty of loyalty to the corporation or its stockholders;



    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;



    - liability under Section 174 of the DGCL which provides for director liability for unlawful payment of dividends or unlawful stock purchases or redemptions; or



    - any transaction from which a director derived an improper personal benefit.



    Under English law shareholders have the right to institute a lawsuit on behalf of the company in certain limited circumstances. In addition, Section 459 of the Companies Act permits a shareholder whose name is on the register of members of the company (including U.S. persons) to apply for a court order when the company's affairs are being or have been conducted in a manner unfairly prejudicial to the interests of the shareholders, or when any actual or proposed act or omission of the company is or would be so prejudicial. A court when granting relief has wide discretion, including authorizing civil proceedings to be brought in the name of the company by a shareholder on such terms as the court may direct. Except in these limited respects, English law does not permit class action lawsuits by shareholders on behalf of the company or on behalf of other shareholders.

    Judgments of United States courts, including judgments against Peptide, based on the civil liability provisions of the federal securities laws of the United States, may not be enforceable in English courts. See "Enforceability of Civil Liabilities."


CERTAIN PROVISIONS RELATING TO SHARE ACQUISITIONS


    Section 203 of the DGCL prohibits a corporation which has securities traded on a national securities exchange, designated on Nasdaq or held of record by more than 2,000 stockholders from engaging in certain business combinations, including:



    - merger, sale of substantial assets, loan or substantial issuance of stock with an interested stockholder; or



    - an interested stockholder's affiliates or associates, for a three-year period beginning on the date the interested stockholder acquires 15% or more of the outstanding voting stock of the corporation.



The restrictions on business combinations do not apply if (1) the Board of Directors gives prior approval to the transaction in which the 15% ownership level is exceeded; (2) the interested stockholder acquires, in the transaction pursuant to which the interested stockholder becomes the owner of 15% or more of the outstanding stock, 85% of the corporation's stock (excluding those shares owned by persons who are directors and also officers as well as employee stock plans in which employees do not have a confidential right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) the business combination is approved by the board of directors and authorized at a meeting of stockholders by the holders of at least two-thirds of the outstanding voting stock, excluding shares owned by the interested stockholder. Although a Delaware corporation may elect, pursuant to its certificate of incorporation or bylaws, not to be governed by this provision, the OraVax certificate of incorporation and the OraVax bylaws contain no such election.



    In the case of a company listed on the London Stock Exchange, shareholder approval must be obtained for certain acquisitions or disposals of assets involving directors or substantial shareholders or their associates as described in the section entitled "Shareholder Votes on Certain Transactions." In addition, takeovers of public companies are regulated by the City Code on Takeovers and Mergers, non-statutory rules unenforceable at law but administered by the Panel on Takeovers and Mergers, a body comprising representatives of certain City of London financial and professional institutions which oversees the conduct of such takeovers. One of the provisions of the City Code provides that (1) when any person acquires, whether by a series of transactions over a period of time or not, shares which (taken together with shares held or acquired by persons acting in concert with him) carry 30% or more of the voting rights of a public company; or (2) when any person, together with persons acting in concert with him, holds not less than 30% but not more than 50% of the voting rights and such person, or any person acting in concert with him, acquires in any period of 12 months additional shares carrying more than 1% of the voting rights, then such person must generally make an offer for all of the equity shares of the company (whether voting or non-voting) for cash, or accompanied by a cash alternative, at not less than the highest price paid for the relevant shares during the 12 months preceding the date of the offer.


ANTI-TAKEOVER PROVISIONS


    Under the rights agreement of OraVax, each outstanding share of OraVax common stock also represents a right that, under certain circumstances, may trade separately from the shares of OraVax common stock. The rights are not currently exercisable. However, under certain circumstances they permit their holders (other than an acquiror) to purchase at a favorable price a number of shares of OraVax common stock or securities of a successor to OraVax with the result that an acquiror's interest in OraVax would be substantially diluted. The description and terms of the rights are set forth in the rights agreement. Immediately after entering into the merger agreement, the rights agreement was amended so that it does not apply to the approval, execution and delivery of the merger agreement.


    Peptide does not have any comparable anti-takeover plan. Under English law, directors of a company have a fiduciary duty to take only those actions which are in the interests of the company. Generally speaking, anti-takeover provisions are not actions which under English law fall within this category. Under the City Code a company is prohibited from taking any action without the approval of its shareholders at a general meeting held at any time after a bona fide offer has been communicated to its board or after its board has reason to believe that bona fide offer might be imminent which action could effectively result in a bona fide offer being frustrated or in the shareholders being denied an opportunity to decide on its merits.

DISCLOSURE OF INTERESTS


    Acquirors of shares of OraVax common stock are subject to disclosure requirements under Section 13(d)(1) of the Exchange Act and Rule 13d-1 of the Exchange Act. These rules which provide that any person who becomes the beneficial owner of more than 5% of the issued and outstanding shares of OraVax common stock must file a Schedule 13D with the SEC disclosing certain specified information, and send a copy of the Schedule 13D to OraVax and to the securities exchange on which the security is traded within 10 days after such acquisition.


    After the merger, acquirors of Peptide ordinary shares will be required to comply with, among other things, the provisions of Section 13(d) of the Exchange Act and Rule 13d-1 thereunder.


    Section 198 of the Companies Act provides that a person, company and other legal entity who acquires an interest or becomes aware that he has acquired an interest of 3% (or 10% for certain types of interest) or more of any class of shares comprised in a public company's "relevant share capital" is obliged to notify that company of his interest within two days following the day on which the obligation arises. Relevant share capital means that company's issued share capital carrying rights to vote in all circumstances at general meetings of the company). Thereafter, notice must be given to the company of any changes in respect of whole percentage figure increases or decreases, rounded down to the next whole number or which reduce such interest below 3% (or 10%, as appropriate). The Peptide ordinary shares are "relevant share capital" for this purpose.



    In addition, the Companies Act provides that a public company may by notice in writing, require a person whom the company knows or reasonably believes to be, or to have been at any time during the three years immediately preceding the date on which the notice is issued, interested in shares comprised in the company's "relevant share capital" to confirm that fact or to indicate whether or not that is the case. In addition, when the person holds or has during relevant time held an interest in such shares, that person must give such further information as may be required relating to his interest and any other interest in the shares of which he is aware. The disclosure must be made within such reasonable period as may be specified in the relevant notice (which may, depending on the circumstances, be as short as one or two days).



    For the purpose of the above obligations, the interest of a person in shares means any kind of interest in shares including interests in any shares in which:



    - a person's spouse, child or stepchild under the age of 18 is interested;



    - a corporate body is interested and either:



      (1) that corporate body or its board of directors is in the habit of acting based on that person's directions or instructions, or



      (2) that person is entitled to control or controls one-third or more of the voting power of that corporate body; or

    - another party is interested and the person and that other party are parties to a concert party agreement under Section 204 of the Companies Act.



    A concert party agreement is a agreement which provides for one or more parties to it to acquire interests in shares of a particular public company, which imposes obligations or restrictions on any one or more of the parties as to the use, retention or disposal of such interests acquired pursuant to such agreement and any interest in the company's shares is in fact acquired by any of the parties pursuant to the agreement. Such concert party agreement need not be in writing.



    When a Section 212 notice is served by a company on a person who is or was interested in shares of the company and that person fails to give the company any information required by the notice within the time specified in the notice, the company may apply to the court for an order directing that the shares in question be subject to restrictions prohibiting any transfer of those shares, the exercise of voting rights in respect of such shares, the issue of further shares in respect of such shares and, other than in a liquidation, payments, including dividends, in respect of such shares. Such restrictions may also void any agreement to transfer such shares. In addition, a person who fails to fulfill the obligations described above is subject to criminal penalties in the United Kingdom. Under the Peptide articles of association certain of the powers of imposing restrictions granted to the courts may be imposed by its board of directors in certain circumstances.


CERTAIN LONDON STOCK EXCHANGE LISTING REQUIREMENTS


    In addition to the provisions of its articles of association and the Companies Act, Peptide is subject to the listing rules of the London Stock Exchange made under Section 142 of the United Kingdom Financial Services Act 1986 and in particular to the continuing obligations under those rules. Among other things these require a listed company to notify the London Stock Exchange of any major new developments in its sphere of activities which are not public knowledge which may by virtue of the effect of these developments on its assets and liabilities or financial position or the general course of its business, lead to a substantial movement in the price of its listed securities. Peptide must ensure equality of treatment for all holders of listed securities who are in the same position. When its securities are listed on more than one stock exchange, Peptide must ensure that equivalent information is made available to the market on each exchange on which its securities are listed. In addition, the Peptide articles of association, the general law and/or the listing rules impose obligations on listed companies to send the following information to shareholders:



    - details relating to certain acquisitions, disposals, takeovers, mergers and offers either made by or in respect of the company; and


    - an explanatory circular, whenever a general meeting of the shareholders is convened. If the meeting includes any business other than routine business at an annual general meeting, it must specify the general nature of such business (routine business means declarations of dividends, considering the report and accounts, election of directors in place of those retiring, appointment and fixing of remuneration of auditors or the manner in which fixed).


    In addition to the above requirements, a company is required to notify the London Stock Exchange of certain notifications received by the company of:



    - persons holding an interest in 3% or more of any class of the company's relevant share capital;



    - any changes on the company's board of directors;



    - any purchase or redemption by the company of its own equity securities;



    - any directors' interests, including changes in the shares or the debentures of their company; and



    - changes in the capital structure of the company.


    Unaudited half yearly reports of results for the first six months of any fiscal year and an unaudited preliminary announcement of results for each full fiscal year must also be published.

                      ENFORCEABILITY OF CIVIL LIABILITIES


    Peptide is a public limited company organized under the laws of England and Wales. Most of Peptide's officers and directors reside principally in the United Kingdom. A significant portion of the assets of Peptide are located outside of the United States, although the combined company will have assets in the United States following completion of the merger. As a result, it may not be possible for investors to effect service of process upon Peptide within the United States or to enforce against Peptide, in United States courts or courts outside of the United States, judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States. There is doubt as to the enforceability in England, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon such securities laws.



    Individual shareholders of an English company, including U.S. persons, have the right under English law to bring lawsuits on behalf of the company in which they are a shareholder, and on their own behalf against the company, in certain limited circumstances. Except in limited circumstances, English law does not permit class action lawsuits by shareholders. See "Comparison of Rights of OraVax Stockholders and Peptide Shareholders--Shareholders' Suits."


                                 LEGAL MATTERS


    Certain legal matters relating to the Peptide ordinary shares will be passed upon by Palmer & Dodge LLP, Boston, Massachusetts, United States counsel for Peptide. The legality and validity of the Peptide ordinary shares to be issued under the terms of the merger agreement if issued in a manner referred to in this prospectus/proxy statement will be passed upon by Weil, Gotshal & Manges LLP, London, England, United Kingdom counsel for Peptide.


                                    EXPERTS


    The consolidated financial statements of Peptide as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in this prospectus/proxy statement have been audited by Arthur Andersen, independent chartered accountants, as indicated in their report with respect thereto, and included herein in reliance upon the authority of said firm as experts in giving said reports.



    The consolidated financial statements of OraVax as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this prospectus/proxy statement have been audited by PricewaterhouseCoopers LLP, independent auditors, as set forth in their report with respect thereto, and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



    The combined financial statements of OraVax Merieux Co. and Merieux OraVax Co. included in this prospectus/proxy statement have been audited by PricewaterhouseCoopers LLP, as set forth in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

    OraVax files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by OraVax at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. OraVax's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

    Peptide has filed a registration statement on Form F-4 to register with the SEC the Peptide ordinary shares to be issued to holders of OraVax common stock in the merger. This prospectus/proxy statement is a part of that registration statement and constitutes a prospectus of Peptide in addition to being a proxy statement of OraVax for the Special Meeting. As allowed by SEC rules, this prospectus/ proxy statement does not contain all the information you can find in the registration statement or the exhibits to the registration statement.



    You should rely only on the information contained or incorporated by reference in this prospectus/ proxy statement to vote on the approval and adoption of the merger agreement. Neither OraVax nor Peptide has authorized anyone to provide you with information that is different from what is contained in this prospectus/proxy statement. This prospectus/proxy statement is dated
      , 1999. You should not assume that the information contained in the prospectus/proxy statement is accurate as of any date other than such date, and neither the mailing of this prospectus/proxy statement to stockholders nor the issuance of Peptide ordinary shares in the merger shall create any implication to the contrary.

                         INDEX TO FINANCIAL STATEMENTS

PEPTIDE THERAPEUTICS GROUP PLC

Report of Independent Chartered Accountants..........................................        F-2

Consolidated Profit and Loss Accounts for the years ended December 31, 1995, 1996 and
  1997 and the six months ended June 30, 1997 and 1998...............................        F-3

Balance Sheets as of December 31, 1996 and 1997 and as of June 30, 1998..............        F-4

Consolidated Cash Flow Statements for the years ended December 31, 1995, 1996 and
  1997 and the six months ended June 30, 1997 and 1998...............................        F-5

Notes to the Consolidated Financial Statements.......................................        F-6

ORAVAX, INC.

Report of Independent Accountants....................................................       F-30

Consolidated Balance Sheets as of December 31, 1996 and 1997.........................       F-31

Consolidated Statements of Operations for the years ended December 31, 1995, 1996,
  and 1997...........................................................................       F-32

Consolidated Statements of Stockholders' Equity (Deficit) for the years ended
  December 31, 1995, 1996, and 1997..................................................       F-33

Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1996,
  and 1997...........................................................................       F-34

Notes to Consolidated Financial Statements...........................................       F-35

ORAVAX MERIEUX CO. AND MERIEUX ORAVAX CO. PARTNERSHIPS

Report of Independent Accountants....................................................       F-49

Combined Balance Sheets as of December 31, 1996 and 1997.............................       F-50

Combined Statements of Operations for the period from inception (March 31, 1995)
  through December 31, 1995 and the years ended December 31, 1996 and 1997...........       F-51

Combined Statements of Partners' Capital (Deficit) for the period from inception
  (March 31, 1995) through December 31, 1995 and the years ended December 31, 1996
  and 1997...........................................................................       F-52

Combined Statements of Cash Flows for the period from inception (March 31, 1995)
  through December 31, 1995 and the years ended December 31, 1996 and 1997...........       F-53

Notes to Combined Financial Statements...............................................       F-54

ORAVAX, INC.

Condensed Consolidated Balance Sheets as of September 30, 1998 and December 31,
  1997...............................................................................       F-57

Condensed Consolidated Statements of Operations for the three and nine months ended
  September 30, 1998 and 1997........................................................       F-58

Condensed Consolidated Statements of Cash Flows for the nine months ended September
  30, 1998 and 1997..................................................................       F-59

Notes to Condensed Consolidated Financial Statements.................................       F-60

                         PEPTIDE THERAPEUTICS GROUP PLC
                  REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS

TO THE DIRECTORS OF PEPTIDE THERAPEUTICS GROUP PLC:

    We have audited the financial statements on pages F-3 to F-29 which have been prepared under the historical cost convention and in accordance with the accounting policies set out on pages F- 6 to F-7.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

    The company's directors are responsible for the preparation of the financial statements. It is our responsibility to form an independent opinion, based on our audits, on those financial statements and to report our opinion to the directors.

BASIS OF OPINION

    We conducted our audit in accordance with United Kingdom Auditing Standards issued by the Auditing Practices Board, which do not differ in any significant respect from United States Generally Accepted Auditing Standards. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements and of whether the accounting policies are appropriate to the circumstances of the company and of the group, consistently applied and adequately disclosed.

    We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

    In our opinion, the financial statements give a true and fair view of the state of affairs of the group as of December 31, 1996 and 1997 and of the group's loss or profit and cash flows for each of the three years ended December 31, 1995, 1996 and 1997, and in accordance with Generally Accepted Accounting Principles in the United Kingdom.

RECONCILIATION TO US GAAP

    Accounting practices used by the group in preparing the accompanying financial statements conform with Generally Accepted Accounting Principles in the United Kingdom, but do not conform with accounting principles generally accepted in the United States. A description of theses differences and a reconciliation of net loss and shareholders' equity to United States Generally Accepted Accounting Principles is set out in Note 21.

Arthur Andersen
Chartered Accountants
Cambridge, England
1 May 1998

                         PEPTIDE THERAPEUTICS GROUP PLC
                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                                                                                                      FOR THE
                                                                     FOR THE YEAR ENDED           SIX MONTHS ENDED
                                                                        31 DECEMBER,                  30 JUNE,
                                                               -------------------------------  --------------------
                                                                 1995       1996       1997       1997       1998
                                                               ---------  ---------  ---------  ---------  ---------
                                                     NOTE                                            UNAUDITED
                                                                 L000       L000       L000       L000       L000
TURNOVER........................................          (2)        160        153      2,795      2,525        195
  Research and development costs, net...........                  (2,954)    (4,956)    (9,745)    (5,410)    (4,479)
  Administrative expenses.......................                  (1,041)    (1,260)    (1,485)      (784)      (758)
  Other operating income........................                      --         --        439        215        126
                                                               ---------  ---------  ---------  ---------  ---------
OPERATING LOSS..................................                  (3,835)    (6,063)    (7,996)    (3,454)    (4,916)
  Interest receivable...........................                     236      1,485      1,545        758        649
  Interest payable and similar charge...........          (3)        (13)       (16)        (3)        (3)        --
                                                               ---------  ---------  ---------  ---------  ---------
LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION.....                  (3,612)    (4,594)    (6,454)    (2,699)    (4,267)
                                                               ---------  ---------  ---------  ---------  ---------
  Tax on loss on ordinary activities............                      (9)        --         --         --         --
                                                               ---------  ---------  ---------  ---------  ---------
LOSS ON ORDINARY ACTIVITIES AFTER TAXATION......          (4)     (3,621)    (4,594)    (6,454)    (2,699)    (4,267)
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------
  Loss per ordinary share.......................          (7)      (20.2)p     (13.5)p     (18.1)p      (7.6)p     (11.8)p
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------

    There were no recognized gains or losses, other than the loss on ordinary activities after taxation and therefore a statement of total recognized gains and losses has not been included in these financial statements.

    A statement of movements on reserves is given in note 14.

  The accompanying notes are an integral part of these consolidated profit and loss accounts.

                         PEPTIDE THERAPEUTICS GROUP PLC
                          CONSOLIDATED BALANCE SHEETS

                                                                                               30 JUNE,
                                                                                              -----------
                                                                            31 DECEMBER,
                                                                        --------------------     1998
                                                                                              -----------
                                                                          1996       1997
                                                                        ---------  ---------   UNAUDITED
                                                             NOTE         L000       L000        L000
FIXED ASSETS
  Tangible assets..........................................         (8)     2,488      2,863       3,177
  Investments..............................................         (9)     1,270      1,234       1,429
                                                                        ---------  ---------  -----------
                                                                            3,758      4,097       4,606
                                                                        ---------  ---------  -----------
CURRENT ASSETS
  Debtors..................................................        (10)       663        494       1,062
  Liquid resources.........................................        (15)    20,551     20,709      12,365
  Cash.....................................................        (15)         5         42       3,497
                                                                        ---------  ---------  -----------
                                                                           21,219     21,245      16,924
CREDITORS:
  Amounts falling due within one year......................        (11)    (1,809)    (1,876)     (2,117)
                                                                        ---------  ---------  -----------
NET CURRENT ASSETS.........................................                19,410     19,369      14,807
                                                                        ---------  ---------  -----------
NET ASSETS.................................................                23,168     23,466      19,413
                                                                        ---------  ---------  -----------
                                                                        ---------  ---------  -----------
CAPITAL AND RESERVES
  Called-up share capital..................................        (12)     3,392      3,588       3,630
  Share premium account....................................        (13)    30,889     37,446      37,617
  Accumulated deficit......................................        (13)   (11,113)   (17,568)    (21,834)
                                                                        ---------  ---------  -----------
SHAREHOLDERS' FUNDS--ALL EQUITY............................                23,168     23,466      19,413
                                                                        ---------  ---------  -----------
                                                                        ---------  ---------  -----------

Signed on behalf of the Board

JOHN BROWN, CHIEF EXECUTIVE
GORDON CAMERON, FINANCE DIRECTOR

1 May 1998

   The accompanying notes are an integral part of these consolidated balance sheets.

                         PEPTIDE THERAPEUTICS GROUP PLC
                       CONSOLIDATED CASH FLOW STATEMENTS

                                                                                                                 FOR THE
                                                                                FOR THE YEAR ENDED           SIX MONTHS ENDED
                                                                                   31 DECEMBER,                  30 JUNE,
                                                                          -------------------------------  --------------------
                                                                            1995       1996       1997       1997       1998
                                                                          ---------  ---------  ---------  ---------  ---------
                                                                                                                UNAUDITED
                                                                            L000       L000       L000       L000       L000
NET CASH OUTFLOW FROM OPERATING ACTIVITIES (NOTE 16)....................     (3,052)    (5,190)    (7,024)    (3,584)    (4,962)
                                                                          ---------  ---------  ---------  ---------  ---------
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
  Interest received.....................................................        129      1,198      1,844        916        634
  Interest paid.........................................................         --         (2)        --         --         --
  Interest element of finance lease payments............................         (1)       (20)       (10)        (8)        --
                                                                          ---------  ---------  ---------  ---------  ---------
  Net cash inflow.......................................................        128      1,176      1,834        908        634
                                                                          ---------  ---------  ---------  ---------  ---------
TAXATION
  Withholding tax.......................................................         (9)        --         --         --         --
                                                                          ---------  ---------  ---------  ---------  ---------
  Net cash outflow......................................................         (9)        --         --         --         --
                                                                          ---------  ---------  ---------  ---------  ---------
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
  Payment to acquire own shares through ESOP trust......................     (1,064)        --         --         --       (195)
  Purchase of tangible fixed assets.....................................       (419)    (1,994)    (1,338)      (516)      (579)
  Purchase of trade investments.........................................         --       (250)        --         --         --
  Sale of tangible fixed assets.........................................          2          2         --         --         --
  Sale of trade investments.............................................         --         49         --         --         --
                                                                          ---------  ---------  ---------  ---------  ---------
  Net cash outflow......................................................     (1,481)    (2,193)    (1,338)      (516)      (774)
                                                                          ---------  ---------  ---------  ---------  ---------
  NET CASH OUTFLOW FROM BUSINESS ACTIVITIES.............................     (4,414)    (6,207)    (6,528)    (3,192)    (5,102)
                                                                          ---------  ---------  ---------  ---------  ---------
MANAGEMENT OF LIQUID RESOURCES
  Net cash (placed on)/withdrawn from deposit...........................    (27,220)     6,669       (158)    (3,365)     8,344
  Purchase of corporate bonds...........................................         --     (3,756)        --         --         --
  Sale of corporate bonds...............................................         --      3,756         --         --         --
                                                                          ---------  ---------  ---------  ---------  ---------
  Net cash (inflow)/outflow.............................................    (27,220)     6,669       (158)    (3,365)     8,344
                                                                          ---------  ---------  ---------  ---------  ---------
FINANCING
  Issue of ordinary share capital.......................................     31,871         --      6,752      6,643        214
  Exercise of option over issued shares held by ESOP....................         --         --         36         --         --
  Payment of issue costs................................................     (2,212)      (227)        --         --         --
  Payment of undertaking on shares......................................        792         --         --         --         --
  Capital element of finance lease payments.............................        (73)       (55)       (65)       (43)        (1)
                                                                          ---------  ---------  ---------  ---------  ---------
  Net cash inflow/(outflow).............................................     30,378       (282)     6,723      6,600        213
                                                                          ---------  ---------  ---------  ---------  ---------
(DECREASE)/INCREASE IN CASH.............................................     (1,256)       180         37         43      3,455
                                                                          ---------  ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------  ---------

              RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN FUNDS

                                                                                                          FOR THE SIX MONTHS
                                                                              FOR THE YEAR ENDED                ENDED
                                                                                 31 DECEMBER,                  30 JUNE,
                                                                        -------------------------------  --------------------
                                                                          1995       1996       1997       1997       1998
                                                                        ---------  ---------  ---------  ---------  ---------
                                                                                                              UNAUDITED
                                                                          L000       L000       L000       L000       L000
(Decrease)/increase in cash...........................................     (1,256)       180         37         43      3,455
Increase/(decrease) in liquid resources...............................     27,220     (6,669)       158      3,365     (8,344)
                                                                        ---------  ---------  ---------  ---------  ---------
Increase/(decrease) in cash and liquid resources......................     25,964     (6,489)       195      3,408     (4,889)
Changes in finance leases.............................................       (112)        55         65         43          1
                                                                        ---------  ---------  ---------  ---------  ---------
Movement in net funds.................................................     25,852     (6,434)       260      3,451     (4,888)
Net funds at beginning of period......................................      1,072     26,924     20,490     20,490     20,750
                                                                        ---------  ---------  ---------  ---------  ---------
Net funds at end of period............................................     26,924     20,490     20,750     23,941     15,862
                                                                        ---------  ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------  ---------

  The accompanying notes are an integral part of these consolidated cash flow statements.

                         PEPTIDE THERAPEUTICS GROUP PLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

(1) ACCOUNTING POLICIES

    A summary of the principal Group accounting policies, all of which have been applied consistently throughout the periods presented, is set out below:

    (a) BASIS OF ACCOUNTING The financial statements have been prepared in accordance with applicable accounting standards and under the historical cost convention. The financial statements have been prepared under United Kingdom Generally Accepted Accounting Principles (U.K. GAAP). A reconciliation from U.K. GAAP to United States Generally Accepted Accounting Principles (U.S. GAAP) is set out in note 21.

        The interim accounts for the six months ended 30 June 1997 and 1998 have been prepared in accordance with the accounting policies adopted for the annual accounts for the year ended 31 December 1997. The results for the six months ended 30 June 1997 and 1998 have not been audited and do not constitute statutory accounts within the meaning of Section 240 of the Companies Act 1985. In the opinion of the Directors, all adjustments necessary for a fair statement of the results for these periods have been made, such adjustments being of a normal recurring nature. The results of operations for the six months ended 30 June 1998 are not indicative of the results expected for the year ending 31 December 1998.

    (b) BASIS OF CONSOLIDATION The Group financial statements consolidate the financial statements of Peptide Therapeutics Group plc and of its subsidiary undertaking, Peptide Therapeutics Limited.

    (c) TANGIBLE FIXED ASSETS Fixed assets are stated at original historical cost. Depreciation is provided at rates calculated to write off the cost of each asset on a straight-line basis over its expected useful life to its residual value, as follows:

Computers and office equipment............  -33% per annum
Motor vehicles............................  -25% per annum
Fixtures and fittings.....................  -20% per annum
Laboratory equipment......................  -14% per annum

    (d) INVESTMENTS Fixed asset investments are shown at cost less provision for permanent diminution in value.

    (e) FOREIGN CURRENCIES Transactions denominated in foreign currencies are recorded in the local currency at actual exchange rates as at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated at the rates ruling at the balance sheet date. Any gain or loss arising from a change in exchange rates subsequent to the date of the transaction is included as an exchange gain or loss in the profit and loss account.

    (f) TAXATION Corporation tax payable is provided on taxable profits at the current rate. Deferred taxation (which arises from differences in the timing of the recognition of items, principally depreciation, in the financial statements and by tax legislation) has been calculated on the liability method. Deferred taxation is provided on timing differences which will probably reverse, at the rates of tax likely to be in force at the time of the reversal. Deferred tax is not

                         PEPTIDE THERAPEUTICS GROUP PLC

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

       provided on timing differences which, in the opinion of the Directors, will probably not reverse.

    (g) RESEARCH AND DEVELOPMENT Research and development costs are written off in the period in which they are incurred.

    (h) TURNOVER Group turnover comprises the value of sales (excluding VAT and similar taxes, trade discounts and intra-group transactions) and income derived from license fees, contract research fees, development milestone payments and royalties receivable from third parties in the normal course of business. Contract research fees are recognized in the accounting period in which the related work is carried out. License fees and development milestone payments, which are nonrefundable and require no future obligations of Peptide, are recognized when they fall contractually due.

        Expenses incurred as part of research and development programs and recharged to the collaborative partner are shown as other operating income.

    (i) GOVERNMENT GRANTS Grants intended to contribute towards specific costs are recognized in line with the proportion of those costs incurred. Government grants, which have been netted against research and development expense, were L30, L97, L373, L144 and L57 for the year ended 31 December 1995, 1996 and 1997 and the six months ended 30 June 1997 and 1998, respectively.

    (j) PENSION COSTS The Group provides pensions to all employees both through contributions to personal pension schemes and through a self-administered, Inland Revenue approved pension scheme. All schemes are defined contribution schemes. All pension contributions are charged to the profit and loss account. Any difference between amounts charged to the profit and loss account and contributions paid to private pension schemes is shown in the balance sheet under creditors falling due within one year.

    (k) LEASES Assets held under finance leases are initially reported at fair value of the asset, with an equivalent liability categorized as appropriate under creditors due within or after one year. The asset is depreciated over its useful economic life. Finance charges are allocated to accounting periods over the period of the lease to produce a constant rate of charge on the outstanding balance. Rentals are apportioned between finance charges and reduction of the liability, and allocated to other operating expenses. The Group entered into operating leases as described in note 18. Rentals under operating leases are charged on a straight-line basis over the lease term, even if the payments are not made on such a basis.

                         PEPTIDE THERAPEUTICS GROUP PLC

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

(2) TURNOVER

    The geographical analysis of turnover by destination is as follows:

                                                                                                                       FOR THE
                                                                                         FOR THE YEAR ENDED              SIX
                                                                                            31 DECEMBER,               MONTHS
                                                                                 -----------------------------------    ENDED
                                                                                    1995         1996        1997     30 JUNE,
                                                                                    -----        -----     ---------  ---------
                                                                                    L000         L000        L000       1997
                                                                                                                      ---------
                                                                                                                        L000
United Kingdom.................................................................          --           63         250        125
Europe.........................................................................           9           21       2,405      2,400
North America..................................................................          31           69         140         --
Japan..........................................................................         120           --          --         --
                                                                                        ---          ---   ---------  ---------
                                                                                        160          153       2,795      2,525
                                                                                        ---          ---   ---------  ---------
                                                                                        ---          ---   ---------  ---------


                                                                                    -----

United Kingdom.................................................................         125
Europe.........................................................................          40
North America..................................................................          30
Japan..........................................................................          --
                                                                                        ---
                                                                                        195
                                                                                        ---
                                                                                        ---

    All turnover originates in the United Kingdom.

(3) INTEREST PAYABLE AND SIMILAR CHARGES

                                                                                             FOR THE YEAR ENDED
                                                                                                31 DECEMBER,
                                                                                    -------------------------------------
                                                                                       1995         1996         1997
                                                                                       -----        -----        -----
                                                                                       L000         L000         L000
On bank overdrafts and other amounts repayable within five years..................           1            2           --
Interest element of finance lease charges, due within one year....................          12           14            3
                                                                                            --           --           --
                                                                                            13           16            3
                                                                                            --           --           --
                                                                                            --           --           --


                                                                                        SIX MONTHS ENDED
                                                                                            30 JUNE,
                                                                                         -------------
                                                                                       1997
                                                                                                    -----
On bank overdrafts and other amounts repayable within five years..................          --           --
Interest element of finance lease charges, due within one year....................           3           --
                                                                                            --           --
                                                                                             3           --
                                                                                            --           --
                                                                                            --           --

                         PEPTIDE THERAPEUTICS GROUP PLC

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

(4) LOSS ON ORDINARY ACTIVITIES BEFORE AND AFTER TAXATION

                                                                                  FOR THE YEAR ENDED               FOR THE
                                                                                     31 DECEMBER,              SIX MONTHS ENDED
                                                                            -------------------------------        30 JUNE,
                                                                              1995       1996       1997     --------------------
                                                                            ---------  ---------  ---------    1997
                                                                                                             ---------    1998
                                                                              L000       L000       L000       L000     ---------
                                                                                                                          L000
Loss on ordinary activities before taxation is stated after crediting:
Grant income..............................................................         30         97        373        144         57
Other operating income....................................................         --         --        439        215        126
And after charging:
Depreciation on tangible fixed assets
-owned....................................................................        121        402        573        266        337
-held under finance leases................................................         24         30         30         15         --
Government grants written off.............................................         10         --         --         --         --
Hire of office equipment and motor vehicles under operating leases........        113         69         59         22         21
Other operating lease rentals.............................................        150        144        171         85         98
Staff costs (see note 5)..................................................      1,459      2,560      3,514      1,622      1,728
Auditors' renumeration
-audit services...........................................................          8         29         19         --         --
-taxation services........................................................          2         12         23         --          4
-other services...........................................................          4         10          1         --          1

(5) STAFF COSTS

    The average monthly number of employees (including Executive Directors) was:

                                                                                             FOR THE YEAR ENDED
                                                                                                31 DECEMBER,
                                                                                    -------------------------------------
                                                                                       1995         1996         1997
                                                                                       -----        -----        -----
Research and development..........................................................          19           43           59
Administration....................................................................           9           18           24
                                                                                            --           --           --
                                                                                            28           61           83
                                                                                            --           --           --
                                                                                            --           --           --


                                                                                            FOR THE
                                                                                        SIX MONTHS ENDED

                                                                                            30 JUNE,
                                                                                         -------------
                                                                                       1997         1998
                                                                                       -----        -----
Research and development..........................................................          54           65
Administration....................................................................          23           23
                                                                                            --           --
                                                                                            77           88
                                                                                            --           --
                                                                                            --           --

                         PEPTIDE THERAPEUTICS GROUP PLC

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

    Their aggregate remuneration comprised:

                                                                                  FOR THE YEAR ENDED               FOR THE
                                                                                     31 DECEMBER,              SIX MONTHS ENDED
                                                                            -------------------------------        30 JUNE,
                                                                              1995       1996       1997     --------------------
                                                                            ---------  ---------  ---------    1997
                                                                                                             ---------    1998
                                                                              L000       L000       L000       L000     ---------
                                                                                                                          L000
Wages and salaries........................................................      1,236      2,194      2,913      1,269      1,464
Social security costs.....................................................        115        238        306        142        145
Other pension costs (see note 18c)........................................         74        127        194        110         90
Redundancy................................................................          4          1         --         --         --
Compensation for loss of office...........................................         30         --        101        101         29
                                                                            ---------  ---------  ---------  ---------  ---------
                                                                                1,459      2,560      3,514      1,622      1,728
                                                                            ---------  ---------  ---------  ---------  ---------
                                                                            ---------  ---------  ---------  ---------  ---------

(6) DIRECTORS' REMUNERATION, INTERESTS AND TRANSACTIONS

    The remuneration paid in respect of Directors who served during the years were as follows:

                                                                                        TOTAL      TOTAL      TOTAL
                                                                                        1995       1996       1997
DIRECTORS                                                                                 L          L          L
------------------------------------------------------------------------------------  ---------  ---------  ---------
EXECUTIVE:
Sir Brian Richards..................................................................    155,016    153,076     35,902
Alan Goodman........................................................................    230,254    230,747    283,876
John Brown..........................................................................     94,367    126,385    245,245
Gordon Cameron......................................................................         --         --    120,128
Nicolas Higgins.....................................................................         --     24,081    151,454
Daniel Roach........................................................................    121,027    130,186     24,555
                                                                                      ---------  ---------  ---------
TOTAL...............................................................................    600,664    664,475    861,160
                                                                                      ---------  ---------  ---------
NON-EXECUTIVE:
Sir Brian Richards..................................................................         --         --     57,825
Alan Smith..........................................................................      3,333     20,000     20,000
Nancy Lane..........................................................................      3,333     20,000     20,000
Andrew Allars.......................................................................     17,917     20,000      3,333
                                                                                      ---------  ---------  ---------
TOTAL...............................................................................     24,583     60,000    101,158
                                                                                      ---------  ---------  ---------
FORMER DIRECTORS....................................................................    148,483     43,851         --
                                                                                      ---------  ---------  ---------
TOTAL...............................................................................    773,730    768,326    962,318
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

                         PEPTIDE THERAPEUTICS GROUP PLC

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

(6) DIRECTORS' REMUNERATION, INTERESTS AND TRANSACTIONS (CONTINUED) DIRECTORS' INTERESTS The interests in the shares of the Company and its subsidiaries for the Directors who held office during the years are described below:

SHAREHOLDINGS IN THE COMPANY

                                                                       NUMBER OF       NUMBER OF       NUMBER OF
                                                                        ORDINARY        ORDINARY        ORDINARY
                                                                         SHARES          SHARES          SHARES
                                                                      OF 10P EACH     OF 10P EACH     OF 10P EACH
                                                                      31 DECEMBER     31 DECEMBER     31 DECEMBER
                                                                          1995            1996            1997
                                                                     --------------  --------------  --------------
Sir Brian Richards.................................................        101,920         101,920         101,920
Alan Goodman.......................................................      3,041,390       3,041,390       3,041,390
Denis Stanworth....................................................      2,208,560       2,208,560              --
Nancy Lane.........................................................          2,500           2,500           2,500
Alan Smith.........................................................            500             500             500
Daniel Roach.......................................................      1,575,750       1,575,750       1,593,877
Andrew Allars......................................................             --          40,000          40,000

                         PEPTIDE THERAPEUTICS GROUP PLC

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

(6) DIRECTORS' REMUNERATION, INTERESTS AND TRANSACTIONS (CONTINUED) OPTIONS OVER SHARES IN THE COMPANY

                                                                  OPTIONS OVER ORDINARY SHARES OF 10P EACH
                                                              ------------------------------------------------   EXERCISE
DIRECTORS                                                      1.1.95      GRANTED     EXERCISED    31.12.95       PRICE
------------------------------------------------------------  ---------  -----------  -----------  -----------  -----------
Sir Brian Richards..........................................    250,000          --           --      250,000        L0.10
                                                                     --      30,000           --       30,000        L2.00
                                                              ---------  -----------  -----------  -----------       -----
                                                                                                      280,000
Alan Goodman................................................    500,000          --     (500,000)          --        L1.00
                                                              ---------  -----------  -----------  -----------       -----
Mr. McCarthy................................................    250,000          --     (250,000)          --        L1.00
                                                                                                   -----------       -----
John Brown..................................................         --     180,000           --      180,000        L0.10
                                                                     --      70,000           --       70,000        L0.10
                                                                     --      30,000           --       30,000        L2.00
                                                              ---------  -----------  -----------  -----------       -----
                                                                                                      280,000
Daniel Roach................................................    250,000          --     (250,000)          --        L1.00
                                                                     --      30,000           --       30,000        L2.00
                                                              ---------  -----------  -----------  -----------       -----
                                                                                                       30,000

                                                              EARLIEST
                                                               DATE OF    EXPIRY
DIRECTORS                                                     EXERCISE     DATE
------------------------------------------------------------  ---------  ---------
Sir Brian Richards..........................................   22.11.95   19.08.01
                                                               28.11.98   28.11.02
                                                              ---------  ---------
Alan Goodman................................................   22.11.95         --
                                                              ---------  ---------
Mr. McCarthy................................................   22.11.95         --
                                                              ---------  ---------
John Brown..................................................   22.11.95   27.09.02
                                                               22.11.95   10.11.02
                                                               28.11.98   28.11.02
                                                              ---------  ---------
Daniel Roach................................................   22.11.95         --
                                                               28.11.98   28.11.02
                                                              ---------  ---------

                                                                  OPTIONS OVER ORDINARY SHARES OF 10P EACH
                                                              ------------------------------------------------   EXERCISE
DIRECTORS                                                      1.1.96      GRANTED                  31.12.96       PRICE
------------------------------------------------------------  ---------  -----------               -----------  -----------
Sir Brian Richards..........................................    250,000          --                   250,000        L0.10
                                                                 30,000          --                    30,000        L2.00
                                                                     --      14,149                    14,149        L2.12
                                                                     --      77,802                    77,802        L2.05
                                                              ---------  -----------               -----------       -----
                                                                                                      371,951
                                                                                                   -----------
Alan Goodman................................................         --      14,149                    14,149        L2.12
                                                                     --     140,973                   140,973        L2.05
                                                              ---------  -----------               -----------       -----
                                                                                                      155,122
                                                                                                   -----------
John Brown..................................................    180,000          --                   180,000        L0.10
                                                                 70,000          --                    70,000        L0.10
                                                                 30,000          --                    30,000        L2.00
                                                                     --      14,149                    14,149        L2.12
                                                                     --      77,314                    77,314        L2.05
                                                                     --       5,909                     5,909        L1.65
                                                              ---------  -----------               -----------       -----
                                                                                                      377,372
                                                                                                   -----------
Nicolas Higgins.............................................    259,260          --                   259,260        L0.10
                                                                    740          --                       740        L0.10
                                                                 20,000          --                    20,000        L2.00
                                                                     --      14,149                    14,149        L2.12
                                                                     --      68,290                    68,290        L2.05
                                                              ---------  -----------               -----------       -----
                                                                                                      362,439
                                                                                                   -----------
Daniel Roach................................................     30,000          --                    30,000        L2.00
                                                                     --      14,149                    14,149        L2.12
                                                                     --      38,778                    38,778        L2.05
                                                              ---------  -----------               -----------       -----
                                                                                                       82,927
                                                                                                   -----------

                                                              EARLIEST
                                                               DATE OF    EXPIRY
DIRECTORS                                                     EXERCISE     DATE
------------------------------------------------------------  ---------  ---------
Sir Brian Richards..........................................   22.11.95   19.08.01
                                                               28.11.98   28.11.02
                                                               09.07.99   09.07.06
                                                               11.09.99   11.09.03
                                                              ---------  ---------
Alan Goodman................................................   09.07.99   09.07.06
                                                               11.09.99   11.09.03
                                                              ---------  ---------
John Brown..................................................   22.11.95   27.09.02
                                                               22.11.95   10.11.02
                                                               28.11.98   28.11.02
                                                               09.07.99   09.07.06
                                                               11.09.99   11.09.03
                                                               15.10.99   15.04.00
                                                              ---------  ---------
Nicolas Higgins.............................................   22.11.95   13.05.02
                                                               22.11.95   07.10.02
                                                               28.11.98   28.11.02
                                                               09.07.99   09.07.06
                                                               11.09.99   11.09.03
                                                              ---------  ---------
Daniel Roach................................................   28.11.98   28.11.02
                                                               09.07.99   09.07.06
                                                               11.09.99   11.09.03
                                                              ---------  ---------

                         PEPTIDE THERAPEUTICS GROUP PLC

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

(6) DIRECTORS' REMUNERATION, INTERESTS AND TRANSACTIONS (CONTINUED)

                               OPTIONS OVER ORDINARY SHARES OF 10P EACH
                     -------------------------------------------------------------                   EARLIEST DATE
DIRECTORS             1.1.97      GRANTED     EXERCISED     LAPSED      31.12.97    EXERCISE PRICE    OF EXERCISE   EXPIRY DATE
-------------------  ---------  -----------  -----------  -----------  -----------  ---------------  -------------  -----------
Sir Brian
Richards...........    250,000          --           --           --      250,000          L0.10        22.11.95      19.08.01
                        30,000          --           --           --       30,000          L2.00        28.11.98      28.11.02
                        14,149          --           --           --       14,149          L2.12        09.07.99      09.07.06
                        77,802          --           --           --       77,802          L2.05        11.09.99      11.09.03
                     ---------       -----   -----------  -----------  -----------         -----     -------------  -----------
                                                                          371,951
                                                                       -----------
Alan Goodman.......     14,149          --           --           --       14,149          L2.12        09.07.99      09.07.06
                       140,973          --           --           --      140,973          L2.05        11.09.99      11.09.03
                     ---------       -----   -----------  -----------  -----------         -----     -------------  -----------
                                                                          155,122
                                                                       -----------
John Brown.........    180,000          --           --           --      180,000          L0.10        22.11.95      27.09.02
                        70,000          --           --           --       70,000          L0.10        22.11.95      10.11.02
                        30,000          --           --           --       30,000          L2.00        28.11.98      28.11.02
                        14,149          --           --           --       14,149          L2.12        09.07.99      09.07.06
                        77,314          --           --           --       77,314          L2.05        11.09.99      11.09.03
                         5,909          --           --           --        5,909          L1.65        01.11.99      01.05.00
                     ---------       -----   -----------  -----------  -----------         -----     -------------  -----------
                                                                          377,372
                                                                       -----------
Gordon Cameron.....    145,000          --           --           --      145,000          L2.00        20.12.99      20.12.03
                        15,000          --           --           --       15,000          L2.00        10.12.99      20.12.06
                            --       3,735           --           --        3,735          L2.61        01.11.00      01.05.01
                     ---------       -----   -----------  -----------  -----------         -----     -------------  -----------
                                                                          163,735
                                                                       -----------
Nicolas Higgins....    259,260          --           --           --      259,260          L0.10        22.11.95      13.05.02
                           740          --           --           --          740          L0.10        22.11.95      07.10.02
                        20,000          --           --           --       20,000          L2.00        28.11.98      28.11.02
                        14,149          --           --           --       14,149          L2.12        09.07.99      09.07.06
                        68,290          --           --           --       68,290          L2.05        11.09.99      11.09.03
                            --       3,735           --           --        3,735          L2.61        01.11.00      01.05.01
                     ---------       -----   -----------  -----------  -----------         -----     -------------  -----------
                                                                          366,174
                                                                       -----------
Daniel Roach.......     30,000          --       18,000       12,000           --          L2.00        02.03.97      02.09.97
                        14,149          --       14,149           --           --          L2.12        02.03.97      02.09.97
                        38,778          --       38,778           --           --          L2.05        02.03.97      02.09.97
                     ---------       -----   -----------  -----------  -----------         -----     -------------  -----------
                                                                               --
                                                                       -----------

(7) LOSS PER ORDINARY SHARE

    Basic loss per ordinary share is based on a Group loss for the period divided by the number of ordinary shares issued and ranking for dividend during the periods as follows:

                                                           FOR THE YEAR ENDED                      FOR THE
                                                              31 DECEMBER,                     SIX MONTHS ENDED
                                                ----------------------------------------           30 JUNE,
                                                    1995          1996          1997      --------------------------
                                                ------------  ------------  ------------      1997          1998
                                                    L000          L000          L000      ------------  ------------
                                                                                              L000          L000
Loss on ordinary activities after taxation....        (3,621)       (4,594)       (6,454)       (2,699)       (4,267)
Loss per ordinary share.......................         (20.2)p        (13.5)p        (18.1)p         (7.6)p        (11.8)p
Weighted average ordinary shares..............    17,894,288    33,919,130    35,584,031    35,291,887    36,042,476

                         PEPTIDE THERAPEUTICS GROUP PLC

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

(8) TANGIBLE FIXED ASSETS

    The movement in the periods was as follows:

                                                             OFFICE       FIXTURES AND      MOTOR      LABORATORY      COMPUTER
                                                            EQUIPMENT       FITTINGS      VEHICLES      EQUIPMENT      EQUIPMENT
GROUP                                                         L'000           L'000         L'000         L'000          L'000
-------------------------------------------------------  ---------------  -------------  -----------  -------------  -------------
COST
At 31 December 1996....................................            49             828            20         1,941            259
Additions..............................................             8             345            --           583            146
Disposals..............................................            --              --            --          (149)            --
                                                                   --                            --
                                                                                -----                       -----            ---
At 31 December 1997....................................            57           1,173            20         2,375            405
Additions..............................................             3             381            22           239             19
Disposals..............................................            --              --           (20)           (3)            --
                                                                   --                            --
                                                                                -----                       -----            ---
At 30 June 1998........................................            60           1,554            22         2,611            424
                                                                   --                            --
                                                                   --                            --
                                                                                -----                       -----            ---
                                                                                -----                       -----            ---
DEPRECIATION
At 31 December 1996....................................            22             253             2           243             89
Charge for year........................................            15             147             5           331            105
Disposals..............................................            --              --            --           (45)            --
                                                                   --                            --
                                                                                -----                       -----            ---
At 31 December 1997....................................            37             400             7           529            194
Charge for period......................................             5              90             3           178             60
Disposals..............................................            --              --            (8)           (1)            --
                                                                   --                            --
                                                                                -----                       -----            ---
At 30 June 1998........................................            42             490             2           706            254
                                                                   --                            --
                                                                   --                            --
                                                                                -----                       -----            ---
                                                                                -----                       -----            ---
NET BOOK VALUE
At 31 December 1996....................................            27             575            18         1,698            170
                                                                   --                            --
                                                                   --                            --
                                                                                -----                       -----            ---
                                                                                -----                       -----            ---
At 31 December 1997....................................            20             773            13         1,846            211
                                                                   --                            --
                                                                   --                            --
                                                                                -----                       -----            ---
                                                                                -----                       -----            ---
At 30 June 1998........................................            18           1,064            20         1,905            170
                                                                   --                            --
                                                                   --                            --
                                                                                -----                       -----            ---
                                                                                -----                       -----            ---


                                                           TOTAL
GROUP                                                      L'000
-------------------------------------------------------  ---------
COST
At 31 December 1996....................................      3,097
Additions..............................................      1,082
Disposals..............................................       (149)

                                                         ---------
At 31 December 1997....................................      4,030
Additions..............................................        664
Disposals..............................................        (23)

                                                         ---------
At 30 June 1998........................................      4,671

                                                         ---------
                                                         ---------
DEPRECIATION
At 31 December 1996....................................        609
Charge for year........................................        603
Disposals..............................................        (45)

                                                         ---------
At 31 December 1997....................................      1,167
Charge for period......................................        336
Disposals..............................................         (9)

                                                         ---------
At 30 June 1998........................................      1,494

                                                         ---------
                                                         ---------
NET BOOK VALUE
At 31 December 1996....................................      2,488

                                                         ---------
                                                         ---------
At 31 December 1997....................................      2,863

                                                         ---------
                                                         ---------
At 30 June 1998........................................      3,177

                                                         ---------
                                                         ---------

    Included within fixtures and fittings are professional fees incurred on the proposed move to, and fit out of, a new building. These fees have been capitalized as leasehold improvements. The Group will not commence depreciation on the costs related to the new building until occupation in April 1999.

    Assets held under finance leases included in the above are laboratory equipment with a net book value of L0.15m and L0.12m at 31 December 1996 and 31 December 1997 respectively. The depreciation charged during the years ended 31 December 1995, 1996, 1997 and six months ended 30 June 1997 was L0.02m, L0.03m, L0.03m and L0.02m respectively. There were no leases outstanding in 1998.

                         PEPTIDE THERAPEUTICS GROUP PLC

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

(9) FIXED ASSET INVESTMENTS

                                                                                                31 DECEMBER,       30 JUNE,
                                                                                            --------------------  -----------
                                                                                              1996       1997        1998
                                                                                            ---------  ---------  -----------
                                                                                              L'000      L'000       L'000
Trade investments.........................................................................        206        206         206
Investment in own shares..................................................................      1,064      1,028       1,223
                                                                                            ---------  ---------       -----
                                                                                                1,270      1,234       1,429
                                                                                            ---------  ---------       -----
                                                                                            ---------  ---------       -----

TRADE INVESTMENTS

                                                                                                                   L'000
                                                                                                                   -----
COST
At 31 December 1996 and 1997 and 30 June 1998.................................................................         206
AMOUNTS WRITTEN OFF
At 31 December 1996 and 1997 and 30 June 1998.................................................................          --
                                                                                                                       ---
NET BOOK VALUE
At 31 December 1996 and 1997 and 30 June 1998.................................................................         206
                                                                                                                       ---
                                                                                                                       ---

    Trade investments additions represent 515,000 ordinary shares of 2p each in Alizyme plc, purchased for 40p each. As of 31 December 1997, the mid-market price of these shares was 35p each. As of 30 June 1998, the mid-market price was 32.5p each.

SUBSIDIARY UNDERTAKINGS

                                                                                          PROPORTION OF       PROPORTION OF
                                                                                         ORDINARY SHARES      VOTING RIGHTS
                                                                                           HELD BY THE         HELD BY THE
                                                                                             COMPANY             COMPANY
                                                                                       -------------------  -----------------
Peptide Therapeutics Limited.........................................................             100%                100%
Peptide Mimetics Limited.............................................................             100%                100%
Peptide Therapeutics
 Employees' Trustees Limited.........................................................             100%                100%

    The principal activity of Peptide Therapeutics Limited is the research and development of novel biopharmaceutical products. Peptide Mimetics Limited has not traded in the year. Peptide Therapeutics Employees' Trustees Limited acts as the trustee of the Peptide Therapeutics Employees' Trust. There are no other assets or liabilities of this subsidiary and it has not traded during the period presented. Peptide Therapeutics Limited and Peptide Mimetics Limited are registered in England and Wales. Peptide Therapeutics Employees' Trustees Limited is registered in Jersey.

                         PEPTIDE THERAPEUTICS GROUP PLC

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

INVESTMENT IN OWN SHARES

                                                                                                                 L'000
                                                                                                               ---------
COST AND NET BOOK VALUE
31 December 1996.............................................................................................      1,064
Disposals....................................................................................................        (36)
                                                                                                               ---------
31 DECEMBER 1997.............................................................................................      1,028
Additions....................................................................................................        195
                                                                                                               ---------
30 JUNE 1998.................................................................................................      1,223
                                                                                                               ---------
                                                                                                               ---------

    Disposals of L0.036m represent options exercised over 18,000 shares by Dr Roach.

    As of 31 December 1996, 31 December 1997 and 30 June 1998, Peptide Therapeutics Employees' Trustees Limited held 531,990, 513,990 and 588,990 ordinary shares, respectively, in the Company with a total market value of L1.1m, L1.0m and L1.2m on behalf of the Peptide Therapeutics Employees' Trust. See note 20 for discussion of U.S. GAAP presentation.

(10) DEBTORS

                                                                                                    31 DECEMBER,         30 JUNE,
                                                                                              ------------------------  -----------
                                                                                                 1996         1997         1998
                                                                                                 -----        -----     -----------
                                                                                                 L'000        L'000        L'000
Trade debtors...............................................................................           1           95           93
VAT reclaimable.............................................................................         101           83           82
Prepayments and accrued income..............................................................         561          316          887
                                                                                                     ---          ---        -----
                                                                                                     663          494        1,062
                                                                                                     ---          ---        -----
                                                                                                     ---          ---        -----

(11) CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                                                31 DECEMBER,       30 JUNE,
                                                                                            --------------------  -----------
                                                                                              1996       1997        1998
                                                                                            ---------  ---------  -----------
                                                                                              L'000      L'000       L'000
Obligations under finance leases..........................................................         66          1          --
Trade creditors...........................................................................        964        991       1,303
Social security and PAYE..................................................................         84        130          90
Payments on account.......................................................................        187        187         187
Accruals..................................................................................        508        567         537
                                                                                            ---------  ---------       -----
                                                                                                1,809      1,876       2,117
                                                                                            ---------  ---------       -----
                                                                                            ---------  ---------       -----

                         PEPTIDE THERAPEUTICS GROUP PLC

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

(12) CALLED-UP SHARE CAPITAL

                                                                                                    NUMBER       L'000
                                                                                                 ------------  ---------
AUTHORISED ORDINARY SHARES OF 10P EACH
31 December 1996...............................................................................    43,200,000      4,320
31 December 1997...............................................................................    43,200,000      4,320
30 June 1998...................................................................................    43,200,000      4,320
ALLOTTED, CALLED UP AND FULLY PAID ORDINARY SHARES OF 10P EACH
31 December 1996...............................................................................    33,920,280      3,392
31 December 1997...............................................................................    35,876,014      3,588
30 June 1998...................................................................................    36,300,804      3,630

SHARE OPTION SCHEMES

    The Company encourages employee participation in its shares through share ownership and has established four share option schemes: the Peptide Therapeutics Group plc 1994 Unapproved Share Option Scheme ("the 1994 Scheme"), the Peptide Therapeutics 1995 Unapproved Share Option Scheme ("the 1995 Scheme"), the Peptide Therapeutics 1996 Approved Share Option Scheme ("the 1996 Scheme") and the Peptide Therapeutics 1995 Savings-Related Share Option Scheme ("the SAYE Scheme"). Grants and exercise of options under the above schemes are subject to the Company's Code of Conduct for dealing in shares and the Model Code.

    The 1994 Scheme had 1,477,490, 1,477,490 and 1,140,935 ordinary shares outstanding as of 31 December 1996, 31 December 1997, and 30 June 1998, respectively. Options may be exercised at any time since application for listing of the Company's shares on the London Stock Exchange until the seventh anniversary of the date of grant. The exercise price of the options is 10p per ordinary share. No further options may be granted under this scheme.

    The 1995 Scheme had 2,316,022, 2,696,223 and 2,588,474 ordinary shares outstanding as of 31 December 1996, 31 December 1997, and 30 June 1998, respectively. Of these, options for 516,990, 486,990 and 436,990 as of 31 December 1996, 31 December 1997, and 30 June 1998, respectively are already in issue and held by Peptide Therapeutics Employees' Trustees Limited as part of its entire holding of 531,990, 513,990 and 588,990, as of 31 December 1996, 31 December 1997, and 30 June 1998, respectively. Normally these options are only exercisable between the third and seventh anniversary of the date of grant. The exercise price of the option is derived from the average closing mid-price over the three days prior to grant. In order for these options to be exercised in full, the growth in the Company's share price over a specified consecutive three year period will have to exceed the growth of the total shareholder return for the FT-SE-A All-Share (900) Index over the same period. See note 20 for difference between U.K. GAAP and U.S. GAAP.

    The 1996 Scheme had 1,047,666, 1,154,649 and 1,097,332 ordinary shares outstanding as of 31 December 1996, 31 December 1997, and 30 June 1998, respectively. Of these, options for 15,000 shares as of 31 December 1996, 31 December 1997, and 30 June 1998, respectively, are already in issue and held by Peptide Therapeutics Employees' Trustees Limited as part of its entire holding of 531,990, 513,990 and 588,990, as of 31 December 1996, 31 December 1997, and
30 June 1998, respectively. Normally these options are only exercisable between the third and seventh anniversary of the date of

                         PEPTIDE THERAPEUTICS GROUP PLC

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

grant. The exercise price of the option is derived from the average closing mid-price over the three days prior to grant. In order for these options to be exercised in full, the growth in the Company's share price over a specified consecutive three year period will have to exceed the growth of the total shareholder return for the FT-SE-A All-Share (900) Index over the same period. See note 20 for difference between U.K. GAAP and U.S. GAAP.

    The SAYE Scheme had 121,391, 159,411 and 152,654 ordinary shares outstanding as of 31 December 1996, 31 December 1997, and 30 June 1998, respectively. Normally these options are only exercisable between the third anniversary of the date of grant and six months thereafter. The exercise price of the option is derived from a 20% discount to the average closing mid-price over the three days prior to grant.

(13) RESERVES

                                                                         SHARE PREMIUM ACCOUNT      PROFIT AND LOSS
                                                                        -----------------------         ACCOUNT
                                                                                 L'000           ---------------------
                                                                                                         L'000
31 December 1996......................................................            30,889                 (11,113)
New share capital subscribed..........................................             6,557                      --
Loss for the period...................................................                --                  (6,454)
                                                                                  ------                 -------
31 December 1997......................................................            37,446                 (17,568)
New share capital subscribed..........................................               171                      --
Loss for period.......................................................                --                  (4,267)
                                                                                  ------                 -------
30 June 1998..........................................................            37,617                 (21,835)
                                                                                  ------                 -------
                                                                                  ------                 -------

(14) RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                                                         31 DECEMBER,             30 JUNE,
                                                                                -------------------------------  -----------
                                                                                  1995       1996       1997        1998
                                                                                ---------  ---------  ---------  -----------
                                                                                  L'000      L'000      L'000       L'000
Loss for the period...........................................................     (3,621)    (4,594)    (6,454)     (4,267)
New share capital subscribed, net.............................................     29,432         --      6,752         214
                                                                                ---------  ---------  ---------  -----------
Net (decrease)/increase in shareholders' funds................................     25,811     (4,594)       298      (4,053)
Opening shareholders' funds...................................................      1,951     27,762     23,168      23,466
                                                                                ---------  ---------  ---------  -----------
Closing shareholders' funds...................................................     27,762     23,168     23,466      19,413
                                                                                ---------  ---------  ---------  -----------
                                                                                ---------  ---------  ---------  -----------

(15) CASH AND LIQUID RESOURCES

    The Company manages its funds in a portfolio of cash, bank and treasury deposits, and liquid investments with maturities chosen to meet its short and medium term cash requirements. Maturity

                         PEPTIDE THERAPEUTICS GROUP PLC

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

(15) CASH AND LIQUID RESOURCES (CONTINUED) periods do not exceed 18 months. Since March 1998, the Company's liquid reserves have been managed on a discretionary basis by a third party within the above parameters which have been set by the Board.

                                                                                             31 DECEMBER,       30 JUNE,
                                                                                         --------------------  -----------
                                                                                           1996       1997        1998
                                                                                         ---------  ---------  -----------
                                                                                           L'000      L'000       L'000
Cash...................................................................................          5         42       3,497
Liquid resources.......................................................................     20,551     20,709      12,365
                                                                                         ---------  ---------  -----------
Total cash and liquid resources........................................................     20,556     20,751      15,862
                                                                                         ---------  ---------  -----------
                                                                                         ---------  ---------  -----------

(16) RECONCILIATION OF THE OPERATING LOSS TO NET CASH OUTFLOW FROM OPERATING ACTIVITIES

                                                                             FOR THE YEAR ENDED                FOR THE
                                                                                31 DECEMBER,               SIX MONTHS ENDED
                                                                       -------------------------------         30 JUNE,
                                                                         1995       1996       1997     ----------------------
                                                                       ---------  ---------  ---------    1997        1998
                                                                         L'000      L'000      L'000    ---------  -----------
                                                                                                          L'000       L'000
Operating loss.......................................................     (3,835)    (6,063)    (7,996)    (3,454)     (4,916)
Depreciation.........................................................        145        432        603        281         336
Decrease/(increase) in debtors.......................................         25        (15)      (131)      (899)       (552)
Increase in creditors................................................        611        450        395        488         156
Loss on sale of tangible fixed assets................................          2         11        105         --          14
Gain on sale of trade investments....................................         --         (5)        --         --          --
                                                                       ---------  ---------  ---------  ---------  -----------
Net cash outflow from operating activities...........................     (3,052)    (5,190)    (7,024)    (3,584)     (4,962)
                                                                       ---------  ---------  ---------  ---------  -----------
                                                                       ---------  ---------  ---------  ---------  -----------

                         PEPTIDE THERAPEUTICS GROUP PLC

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

(17) ANALYSIS OF NET FUNDS

                                                                                  FINANCE      CASH       LIQUID       TOTAL
                                                                                  LEASES     ---------   RESOURCES   ---------
                                                                                -----------    L'000    -----------    L'000
                                                                                   L'000                   L'000
Opening balance 1 January 1996................................................        (121)       (175)     27,220      26,924
Management of liquid resources................................................          --          --      (6,669)     (6,669)
Increase in cash..............................................................          --         180          --         180
Capital element of finance lease payments.....................................          55          --          --          55
                                                                                       ---   ---------  -----------  ---------
Closing balance 31 December 1996..............................................         (66)          5      20,551      20,490
Management of liquid resources................................................          --          --         158         158
Increase in cash..............................................................          --          37          --          37
Capital element of finance lease payments.....................................          65          --          --          65
                                                                                       ---   ---------  -----------  ---------
Closing balance 31 December 1997..............................................          (1)         42      20,709      20,750
Management of liquid resources................................................          --          --      (8,344)     (8,344)
Increase in cash..............................................................          --       3,455          --       3,455
Capital element of finance lease payments.....................................           1          --          --           1
                                                                                       ---   ---------  -----------  ---------
Closing balance 30 June 1998..................................................          --       3,497      12,365      15,862
                                                                                       ---   ---------  -----------  ---------
                                                                                       ---   ---------  -----------  ---------

(18) FINANCIAL COMMITMENTS

    a) LEASE COMMITMENTS The Group has not entered into any leases in respect of vehicles and office equipment during the periods presented. The total rental expense for the years ended 31 December 1995, 1996 and 1997 and for the six months ended 30 June 1997 and 1998 for existing leases was L0.11m, L0.07m, L0.06m, L0.02m and L0.02m, respectively. The Group has entered into cancellable leases in respect to certain land and buildings on short-term leases. The rentals for the years ended 31 December 1995, 1996 and 1997 and for the six months ended 30 June 1997 and 1998 on these leases were L0.15m, L0.14m, L0.17m, L0.09m and L0.1m, respectively.

        The Group entered a lease on 30 March 1998 in respect of a further unit on the Cambridge Science Park, which has not been taken into account in the following analysis. In addition, the Group entered into an additional lease for a research and development facility, which is to commenced in December 1998. See note 19.

    The minimum accrual rentals under the foregoing leases are as follows:

                                                                                       31 DECEMBER,              31 DECEMBER,
                                                                                 ------------------------  ------------------------
                                                                                         PROPERTY           VEHICLES AND EQUIPMENT
                                                                                 ------------------------
                                                                                                 1997      ------------------------
                                                                                    1996         -----        1996         1997
                                                                                    -----        L'000        -----        -----
                                                                                    L'000                     L'000        L'000
GROUP
Operating leases which expire:
Within one year................................................................         163          109           13           13
Within two to five years.......................................................          --           --           32           --
                                                                                                                   --           --
                                                                                        ---          ---
                                                                                        163          109           45           13
                                                                                                                   --           --
                                                                                                                   --           --
                                                                                        ---          ---
                                                                                        ---          ---

                         PEPTIDE THERAPEUTICS GROUP PLC

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

(18) FINANCIAL COMMITMENTS (CONTINUED)
------------------------

    b) CAPITAL COMMITMENTS At 31 December 1997, capital commitments contracted but not provided for were L0.15m (1996--L0.03m).

    c) PENSION ARRANGEMENTS The Group provides pension benefits to all full-time employees on a defined contribution basis. The Company operates a self-administered, Inland Revenue approved pension scheme for Executive Directors and a limited number of senior employees. Other employees may operate private personal pension schemes. The pension cost for the years ended 31 December 1995, 1996 and 1997 and the six month periods ended 30 June 1997 and 1998 were L0.07m, L0.13m, L0.19m, L0.11m and L0.09m, respectively. At 31 December 1996, 31 December 1997 and 30 June 1998 the Group owed L4,343, L3,078 and L688, respectively to the pension schemes. These amounts are shown in the balance sheet under creditors falling due within one year.

(19) COLLABORATION AGREEMENTS

(a) SmithKline Beecham Agreement

    In February 1997, the Company signed a licensing and collaboration agreement with SmithKline Beecham to continue the development of its Allergy Vaccine. SmithKline Beecham acquired exclusive worldwide rights to market products arising from the agreement and will pay all clinical and associated development costs of the Allergy Vaccine as well as for any other product candidates arising from the alliance. The Company received a non-refundable L2.4m license payment upon entering into the agreement. The Company also has the ability to receive up to an additional L23.7m, payable upon achievement of clinical development and product registration milestones. In addition, the Company will receive royalties on any future product sales. As part of the collaboration agreement, SmithKline Beecham purchased L3.6m of ordinary shares, at 360p per share.

    The Company has recorded L2.4 million of turnover related to this collaboration for the year ended 31 December 1997 and six months ended 30 June 1997. In addition, the Company recorded other operating income of L439, L215 and L125 for the year ended 31 December 1997 and the six months ended 30 June 1997 and 1998, respectively for development costs on the Allergy Vaccine that was reimbursed by SmithKline Beecham.

(b) Medeva Agreement

    In January 1997, Peptide entered into a collaboration with Medeva for the research, development and marketing of novel, non-injectable vaccines.

    Under the terms of this collaboration, Peptide acquired, for total consideration of L1 million, an oral and nasal vaccine delivery technology, rights to several vaccine product candidates and rights to a portfolio of 19 patent families. In addition, Peptide has provided L1 million of funding to Medeva towards the cost of the development program which is taking place within Medeva's vaccine research unit. This funding was recorded as research and development expense during 1997. Medeva has an option to license any products developed from the alliance and has rights to participate in the revenues Peptide generates from licensing a product to a third party. Medeva purchased from Peptide approximately L3 million of Peptide ordinary shares at 340p per share at the time of entering the alliance.

                         PEPTIDE THERAPEUTICS GROUP PLC

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

(20) POST BALANCE SHEET EVENTS

    On 12 March 1998, the Group entered into an agreement to lease a new 30,000 square foot purpose-built research and development facility in the Peterhouse Technology Park on the south side of Cambridge. The lease commenced on December 16, 1998 and is for a 25-year term with annual payments of L520,000.

    On 10 November 1998, the Group entered into an agreement to acquire OraVax, Inc. ("OraVax"), a United States based corporation. The transaction will take the form of a merger with OraVax, Inc. becoming a wholly owned subsidiary of the Group. The Group will issue stock and cash totaling approximately $17.0 million in consideration for the merger. Simultaneous with the execution of the merger agreement, the Group purchased approximately 95% of OraVax's outstanding 6% convertible preferred stock for an aggregate purchase price of approximately $3.0 million. Completion of the merger is subject to certain conditions, including approval by the shareholders of each company and the Group raising additional capital to provide sufficient working capital for the combined company following the merger, as required by the rules of the London Stock Exchange. The merger will be accounted for using the acquisition method of accounting under U.K. GAAP.

(21) SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN U.K. GAAP FOLLOWED BY THE GROUP AND U.S. GAAP

    The group's consolidated financial statements have been prepared under U.K. GAAP, which differs in certain respects from U.S. GAAP. The principal differences between the group's accounting policies under U.K. GAAP and U.S. GAAP are set out in the table below.

RECONCILIATION OF NET LOSS FROM U.K. GAAP TO U.S. GAAP

                                                                        FOR THE YEAR ENDED               FOR THE
                                                                           31 DECEMBER,              SIX MONTHS ENDED
                                                                  -------------------------------        30 JUNE,
                                                                    1995       1996       1997     --------------------
                                                                  ---------  ---------  ---------    1997       1998
                                                                    L'000      L'000      L'000    ---------  ---------
                                                                                                     L'000      L'000
Net loss as reported under U.K. GAAP............................     (3,621)    (4,594)    (6,454)    (2,699)    (4,267)
Adjustments for:
Compensation costs under variable plan accounting for stock
  options.......................................................          4        108        796        863       (454)
                                                                  ---------  ---------  ---------  ---------  ---------
Net loss as reported under U.S. GAAP............................     (3,625)    (4,702)    (7,250)    (3,562)    (3,813)
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------

    The principal difference between U.K. GAAP and U.S. GAAP for Peptide relates to the accounting for stock options granted to employees. Peptide has granted stock options that will vest upon the attainment of certain targets. Under U.K. GAAP, there is no accounting for these grants after the initial grant date. Under U.S. GAAP, Accounting Principles Board (APB) Opinion 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, the Company would be required to follow variable plan accounting for these grants and measure compensation expense as the difference between the exercise price and the fair market value of the stock during each accounting period over the vesting period of the options. Increases in fair market value of the stock would result in a charge to operations and decreases in the fair market value of the stock would result in a credit to operations.

    There is no tax effect related to the adjustments included above.

                         PEPTIDE THERAPEUTICS GROUP PLC

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

LOSS PER SHARE UNDER U.S. GAAP

    Under U.S. GAAP, the Group would compute loss per share under Statement of Financial Accounting Standards (SFAS) No. 128 EARNINGS PER SHARE. Under SFAS No. 128, basic net loss per ordinary share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net loss per ordinary share for Peptide is the same as basic net loss per ordinary share as the effects of the Company's potential ordinary share equivalents are antidilutive.

                                                           FOR THE YEAR ENDED                      FOR THE
                                                              31 DECEMBER,                     SIX MONTHS ENDED
                                                ----------------------------------------           30 JUNE,
                                                    1995          1996          1997      --------------------------
                                                ------------  ------------  ------------      1997          1998
                                                   L'000         L'000         L'000      ------------  ------------
                                                                                             L'000         L'000
Basic and diluted loss per ordinary share.....         (20.3)p        (13.9)p        (20.4)p        (10.1)p        (10.6)p
Shares used in computing basic loss per
  ordinary share..............................    17,894,288    33,919,130    35,584,031    35,291,887    36,042,476
Antidilutive securities, not included above...     1,917,490     4,832,499     5,284,725     4,879,864     4,826,741

    Antidilutive securities represent stock options outstanding which have not been included in the calculation of loss per ordinary share as the impact of including such shares in the calculation of loss per share would be antidilutive.

RECONCILIATION OF SHAREHOLDERS' EQUITY FROM U.K. GAAP TO U.S. GAAP

                                                                                         31 DECEMBER,             JUNE 30,
                                                                                -------------------------------  -----------
                                                                                  1995       1996       1997        1998
                                                                                ---------  ---------  ---------  -----------
                                                                                  L000       L000       L000        L000
As reported under U.K. GAAP...................................................     27,762     23,168     23,466      19,413
Reclassification of cost of investment in Group shares........................     (1,064)    (1,064)    (1,028)     (1,223)
                                                                                ---------  ---------  ---------  -----------
As reported under U.S. GAAP...................................................     26,698     22,104     22,438      18,190
                                                                                ---------  ---------  ---------  -----------
                                                                                ---------  ---------  ---------  -----------

    The principal difference between shareholders' equity under U.K. GAAP and U.S. GAAP relates to the presentation for accounting for the purchase of the Group shares. Under U.K. GAAP, the Group has classified the cost of shares purchased as a fixed asset investment (see note 9). For U.S. GAAP purposes, the cost of Group shares is shown as treasury stock and presented as a component of shareholders' equity.

                         PEPTIDE THERAPEUTICS GROUP PLC

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

RECONCILIATION OF MOVEMENT IN SHAREHOLDERS' EQUITY UNDER U.S. GAAP

                            CALLED UP SHARE CAPITAL                                                           TREASURY STOCK
                           --------------------------                                                     ----------------------
                            NUMBER OF                    SHARE PREMIUM     ACCUMULATED      DEFERRED       NUMBER OF
                             SHARES      SHARE VALUE        ACCOUNT           LOSS        COMPENSATION      SHARES       COST
                           -----------  -------------  -----------------  -------------  ---------------  -----------  ---------
Balance, 31 December
  1994...................   1,507,522         1,508            3,341           (2,898)             --             --          --
Issuance of ordinary
  share capital..........     374,106           374            5,098               --              --             --          --
Effect of ten-for-one
  stock split............  16,934,652            --               --               --              --             --          --
Issuance of ordinary
  share capital..........  15,100,000         1,510           22,450               --              --             --          --
Deferred compensation
  related to grant of
  stock options..........          --            --              127               --            (127)            --          --
Amortization of deferred
  compensation related to
  grant of stock
  options................          --            --               --               --               4             --          --
Payment to acquire own
  shares through ESOP
  trust..................          --            --               --               --              --        531,990      (1,064)
Loss for the period under
  U.S. GAAP..............          --            --               --           (3,625)             --             --          --
                           -----------        -----           ------      -------------        ------     -----------  ---------
Balance, 31 December
  1995...................  33,916,280         3,392           31,016           (6,523)           (123)       531,990      (1,064)
Deferred compensation
  related to grant of
  stock options..........          --            --              118               --            (118)            --          --
Amortization of deferred
  compensation related to
  grant of stock
  options................          --            --               --               --             108             --          --
Exercise of stock
  options................       4,000            --               --               --              --             --          --
Loss for the period under
  U.S. GAAP..............          --            --               --           (4,702)             --             --          --
                           -----------        -----           ------      -------------        ------     -----------  ---------
Balance, 31 December
  1996...................  33,920,280         3,392           31,134          (11,225)           (133)       531,990      (1,064)
Deferred compensation
  related to grant of
  stock options..........          --            --            1,387               --          (1,387)            --          --
Amortization of deferred
  compensation related to
  grant of stock
  options................          --            --               --               --             796             --          --
Issuance of shares
  through ESOP trust.....          --            --               --               --              --        (18,000)         36
Exercise of stock
  options................      90,927             9              142               --              --             --          --
Issuance of ordinary
  share capital..........   1,864,807           187            6,415               --              --             --          --
Loss for the period under
  U.S. GAAP..............          --            --               --           (7,250)             --             --          --
                           -----------        -----           ------      -------------        ------     -----------  ---------
Balance, 31 December
  1997...................  35,876,014         3,588           39,078          (18,475)           (724)       513,990      (1,028)
Exercise of stock
  options................     424,360            42              171               --              --             --          --
Deferred compensation
  related to grant of
  stock options..........          --            --           (1,463)              --           1,463             --          --
Reversal of amortization
  of deferred
  compensation related to
  grant of stock
  options................          --            --               --               --            (454)            --          --
Payment to acquire own
  shares through ESOP
  trust..................          --            --               --               --              --         75,000        (195)
Loss for the period under
  U.S. GAAP..............          --            --               --           (3,813)             --             --          --
                           -----------        -----           ------      -------------        ------     -----------  ---------
Balance, 30 June 1998....  36,300,374         3,630           37,786          (22,288)            285        588,990      (1,223)
                           -----------        -----           ------      -------------        ------     -----------  ---------
                           -----------        -----           ------      -------------        ------     -----------  ---------


                                TOTAL
                            SHAREHOLDERS'
                               EQUITY
                           ---------------
Balance, 31 December
  1994...................         1,951
Issuance of ordinary
  share capital..........         5,472
Effect of ten-for-one
  stock split............            --
Issuance of ordinary
  share capital..........        23,960
Deferred compensation
  related to grant of
  stock options..........            --
Amortization of deferred
  compensation related to
  grant of stock
  options................             4
Payment to acquire own
  shares through ESOP
  trust..................        (1,064)
Loss for the period under
  U.S. GAAP..............        (3,625)
                                 ------
Balance, 31 December
  1995...................        26,698
Deferred compensation
  related to grant of
  stock options..........            --
Amortization of deferred
  compensation related to
  grant of stock
  options................           108
Exercise of stock
  options................            --
Loss for the period under
  U.S. GAAP..............        (4,702)
                                 ------
Balance, 31 December
  1996...................        22,104
Deferred compensation
  related to grant of
  stock options..........            --
Amortization of deferred
  compensation related to
  grant of stock
  options................           796
Issuance of shares
  through ESOP trust.....            36
Exercise of stock
  options................           151
Issuance of ordinary
  share capital..........         6,602
Loss for the period under
  U.S. GAAP..............        (7,250)
                                 ------
Balance, 31 December
  1997...................        22,438
Exercise of stock
  options................           214
Deferred compensation
  related to grant of
  stock options..........            --
Reversal of amortization
  of deferred
  compensation related to
  grant of stock
  options................          (454)
Payment to acquire own
  shares through ESOP
  trust..................          (195)
Loss for the period under
  U.S. GAAP..............        (3,813)
                                 ------
Balance, 30 June 1998....        18,190
                                 ------
                                 ------

                         PEPTIDE THERAPEUTICS GROUP PLC

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

DEFERRED TAXES

    U.S. GAAP requires the application of SFAS No. 109, ACCOUNTING FOR INCOME TAXES, which requires the recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse. SFAS No. 109 requires deferred tax assets and liabilities to be adjusted when the tax rates or other provisions of the income tax laws change. The analysis using SFAS No. 109 for the Group is as follows:

                                                                                                        31 DECEMBER,
                                                                                                    --------------------
                                                                                                      1996       1997
                                                                                                    ---------  ---------
                                                                                                      L000       L000
Losses carried forward............................................................................      4,040      5,392
Other timing items................................................................................       (615)      (195)
                                                                                                    ---------  ---------
                                                                                                        3,425      5,197
Valuation allowance...............................................................................     (3,425)    (5,197)
                                                                                                    ---------  ---------
Deferred tax asset................................................................................         --         --
                                                                                                    ---------  ---------
                                                                                                    ---------  ---------

    Given the uncertainty of the recoverability of the Groups' tax losses carried forward which have no expiration date but are available only to offset future income generated by the same line of business and other timing items, a valuation allowance has been provided in full for the deferred tax asset recognized under U.S. GAAP.

                         PEPTIDE THERAPEUTICS GROUP PLC

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

SHARE OPTION

    The Group's directors and employees have been granted options over ordinary shares under the following shares option plans: The 1994 Scheme, The 1995 Scheme, The 1996 Scheme and the SAYE Scheme. Under U.S. GAAP, the Group would have accounted for these plans under APB Opinion No. 25 and elected the disclosure only alternative under SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION under which certain pro forma disclosures would be required. The Group has computed the pro forma disclosures required by SFAS No. 123 using the Black-Scholes option pricing model. The assumptions used are as follows:

                                                                                                        FOR THE SIX MONTHS
                                                                            FOR THE YEAR ENDED                ENDED
                                                                               31 DECEMBER,                  30 JUNE,
                                                                      -------------------------------  --------------------
                                                                        1995       1996       1997       1997       1998
                                                                      ---------  ---------  ---------  ---------  ---------
Risk-free interest rate.............................................       6.25%      5.99%      6.11%      6.24%      5.52%
Expected dividend yield.............................................         --         --         --         --         --
Expected lives (years)..............................................          3          3          3          3          3
Expected volatility.................................................         65%        65%        65%        65%        65%
Weighted average grant date fair value..............................       0.46p      0.97p      1.48p      1.51p      1.32p
Weighted average remaining contractual life of options outstanding
  (years)...........................................................       6.13       6.04       5.10       5.32       4.73

    The effect of applying SFAS No. 123 would be as follows:

                                                                                                    FOR THE SIX MONTHS
                                                                        FOR THE YEAR ENDED                ENDED
                                                                           31 DECEMBER,                  30 JUNE,
                                                                  -------------------------------  --------------------
                                                                    1995       1996       1997       1997       1998
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                    L000       L000       L000       L000       L000
Net loss
As reported under U.S. GAAP.....................................     (3,625)    (4,702)    (7,250)    (3,562)    (3,813)
Pro forma under U.S. GAAP.......................................     (3,701)    (5,459)    (7,631)    (3,249)    (4,906)
Basic and diluted net loss per share
As reported under U.S. GAAP.....................................      (20.3)p     (13.9)p     (20.4)p     (10.1)p     (10.6)p
Pro forma under U.S. GAAP.......................................      (20.7)p     (16.1)p     (21.4)p     (9.20)p     (13.6)p

                         PEPTIDE THERAPEUTICS GROUP PLC

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

    The stock option activity for all plans is as follows:

                                                                NUMBER OF SHARES  PRICE RANGE  WEIGHTED AVERAGE PRICE
                                                                ----------------  -----------  -----------------------
Outstanding, 31 December 1994.................................       1,183,490          L.10               L.10
Granted.......................................................         735,000      .10-2.00               1.23
Exercised.....................................................          (1,000)          .10                .10
                                                                ----------------  -----------             -----
Outstanding, 31 December 1995.................................       1,917,490      .10-2.00                .53
Granted.......................................................       2,918,009     2.00-2.12               2.06
Exercised.....................................................          (3,000)          .10                .10
                                                                ----------------  -----------             -----
Outstanding, 31 December 1996.................................       4,832,499      .10-2.12               1.46
Granted.......................................................         645,153     2.98-3.47               3.09
Exercised.....................................................         (90,927)    2.00-2.12               1.67
Canceled......................................................        (102,000)    2.00-2.12               2.06
                                                                ----------------  -----------             -----
Outstanding, 31 December 1997.................................       5,284,725      .10-3.47               1.64
Granted.......................................................         148,000     2.80-2.85               2.80
Exercised.....................................................        (424,360)     .10-2.12                .50
Canceled......................................................        (181,624)    2.00-2.12               2.06
                                                                ----------------  -----------             -----
Outstanding, 30 June 1998.....................................       4,826,741     L.10-3.47              L1.76
                                                                ----------------  -----------             -----
                                                                ----------------  -----------             -----
Exercisable, 30 June 1998.....................................       1,140,935          L.10               L.10
                                                                ----------------  -----------             -----
                                                                ----------------  -----------             -----

CONSOLIDATED STATEMENT OF CASH FLOWS

    The consolidated statement of cash flows prepared under U.K. GAAP presents substantially the same information as that required under U.S. GAAP by SFAS No. 95, STATEMENT OF CASH FLOWS. These standards differ however with regard to classification of items within the statements and the definition of cash and cash equivalents.

    Under U.K. GAAP, cash comprises only cash in hand and deposits repayable on demand. Deposits are repayable on demand if they can be withdrawn at any time without notice and without penalty or if a maturity or period of notice of not more than 24 hours or one working day has been agreed. Under U.S. GAAP, cash equivalents are short term highly liquid investments, generally with original maturities of three months or less, that are readily convertible to known amounts of cash and present insignificant risk of changes in value because of changes in interest rates.

    Under U.K. GAAP, cash flows are presented separately for operating activities, returns on investments and servicing of finance, taxation, capital expenditure and financial investment, management of liquid resources and financing activities. U.S. GAAP requires only three categories of cash flow activity to be reported: operating, investing and financing. Cash flows from taxation and returns on investments and servicing of finance under U.K. GAAP would, with the exception of dividends paid, be shown under operating activities under U.S. GAAP. The payment of dividends would be included as a financing activity under U.S. GAAP. Management of liquid resources under U.K. GAAP would be included as cash and cash equivalents under U.S. GAAP to the extent that the amount involved have a maturity

                         PEPTIDE THERAPEUTICS GROUP PLC

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

of less than three months are convertible into known amounts of cash. Summary statements of cash flow presented under U.S. GAAP are given below:

                                                                     FOR THE YEAR ENDED               FOR THE
                                                                        31 DECEMBER,              SIX MONTHS ENDED
                                                               -------------------------------        30 JUNE,
                                                                 1995       1996       1997     --------------------
                                                               ---------  ---------  ---------    1997       1998
                                                                 L'000      L'000      L'000    ---------  ---------
                                                                                                  L'000      L'000
Net cash used in operating activities........................     (2,758)    (4,166)    (5,227)    (2,676)    (4,328)
Net cash (used in)/provided by investing activities..........       (449)   (11,393)     2,262      1,686      1,566
Net cash provided by/(used in) financing activities..........     29,314       (282)     6,723      6,600         18
                                                               ---------  ---------  ---------  ---------  ---------
Increase/(decrease) in cash and cash equivalents.............     26,107    (15,841)     3,758      5,610     (2,744)
Beginning cash and cash equivalents..........................      1,085     27,192     11,351     11,351     15,109
                                                               ---------  ---------  ---------  ---------  ---------
Ending cash and cash equivalents.............................     27,192     11,351     15,109     16,961     12,365
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following information is presented in compliance with the requirements of SFAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. Under SFAS No. 115, debt securities that the Company has the positive intent and ability to hold to maturity are reported at amortized cost and are classified as held-to-maturity securities. These securities include cash equivalents and short-term investments. At 31 December 1996 and 1997 and 30 June 1998, the Group has classified all investments as held-to-maturity. Cash, cash equivalents and short-term investments at 31 December 1996 and 1997 and 30 June 1998 consisted of the following (at amortized cost, which approximates fair market value):

                                                                                          31 DECEMBER,       30 JUNE,
                                                                                      --------------------  -----------
                                                                                        1996       1997        1998
                                                                                      ---------  ---------  -----------
                                                                                        L'000      L'000       L'000
Cash and cash equivalents:
Cash and overnight investment.......................................................          5         42       3,497
Certificates of deposit.............................................................     11,351     15,109       5,811
                                                                                      ---------  ---------  -----------
                                                                                         11,356     15,151       9,308
Short-term investments:
Certificates of deposit.............................................................      9,200      5,600       6,554
                                                                                      ---------  ---------  -----------
Total cash, cash equivalents and short-term investments.............................     20,556     20,751      15,862
                                                                                      ---------  ---------  -----------
                                                                                      ---------  ---------  -----------

COMPREHENSIVE INCOME

    SFAS No. 130, REPORTING COMPREHENSIVE INCOME, requires disclosure of all components of comprehensive income on an annual and interim basis for fiscal years after 15 December 1997. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. The Company's comprehensive net loss for the six months ended 30 June 1998 is the same as reported net loss for the period.

                         PEPTIDE THERAPEUTICS GROUP PLC

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

NEW ACCOUNTING STANDARDS

    In July 1997, the FASB issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 131 requires certain financial and supplementary information to be disclosed on an annual and interim basis for each reportable segment of an enterprise. Unless impracticable, companies would be required to restate prior period information upon adoption.. This statement is effective for fiscal years beginning after 15 December 1997 and is not expected to have a material effect on the Group's consolidated financial position or results of operations.

    In February 1998, the FASB issued SFAS No. 132, EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS, which standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes of the benefit obligations for the fair market values of plan assets that will facilitate financial analysis and eliminates certain disclosures that are no longer as useful as they were when SFAS No. 87, EMPLOYERS' ACCOUNTING FOR PENSIONS, SFAS No. 88, EMPLOYERS' ACCOUNTING FOR SETTLEMENTS AND CURTAILMENTS OF DEFINED BENEFIT PENSION PLANS AND FOR TERMINATION BENEFITS and SFAS No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS, were issued. SFAS No. 132 suggests combined formats for presentation of pension and other postretirement benefit disclosures. This statement is effective for the fiscal years beginning after 15 December 1997 and is not expected to have a material effect on the Group's consolidated financial position or results of operations.

    In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. This statement is effective for the fiscal years beginning after 15 December 1999 and is not expected to have a material effect on the Group's consolidated financial position or results of operations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of OraVax, Inc.:

    We have audited the accompanying consolidated balance sheets of OraVax, Inc. as of December 31, 1996 and 1997 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of OraVax, Inc. as of December 31, 1996 and 1997, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has suffered recurring losses from operations and will require additional funds to continue operations into the second half of 1998, both of which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                  /s/ PricewaterhouseCoopers LLP

                                                               COOPERS & LYBRAND
                                                                          L.L.P.

Boston, Massachusetts
March 27, 1998

                                  ORAVAX, INC.

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                              AS OF DECEMBER 31,
                                                                                            ----------------------
                                                                                               1996        1997
                                                                                            ----------  ----------
                                                      ASSETS
Cash and cash equivalents.................................................................  $   14,916  $   10,274
Short-term investments....................................................................       7,209       1,448
Deferred financing costs..................................................................          --         847
Prepaid and other current assets..........................................................         230       1,529
                                                                                            ----------  ----------
Total current assets......................................................................      22,355      14,098
Property and equipment, net...............................................................       5,454       3,524
Investment in and advances to (from) joint venture........................................         619        (535)
Other assets..............................................................................         316         257
                                                                                            ----------  ----------
Total assets..............................................................................  $   28,744  $   17,344
                                                                                            ----------  ----------
                                                                                            ----------  ----------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable..........................................................................  $    1,135  $      935
Accrued expenses..........................................................................       3,653       3,659
Obligation under capital leases...........................................................       1,597       1,316
Installment debt..........................................................................         330         260
Deferred joint venture revenue............................................................         946          91
                                                                                            ----------  ----------
Total current liabilities.................................................................       7,661       6,261
Obligation under capital leases, excluding current portion................................       1,665         416
Installment debt, excluding current portion...............................................         994         882
                                                                                            ----------  ----------
Total liabilities.........................................................................      10,320       7,559

Commitments and contingencies (Note H)

Stockholders' equity:
  Preferred stock, $.001 par value; 2,000,000 shares authorized in 1996 and 1997; none
    issued or outstanding.................................................................          --          --
  Convertible preferred stock, $.001 par value; 9,000 shares authorized in 1997; issued
    and outstanding 6,300 in 1997 (liquidation preference $6,300).........................          --       5,601
  Common stock, $.001 par value; 25,000,000 shares authorized in 1996 and 1997; issued and
    outstanding 9,975,821 and 10,371,543 in 1996 and 1997.................................          10          10
  Additional paid-in capital..............................................................      73,519      74,962
  Deferred compensation...................................................................        (223)        (94)
  Accumulated deficit.....................................................................     (54,882)    (70,694)
                                                                                            ----------  ----------
Total stockholders' equity................................................................      18,424       9,785
                                                                                            ----------  ----------
Total liabilities and stockholders' equity................................................  $   28,744  $   17,344
                                                                                            ----------  ----------
                                                                                            ----------  ----------

   The accompanying notes are an integral part of the consolidated financial statements.

                                  ORAVAX, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                    FOR THE YEARS ENDED
                                                                                        DECEMBER 31,
                                                                            ------------------------------------
                                                                               1995        1996         1997
                                                                            ----------  ----------  ------------
Revenue:
  Collaborative research and development
    --related party.......................................................  $    4,868  $    6,595  $      7,587
    --other...............................................................       3,816          --            --
  Government grants and other.............................................         311         870           583
  Interest................................................................       1,080       1,280           683
                                                                            ----------  ----------  ------------
                                                                                10,075       8,745         8,853
                                                                            ----------  ----------  ------------
Expenses:
  Research and development................................................      12,450      21,009        14,589
  General and administrative..............................................       3,299       3,750         3,422
  Interest................................................................          87         523           418
                                                                            ----------  ----------  ------------
                                                                                15,836      25,282        18,429
                                                                            ----------  ----------  ------------
Loss from operations......................................................      (5,761)    (16,537)       (9,576)
Equity in operating loss of joint venture.................................      (2,436)     (5,085)       (6,236)
                                                                            ----------  ----------  ------------
Net loss..................................................................      (8,197)    (21,622)      (15,812)
Accretion to redemption value of preferred stock..........................         108          --            --
                                                                            ----------  ----------  ------------
Net loss to common stockholders...........................................  $   (8,305) $  (21,622) $    (15,812)
                                                                            ----------  ----------  ------------
                                                                            ----------  ----------  ------------
Basic and diluted loss per share..........................................  $    (1.90) $    (2.46) $      (1.58)
Weighted average number of basic and diluted
  shares outstanding......................................................   4,377,131   8,794,775    10,031,222

   The accompanying notes are an integral part of the consolidated financial statements.

                                  ORAVAX, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1997

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                      PREFERRED      COMMON        COMMON       PAID-IN      DEFERRED      ACCUMULATED
                                        STOCK        SHARES         STOCK       CAPITAL    COMPENSATION      DEFICIT
                                     -----------  ------------  -------------  ---------  ---------------  ------------
Balance, December 31, 1994.........                    230,661           --          245          (220)        (25,063)
Conversion of redeemable
  convertible preferred stock to
  common stock.....................                  5,019,383    $       5       36,666            --              --
Issuance of common stock...........                  2,310,197            3       20,745            --              --
Issuance of common stock-401k......                      5,758           --           68            --              --
Issuance of common stock options...                         --           --          141          (141)             --
Exercise of common stock options...                     44,982           --           54            --              --
Exercise of common stock
  warrants.........................                      4,884           --           --            --              --
Vesting of compensatory common
  stock options....................                         --           --          250            --              --
Accretion of redeemable convertible
  preferred stock to redemption
  value............................                         --           --         (108)           --              --
Amortization of deferred
  compensation.....................                         --           --           --            65              --
Net loss...........................                         --           --           --            --          (8,197)
                                     -----------  ------------          ---    ---------         -----     ------------
Balance, December 31, 1995.........                  7,615,865            8       58,061          (296)        (33,260)
Issuance of common stock...........                  2,313,822            2       15,340            --              --
Issuance of common stock-401k......                     18,509           --           97            --              --
Exercise of common stock options...                     27,625           --           21            --              --
Amortization of deferred
  compensation.....................                         --           --           --            73              --
Net loss...........................                         --           --           --            --         (21,622)
                                     -----------  ------------          ---    ---------         -----     ------------
Balance, December 31, 1996.........                  9,975,821           10       73,519          (223)        (54,882)
Issuance of common stock...........                    276,146           --          480            --              --
Issuance of common stock-401k......                     50,723           --           89            --              --
Exercise of common stock options...                     68,853           --           51            --              --
Issuance of convertible preferred
  stock (6,300 shares).............       5,601             --           --           --            --              --
Deferred financing costs...........                                                  847            --              --
Amortization of deferred
  compensation.....................          --             --           --           66            --              --
Reversal of deferred
  compensation.....................                         --           --          (63)           63              --
Non-cash stock
  compensation.....................                         --           --           39            --              --
Net loss...........................                         --           --           --            --         (15,812)
                                     -----------  ------------          ---    ---------         -----     ------------
Balance, December 31, 1997.........   $   5,601     10,371,543    $      10    $  74,962     $     (94)     $  (70,694)
                                     -----------  ------------          ---    ---------         -----     ------------
                                     -----------  ------------          ---    ---------         -----     ------------

                                        TOTAL
                                     STOCKHOLDERS'
                                        EQUITY
                                     ------------
Balance, December 31, 1994.........      (25,038)
Conversion of redeemable
  convertible preferred stock to
  common stock.....................       36,671
Issuance of common stock...........       20,748
Issuance of common stock-401k......           68
Issuance of common stock options...           --
Exercise of common stock options...           54
Exercise of common stock
  warrants.........................           --
Vesting of compensatory common
  stock options....................          250
Accretion of redeemable convertible
  preferred stock to redemption
  value............................         (108)
Amortization of deferred
  compensation.....................           65
Net loss...........................       (8,197)
                                     ------------
Balance, December 31, 1995.........       24,513
Issuance of common stock...........       15,342
Issuance of common stock-401k......           97
Exercise of common stock options...           21
Amortization of deferred
  compensation.....................           73
Net loss...........................      (21,622)
                                     ------------
Balance, December 31, 1996.........       18,424
Issuance of common stock...........          480
Issuance of common stock-401k......           89
Exercise of common stock options...           51
Issuance of convertible preferred
  stock (6,300 shares).............        5,601
Deferred financing costs...........          847
Amortization of deferred
  compensation.....................           66
Reversal of deferred
  compensation.....................            0
Non-cash stock
  compensation.....................           39
Net loss...........................      (15,812)
                                     ------------
Balance, December 31, 1997.........   $    9,785
                                     ------------
                                     ------------

   The accompanying notes are an integral part of the consolidated financial statements.

                                  ORAVAX, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1995        1996        1997
                                                                                ----------  ----------  ----------
Cash flows from operating activities:
  Net loss from operations....................................................  $   (8,197) $  (21,622) $  (15,812)
  Adjustments to reconcile net loss from operations to net cash used in operating activities:
      Depreciation............................................................         708       2,028       2,183
      Equity in operations of joint venture...................................       2,436       5,085       6,236
      Amortization of debt discount...........................................          --          --         148
      Non-cash compensation...................................................         383         170         194
      Changes in operating assets and liabilities:
        Prepaid expenses and other current assets.............................        (172)         76         101
        Other assets..........................................................         (37)       (200)         59
        Accounts payable......................................................         210          74        (200)
        Accrued expenses......................................................       1,225       1,301           6
        Deferred revenue......................................................         899          47        (855)
                                                                                ----------  ----------  ----------
Net cash used in operating activities.........................................      (2,545)    (13,041)     (7,940)
                                                                                ----------  ----------  ----------

Cash flows from investing activities:
  Purchases of short-term investments.........................................     (26,189)    (17,378)     (5,422)
  Sales and maturities of short-term investments..............................      10,440      25,918      11,183
  Expenditures for property and equipment.....................................        (762)     (1,361)       (253)
  Proceeds from sale-leaseback of property and equipment......................         614         775          --
  Investment in and advances to joint venture.................................      (2,886)     (5,254)     (5,082)
                                                                                ----------  ----------  ----------
Net cash provided by (used in) investing activities...........................     (18,783)      2,700         426
                                                                                ----------  ----------  ----------

Cash flows from financing activities:
  Proceeds from common stock issuances, net...................................      20,802      15,363         531
  Proceeds from preferred stock issuances, net................................       9,232          --       4,201
  Principal payments under capital lease obligations..........................        (530)     (1,488)     (1,530)
  Principal payments of installment debt, net.................................          --        (500)       (330)
                                                                                ----------  ----------  ----------
Net cash provided by financing activities.....................................      29,504      13,375       2,872
                                                                                ----------  ----------  ----------
Net increase (decrease) in cash and cash equivalents..........................       8,176       3,034      (4,642)
Cash and cash equivalents at beginning of period..............................       3,706      11,882      14,916
                                                                                ----------  ----------  ----------
Cash and cash equivalents at end of period....................................  $   11,882  $   14,916  $   10,274
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
Interest paid during the year.................................................  $       87  $      384  $      418
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
Noncash financing activities--See Note I.

   The accompanying notes are an integral part of the consolidated financial statements.

                                  ORAVAX, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. NATURE OF BUSINESS:

    OraVax's mission is the discovery, development and commercialization of biologic products for the prevention and treatment of human infectious diseases. Prior to the first quarter of 1995, the Company operated as a development stage enterprise, devoting substantially all of its efforts to establishing the new business and carrying on research and development activities. Beginning in 1995, the Company was no longer classified as a development stage enterprise.

    Since inception, the Company's cash expenditures have exceeded its revenues. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Operations have been funded principally through public and private placements of equity securities, equipment lease financing, revenues from the Company's Joint Venture with Merieux, government grants and interest income. The Company's future capital requirements will depend on many factors, including, but not limited to, the progress of its research and development programs, the progress of preclinical and clinical testing, the time and cost involved in obtaining regulatory approvals, the funding of the Company's share of the expenses of the Joint Venture or similar arrangements, the cost of filing, prosecuting and defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, changes in the company's existing research relationships, the ability of the Company to establish collaborative arrangements, the development of commercialization activities and arrangements, and the acquisition of additional facilities and capital equipment.

    The Company plans to finance these cash needs in the near term principally through its existing cash reserves, together with interest earned thereon, revenues, payments and reimbursements under the Company's Joint Venture with PMC and facilities and equipment financing. The Company believes, based on its current operating plan, that, in addition to its available cash balances and known revenues, it will need additional financing in order to fund the Company's operations in the second half of 1998. The Company will require additional funds to conduct, if planned a Phase III trial of its HNK20 product candidate and for HNK20 manufacturing start up. Moreover, changes in the Company's research and developments plans or other events affecting the Company's operations may result in accelerated or unexpected expenditures. In addition, the Company will need substantial additional capital to fund its operations for the manufacturing and marketing of any of its successful product candidates. Possible sources of capital include strategic corporate partnerships and private equity financing, both of which the Company is actively pursuing. If additional funds are raised by issuing equity securities, further dilution to existing stockholders may result and future investors may be granted rights superior to those of existing stockholders. There can be no assurance, however, that additional financing will be available from any of these sources, or if available, will be available on terms satisfactory to the Company. The Company's inability to obtain needed funding on satisfactory terms may require the Company to delay, curtail or eliminate one or more of its planned product development programs, scale back its planned manufacturing operations or enter into collaborative arrangements that may require the Company to issue additional equity or relinquish rights to certain technologies or product candidates that the Company would not otherwise issue or relinquish.

    The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, manufacturing limitations, third party reimbursements, collaborative arrangements, and compliance with government regulations.

                                  ORAVAX, INC.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, OraVax JVM, Inc. and OraVax Securities Corp., which were incorporated in 1995. Intercompany transactions and balances have been eliminated in consolidation.

    JOINT VENTURE

    The Company accounts for its investment in its Joint Venture Partnerships under the equity method of accounting. (see Note K)

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

    CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentration of credit risk consist principally of temporary cash investments. The Company restricts temporary cash investments to institutions with high credit standing.

    SHORT-TERM INVESTMENTS

    Short-term interest-bearing investments are those which, when purchased, have maturities of less than one year but greater than three months. At December 31, 1997 Company had the following short-term investments available for sale which it expects to utilize for working capital purposes, carried at amortized cost plus accrued interest, which approximates fair market value (in thousands):

US Government and Agency obligations, due February 1998 through
  April 1998, 4.8%--5.2%............................................  $     394*
Certificate of deposit, due January 1998, 5.8%......................      1,054
                                                                      ---------
                                                                      $   1,448
                                                                      ---------
                                                                      ---------

------------------------

*   These treasury securities are restricted as to their use.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. The Company provides for depreciation using the straight-line method over the lesser of the lease term or the estimated useful lives of the related assets, generally three to seven years.

                                  ORAVAX, INC.

    When assets are retired or otherwise disposed of, the assets and related accumulated depreciation and amortization are eliminated from the accounts and any resulting gains and losses are included in operations in the period of disposal.

    REVENUE RECOGNITION

    Revenue under the Company's collaborative research and development agreement is recognized as related expenses are incurred. The Company recognizes milestone payments as revenue when the milestones are achieved. (See Note K)

    The Company recognizes government grant revenue as the related expenses are incurred.

    The Company does not recognize as revenue amounts received which are refundable or involve future obligations.

    RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are expensed as incurred.

    COMPUTATION OF NET LOSS PER COMMON SHARE

    For the year ended December 31, 1997, the Company adopted Statement of Accounting Standards No. 128 ("FAS 128"), which requires the presentation of Basic and Dilutive earnings per share, which replaces primary and fully diluted earnings per share. Earnings per share have been restated for all periods presented to reflect the adoption of FAS 128. Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed using the weighted average number of common shares outstanding during the period, plus the dilutive effect of common stock equivalents. Common stock equivalent shares consist of convertible preferred stock (Note I) and stock options (Note J). The dilutive computations do not include common stock equivalents for stock options of 802,807, 890,809 and 1,175,272 for the years ended December 31, 1995, 1996 and
1997, respectively, and Convertible Preferred Stock convertible into a maximum of 2,016,163 shares of Common Stock at December 31, 1997, as their inclusion would be antidilutive.

    INCOME TAXES

    The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial reporting and tax bases of liabilities and assets using enacted tax rates in effect in the years in which the differences are expected to reverse. Potential future income tax benefits resulting from net operating losses, unused research and experimentation credits, and other timing differences will be recognized as taxable income becomes available to absorb them.

    EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standard Board issued Statement of Accounting Standards No. 130, "Reporting Comprehensive Income". This statement requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. The Statement will become effective for fiscal years beginning after December 15, 1997. The Company will adopt the new standard beginning in the first quarter of the fiscal year ending

                                  ORAVAX, INC.

December 31, 1998. The Company does not expect the adoption of FAS 130 to materially effect the financial statement presentation.

    In June 1997, the Financial Accounting Standard Board also issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information". This Statement specifies new guidelines for determining a company's operating segments and related requirements for disclosure. The Company is in the process of evaluating the impact of the new standard on the presentation of the financial statements and the disclosures therein. The Statement will become effective for fiscal years beginning after December 15, 1997. The Company will adopt the new standard for the fiscal year ending December 31, 1998.

C. PROPERTY AND EQUIPMENT:

    Property and equipment consisted of the following (in thousands):

                                                                                 YEARS ENDED
                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1996       1997
                                                                             ---------  ---------
Furniture and equipment....................................................  $     442  $     493
Computer hardware and software.............................................        172        197
Leasehold improvements.....................................................      2,578      2,626
Equipment under capital lease..............................................      4,803      4,353
                                                                             ---------  ---------
                                                                                 7,995      7,669
Less accumulated depreciation..............................................      2,541      4,145
                                                                             ---------  ---------
Property and equipment, net................................................  $   5,454  $   3,524
                                                                             ---------  ---------
                                                                             ---------  ---------

    The net book value of equipment under capital lease was $3,121,000 and $1,579,000 at December 31, 1996 and 1997, respectively.

D. ACCRUED EXPENSES:

    Accrued expenses consisted of the following (in thousands):

                                                                                 YEARS ENDED
                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1996       1997
                                                                             ---------  ---------
Research and development contracts.........................................  $   2,374  $   1,985
License fees...............................................................         58         63
Financing related deal costs...............................................         --        751
Other......................................................................      1,221        860
                                                                             ---------  ---------
Total accrued expenses.....................................................  $   3,653  $   3,659
                                                                             ---------  ---------
                                                                             ---------  ---------

E. INCOME TAXES:

    Deferred tax assets and deferred tax liabilities are recognized based on temporary differences between the financial reporting and tax basis of assets and liabilities using statutory rates. A valuation allowance is recorded against deferred tax assets if it is more likely than not that some or all of the deferred tax assets will not be realized.

                                  ORAVAX, INC.

    The components of deferred taxes were as follows:

                                                                         YEARS ENDED DECEMBER
                                                                                 31,
                                                                        ----------------------
                                                                           1996        1997
                                                                        ----------  ----------
Capitalization of costs...............................................  $    8,238  $   11,943
Property, plant and equipment.........................................         563         898
Capital leases........................................................         (20)         --
Accrued expenses......................................................         326         358
Net operating loss....................................................      11,272      13,459
Tax credits...........................................................       1,797       2,586
                                                                        ----------  ----------
Gross deferred tax asset..............................................      22,176      29,244
Valuation allowance...................................................     (22,176)    (29,244)
                                                                        ----------  ----------
Net deferred tax asset................................................  $       --  $       --
                                                                        ----------  ----------
                                                                        ----------  ----------

    As of December 31, 1997, the Company had available federal net operating loss carryforwards of approximately $33,760,000 and $1,770,000 of federal tax credits, which may be used to offset future taxable income. These carryforwards expire beginning in 2005. Due to the uncertainty surrounding the realization of the net operating loss carryforwards in future tax returns, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased approximately $7,069,000 from December 31, 1996 to December 31, 1997.

    The Company has experienced ownership changes as defined under Section 382 of the Internal Revenue Code. Ownership changes limit the future use of the net operating loss and credit carryforwards created prior to the ownership change. If the full amount of the limitation is not used in any year, the amount not used increases the allowable limit in the subsequent year.

F. CAPITAL LEASES:

    During the year ended December 31, 1997, the Company did not enter into any sale-leaseback or direct lease arrangements due to the low volume of capital equipment expenditures. During 1996, an equipment lease assumed by the Company in connection with its lease of a manufacturing facility in Canton, Massachusetts, was capitalized in the amount of $2,773,000. Interest paid on capital leases during the years ended December 31, 1995, 1996 and 1997 was $87,000, $372,000 and $270,000, respectively.

                                  ORAVAX, INC.

    Minimum future payments under the Company's capital leases as of December 31, 1997 were as follows (in thousands):

YEAR ENDING
DECEMBER 31,                                                                            AMOUNT
-------------------------------------------------------------------------------------  ---------
1998.................................................................................  $   1,418
1999.................................................................................        320
2000.................................................................................        124
                                                                                       ---------
                                                                                           1,862
Less amount representing interest....................................................        130
                                                                                       ---------
                                                                                           1,732
Less current obligation..............................................................      1,316
                                                                                       ---------
Long-term obligation.................................................................  $     416
                                                                                       ---------
                                                                                       ---------

G. INSTALLMENT DEBT:

    In January 1996, the Company leased an approximately 47,000 square foot, good manufacturing practices ("GMP"), manufacturing facility in Canton, Massachusetts and acquired related equipment and leasehold improvements from the former tenant. This facility was specifically designed and equipped by the former tenant for the manufacture of biological products. The Company anticipates that its initial use of the facility will be for the production of vaccines for the Joint Vaccine Acquisition Program, of the U.S. Department of Defense. The facility will also accommodate production development activities for OraVax's proprietary products depending on the outcome of product development. Existing building and capital equipment leases, which contain renewal and purchase options were transferred to the Company. In addition, the Company purchased leasehold improvements and other related assets from the former tenant, capitalized in the amount of $1,824,000, with the related debt payable in installments through 1999 collateralized by a leasehold mortgage and collateral assignment of OraVax's interest in the building lease.

    Future minimum payments under the installment purchase are as follows (in thousands):

YEAR ENDING
DECEMBER 31,                                                                            AMOUNT
-------------------------------------------------------------------------------------  ---------
1998.................................................................................  $     260
1999.................................................................................      1,050
                                                                                       ---------
                                                                                           1,310
Less amount representing interest....................................................        168
                                                                                       ---------
                                                                                           1,142
Less current obligation..............................................................        260
                                                                                       ---------
Long-term obligation.................................................................  $     882
                                                                                       ---------
                                                                                       ---------

                                  ORAVAX, INC.

H. COMMITMENTS AND CONTINGENCIES:

    OPERATING LEASES

    The Company leases office and laboratory facilities in Cambridge, Massachusetts under an operating lease which contains renewal options and expires in March 2001. In addition, the Company has an operating lease for a manufacturing facility in Canton, Massachusetts, containing renewal and purchase options and expiring in June 2002. The noncancelable future payments as of December 31, 1997 were as follows (in thousands):

                                     YEAR ENDING
                                    DECEMBER 31,                                        AMOUNT
-------------------------------------------------------------------------------------  ---------
1998.................................................................................  $   1,427
1999.................................................................................      1,430
2000.................................................................................      1,434
2001.................................................................................        511
2002.................................................................................        101

    Rent expense for leased facilities during the years ended December 31, 1995, 1996 and 1997 was $689,000, $1,862,000 and $2,051,000, respectively.

    AGREEMENTS

    The Company is party to various agreements, principally contracted research and clinical trials, for which noncancelable minimum future payments as of December 31, 1997 were $895,000 payable in the year ended December 31, 1998. Under the agreements, the Company contracts with external parties to perform research and clinical trials on the Company's behalf.

    In addition, under certain of these and other agreements, the Company may pay royalties on future sales of specified products.

    The Company performs contracted research, development and commercialization activities for its collaboration with Pasteur Merieux Connaught, which terms are described in more detail in Note K.

I. PREFERRED STOCK:

    The Company issued an aggregate of 964,803 shares of Series Redeemable Convertible Preferred Stock for net cash proceeds of $27,231,000 (the "Series Preferred Stock") at various dates since its inception through December 31, 1994.

    In January and March 1995, the Company issued an aggregate of 216,237 shares of Series Preferred Stock for net cash proceeds of $9,232,000.

    During 1994 and 1995, $100,000 and $108,000, respectively, to accrete the redeemable convertible preferred stock to its redemption value on a straight-line basis, was recorded in noncash transactions.

    In June 1995, all outstanding shares of Series Preferred Stock were converted to 5,019,383 shares of common stock in connection with the closing of the Company's initial public offering.

    In December 1997, in a private placement financing, the Company issued 6,300 shares of 6% Convertible Preferred Stock ("Convertible Preferred Stock"), for $1,000 per share, providing cash proceeds of $5.6 million, of which $4.2 million was received in 1997 and $1.4 million in 1998, net of

                                  ORAVAX, INC.

$700,000 in deal costs, to the Company. The holders of the Convertible Preferred Stock receive an annual cumulative 6% dividend, which accrues in stock. All of the Convertible Preferred shares are fully convertible into shares of the Company's Common Stock, at the option of the holder. The conversion price is the lowest trading price of the Common Stock during the 22 consecutive trading days immediately preceding the date of conversion reduced by a conversion discount that starts at 5% in December 1997 and increases to a maximum of 21% by June 1999. At December 31, 1997, the value of the discount is $846,788, which has been recorded as deferred financing costs and will be amortized over the eighteen month discount period. The number of shares sold on any given date are limited to the greater of 4,000 shares, 10% of the average daily trading volume of the Common Stock for the 5 trading days immediately preceding such sale, as reported by Nasdaq or such principal exchange, or 10% of the trading volume of the Common Stock on the day of such sale, as reported by Nasdaq or such principal exchange. The conversion price is at all times also subject to customary anti-dilution adjustment for events such as stock splits, stock dividends, reorganizations and certain mergers affecting the Company's Common Stock. On December 23, 2002, all outstanding shares of the Convertible Preferred Stock, including any accrued dividends thereon, will automatically be converted into the Company's Common Stock at the conversion price on such date. Each share of Convertible Preferred Stock is also entitled to a liquidation preference of $1,000 per share, plus any accrued but unpaid dividends, in preference to any other class or series of capital stock of the Company. Except to determine whether such stock is entitled to its liquidation preference under certain circumstances, and as provided by applicable law, holders of the Convertible Preferred Stock have no voting rights. In February 1998, 7,294,737 shares were registered for conversion.

    In connection with the private placement financing, warrants for 630 shares of Convertible Preferred Stock, at a price of $1,000 per share, were issued to the syndicators of the transaction. The warrants will expire on December 23, 2002.

J. STOCKHOLDERS' EQUITY:

    COMMON STOCK

    In December 1997, in a private placement financing, the Company sold 240,000 shares of its common stock, par value $.001 per share, for $1.91 per share, providing net proceeds of $396,000 to the Company. In connection with the private placement financing, warrants for 24,000 shares of common stock, at a price of $1.91 per share, were issued to the syndicators of the transaction. The warrants will expire on December 23, 2002.

    In June 1996, the Company sold 2,300,000 shares of its common stock, par value $.001 per share, for $7.25 per share in a follow-on stock offering, providing net proceeds of $15,215,000 to the Company.

    In June 1995, the Company sold 2,300,000 shares of its common stock, par value $.001 per share, for $10.00 per share in an initial public offering, providing net proceeds of $20,676,000 to the Company. In connection with the initial public offering, all outstanding shares of Series Preferred Stock were converted to common stock.

    In March 1995, the Company's stockholders approved an increase in the authorized shares of common stock to 25,000,000 shares and authorized 2,000,000 shares of a new class of preferred stock, par value $.001 per share.

                                  ORAVAX, INC.

    STOCK OPTIONS

    Effective January 1, 1996, The Company adopted FAS No. 123, "Accounting for Stock-Based Compensation." FAS 123 established financial accounting and reporting standards for stock-based employee compensation plans. The statement defines a new method of accounting for employee stock compensation plans using a fair value based method, under which compensation costs is measured and recognized in results of operations. Alternatively, FAS 123 allows an entity to retain the accounting for employee stock compensation plans defined under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." The Company retained the accounting defined in APB No. 25 under which no compensation expense is recognized for fixed stock option grants to employees provided that the grant price equals or is greater than fair market value. As required, the Company will disclose the pro forma effects of stock-based compensation using the fair value based method defined under FAS 123.

    Incentive stock options granted under the Company's 1990 and 1995 stock option plans (the "Plans") may not be granted at a price less than the fair market value of the common stock on the date of grant (or less than 110% of fair market value in the case of employees or officers holding 10% or more of the voting stock of the Company). Nonqualified stock options may be granted at an exercise price established by the Board of Directors, which may be less than, equal to or greater than the fair value of the common stock on the date of grant. Options granted under the Plans generally vest over three- to five-year periods, and expire not more than ten years from the date of grant, or not more than five years from the date of grant in the case of incentive stock options granted to an employee or officer holding 10% or more of the voting stock of the Company.

    The Company's 1996 Employee Stock Purchase Plan (the "ESPP") permits employees to purchase common stock of the Company at the lesser of 85% of its fair value at the beginning or end of related six month payroll withholding periods. During 1995, 1996 and 1997, 10,197, 13,822 and 36,146 shares, respectively, were sold to employees under the ESPP. At December 31, 1997, 39,835 shares of common stock remained reserved for future issuances under the ESPP.

    Had compensation cost for options issued under OraVax's stock option plan and Employee Stock Purchase Plan been determined based on the fair value at the grant dates consistent with the methods defined under FAS 123, OraVax's net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                                                     YEAR ENDED DECEMBER 31,
                                                                ---------------------------------
                                                                  1995        1996        1997
                                                                ---------  ----------  ----------
Net loss as reported (in thousands)...........................  $  (8,305) $  (21,622) $  (15,812)
Pro forma (in thousands)......................................  $  (8,378) $  (21,877) $  (16,233)
Basic and diluted loss per share..............................  $   (1.90) $    (1.91) $    (1.58)
Pro forma.....................................................  $   (1.91) $    (2.49) $    (1.62)

    The fair value of each stock option granted is estimated on the grant date using the Black-Scholes pricing model with the following weighted-average assumptions.

                                                                       YEAR ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                     1995       1996       1997
                                                                   ---------  ---------  ---------
Expected Option Term.............................................    5 years    5 years    5 years
Expected Option Volatility.......................................        65%        65%        70%
Risk Free Interest Rate..........................................      6.82%      6.13%      6.54%

                                  ORAVAX, INC.

                                                                       YEAR ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                     1995       1996       1997
                                                                   ---------  ---------  ---------
Expected Dividend Yield..........................................         0%         0%         0%

    The weighted average fair value of options granted under the plans during each of the years ended December 31, 1995, 1996 and 1997 was $4.55, $7.32 and $1.66, respectively.

    The fair value of each option granted under the Employee Stock Purchase Plan is estimated on the grant date using the Black-Scholes pricing model with the following weighted-average assumptions.

                                                                        YEAR ENDED DECEMBER 31,
                                                                    -------------------------------
                                                                      1995       1996       1997
                                                                    ---------  ---------  ---------
Expected Option Term..............................................   1/2 year   1/2 year   1/2 year
Expected Option Volatility........................................        65%        65%        70%
Risk Free Interest Rate...........................................      5.64%      5.32%      5.62%
Expected Dividend Yield...........................................         0%         0%         0%

    The weighted-average fair value of options granted under the Employee Stock Purchase Plan during each of the years ended December 31, 1995, 1996 and 1997 was $3.49, $3.11 and $.97, respectively.

    Because some options vest over several years and additional awards are generally made each year, the pro forma amounts may not be representative of the effects on net income in future years.

    A summary of the status of OraVax's stock option plan for the years ended December 31, 1995, 1996 and 1997 is as follows:

                                                                                WEIGHTED-AVERAGE
                                                                      SHARES     EXERCISE PRICE
                                                                    ----------  -----------------
Outstanding at December 31, 1994..................................     761,419           1.74
  Granted.........................................................      92,104           6.14
  Exercised.......................................................     (44,982)          1.20
  Canceled........................................................      (5,734)          2.23
                                                                    ----------          -----
Outstanding at December 31, 1995..................................     802,807           2.27
  Granted.........................................................     127,610          12.18
  Exercised.......................................................     (27,625)           .78
  Canceled........................................................     (11,983)          5.21
                                                                    ----------          -----
Outstanding at December 31, 1996..................................     890,809           3.70
  Granted.........................................................     498,683           2.63
  Exercised.......................................................     (68,853)           .74
  Canceled........................................................    (145,367)          5.61
                                                                    ----------          -----
Outstanding at December 31, 1997..................................   1,175,272           3.18
                                                                    ----------          -----
                                                                    ----------          -----

                                  ORAVAX, INC.

    The following table summarizes information about stock options outstanding at December 31, 1997:

                OPTIONS OUTSTANDING
----------------------------------------------------
                                                                 OPTIONS EXERCISABLE
                                      WTD. AVERAGE    -----------------------------------------
                                        REMAINING     WTD. AVERAGE                WTD. AVERAGE
      RANGE OF        #OUTSTANDING     CONTRACTUAL      EXERCISE      #OPTIONS      EXERCISE
   EXERCISE PRICE      AT 12/31/97        LIFE            PRICE      EXERCISABLE      PRICE
--------------------  -------------  ---------------  -------------  -----------  -------------
$ 0.471--$ 0.7065           41,802           4.36            0.69        46,333          0.68
  0.765--  1.1475          179,385           5.22            0.79       165,265          0.79
  2.25 --  3.375           792,968           8.25            2.60       270,516          2.56
  3.529--  5.2935           52,500           7.28            3.63        19,594          3.53
  6.625--  9.9375           22,745           7.78            7.81         9,000          7.85
 11.75 -- 17.625            86,000           8.19           13.24        18,716         13.28
                      -------------                                  -----------
$ 0.471--$17.625         1,175,400           7.59            3.18       529,424          2.35
                      -------------                                  -----------
                      -------------                                  -----------

    At December 31, 1997, options to purchase 818,178 shares of common stock remained available for future grants under the plans. At December 31, 1997, 1,993,450 shares of common stock remained reserved to satisfy the issuance of shares under outstanding and future grants under the plans.

    In connection with certain stock option grants in 1995, the Company recorded $141,000 of deferred compensation expense which is being amortized and charged to operations over the five-year vesting period of the related options. In addition, $250,000 of compensation expense was recorded in 1995 in connection with the vesting of certain milestone-based stock options. In 1997, $39,000 of compensation expense was recorded in connection with the vesting of certain performance leased options and the extension of the term has certain options.

K. JOINT VENTURE:

    In March 1995, the Company entered into a collaboration (the "Joint Venture") with Pasteur Merieux Connaught ("PMC") for the development, manufacturing, marketing and sale of immuno-therapeutic and preventive vaccines against H. PYLORI infection in humans. Under the Joint Venture, OraVax and PMC agreed to develop vaccines which use the urease protein or any of its sub-units as an antigen (the "Target Products"). OraVax and PMC will share equally in profits from the sales of the Target Products and in all future research, development, clinical and commercialization costs. PMC is providing technical expertise and will also provide marketing to the Joint Venture. PMC made an initial payment of $3.2 million directly to OraVax which included $0.6 million to recognize the value of research and development conducted by OraVax in the first quarter of 1995 prior to forming the Joint Venture, and a milestone payment of $2.6 million to recognize the value of technology previously developed by OraVax and made available to the Joint Venture. In addition, PMC purchased $2.5 million of the Company's Series Preferred Stock. Subsequently, PMC purchased an additional $1.0 million of common stock in the Company's initial public offering. In addition, PMC agreed to pay the Company directly up to an additional $12.0 million during the development period, subject to the achievement of certain clinical and regulatory milestones, of which $0.6 million was paid to OraVax in December 1995. Beginning in the second quarter of 1995, research, development and commercialization activities of the Joint Venture were conducted through two equally controlled partnerships (the "Joint Venture Partnerships") which have contracted with OraVax to perform the research, development and clinical trial activities. OraVax earned $4,868,000, $6,595,000 and $7,587,000 under these contracts during 1995, 1996 and 1997, respectively. In addition, during 1996 and 1997, the Joint Venture entered into

                                  ORAVAX, INC.

research and development contracts with PMC and third parties. The research and development budgets of the two partnerships comprising the Joint Venture are established by joint committees in which each of the venturers has an equal participation and role. The venturers will pay approximately equal shares of the agreed upon budgets. OraVax will receive revenue from the partnerships for research and development work which is requested to be performed by OraVax and funded by the Partnerships.

    Under the terms of the joint venture agreement with PMC, ownership of the joint venture is based upon the proportion of the working capital paid in by OraVax versus PMC over the life of the joint venture. To date OraVax and PMC have equally supported the budget and each has approximately 50% ownership. The funding of the H. pylori program with PMC at 50% ownership has approximated $6.0 to $6.5 million annually for OraVax to date, which is a substantial portion of the company's total expenditures. Under the agreement, a shortfall in funding by OraVax does not constitute a default of the joint venture. If OraVax's funding, since inception of the partnership, falls below 40% of the total for greater than a six month period, PMC would get an additional seat on the board of directors, giving them effective overall control of the joint venture.

    OraVax and PMC each invested approximately $2.9 million, $4.5 million and $5.8 million in 1995, 1996 and 1997, respectively, to fund the Joint Venture's operations. OraVax accounts for its investments in the Joint Venture Partnerships under the equity method of accounting and, accordingly, recorded its $2,436,000, $5,085,000 and $6,236,000 share of the Joint Venture
Partnerships' net losses during 1995, 1996 and 1997, respectively. Following are the Joint Venture Partnerships' summarized combined balance sheets as of December 31, 1996 and 1997, and the summarized combined statement of operations for the period March 31, 1995 (inception) through December 31, 1995, for the years ended December 31, 1996 and 1997 and cumulative from inception (March 31, 1995) through December 31, 1997.

    OraVax and Merieux each licensed to the Joint Venture upon its formation the right to use all of their respective existing proprietary technologies relating to vaccines for the treatment of H. PYLORI, except for so-called naked DNA technology (for an injectable vaccine) which is the subject of a separate collaboration by Merieux with the third party. Additional technology in the H. PYLORI field acquired by either party since the formation of the Joint Venture is required to be offered to the Joint Venture. The Joint Venture itself has also obtained licenses to relevant technology from third parties, including a license in November, 1996 of the complete genome sequence of H. PYLORI from MedImmune and Human Genome Sciences.

                                  ORAVAX, INC.

                           JOINT VENTURE PARTNERSHIPS
                        (DEVELOPMENT STAGE ENTERPRISES)
                             COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                                                       DECEMBER 31,
                                                                                                   --------------------
                                                                                                     1996       1997
                                                                                                   ---------  ---------
                                             ASSETS
Cash.............................................................................................  $     128  $     625
Prepaid expenses.................................................................................      1,046        623
                                                                                                   ---------  ---------
                                                                                                   $   1,174  $   1,248
                                                                                                   ---------  ---------
                                LIABILITIES AND PARTNERS' CAPITAL
Accounts payable--OraVax.........................................................................  $     750  $     382
Accounts payable--PMC............................................................................        586        595
Accounts payable--Other..........................................................................         --      1,240
Partners' capital:
  OraVax.........................................................................................        (81)      (485)
  PMC............................................................................................        (81)      (484)
                                                                                                   ---------  ---------
                                                                                                   $   1,174  $   1,248
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------

                           JOINT VENTURE PARTNERSHIPS
                        (DEVELOPMENT STAGE ENTERPRISES)
                        COMBINED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                         MARCH 31, 1995                               CUMULATIVE
                                                          (INCEPTION)                                 (INCEPTION
                                                            THROUGH       YEAR ENDED    YEAR ENDED     THROUGH
                                                          DECEMBER 31,   DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                              1995           1996          1997         1997)
                                                         --------------  ------------  ------------  ------------
Interest income........................................    $       --     $       16    $       22    $       38
                                                              -------    ------------  ------------  ------------
Contract research expense--OraVax......................         4,868          6,595         7,587        19,050
Contract research expense--PMC.........................            --          2,258         2,375         4,633
Contract research expense--other.......................            --          1,139         2,508         3,647
Legal and administrative expenses......................            --             85            15           100
                                                              -------    ------------  ------------  ------------
Total expenses.........................................         4,868         10,077        12,485        27,430
                                                              -------    ------------  ------------  ------------
Net loss...............................................    $   (4,868)    $  (10,061)   $  (12,463)   $  (27,392)
                                                              -------    ------------  ------------  ------------
                                                              -------    ------------  ------------  ------------

                                  ORAVAX, INC.

L. RELATED PARTIES:

    The Company has a consulting agreement with the chairman of its Board of Directors under which, and together with fees paid to him for his services as chairman, he was paid $57,000, $51,000 and $39,000 during 1995, 1996 and 1997, respectively. In 1996, the Company entered into a consulting agreement with a member of its Board of Directors under which, and together with fees paid to him for his services as a director, he was paid $8,000 and $16,000 during 1996 and 1997, respectively. In 1997, the Company entered into a consulting agreement with another member of its Board of Directors under which, and together with fees paid to him for his services as a director, he was paid $10,000 during 1997.

M. EMPLOYEE BENEFITS:

    The Company has a 401(k) retirement plan in which substantially all of its permanent employees are eligible to participate. Participants may contribute up to 15% of their annual compensation to the plan, subject to statutory limitations. For 1995, 1996 and 1997, the Company declared discretionary matching aggregate contributions to the plan of $68,000, $97,000 and $89,000, respectively, paid in 5,758, 18,509 and 50,723 shares of the Company's common stock, respectively. At December 31, 1997, there were 75,010 shares of common stock reserved for future issuances under the plan.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of OraVax Merieux Co. and Merieux OraVax Co.:

    We have audited the accompanying combined balance sheets of OraVax Merieux Co. and Merieux OraVax Co. (both development stage enterprises) as of December 31, 1996 and 1997 and the related statements of operations, partners' capital, and cash flows for the period from inception (March 31, 1995) through December 31, 1995 and the years ended December 31, 1996 and 1997 and cumulative from inception (March 31, 1995) through December 31, 1997. These financial statements are the responsibility of the partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of OraVax Merieux Co. and Merieux OraVax Co. (development stage enterprises) as of December 31, 1996 and 1997, and the combined results of their operations and their cash flows for the period from inception (March 31, 1995) through December 31, 1995 and the years ended December 31, 1996 and 1997 and cumulative from inception (March 31, 1995) through December 31, 1997, in conformity with generally accepted accounting principles.

                                                  /s/ PricewaterhouseCoopers LLP
                                                               COOPERS & LYBRAND
                                                                          L.L.P.

BOSTON, MASSACHUSETTS
MARCH 27, 1998

                             ORAVAX MERIEUX CO. AND
                        MERIEUX ORAVAX CO. PARTNERSHIPS
                        (DEVELOPMENT STAGE ENTERPRISES)
                            COMBINED BALANCE SHEETS

                                                                                         YEAR ENDED DECEMBER 31,
                                                                                        --------------------------
                                                                                            1996          1997
                                                                                        ------------  ------------
ASSETS
Cash..................................................................................  $    127,445  $    625,055
Prepaid expenses......................................................................     1,046,301       623,164
                                                                                        ------------  ------------
Total assets..........................................................................  $  1,173,746  $  1,248,219
                                                                                        ------------  ------------
                                                                                        ------------  ------------

LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
Accounts payable and accrued expenses.................................................  $  1,335,862  $  2,217,576
Commitments and contingencies (note D) Partners' capital (deficit)....................      (162,116)     (969,357)
                                                                                        ------------  ------------
Total liabilities and partners' capital (deficit).....................................  $  1,173,746  $  1,248,219
                                                                                        ------------  ------------
                                                                                        ------------  ------------

     The accompanying notes are an integral part of the combined financial statements.

                             ORAVAX MERIEUX CO. AND
                        MERIEUX ORAVAX CO. PARTNERSHIPS
                        (DEVELOPMENT STAGE ENTERPRISES)

                       COMBINED STATEMENTS OF OPERATIONS

                                                                                                    CUMULATIVE
                                                                                                    (INCEPTION
                                          MARCH 31, 1995                                             THROUGH
                                              THROUGH          YEAR ENDED         YEAR ENDED       DECEMBER 31,
                                         DECEMBER 31, 1995  DECEMBER 31, 1996  DECEMBER 31, 1997      1997)
                                         -----------------  -----------------  -----------------  --------------
Revenue
  Interest Income......................               --     $        16,393    $        21,509   $       37,902
                                         -----------------  -----------------  -----------------  --------------
Expenses:
  Contract research expense-- OraVax,
    Inc. ..............................    $   4,867,799     $     6,595,003    $     7,587,421   $   19,050,223
  Contract research expense-- PMsv.....               --           2,257,985          2,375,000        4,632,985
  Contract research expense-- other....               --           1,139,033          2,507,559        3,646,592
  Legal and administrative expenses....               --              85,777             15,020          100,797
                                         -----------------  -----------------  -----------------  --------------
Total expenses.........................        4,867,799          10,077,798         12,485,000       27,430,597
                                         -----------------  -----------------  -----------------  --------------
Net loss...............................    $  (4,867,799)    $   (10,061,405)   $   (12,463,491)  $  (27,392,694)
                                         -----------------  -----------------  -----------------  --------------
                                         -----------------  -----------------  -----------------  --------------

     The accompanying notes are an integral part of the combined financial statements.

                             ORAVAX MERIEUX CO. AND
                        MERIEUX ORAVAX CO. PARTNERSHIPS
                        (DEVELOPMENT STAGE ENTERPRISES)

               COMBINED STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)
    FOR THE PERIOD FROM INCEPTION (MARCH 31, 1995) THROUGH DECEMBER 31, 1997

                                                                        PASTEUR        MERIEUX
                                                         ORAVAX         MERIEUX        AMERICA
                                                        JVM, INC.      CONNAUGHT    HOLDING, INC.      TOTAL
                                                      -------------  -------------  -------------  --------------
Capital contributions...............................  $   2,885,851  $   2,014,444  $     866,793  $    5,767,088
Net loss............................................     (2,435,847)    (1,700,322)      (731,630)     (4,867,799)
                                                      -------------  -------------  -------------  --------------
Balance, December 31, 1995..........................        450,004        314,122        135,163         899,289
Capital contributions...............................      4,503,600      3,143,700      1,352,700       9,000,000
Net loss............................................     (5,034,754)    (3,521,082)    (1,505,569)    (10,061,405)
                                                      -------------  -------------  -------------  --------------
Balance, December 31, 1996..........................  $     (81,150) $     (63,260) $     (17,706) $     (162,116)
                                                      -------------  -------------  -------------  --------------
                                                      -------------  -------------  -------------  --------------
Capital contributions...............................      5,832,751      4,062,359      1,761,140      11,656,250
Net loss............................................     (6,236,765)    (4,361,714)    (1,865,012)    (12,463,491)
                                                      -------------  -------------  -------------  --------------
Balance, December 31, 1997..........................  $    (485,164) $    (362,615) $    (121,578) $     (969,357)
                                                      -------------  -------------  -------------  --------------
                                                      -------------  -------------  -------------  --------------

     The accompanying notes are an integral part of the combined financial statements.

                             ORAVAX MERIEUX CO. AND
                        MERIEUX ORAVAX CO. PARTNERSHIPS
                        (DEVELOPMENT STAGE ENTERPRISES)

                       COMBINED STATEMENTS OF CASH FLOWS

    FOR THE PERIOD FROM INCEPTION (MARCH 31, 1995) THROUGH DECEMBER 31, 1997

                                                                                                   CUMULATIVE
                                       MARCH 31, 1995                                              (INCEPTION
                                           THROUGH          YEAR ENDED         YEAR ENDED           THROUGH
                                      DECEMBER 31, 1995  DECEMBER 31, 1996  DECEMBER 31, 1997  DECEMBER 31, 1997)
                                      -----------------  -----------------  -----------------  ------------------
Cash flows from operating
  activities:
  Net loss..........................    $  (4,867,799)    $   (10,061,405)   $   (12,463,491)   $    (27,392,695)
  Changes in operating assets and
    liabilities:
    Prepaid expenses................         (899,289)           (147,012)           423,137            (623,164)
    Accounts payable................               --           1,335,862            881,714           2,217,576
                                      -----------------  -----------------  -----------------  ------------------
Net cash used by operating
  activities........................       (5,767,088)         (8,872,555)       (11,158,640)        (25,798,283)
Cash flows from financing
  activities:
  Capital contributions.............        5,767,088           9,000,000         11,656,250          26,423,338
                                      -----------------  -----------------  -----------------  ------------------
Net increase in cash and cash
  equivalents.......................               --             127,445            497,610             625,055
Cash and cash equivalents at
  beginning of period...............               --                  --            127,445                  --
                                      -----------------  -----------------  -----------------  ------------------
Cash and cash equivalents at end of
  period............................    $          --     $       127,445    $       625,055    $        625,055
                                      -----------------  -----------------  -----------------  ------------------
                                      -----------------  -----------------  -----------------  ------------------

     The accompanying notes are an integral part of the combined financial statements.

                             ORAVAX MERIEUX CO. AND
                        MERIEUX ORAVAX CO. PARTNERSHIPS
                        (DEVELOPMENT STAGE ENTERPRISES)
                     NOTES TO COMBINED FINANCIAL STATEMENTS

A. NATURE OF BUSINESS:

    A collaboration between Pasteur Merieux Connaught ("PMC"), a societe anonyme existing and organized under the laws of the Republic of France, and OraVax, Inc. (OraVax), a corporation existing and organized under the laws of the State of Delaware, was formed on March 31, 1995 (the "Collaboration").

    In accordance with the Master Agreement of the Collaboration (the "Agreement"), two partnerships, Merieux OraVax Co. and OraVax Merieux Co., both development stage enterprises (the "Partnerships") were formed. The Partnerships conduct all activities relative to the research, development, registration, commercialization, manufacturing, marketing, sales and distribution of immunotherapeutic and preventative vaccines against HELICOBACTER PYLORI infections in humans which use the urease protein or any of its sub-units as an antigen. The partnerships began operations on April 1, 1995. The two collaborators, OraVax and PMC have established their intent to own the partnerships equally on an aggregated basis, to share expenses equally, and to share profits and losses equally. The capital contributions of each partner are determined by budgets established annually by committees on which each of the partners has equal representation and an equal vote. It is the intent of the partners to share such additional capital contributions equally.

    Merieux OraVax Co. is a French partnership whose partners are PMC and OraVax JVM, Inc. ("OraVax JVM"), a wholly-owned subsidiary of OraVax. The term of the partnership is ninety-nine years. The initial interest of each partner in Merieux OraVax Co. is as follows:

PMsv...............................................................       49.9%
OraVax JVM.........................................................       50.1%

    The second partnership comprising the Collaboration is OraVax Merieux Co., a Massachusetts general partnership, whose partners are OraVax JVM and Merieux American Holding, Inc. ("MAHI"), an affiliate of PMC. The initial interest of each partner in OraVax Merieux Co. is as follows:

MAHI...............................................................       50.1%
OraVax JVM.........................................................       49.9%

    While the partnership interests of the partners in each partnership are slightly different, the Collaboration has been structured with the intent of having all costs, capital, profits and losses shared equally by Merieux and OraVax (through their respective affiliates). As a matter of partnership accounting, the capital contributions shall be made equally, to be consistent with the respective partnership interests for each partner as set forth above.

    In the event of a default by a partner in the payment of capital contributions to fund at least 80% of its share of the operating budget, the Agreement calls for negotiation to resolve any disagreement. If the partners fail to negotiate a resolution of the issue, the partner which has paid its contribution shall take control of the partnership from the partner failing to have contributed its share. Except for such a default, it is the intent of the Collaboration that control remain equal between OraVax and PMC.

    The partners of OraVax Merieux Co. and Merieux OraVax Co., both development stage enterprises, have agreed to fund through the Partnerships the research and development, clinical and pharmaceutical development costs of the Collaboration as approved by its executive committee at least through December 1998.

                             ORAVAX MERIEUX CO. AND
                        MERIEUX ORAVAX CO. PARTNERSHIPS
                        (DEVELOPMENT STAGE ENTERPRISES)
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

A. NATURE OF BUSINESS: (CONTINUED)
    The ultimate success of the Partnerships is dependent upon their ability to raise capital through partners' contributions, equity and debt placement, sale of product and interest income on invested capital. The Partnerships' capital requirements may change depending upon numerous factors, including progress of their research and development programs, time required to obtain regulatory approvals, resources the Partnerships devote to self-funded projects, proprietary manufacturing methods and advanced technologies and demand for the Partnerships' products, if and when approved.

    While management believes that additional capital will be available to fund operations, there can be no assurance that additional funds will be available when required, on terms acceptable to the Partnerships.

    The Partnerships are subject to risks common to entities in the biotechnology industry including, but not limited to, development by the Partnerships or their competitors of new technological innovations, dependence on key personnel, protection of proprietary technology and compliance with government regulations.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    PRINCIPLES OF COMBINATION

    The combined financial statements include the accounts of OraVax Merieux Co. and Merieux OraVax Co. Intercompany transactions and balances have been eliminated in combination.

    RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are expensed as incurred.

    CASH AND CASH EQUIVALENTS

    The Partnerships consider all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

    INCOME TAXES

    In conformity with the Internal Revenue Code and applicable state and local tax statutes, taxable income or loss of the Partnerships is required to be reported in the tax returns of the partners in accordance with the terms of the partnership agreements and, accordingly, no provision has been made in the accompanying financial statements for income taxes.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             ORAVAX MERIEUX CO. AND
                        MERIEUX ORAVAX CO. PARTNERSHIPS
                        (DEVELOPMENT STAGE ENTERPRISES)
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

C. RELATED PARTY TRANSACTIONS

    The Partnerships entered into research and development contracts, with OraVax, Inc., the parent company of OraVax JVM and with PMC, to perform contract research and development for the Partnerships. Funds transferred to OraVax for the period from inception through December 31, 1995 and the years ended December 31, 1996 and 1997 were $5,767,088, $6,642,015 and $7,205,000, respectively.
Contract research and development performed by OraVax during the same periods were $4,867,799, $6,595,003 and $7,587,421, respectively. Funds transferred to PMC for the years ended December 31, 1996 and 1997 were $2,357,985 and $2,425,000, respectively. Contract research and development performed by PMC during the same period was $2,257,985 and $2,375,000, respectively.

    At December 31, 1996 and 1997, prepaid expenses represented funds transferred to OraVax and PMC in advance of performance under its research and development contracts. At December 31, 1997, accounts payable included liabilities to OraVax and PMC in the amounts of $382,421 and $595,096, respectively.

D. COMMITMENTS AND CONTINGENCIES

    The Partnerships are party to research and license agreements with third parties for which non-cancelable minimum future payments as of December 31, 1997 were $250,000. In addition, under these agreements, the Company may pay milestones and/or royalties of future sales of specified products.

                                  ORAVAX, INC.
               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                             SEPTEMBER 30, 1998  DECEMBER 31, 1997
                                                                             ------------------  -----------------
ASSETS

Cash and cash equivalents..................................................      $      974          $  10,274
Short-term investments.....................................................              --              1,054
Deferred financing costs...................................................             212                847
Prepaid and other current assets...........................................             169              1,529
                                                                                    -------            -------
Total current assets.......................................................           1,355             13,704

Property and equipment, net................................................           2,158              3,524
Investment in and advances to Joint Venture................................            (246)              (535)
Restricted investments.....................................................             398                394
Other assets...............................................................             210                257
                                                                                    -------            -------
Total assets...............................................................      $    3,875          $  17,344
                                                                                    -------            -------
                                                                                    -------            -------

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable...........................................................      $    1,024          $     935
Accrued expenses...........................................................           2,614              3,659
Deferred joint venture revenue.............................................             363                 91
Obligation under capital leases............................................             465              1,316
Obligation under installment debt..........................................           1,160                260
                                                                                    -------            -------
Total current liabilities..................................................           5,626              6,261

Obligation under capital leases, excluding current portion.................             173                416
Installment debt, excluding current portion................................              --                882
                                                                                    -------            -------
Total liabilities..........................................................           5,799              7,559

Stockholders' equity:
Preferred stock, $.001 par value; 2,000,000 shares authorized in 1998 and
  1997; none issued or outstanding.........................................              --                 --
Convertible preferred stock, $.001 par value; 9,000 shares authorized in
  1998 and 1997; 2,827 and 6,300 shares issued and outstanding in 1998 and
  1997 (liquidation preference of $2,827)..................................           2,326              5,601
Common stock, $.001 par value; 50,000,000 and 25,000,000 shares authorized in 1998 and 1997; 17,249,778 and 10,371,543 shares issued and outstanding
  in 1998 and 1997.........................................................              17                 10
Additional paid-in capital.................................................          78,494             74,962
Deferred compensation......................................................             (50)               (94)
Accumulated deficit........................................................         (82,711)           (70,694)
                                                                                    -------            -------
Total stockholders' equity.................................................          (1,924)             9,785
                                                                                    -------            -------
Total liabilities and stockholders' equity.................................      $    3,875          $  17,344
                                                                                    -------            -------
                                                                                    -------            -------

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                                  ORAVAX, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                               THREE MONTHS ENDED          NINE MONTHS ENDED
                                                                 SEPTEMBER 30,               SEPTEMBER 30,
                                                           --------------------------  --------------------------
                                                               1998          1997          1998          1997
                                                           ------------  ------------  ------------  ------------
REVENUE:
Collaborative research and development--related party....  $      1,699  $      1,869  $      5,656  $      5,581
Government grants and other..............................           178           141           615           343
Interest.................................................            30           140           234           574
                                                           ------------  ------------  ------------  ------------
                                                                  1,907         2,150         6,505         6,498
                                                           ------------  ------------  ------------  ------------
EXPENSES:
Research and development.................................         3,233         3,787        10,391        10,963
General and administrative...............................           960           776         2,807         2,615
Interest.................................................            58            94           200           331
                                                           ------------  ------------  ------------  ------------
                                                                  4,251         4,657        13,398        13,909
                                                           ------------  ------------  ------------  ------------
Loss from operations.....................................        (2,344)       (2,507)       (6,893)       (7,411)

Equity in operations of joint venture....................        (1,313)       (1,437)       (4,292)       (4,608)
                                                           ------------  ------------  ------------  ------------
Net loss from operations.................................  $     (3,657) $     (3,944) $    (11,185) $    (12,019)
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
Convertible Preferred Stock dividend.....................            39            --           197            --

Accretion to conversion discount of Convertible Preferred
  Stock..................................................           212            --           635            --
                                                           ------------  ------------  ------------  ------------

Net loss to common shareholders..........................  $     (3,908) $     (3,944) $    (12,017) $    (12,019)
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
Net loss per basic and diluted common share..............  $      (0.26) $      (0.39) $      (0.97) $      (1.20)

Weighted average number of basic and diluted shares
  outstanding............................................    14,995,649    10,052,414    12,401,826    10,007,475

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                                  ORAVAX, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                              NINE MONTHS ENDED
                                                                                                SEPTEMBER 30,
                                                                                            ----------------------
                                                                                               1998        1997
                                                                                            ----------  ----------
Cash flows from operating activities:
  Net loss from operations................................................................  $  (11,185) $  (12,019)
  Adjustments to reconcile net loss from
    operations to net cash used in operating activities:
    Depreciation and amortization.........................................................       1,474       1,671
    Equity in operations of joint venture.................................................       4,292       4,608
    Amortization of debt discount.........................................................         108         115
    Non-cash compensation.................................................................          44          91
    Changes in operating assets and liabilities:
      Prepaid expenses and other current assets...........................................         (40)         90
      Other assets........................................................................          47          28
      Accounts payable and accrued expenses...............................................        (956)       (766)
      Deferred revenue--related party.....................................................         272        (473)
                                                                                            ----------  ----------
  Net cash used in operating activities...................................................      (5,944)     (6,655)
                                                                                            ----------  ----------
Cash flows from investing activities:
    Sales of short-term investments.......................................................       1,050       4,224
    Expenditures for property and equipment...............................................         (38)       (194)
    Investment in joint venture...........................................................      (4,581)     (4,311)
                                                                                            ----------  ----------
  Net cash used in investing activities...................................................      (3,569)       (281)
                                                                                            ----------  ----------
Cash flows from financing activities:
    Proceeds from Common Stock issuances..................................................          66         135
    Proceeds from Preferred Stock issuances, net..........................................       1,400          --
    Principal payments under capital lease obligations....................................      (1,163)     (1,160)
    Principal payments under installment debt obligations.................................         (90)       (330)
                                                                                            ----------  ----------
  Net cash provided by (used in) financing activities.....................................         213      (1,355)
                                                                                            ----------  ----------
Net decrease in cash and cash equivalents.................................................      (9,300)     (8,291)
Cash and cash equivalents at beginning of period..........................................      10,274      14,916
                                                                                            ----------  ----------
Cash and cash equivalents at end of period................................................  $      974  $    6,625
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    Non-cash disclosure of Convertible Preferred and Common Stock conversions: as of September 30, 1998, 3,473 shares of Convertible Preferred Stock, including applicable stock dividends, had been converted into 6,710,280 shares of Common Stock.

    Non-cash disclosure of property and equipment: as of September 30, 1998, expenditures for property and equipment excluded $70 of equipment lease renewals.

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                                  ORAVAX, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

          INFORMATION WITH RESPECT TO THE THREE AND NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED.

1. NATURE OF BUSINESS

    OraVax, Inc. ("OraVax" or the "Company") was incorporated in Delaware in 1990 and has its principal offices and laboratories at 38 Sidney Street, Cambridge, Massachusetts and manufacturing facilities in Canton, Massachusetts.

    OraVax's mission is the discovery, development and commercialization of biologic products for the prevention or treatment of human infectious diseases. The Company's products are vaccines that stimulate the body's own immunity to provide long term protection against disease, as well as antibody products that provide immediate passive immunity to treat existing infections or to protect against acute disease risk. The Company employs both classical biologic product methods and innovative technologies to produce therapeutics and preventatives that meet the challenges of each infection and disease process.

    The ultimate success of the Company is dependent upon its ability to raise capital through equity financings, direct financings, corporate partnerships, sale of product and interest income on invested capital. The Company's capital requirements may change depending upon numerous factors, including progress of the Company's research, development and clinical programs, time required to obtain regulatory approvals, resources the Company devotes to self-funded projects, proprietary manufacturing methods and advanced technologies and demand for the Company's products, if and when approved.

    Additional capital will be required to ensure the on-going viability of the Company. The Company has secured interim sources of financing to support operations into the first quarter of 1999. This funding is secured with the tangible and intangible assets of the Company, in addition to some of its rights in the Joint Venture Partnership in H. PYLORI. While management believes that additional capital may be available to fund operations, there can be no assurance that additional funds will be available when required, on terms acceptable to the Company.

    The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, manufacturing limitations, third party reimbursements, collaborative arrangements, and compliance with government regulations.

2. MERGER WITH PEPTIDE THERAPEUTICS GROUP PLC AND RETIREMENT OF 6% CONVERTIBLE PREFERRED STOCK

    On November 10, 1998, the Company entered into an agreement to be merged with Cambridge, England based Peptide Therapeutics Group PLC ("Peptide") for stock of Peptide and cash totaling approximately $15 million, subsequently increased to approximately $20 million. Peptide is a biopharmaceutical company engaged in the research and development of novel drugs and vaccines, and is listed on the London Stock Exchange, under the symbol PTE. Peptide currently has four products in clinical development with several pre-clinical and research programs. The Company and its Joint Venture partner Pasteur Merieux Connaught ("PMC") are already collaborating with Peptide in using Peptide's proprietary platform technology to create oral vaccines for the treatment of H. PYLORI. The merger will create a larger biopharmaceutical company involved in the development of novel drugs, vaccines and antibody products that control significant human diseases. The merged company will have a total of ten products in development, six of which are currently in clinical trials, with a further four scheduled to go into clinical trials in the next twelve months, and multiple corporate partnerships

                                  ORAVAX, INC.

          INFORMATION WITH RESPECT TO THE THREE AND NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED.

including those with PMC and SmithKline Beecham. This new business combination will result in a broader portfolio of product programs, and greater market presence and potential for expanded corporate partnerships.

    The transaction will take the form of a merger of the Company with a subsidiary of Peptide, formed for the transaction, and the Company will become a wholly owned subsidiary of Peptide following the merger. Completion of the merger is subject to certain conditions, including approval by the shareholders of each company and Peptide raising additional capital to provide sufficient working capital for the combined company following the merger, as required by the rules of the London Stock Exchange. The merger is anticipated to be completed during the first quarter of 1999.

    Simultaneous with the execution of the Merger Agreement, Peptide purchased approximately 95% of the Company's outstanding 6% Convertible Preferred Stock ("Convertible Preferred Stock") for an aggregate price of approximately $3 million. Upon completion of the merger, the Convertible Preferred Stock held by Peptide, and all shares of common stock issued to Peptide upon conversion of the Convertible Preferred Stock held by Peptide, will be cancelled without merger consideration.

    Refer to Management's Discussion and Analysis of Financial Condition and Results of Operations: Subsequent Event: Peptide Therapeutics Group PLC for additional details.

3. SHORT-TERM BRIDGE LOAN

    On November 2, 1998, the Company obtained a short-term bridge loan, in the amount of $3 million, from PMC to support operations. The Company pledged 12% ownership in the Joint Venture Partnership as collateral. The Company granted PMC a controlling vote regarding all marketing-related decisions, thereby granting PMC overall direction of marketing-related matters. The Company will retain equal voting authority in all non-marketing-related decisions. The loan was to be repaid in two installments: $2 million on January 31, 1999 and $1 million on June 30, 1999,and bears interest at an annual rate of 5.42% which is payable when each installment of principal is due. However, the loan was amended to require repayment of $3 million upon the earlier of consummation of the merger and July 31, 1999.

    In the event that the Company defaults on the loan, PMC would, by virtue of the Company's pledge of 12% ownership in the Joint Venture Partnership to secure the loan, increase its ownership interest in the Joint Venture Partnership to 62%, thereby obtaining overall direction of all Joint Venture Partnership matters. The Company's share of future research, development, clinical and commercialization costs, and of profits from Target Product sales would then decrease from the present 50% to 38%.

4. BASIS OF PRESENTATION

    The consolidated balance sheet as of September 30, 1998, and the consolidated statements of operations and cash flows for the three and nine months ended September 30, 1998 and 1997 are unaudited, have been prepared on a basis substantially consistent with the audited financial statements, and, in the opinion of management, include all adjustments (consisting of normal, recurring adjustments) necessary for a fair presentation of results for these interim periods. The preparation of interim financial statements in conformity with generally accepted accounting principles requires the use of management's estimates and assumptions that affect the reported amounts of assets and

                                  ORAVAX, INC.

          INFORMATION WITH RESPECT TO THE THREE AND NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED.

liabilities and disclosure of contingent assets and liabilities at the date of the interim financial statements and the reported amounts of revenues and expenses during the reporting period. The results for the nine months ended September 30, 1998 are not necessarily indicative of results for the entire year, although the Company expects to incur a significant loss for the year ending December 31, 1998. These interim financial statements should be read in conjunction with the annual consolidated financial statements included in the Company's annual report filed on Form 10-K for the year ended December 31, 1997.

5. CHANGE IN ACCOUNTING ESTIMATE

  ACCRETION OF CONVERTIBLE PREFERRED STOCK

    In December 1997, in a private placement financing, the Company issued 6,300 shares of 6% Convertible Preferred Stock ("Convertible Preferred Stock"), for $1,000 per share, providing cash proceeds of $5.6 million, net of $700,000 in deal costs. Holders of the Convertible Preferred Stock are entitled to a conversion discount that starts at 5% in December 1997 and increases to a maximum of 21% by June 1999. At December 31, 1997, the value of the discount is $846,788, which has been recorded as deferred financing costs and was to be amortized over the eighteen month discount period. In the second quarter of 1998, the amortization period was changed from eighteen months to twelve months to reflect the volume of conversions to the Company's Common Stock and the second quarter's accretion to the conversion discount includes a retroactive adjustment of $141,000. In conjunction with the November 10, 1998 Convertible Preferred Stock buyback, the remaining $212,000 in deferred financing costs will be amortized in the fourth quarter of 1998.

6. COMPUTATION OF NET LOSS PER COMMON SHARE

    For the year ended December 31, 1997, the Company adopted Statement of Accounting Standards No. 128 ("SFAS 128"), which requires the presentation of Basic and Dilutive earnings per share, which replaces primary and fully diluted earnings per share. Earnings per share have been restated for all periods presented to reflect the adoption of SFAS 128. Basic net loss per share is computed using the weighted average number of common shares outstanding during the period, plus the dilutive effect of common stock equivalents. Common stock equivalent shares consist of Convertible Preferred Stock and stock options. The dilutive computations do not include common stock equivalents for stock options of 1,370,696 and 1,334,274 at September 30, 1998 and September 30, 1997,
respectively, and Convertible Preferred Stock convertible to 15,875,202 shares of Common Stock at September 30, 1998, as there inclusion would be anti-dilutive.

7. CHANGES IN ACCOUNTING PRINCIPLES

    Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". This Statement requires that all items recognized under accounting standards as components of comprehensive earnings be reported in an annual financial statement that is displayed with the same prominence as other annual financial statements. This Statement also requires that an entity classify items of other comprehensive earnings by their nature in an annual financial statement. For example, other comprehensive earnings may include foreign currency translation adjustments, minimum pension liability adjustments, and unrealized gains and losses on

                                  ORAVAX, INC.

          INFORMATION WITH RESPECT TO THE THREE AND NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED.

marketable securities classified as available-for-sale. For the three and nine months ended September 30, 1998 and 1997, comprehensive income was the same as net income.

8. NEW ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. The statement requires companies to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for changes in fair value, gains or losses, depends on the intended use of the derivative and its resulting designation. The statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company will adopt SFAS 133 by January 1, 2000. The Company does not expect SFAS 133 to have a material impact on its financial statements.

                                                                         ANNEX A

                                    RESTATED
                       AGREEMENT AND PLAN OF ACQUISITION
                                     AMONG
                         PEPTIDE THERAPEUTICS GROUP PLC
                            PEACH ACQUISITION CORP.,
                                      AND
                                  ORAVAX, INC.

                            ------------------------

                         DATED AS OF NOVEMBER 10, 1998

                             ---------------------

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------

SECTION 1 -- THE MERGER....................................................................................          1
            1.1  THE MERGER................................................................................          1
            1.2  Effective Time............................................................................          1
            1.3  Effects of the Merger.....................................................................          1
            1.4  Certificate of Incorporation and By-Laws..................................................          1
            1.5  Directors and Officers....................................................................          2
            1.6  Conversion of Stock.......................................................................          2
            1.7  Seller Options and Seller Warrants........................................................          3
            1.8  Closing of Seller Transfer Books..........................................................          4
            1.9  Dissenting Shares.........................................................................          4
           1.10  Exchange of Certificates..................................................................          5
           1.11  No Fractional Shares......................................................................          5
           1.12  No Liability..............................................................................          5
           1.13  Lost Certificates.........................................................................          6
           1.14  Withholding Rights........................................................................          6
           1.15  [Reserved]................................................................................          6
           1.16  Further Assurances........................................................................          6
SECTION 2 -- REPRESENTATIONS AND WARRANTIES OF SELLER......................................................          6
            2.1  Organization and Qualification............................................................          6
            2.2  Authority to Execute and Perform Agreements...............................................          7
            2.3  Capitalization and Title to Shares........................................................          7
            2.4  Seller Subsidiaries and Seller Joint Ventures.............................................          8
            2.5  SEC Reports...............................................................................          9
            2.6  Financial Statements......................................................................          9
            2.7  Absence of Undisclosed Liabilities........................................................         10
            2.8  No Material Adverse Change................................................................         10
            2.9  Books and Records.........................................................................         10
           2.10  Tax Matters...............................................................................         10
           2.11  Compliance with Laws......................................................................         12
           2.12  No Breach.................................................................................         13
           2.13  Actions and Proceedings...................................................................         13
           2.14  Contracts and Other Agreements............................................................         13
           2.15  Bank Accounts, Brokerage Accounts and Powers of Attorney..................................         15
           2.16  Properties................................................................................         15
           2.17  Intellectual Property.....................................................................         15
           2.18  Commercial Relationships..................................................................         15
           2.19  Employee Benefit Plans....................................................................         16
           2.20  Employee Matters..........................................................................         17
           2.21  Transactions with Management..............................................................         18
           2.22  Insurance.................................................................................         18
           2.23  Anti-Takeover Laws........................................................................         19
           2.24  Brokerage.................................................................................         19
           2.25  Environmental Matters.....................................................................         19
           2.26  Proxy Statement and Registration Statement................................................         21
           2.27  PMC Waiver................................................................................         21
           2.28  Fairness Opinion..........................................................................         21

                                                                                                               PAGE
                                                                                                             ---------
SECTION 3 -- REPRESENTATIONS AND WARRANTIES OF PARENT......................................................         22
            3.1  Organization..............................................................................         22
            3.2  Authority to Execute and Perform Agreement................................................         22
            3.3  LSE Reports...............................................................................         22
            3.4  Capitalization............................................................................         22
            3.5  Financial Statements......................................................................         22
            3.6  Absence of Undisclosed Parent Liabilities.................................................         23
            3.7  No Material Adverse Change................................................................         23
            3.8  Actions and Proceedings...................................................................         23
            3.9  No Breach.................................................................................         23
           3.10  Proxy Statement and Registration Statement................................................         24
           3.11  Brokerage.................................................................................         24
SECTION 4 -- REPRESENTATIONS AND WARRANTIES REGARDING MERGER SUB...........................................         24
            4.1  Organization and Corporate Power..........................................................         24
            4.2  Corporate Authorization...................................................................         24
            4.3  Non-Contravention.........................................................................         24
            4.4  No Business Activities....................................................................         25
SECTION 5 -- COVENANTS AND AGREEMENTS......................................................................         25
            5.1  Conduct of Business.......................................................................         25
            5.2  Corporate Examinations and Investigations.................................................         26
            5.3  Expenses..................................................................................         27
            5.4  Authorization from Others.................................................................         27
            5.5  Further Assurances........................................................................         27
            5.6  Preparation of Disclosure Documents.......................................................         27
            5.7  Public Announcements and Confidentiality..................................................         28
            5.8  Affiliate Letters.........................................................................         28
            5.9  Stock Exchange Listing....................................................................         29
           5.10  No Solicitation...........................................................................         29
           5.11  Updates to Parent Disclosure Schedule.....................................................         30
           5.12  Updates to Seller Disclosure Schedule.....................................................         30
           5.13  Voting Seller Preferred Stock.............................................................         31
           5.14  FIRPTA Compliance.........................................................................         31
           5.15  Reporting.................................................................................         31
           5.16  Working Capital Requirement...............................................................         31
SECTION 6 -- CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY TO CONSUMMATE THE MERGER................
                                                                                                                    31
            6.1  Approvals.................................................................................         32
            6.2  Registration Statement....................................................................         32
            6.3  Absence of Order..........................................................................         32
            6.4  Regulatory Approvals......................................................................         32
            6.5  Capital Raising...........................................................................         32
            6.6  Admission to LSE..........................................................................         32
SECTION 7 -- CONDITIONS PRECEDENT TO THE OBLIGATIONS OF MERGER SUB AND PARENT TO CONSUMMATE THE MERGER.....
                                                                                                                    33
            7.1  Representations, Warranties and Covenants.................................................         33
            7.2  Secretary of State Certificates...........................................................         33
            7.3  Secretary's Certificate...................................................................         33
            7.4  Affiliate Letters.........................................................................         33
            7.5  Opinion of Counsel to Seller..............................................................         33
            7.6  Certificate of Merger.....................................................................         33

                                                                                                               PAGE
                                                                                                             ---------
            7.7  Comfort Letter............................................................................         33
            7.8  Dissenting Shares.........................................................................         34
            7.9  Employment Agreements.....................................................................         34
           7.10  Voting Agreements.........................................................................         34
           7.11  Consents..................................................................................         34
           7.12  Purchase of Preferred Stock...............................................................         34
SECTION 8 -- CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CONSUMMATE THE MERGER.....................
                                                                                                                    35
            8.1  Representations, Warranties and Covenants.................................................         35
            8.2  Opinion of Counsel to Parent..............................................................         35
            8.3  Merger Documents..........................................................................         35
SECTION 9 -- TERMINATION, AMENDMENT AND WAIVER.............................................................         35
            9.1  Termination...............................................................................         35
            9.2  Effect of Termination.....................................................................         37
            9.3  Termination Fees..........................................................................         37
            9.4  Seller Preferred Stock Put and Call Rights................................................         38
            9.5  Amendment.................................................................................         39
            9.6  Waiver....................................................................................         39
SECTION 10 -- MISCELLANEOUS................................................................................         39
           10.1  No Survival...............................................................................         39
           10.2  Notices...................................................................................         39
           10.3  Entire Agreement..........................................................................         41
           10.4  Governing Law.............................................................................         41
           10.5  Binding Effect; No Assignment.............................................................         41
           10.6  Variations in Pronouns....................................................................         41
           10.7  Counterparts..............................................................................         41

                                    EXHIBITS

Exhibit A                                      Form of Affiliate Letter
Exhibit B                                      Form of Employment Agreements
Exhibit C                                      Potential Seller Preferred Stock
                                               Modifications

                                   SCHEDULES

Schedule 1.0                                   Individuals Executing Voting Agreements
Schedule 1.5                                   Directors and Officers of the Surviving
                                               Corporation

                       AGREEMENT AND PLAN OF ACQUISITION


    THIS AGREEMENT AND PLAN OF ACQUISITION (this "Agreement") dated as of November 10, 1998, as amended, is among Peptide Therapeutics Group plc ("Parent"), a corporation organized under the laws of England and Wales, Peach Acquisition Corp. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of Parent, and OraVax, Inc. ("Seller"), a Delaware corporation. The parties wish to effect the acquisition of Seller by Parent through a merger of Merger Sub with and into Seller on the terms and conditions hereof (the "Merger"). As a condition to, and concurrently with the execution of, this Agreement, each director, executive officer and stockholder of Seller listed on
Schedule 1.0 has executed and delivered to Parent an irrevocable agreement to vote all shares of voting stock held by such person in favor of the approval of this Agreement, the merger and the transactions contemplated hereby.


    In consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

                             SECTION 1--THE MERGER

    1.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub shall be merged with and into Seller. The Merger shall occur at the Effective Time (as defined herein). Following the Merger, Seller shall continue as the surviving corporation (the "Surviving Corporation") and be a wholly-owned subsidiary of Parent, and the separate corporate existence of Merger Sub shall cease.

    1.2 EFFECTIVE TIME. As soon as practicable after satisfaction or waiver of all conditions to the Merger, the parties shall cause a Certificate of Merger with respect to the Merger to be filed and recorded in accordance with Section 252 of the DGCL and shall take all such further actions as may be required by law to make the Merger effective. The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware in accordance with the DGCL or at such later time as is specified in the Certificate of Merger (the "Effective Time"). Immediately prior to the filing of the Certificate of Merger, a closing (the "Closing") will be held at the offices of Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts (or such other place as the parties may agree) for the purpose of confirming the foregoing (the date on which the Closing occurs being hereafter referred to as the "Closing Date").

    1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Sections 259, 260 and 261 of the DGCL.

    1.4 CERTIFICATE OF INCORPORATION AND BY-LAWS. The Certificate of Incorporation and By-Laws of Merger Sub, in each case as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation immediately after the Effective Time (except that Article I of the Certificate of Incorporation shall be amended as of the Effective Time so that the name of the Surviving Corporation shall be "OraVax, Inc.").

    1.5 DIRECTORS AND OFFICERS. The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Schedule 1.5.

    1.6  CONVERSION OF STOCK

    (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Seller:


        (i) All shares of common stock, $0.001 par value per share, of Seller (the "Seller Common Stock") outstanding immediately prior to the Effective Time, other than (A) shares held by Seller as treasury stock or shares held by any Seller Subsidiary (as defined in Section 2.4) and shares held by Parent or its affiliates and (B) Dissenting Shares (as defined in Section 1.9), shall be converted into and become the right to receive, in the aggregate, that number (subject to payment of cash in lieu of fractional shares as provided in Section 1.11) of ordinary shares, nominal value of 10 pence per share, of Parent ("Parent Common Stock"), determined by dividing
    (x) the Common Stock Consideration (as defined below) by (y) the Market Value (as defined below) of a share of Parent Common Stock. The "Common Stock Consideration" shall mean $20,000,000 less the sum of (A) $2,953,334 (the amount an affiliate of Parent paid on or about November 10, 1998 to acquire approximately 65% of the then outstanding shares of Seller Preferred Stock) (B) amounts payable by Parent pursuant to Section 1.6(a)(ii) provided, however, no deduction shall be made for payments pursuant to section 1.6(a)(ii) with respect to shares of Seller Preferred Stock which Parent or its affiliates acquired on or about November 10, 1998 and subsequently transferred, (C) the excess of (x) the number of shares of Seller Common Stock represented by each Seller Option and Seller Common Warrant multiplied by the Conversion Ratio less (y) the exercise price for such shares for which (x) exceeds (y) (as such terms are hereinafter defined) and (D) all amounts paid or payable pursuant to Section 1.7(b) or otherwise paid or payable by Parent to acquire Seller Preferred Warrants. The Common Stock Consideration shall be reduced by the consideration that would otherwise be allocable to Dissenting Shares if the holders thereof had not properly exercised rights under the DGCL. The Common Stock Consideration shall be increased by the percentage by which (x) the number of shares of Seller Common Stock outstanding at the Effective Time less (1) shares held by Seller as treasury stock, (2) shares held by any Seller Subsidiary, (3) shares held by Parent or its affiliates and (4) Dissenting Shares exceeds
    (y) the number of shares of Seller Common Stock outstanding at the Effective Time less (1) shares held by Seller as treasury stock, (2) shares held by any Seller Subsidiary, (3) shares held by Parent of its affiliates, (4) Dissenting Shares and (5) without double counting, the number of shares of Seller Common Stock held by third parties who acquired those shares, directly or indirectly, from Parent or its affilitates, including by conversion of Seller Preferred Stock acquired, directly or indirectly, from Parent or its affiliates.


        (ii) Each share of Seller 6% Convertible Preferred Stock ("Seller Preferred Stock") which has not been converted into Seller Common Stock prior to the Effective Time, other than shares of Seller Preferred Stock held by Parent or its affiliates, shall be converted into the greater of (x) the right to receive in cash $1,090.00 (the "Per Share Preferred Stock Consideration") plus accrued but unpaid dividends and (y) the Liquidation Preference pursuant to the terms of the Seller Preferred Stock.


       (iii) All shares of Seller Common Stock held at the Effective Time by Seller as treasury stock or by a Seller Subsidiary, and all shares of Seller Preferred Stock and Seller Common Stock held at the Effective Time by Parent or its affiliates, shall be cancelled and no payment shall be made with respect thereto.


        (iv) All Dissenting Shares shall be handled in accordance with Section 1.9.

        (v) Each share of common stock of Merger Sub, $0.01 par value per share, outstanding immediately prior to the Effective Time shall be converted into and become one outstanding fully paid and nonassessable share of common stock of the Surviving Corporation.

    (b) For the purpose of this Agreement, "Market Value" of a share of Parent Common Stock shall mean the average of the per share closing prices of Parent Common Stock as reported by the London Stock Exchange (the "LSE") for the 10 trading days ending on the third trading day prior to the Closing Date, with each per share closing price converted to a U.S. dollar value using the exchange rate for such day equal to the midpoint between the bid price and ask price reported in THE FINANCIAL TIMES. Notwithstanding the foregoing, (i) if the Market Value of a share of Parent Common Stock computed in accordance with the previous sentence is less than $1.49 per share, Market Value of a share of Parent Common Stock shall mean $1.49 and (ii) if the Market Value of a share of Parent Common Stock computed in accordance with the previous sentence is greater than $2.24 per share, Market Value of a share of Parent Common Stock shall mean $2.24.

    (c) The Common Stock Consideration shall be allocated among the applicable holders of shares of Seller Common Stock outstanding immediately prior to the Effective Time by allocating to such holders that Market Value of shares of Parent Common Stock determined by multiplying the number of shares of Seller Common Stock held by each such holder by the Conversion Ratio. The "Conversion Ratio" shall mean the quotient obtained by dividing the Common Stock Consideration (prior to any reduction with respect to amounts otherwise allocable to Dissenting Shares) by the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time less the number of shares cancelled pursuant to Section 1.6(a)(iii) to the extent outstanding. The "Exchange Ratio" shall mean the quotient obtained by dividing the Conversion Ratio by the Market Value of a share of Parent Common Stock.

    (d) If within the period beginning 13 trading days prior to the Closing Date and ending on the Closing Date, there is a change in the number of issued and outstanding shares of Parent Common Stock as the result of reclassification, subdivision, recapitalization, combination, exchange, stock split (including reverse stock split), stock dividend or distribution or other similar transaction (other than the Merger), the number of shares of Parent Common Stock issued in the Merger shall be equitably adjusted to eliminate the effect of such event.

    1.7  SELLER OPTIONS AND SELLER WARRANTS.

    (a) At the Effective Time, each outstanding option to purchase shares of Seller Common Stock (each a "Seller Option") under the Seller's 1990 Stock Option Plan and 1995 Stock Option Plan (together the "Seller Stock Option Plans"), whether or not exercisable, will be assumed by Parent. Each Seller Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Seller Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each Seller Option will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of Parent Common Stock equal to the product of the number of shares of Seller Common Stock that were issuable upon exercise of such Seller Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and
(ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Seller Option will be equal to the quotient determined by dividing the exercise price per share of Seller Common Stock at which such Seller Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, Parent will issue to each holder of an outstanding Seller Option a notice describing the foregoing assumption of such Seller Option by Parent. The adjustment provided herein with respect to any Seller Options which are "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

    (b) Each outstanding warrant to acquire Seller Preferred Stock (a "Seller Preferred Warrant"), whether or not then exercisable, shall become the right to receive from Parent, to the extent positive, the Per Share Preferred Stock Consideration multiplied by the number of shares of Preferred Stock covered by the Seller Preferred Warrant, less the aggregate exercise price.

    (c) At the Effective Time, each outstanding warrant to purchase shares of Seller Common Stock (each a "Seller Common Warrant" and together with the Seller Preferred Warrants the "Seller Warrants"), whether or not exercisable, will be assumed by Parent. Each Seller Common Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Seller Common Warrant immediately prior to the Effective Time

(including, without limitation, any repurchase rights), except that (i) each Seller Common Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of Parent Common Stock equal to the product of the number of shares of Seller Common Stock that are issuable upon exercise of such Seller Common Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Seller Common Warrant will be equal to the quotient determined by dividing the exercise price per share of Seller Common Stock at which such Seller Common Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio rounded to the nearest whole cent. After the Effective Time, Parent will issue to each holder of an outstanding Seller Common Warrant a notice describing the foregoing assumption of such Seller Common Warrant by Parent.

    1.8 CLOSING OF SELLER TRANSFER BOOKS. At the Effective Time, the stock transfer books of Seller shall be closed and no transfer of Seller Common Stock shall thereafter be made.

    1.9  DISSENTING SHARES

    (a) Shares of capital stock of Seller held by a stockholder who has properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into Common Stock Consideration. From and after the Effective Time, a stockholder who has properly exercised such appraisal rights shall no longer retain any rights of a stockholder of Seller or the Surviving Corporation, except those provided under Section 262 of the DGCL.

    (b) Seller shall give Parent (i) prompt notice of any written demands under
Section 262 of the DGCL with respect to any shares of capital stock of Seller, any withdrawal of any such demand and any other instruments served pursuant to the DGCL and received by Seller and (ii) the right to participate in all negotiations and proceedings with respect to any such demands. Seller shall cooperate with Parent concerning, and shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or offer to settle or settle, any such demands.

    1.10 EXCHANGE OF CERTIFICATES. Parent shall authorize one or more persons to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to all former holders of record of Seller Common Stock that was converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6(a)(i) instructions for surrendering their certificates representing Seller Common Stock in exchange for a certificate or certificates representing Parent Common Stock and cash payments in lieu of fractional shares. Parent shall also notify all holders of Seller Options and Seller Common Warrants of the conversion of their options and warrants to rights to purchase shares of Parent Common Stock. Upon surrender of a Seller Common Stock certificate for cancellation to the Exchange Agent, together with a letter of transmittal and other requested documents and in accordance with the instructions thereon, the holder of such certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock into which the shares of Seller Common Stock theretofore represented by such certificate so surrendered shall have been converted pursuant to the provisions of this Agreement. Until surrendered in accordance with the provisions of this Section, each Seller Common Stock certificate (other than certificates for shares to be canceled in accordance with Section 1.6.(a)(iii) and Dissenting Shares, if any) shall represent for all purposes shares of Parent Common Stock. Parent Common Stock into which Seller Common Stock shall be converted in the Merger at the Effective Time shall be deemed to have been issued at the Effective Time. If any certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Seller Common Stock certificate surrendered is registered, it shall be a condition of such exchange that the person requesting such exchange shall deliver to the Exchange Agent all documents necessary to evidence and effect such transfer and shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a Parent Common Stock certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Beginning the date which is six months following the Closing Date, Parent shall act as the Exchange Agent and thereafter any holder of an unsurrendered Seller Common Stock certificate shall look solely to Parent for any amounts to which such holder may be due, subject to applicable law.

    1.11 NO FRACTIONAL SHARES. No certificates representing fractional shares of Parent Common Stock shall be issued pursuant to this Agreement. No fractional interest shall entitle the owner to vote or to any other rights of a security holder. In lieu of fractional shares, each individual or entity who would otherwise have been entitled to a fractional share of Parent Common Stock hereunder, will receive an amount in cash (without interest) determined by multiplying such fraction by the Market Value of one share of Parent Common Stock (determined in accordance with Section1.6).

    1.12 NO LIABILITY. None of Parent, Merger Sub, Seller, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares (or dividends or distributions with respect thereto) or cash payments delivered to a public official pursuant to any applicable escheat, abandoned property or similar law.

    1.13 LOST CERTIFICATES. If any certificate representing shares of Seller Common Stock, shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate or option to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate, applicable payments under this Agreement.

    1.14 WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock, Seller Options or Seller Warrants such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law, including the tax laws of the United Kingdom. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock, Seller Options or Seller Warrants, as the case may be, in respect of which such deduction and withholding was made.

    1.15  [RESERVED].

    1.16 FURTHER ASSURANCES. At and after the Effective time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Seller or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Seller or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

              SECTION 2--REPRESENTATIONS AND WARRANTIES OF SELLER

    Except as set forth on the disclosure schedule delivered to Parent on the date hereof (the "Seller Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Seller hereby makes the following representations and warranties:

    2.1  ORGANIZATION AND QUALIFICATION

    (a) Each of Seller, each Seller Subsidiary and each Seller Joint Venture (as defined in Section 2.4(c)) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its state of incorporation and has corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted. Each of Seller, each Seller Subsidiary and each Seller Joint Venture is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized could not reasonably be expected to have a material adverse effect on the assets, properties, business, results of operations or financial condition of Seller and the Seller Subsidiaries taken as a whole (but excluding any change, effect, condition, event or circumstance arising out of or attributable to (i) changes, effects, conditions, events or circumstances that generally affect the industries in which Seller or the Seller Subsidiaries operate (including legal and regulatory changes) or (ii) changes arising from the consummation of the transactions contemplated hereby or the announcement of the execution of this Agreement) (a "Seller Material Adverse Effect").

    (b) Seller has previously provided to Parent true and complete copies of the charter and bylaws or other organizational documents of Seller, each Seller Subsidiary and Seller Joint Venture as presently in effect, and neither Seller nor any Seller Subsidiary nor any Seller Joint Venture is in default in any material respect in the performance, observation or fulfillment of any of such documents.

    2.2 AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. Seller has the corporate power and authority to enter into, execute and deliver this Agreement and, subject to the approval of this Agreement and the Merger by the holders of Seller Common Stock, to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Seller. No other action on the part of Seller is necessary to consummate the transactions contemplated hereby (other than approval by the holders of Seller Common Stock of this Agreement and the Merger). This Agreement has been duly executed and delivered by Seller and, subject to the foregoing, constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms.

    2.3  CAPITALIZATION AND TITLE TO SHARES

    (a) Seller is authorized to issue 50,000,000 shares of Seller Common Stock, of which 17,762,712 shares were issued and outstanding as of November 5, 1998. All of the issued and outstanding shares of Seller's Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights.

    (b) Seller has reserved 1,206,023 shares of Seller Common Stock for issuance pursuant to all of the Seller Options. Seller Options to purchase 1,206,023 shares of Seller Common Stock were outstanding as of October 28, 1998. The Seller Disclosure Schedule includes a true and complete list of all Seller Options with vesting schedules and exercise prices. True and complete copies of all instruments (or the forms of such instruments) referred to in this section have been previously furnished to Parent.

    (c) (i) Seller has reserved 84,086 shares of Seller Common Stock for issuance pursuant to all of the Seller Common Warrants. Seller Common Warrants to purchase 84,086 shares of Seller Common Stock were outstanding as of November 5, 1998.

        (ii) Seller has reserved 630 shares of Seller Preferred Stock for issuance pursuant to all of the Seller Preferred Warrants and 4,061,157 shares of Seller Common Stock for issuance pursuant to conversion of such shares of Seller Preferred Stock. Seller Preferred Warrants to purchase 630 shares of Seller Preferred Stock were outstanding as of November 5, 1998.

       (iii) The Seller Disclosure Schedule includes a true and complete list of all outstanding warrants with vesting schedules and exercise prices. True and complete copies of all instruments (or the forms of such instruments) referred to in this section have been previously furnished to Parent.

    (d) Seller is authorized to issue 2,000,000 shares of Preferred Stock, $0.001 par value per share. Seller has designated 9,000 such shares as 6% Convertible Preferred Stock, 2,746 of which were outstanding as of November 5, 1998, and 200,000 of such shares as "Series A Junior Participating Preferred Stock," all of which have been reserved for issuance under Seller's Shareholder Rights Plan and none of which are outstanding. No other shares of Preferred Stock are outstanding. All of the issued and outstanding shares of Seller Preferred Stock are non-voting and are duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights.

    (e) Except pursuant to (1) the conversion of outstanding shares of Parent Preferred Stock described in Section 2.3(d), (2) the exercise of outstanding Seller Options described in Section 2.3(b), (3) the exercise of outstanding Seller Common Warrants described in Section 2.3(c)(i), (4) the exercise of outstanding Seller Preferred Warrants described in Section 2.3(c)(ii), (5) the conversion of shares of Seller Preferred Stock received upon exercise of outstanding Seller Preferred Warrants described in Section 2.3(c)(ii) and the exercise of rights with respect to the Series A Junior Participating Preferred Stock referred to in Section 2.3(d), there are not as of the date hereof, and at the Effective Time there will not be, any other shares of capital stock of Seller authorized or outstanding or any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating Seller to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of Seller or obligating Seller to grant, extend or enter into any such agreement. To the best knowledge of Seller, there are no shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of Seller, except as set forth in the Seller Disclosure Schedule.

    (f) Seller does not own beneficially any shares of capital stock of Parent.

    2.4  SELLER SUBSIDIARIES AND SELLER JOINT VENTURES

    (a) The Seller Disclosure Schedule sets forth all of the Seller Subsidiaries and the jurisdiction in which each is incorporated and organized. Except as set forth on the Seller Disclosure Schedule, all issued and outstanding shares or other equity interests of each Subsidiary are owned directly by Seller free and clear of any charges, liens, encumbrances, security interests or adverse claims. As used in this Agreement, "Seller Subsidiary" means any corporation or other legal entity of which Seller or any Seller Subsidiary owns, directly or indirectly, 50% or more of the stock or other equity interest entitled to vote for the election of directors or similar position.

    (b) There are not as of the date hereof, and at the Effective Time there will not be, any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating any Seller Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of Seller or any Seller Subsidiary or obligating Seller or any Seller Subsidiary to grant, extend or enter into any such agreement. To the best of knowledge of Seller, there are no shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of any Seller Subsidiary.

    (c) The Seller Disclosure Schedule sets forth for each Seller Joint Venture, the interest held by the Seller and the jurisdiction in which such Seller Joint Venture is organized. Except as set forth on the Seller Disclosure Schedule, interests in Seller Joint Ventures held by Seller are held directly by Seller, free and clear of any charges, liens, encumbrances, security interest or adverse claims. The term "Seller Joint Venture" means any corporation or other entity (including partnerships and other business associations) that is not a Seller Subsidiary and in which the Seller or one or more Seller Subsidiaries owns an equity interest (other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or other equity of any such entity).

    2.5 SEC REPORTS. Seller has previously delivered to Parent its (i) Annual Report on Form 10-K for the year ended December 31, 1997 (the "Seller 10-K"), as filed with the Securities and Exchange Commission (the "SEC"), (ii) all proxy statements relating to Seller's meetings of stockholders held or to be held since December 31, 1997 and (iii) all other reports filed by Seller with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act") since December 31, 1995. As of their respective dates or as amended prior to the date hereof, such reports complied, and all reports filed by Seller with the SEC under the Exchange Act between the date of this Agreement and the Closing Date will comply, in all material respects with applicable SEC requirements and did not, or in the case of reports filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 1995, Seller has timely filed, and between the date of this Agreement and the Closing Date will timely file, with the SEC all reports required to be filed under Section 13, 14 or 15(d) of the Exchange Act. Except as set forth in the Seller Disclosure Schedule, each person required to make filings under Section 16 of the Exchange Act since December 31, 1997, based on such person's relationship with Seller, has timely made all filings required under such section.

    2.6 FINANCIAL STATEMENTS. The consolidated financial statements contained in the Seller 10-K and in Seller's quarterly reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998 (the "Seller 10-Qs") have been prepared from, and are in accordance with, the books and records of Seller and present fairly, in all material respects, the consolidated financial condition and results of operations of Seller and the Seller Subsidiaries as of and for the periods presented therein, all in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein and subject, in the case of the unaudited financial statements included in the Seller 10-Qs, to normal year-end adjustments, which are not, in the aggregate, material.

    2.7 ABSENCE OF UNDISCLOSED LIABILITIES. As at December 31, 1997, Seller and the Seller Subsidiaries had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 1997 (or the notes thereto) included in the Seller 10-K (the "Seller Balance Sheet") that were not adequately reflected or reserved against on the Seller Balance Sheet. Seller has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, other than liabilities (i) adequately reflected or reserved against on the Seller Balance Sheet, (ii) reflected in Seller's unaudited balance sheet dated June 30, 1998 included in the Seller 10-Q for the quarter ended June 30, 1998, (iii) which have arisen since June 30, 1998 in the ordinary course of business of Seller in amounts and of a nature consistent with past practices or (iv) included on the Seller Disclosure Schedule.

    2.8 NO MATERIAL ADVERSE CHANGE. Since June 30, 1998, there has not been any Seller Material Adverse Effect.

    2.9 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of Seller, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) the Exchange Act, including the maintenance of an adequate system of internal controls. The Seller minute books contain in all material respects accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors and committees of the board of directors of the Seller, and no meeting of any such stockholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Seller.

    2.10  TAX MATTERS

    (a) For purposes of this Agreement, the term "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means all United States federal, state, and local, and all foreign, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, use, property, excise, value added, ad valorem, estimated, stamp, alternative or add-on minimum, recapture, environmental, withholding and any other taxes, charges, duties, impositions or assessments, together with all interest, penalties, and additions imposed on or with respect to such amounts, including any liability for taxes of a predecessor entity. "Tax Return" means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with any taxing authority in connection with the determination, assessment, collection or imposition of any Taxes.

    (b) All Tax Returns required to be filed on or before the date hereof by or with respect to the Seller and the Seller Subsidiaries have been filed within the time and in the manner prescribed by law. All such Tax Returns are true, correct and complete in all material respects, and all Taxes owed by the Seller or the Seller Subsidiaries, whether or not shown on any Tax Return, have been paid. The Seller and the Seller Subsidiaries file Tax Returns in all jurisdictions where they are required to so file, and no claim has ever been made by any taxing authority in any other jurisdiction that the Seller or the Seller Subsidiaries are or may be subject to taxation by that jurisdiction.

    (c) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Seller or the Seller Subsidiaries, other than with respect to Taxes not yet due and payable.

    (d) No audit is currently pending with respect to any Tax Return of the Seller or the Seller Subsidiaries, nor is the Seller or its officers or directors aware of any information which has caused or should cause them to believe that an audit by any tax authority may be forthcoming. No deficiency for any Taxes has been proposed in writing against the Seller or the Seller Subsidiaries, which deficiency has not been paid in full. No issue relating to the Seller or the Seller Subsidiaries or involving any Tax for which the Seller or the Seller Subsidiaries might be liable has been resolved in favor of any taxing authority in any audit or examination which, by application of the same principles, could reasonably be expected to result in a deficiency for Taxes of the Seller or the Seller Subsidiaries for any subsequent period, and neither the Seller nor its officers or directors knows of any other basis for the assertion of such a deficiency.

    (e) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Seller or the Seller Subsidiaries for any taxable period, no power of attorney granted by or with respect to the Seller or the Seller Subsidiaries relating to Taxes is currently in force, and no extension of time for filing any Tax Return required to be filed by or on behalf of the Seller or any Seller Subsidiary is in force. The Seller has delivered to the Purchaser complete and correct copies of all income Tax Returns, audit reports and statements of deficiencies for each of the last three taxable years filed by or issued to or with respect to the Seller or the Seller Subsidiaries.

    (f) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Seller has, in accordance with generally accepted accounting principles, made due and sufficient accruals for such Taxes in the Seller 10-Q for the quarter ended June 30, 1998.

    (g) No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Seller or the Seller Subsidiary or any of their assets or properties. None of the assets or properties of the Seller or the Seller Subsidiaries are or will be required to be treated as being (i) owned by any other person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or
(ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

    (h) The Seller and the Seller Subsidiaries have not been and are not currently in violation (or, with or without notice or lapse of time or both, would be in violation) of any applicable law or regulation relating to the payment or withholding of Taxes, and all withholding and payroll Tax requirements required to be complied with by the Seller and the Seller Subsidiaries up to and including the date hereof have been satisfied.

    (i) The Seller and the Seller Subsidiaries are not and have never been a party to or bound by, nor do they have or have they ever had any obligation under, any Tax sharing agreement or similar contract or arrangement. Neither the Seller nor any Seller Subsidiary has any liability for the Taxes of any other person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

    (j) There is no contract or agreement, plan or arrangement obligating the Seller or the Seller Subsidiaries to make any payment that would not be deductible by reason of Section 162(m) or 280G of the Code. Neither the Seller nor any Seller Subsidiary has agreed to, or is required to, make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

    (k) Neither the Seller nor the Seller Subsidiaries are or were during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

    (l) Seller's net operating loss carryover (calculated in accordance with the provisions of Section 172 of the Code) as of December 31, 1997, equaled $31,462,165.

    2.11  COMPLIANCE WITH LAWS

    (a) Seller and the Seller Subsidiaries have all licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body necessary for the conduct of the business of Seller and the Seller Subsidiaries (collectively, "Permits") except for such Permits, the failure of which to obtain could not reasonably be expected to have a Seller Material Adverse Effect; such Permits are in full force and effect; and no proceeding is pending or, to the best knowledge of Seller, threatened to revoke or limit any Permit. The Seller Disclosure Schedule contains a true and complete list of all Permits.

    (b) Seller and the Seller Subsidiaries are not in violation of and have no liabilities, whether accrued, absolute, contingent or otherwise, under any federal, state, local or foreign law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body, including without limitation laws relating to the operation of clinical testing laboratories, labor and employment practices, health and safety, zoning, pollution or protection of the environment, including without limitation laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (as defined in Section 2.24), except for violations of or liabilities under any of the foregoing which could not, in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. During the last three years, neither Seller nor any of the Seller Subsidiaries has received notice of, and there has not been any citation, fine or penalty imposed against Seller or any of the Seller Subsidiaries for, any such violation or alleged violation. To the best knowledge of Seller, neither Seller nor any of the Seller Subsidiaries has received any such notice of violation more than three years ago which has not been resolved.

    2.12 NO BREACH. Except for (a) the filing of a proxy statement with the SEC and (b) the filing of the Certificate of Merger with the Secretary of State of Delaware, the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not
(i) violate any provision of the Certificate of Incorporation or By-Laws of Seller; (ii) except as set forth on the Seller Disclosure Schedule, violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which Seller, any of the Seller Subsidiaries or any Seller Joint Venture is a party or to which any of them or any of their assets or properties is bound or subject; (iii) violate any law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body applicable to Seller or the Seller Subsidiaries or by which any of Seller's or the Seller Subsidiaries' assets or properties is bound; (iv) violate any Permit; (v) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body or (vi) result in the creation of any lien or other encumbrance on the assets or properties of Seller, a Seller Subsidiary or a Seller Joint Venture, excluding from the foregoing clauses (ii), (iii), (iv), (v) and (vi) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby or a Seller Material Adverse Effect.

    2.13 ACTIONS AND PROCEEDINGS. There are no outstanding orders, judgments, injunctions, decrees or other requirements of any court, arbitrator or governmental or regulatory body against Seller, any Seller Subsidiary or any of their assets or properties. Except as set forth in the Seller Disclosure Schedule, there are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the best knowledge of Seller, threatened against Seller, any Seller Subsidiary, any Seller Joint Venture or any of their securities, assets or properties that individually or in the aggregate could reasonably be expected to have a material adverse effect upon the transactions contemplated hereby or a Seller Material Adverse Effect. To the best knowledge of Seller, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any action, suit, claim, proceeding or investigation that individually or in the aggregate could be reasonably expected to have a material adverse effect upon the transactions contemplated hereby or upon the Business of Seller.

    2.14 CONTRACTS AND OTHER AGREEMENTS. Neither Seller nor any Seller Subsidiary is a party to or bound by, and neither they nor their properties are subject to, any contract or other agreement required to be disclosed in a Form 10-K or Form 10-Q of the SEC which is not disclosed in the Seller 10-K or the Seller 10-Qs. All of such contracts and other agreements and each of the contracts set forth on the Seller Disclosure Schedule are valid, subsisting, in full force and effect, binding upon Seller, and to the best knowledge of Seller, binding upon the other parties thereto in accordance with their terms, and Seller and the Seller Subsidiaries have paid in full or accrued all amounts now due from them thereunder and have satisfied in full or provided for all of their liabilities and obligations thereunder which are presently required to be satisfied or provided for and are not in default under any of them, nor, to the best knowledge of Seller, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder.

    The Seller Disclosure Schedule sets forth a list of the following contracts and other material agreements to which Seller or any Seller Subsidiary is a party or by or to which they or their assets or properties are bound or subject:

    (a) any agreement (i) involving research, development or licenses or (ii) that individually requires aggregate expenditures by Seller and/or any Seller Subsidiary in any one year of more than $25,000;

    (b) any indenture, trust agreement, loan agreement or note that involves or evidences outstanding indebtedness, obligations or liabilities for borrowed money in excess of $25,000;

    (c) any lease, sublease, installment purchase or similar arrangement for the purchase, use or occupancy of real or personal property (i) that individually requires aggregate expenditures by Seller and/or any Seller Subsidiary in any one year of more than $25,000 or (ii) pursuant to which Seller or any Subsidiary is the lessor of any real property which has rentals over $25,000 per year, together with the date of termination of such leases, the name of the other party and the annual rental payments required to be made under such leases;

    (d) any agreement of surety, guarantee or indemnification, other than (i) an agreement in the ordinary course of business with respect to obligations in an amount not in excess of $25,000 or (ii) indemnification provisions contained in leases not otherwise required to be disclosed;

    (e) (i) any agreement, including without limitation employment agreements and bonus plans, relating to the compensation of (A) officers, (B) employees earning more than $50,000 year, (C) former employees or (D) consultants and (ii) any agreements, contracts or commitments with any such individuals which contain change of control of severance obligations;

    (f) any agreement containing covenants of Seller or a Seller Subsidiary not to compete in any line of business, in any geographic area or with any person or covenants of any other person not to compete with Seller or a Seller Subsidiary or in any line of business of Seller or a Seller Subsidiary;

    (g) any agreement granting or restricting the right of Seller or any Seller Subsidiary to use a trade name, trade mark, logo or Proprietary Rights (as defined in Section 2.17 hereof);

    (h) any agreement with any customer or supplier that cannot be terminated without penalty in excess of $25,000 by Seller or any Subsidiary within one year; and

    (i) any agreement with a change of control provision or with restrictions or limitations on, or consent requirements with respect to, assignments.

True and complete copies of all of the contracts and other agreements set forth on the Disclosure Schedule have been previously provided to Parent.

    2.15 BANK ACCOUNTS, BROKERAGE ACCOUNTS AND POWERS OF ATTORNEY. The Seller Disclosure Schedule identifies all bank accounts or brokerage accounts used in connection with the operations of Seller and the Seller Subsidiaries, whether or not such accounts are held in the name of Seller, lists the respective signatories therefore and lists the names of all persons holding a power of attorney from Seller or a Seller Subsidiary and a summary of the terms thereof.

    2.16 PROPERTIES. Seller and the Seller Subsidiaries own no real property. Seller or a Seller Subsidiary owns or has a valid leasehold interest in all of the buildings, structures, leasehold improvements, equipment and other tangible property material to the Business of Seller, all of which are in good and sufficient operating condition and repair, ordinary wear and tear excepted, for the conduct of their business in accordance with past practices and neither Seller nor any Seller Subsidiary has received notice that any of such property is in violation of any existing law or any building, zoning, health, safety or other ordinance, code or regulation except for such violations which, individually or in the aggregate, could not reasonably be expected to have a Seller Material Adverse Affect.

    2.17 INTELLECTUAL PROPERTY. Seller, the Seller Subsidiaries and the Seller Joint Ventures own, or are licensed to use, or otherwise have the right to use all patents, trademarks, service marks, trade names, trade secrets, franchises, inventions and copyrights, all information regarding the registration of any of the foregoing, or applications therefor, and all grants and licenses or other rights running to or from Seller or a Seller Subsidiary or a Seller Joint Venture relating to any of the foregoing, that are material to the Business of Seller (collectively, the "Proprietary Rights"). A list of all such registered copyrights, trademarks, tradenames, patents and patent applications has been previously delivered to Parent and is included on the Seller Disclosure Schedule. All patents, registered trademarks and copyrights set forth on the list referred to above are valid and subsisting and all "taxes" or "annuities" with respect thereto have been paid. Seller is not aware of any claim by any third party that the Business of Seller as currently conducted or proposed to be conducted infringe upon the proprietary rights of others, nor has Seller or the Seller Subsidiaries received any notice or claim of infringement from any third party of such infringement by Seller or any Seller Subsidiary. Seller is not aware of any infringement by any third party on, or any competing claim of right to use or own any of, the Proprietary Rights of Seller, the Seller Subsidiaries and the Seller Joint Venture. Seller, the Seller Subsidiaries and the Seller Joint

Venture have the right to use, free and clear of claims or rights of others, all customer lists and computer software material to their business as presently conducted. Except as disclosed on the Seller Disclosure Schedule, Seller, the Seller Subsidiaries and the Seller Joint Venture have the unencumbered right to sell their products and services (whether now offered for sale or under development) free from any royalty or other obligations to third parties. To the best knowledge of Seller, none of the activities of the employees of Seller on behalf of Seller violates any agreement or arrangement which any such employees have with former employers.

    2.18 COMMERCIAL RELATIONSHIPS. The relationships of Seller, the Seller Subsidiaries and the Seller Joint Ventures with their collaborators and contract manufacturers are generally good commercial working relationships. Except as set forth on the Seller Disclosure Schedule, no such entity has canceled or otherwise terminated its relationship with Seller, a Seller Subsidiary or a Seller Joint Venture or has, during the last twelve months, materially altered its relationship with Seller, a Seller Subsidiary or a Seller Joint Venture. Except as set forth on the Seller Disclosure Schedule, Seller does not know of any plan or intention of any such entity, and has not received any written threat or notice from any such entity, to terminate, cancel or otherwise materially and adversely modify its relationship with Seller, a Seller Subsidiary or a Seller Joint Venture.

    2.19  EMPLOYEE BENEFIT PLANS

    (a) The Seller Disclosure Schedule sets forth a complete list of all pension, savings, profit sharing, retirement, deferred compensation, employment, welfare, fringe benefit, insurance, short and long term disability, incentive, bonus, stock, vacation pay, severance pay and similar plans, programs or arrangements, including without limitation all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "Plans") maintained by Seller or the Seller Subsidiaries or to which the Seller or any of the Seller Subsidiaries are parties or required to contribute.

    (b) Seller has delivered or made available to Parent current, accurate and complete copies of (i) each Plan that has been reduced to writing and all amendments thereto, (ii) a summary of the material terms of each Plan that has not been reduced to writing, including all amendments thereto, (iii) the summary plan description for each Plan subject to Title I of ERISA, and in the case of each other Plan, any similar employee summary (including but not limited to any employee handbook description), (iv) for each Plan intended to be qualified under Section 401(a) or Section 501(c)(9) of the Code, the most recent determination letter or exemption determination issued by the Internal Revenue Service ("IRS"), (v) for each Plan with respect to which a Form 5500 series annual report/ return is required to be filed, the most recently filed such annual report/return and annual report/ return for the two preceding years, together with all schedules and exhibits, (vi) all insurance contracts, administrative services contracts, trust agreements, investment management agreements or similar agreements maintained in connections with any Plan, (vii) copies of any correspondence from the IRS, Department of Labor ("DOL") or other U.S. government agency or department relating to an audit or an asserted or assessed penalty with respect to a Plan or relating to requested relief from any liability or penalty (including, but not limited to, any correspondence relating to the IRS's EPCRS, VCR or CAP programs or the DOL's amnesty programs for later filers and non-filers), (viii) for each Plan that is a defined benefit pension plan, copies of the most recent actuarial valuation report and actuarial valuation report for the two preceding years, (ix) for each Plan that is intended to be qualified under Code Section 401(a), copies of compliance testing results (nondiscrimination testing (401(a)(4), ADP, ACP, multiple use), 402(g), 415 and top-heavy tests) for the most recent plan year and two preceding plan years, and (x) copies of COBRA and HIPPA forms and notices used for each Plan that is a group health plan. No employee benefit handbook or similar employee communication relating to any Plan nor any written communication of benefits under such Plan described the Plan in a manner materially inconsistent with the documents and summary plan descriptions relating to such Plan that have been delivered pursuant to the following sentence.

    (c) There is no entity (other than the Seller or any Seller Subsidiary) that together with the Seller or any Seller Subsidiary would be treated as a single-employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA. Neither the Seller nor any Seller Subsidiary has ever maintained, contributed to or incurred any liability under any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or a "multiple employer plan" as defined in Section 413(c) of the Code. Neither Seller nor any Seller Subsidiary has incurred any liability under Sections 4062, 4063 or 4201 of ERISA.

    (d) Each Plan maintained by Seller or a Seller Subsidiary which is intended to be qualified under either Section 401(a) or 501(c)(9) of the Code ("Qualified Plans") is so qualified. Each Plan has been administered in all material respects in accordance with the terms of such Plan and the provisions of any and all statutes, orders or governmental rules or regulations, including without limitation ERISA and the Code, and to the knowledge of Seller, nothing has been done or not done with respect to any Plan that could result in any liability on the part of the Seller or any Seller Subsidiary under Title I of ERISA or Chapter 43 of the Code. All reports, forms and notices required to be filed with respect to each Plan, including without limitation Form 5500 series annual reports/returns and PBGC Form 1s, have been timely filed. All contributions, premiums and other amount due to or in connection with each Plan under the terms of the Plan or applicable law have been timely made.

    (e) No "reportable event" as defined at Section 4043 of ERISA has occurred with respect to any Plan subject to Title IV of ERISA. With respect to each Plan subject to Title IV of ERISA, such Plan has no unfunded benefit liabilities and such Plan could be terminated in a "standard termination" under Section 4041(b) of ERISA on or before the Effective Time without any additional contribution from any contributing employer (but disregarding any other prerequisites for terminating such Plan). With respect to each Plan subject to Section 412 of the Code, there is no accumulated funding deficiency (whether or not waived) under such Plan.

    (f) All claims for benefits incurred by employees on or before the Closing Date are or will be fully covered by third-party insurance policies or programs. Except for continuation of health coverage to the extent required under Section 4980B of the Code or Section 601 et seq. of ERISA, other applicable law or as otherwise set forth in this Agreement, there are no obligations under any Plan providing benefits after termination of employment.

    (g) Neither the Seller nor any Seller Subsidiary has contracted with any "leased employee" within the meaning of Section 414 of the Code or any "independent contractor".

    (h) Except for individual employment agreements, each Plan can be amended, modified or terminated without advanced notice to or consent by any employee, former employee or beneficiary, except as required by law.

    2.20  EMPLOYEE MATTERS

    (a) Seller and the Seller Subsidiaries, collectively, have approximately 48 full-time equivalent employees as of November 10, 1998 and generally enjoy good employer-employee relations. Neither Seller nor any Seller Subsidiary is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees. Except as indicated in the Seller Disclosure Schedule, upon termination of the employment of any employees, none of Seller, the Seller Subsidiaries nor Parent will by reason of the Merger or anything done prior to the Effective Time be liable to any of such employees for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with normal policies). True and complete information as to all current directors, officers, employees or consultants of Seller and the Seller Subsidiaries including, in each case, name, current job title and annual rate of compensation has been previously made available to Parent.

    (b) Seller and each Seller Subsidiary (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any governmental entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

    (c) No work stoppage or labor strike against Seller or any Seller Subsidiary is pending or threatened. Neither Seller nor any Seller Subsidiary is involved in or, to the knowledge of the Seller, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including without limitation charges of unfair labor practices or discrimination complaints, that, if adversely determined, would result in material liability to Seller. Neither Seller nor any Seller Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act that would, directly or indirectly result in material liability to Seller. Neither Seller nor any Seller Subsidiary is presently, nor has it been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to employees other than as set forth in the Seller Disclosure Schedule and no collective bargaining agreement is being negotiated by the Seller or any Seller Subsidiary. No union organizing campaign or activity with respect to non-union employees of the Seller or any Seller Subsidiary is ongoing, pending or, to the knowledge of the Seller, threatened.

    2.21 TRANSACTIONS WITH MANAGEMENT. No executive officer or director of Seller has (whether directly or indirectly through another entity in which such person has a material interest, other than as the holder of less than 2% of a class of securities of a publicly traded company) any material interest in (a) any property or assets of Seller (except as a stockholder), (b) any current competitor, customer, supplier or agent of Seller or a Seller Subsidiary or (c) any person which is currently a party to any material contract or agreement with Seller or a Seller Subsidiary.

    2.22 INSURANCE. The Seller Disclosure Schedule sets forth a list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, directors' and officers' and other insurance held by or on behalf of Seller and the Seller Subsidiaries. Such policies and binders are in full force and effect, are reasonably believed to be adequate for the businesses engaged in by Seller and the Seller Subsidiaries and are in conformity with the requirements of all leases or other agreements to which Seller or the relevant Seller Subsidiary is a party and, to the best knowledge of Seller, are valid and enforceable in accordance with their terms. Neither Seller nor any Seller Subsidiary is in default with respect to any provision contained in any such policy or binder nor has any of the Seller or a Seller Subsidiary failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. Neither Seller nor any Seller Subsidiary has received notice of cancellation or non-renewal of any such policy or binder.

    2.23 ANTI-TAKEOVER LAWS. Seller has taken all action necessary such that no "fair price," "business combination," "control share acquisition" or similar statute will be applicable to the transactions contemplated by this Agreement.

    2.24 BROKERAGE. Except as indicated on the Seller Disclosure Schedule, no broker, finder, agent or similar intermediary has acted on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Seller, or any action taken by Seller.

    2.25  ENVIRONMENTAL MATTERS

    (a) Neither Seller nor any of the Seller Subsidiaries has violated or is in violation of Environmental Law, and except as authorized by Environmental Laws, neither Seller nor any of the Seller Subsidiaries has generated, used, handled, transported or stored any Hazardous Materials. There has been no generation, use, handling, storage or disposal of any Hazardous Materials in violation of any Environmental Law at any site owned or premises leased by Seller or any of the Seller Subsidiaries during the period of Seller's or such Seller Subsidiary's ownership or lease or, to the best of Seller's knowledge, prior thereto, nor has there been or is there threatened any release of any Environmental Contaminants into, on, at or from any such site or premises, including without limitation into the ambient air, groundwater, surface water, soils or subsurface strata, during such period or, to the best of Seller's knowledge, prior thereto in violation of any Environmental Law or which created or will create an obligation to report or remediate such release. There is no underground storage tank or other container at any site owned or premises leased by Seller or Seller Subsidiary or to the best of Seller's knowledge on any site formerly owned or premises formerly leased by Seller.

    (b) Neither Seller nor any Subsidiary has received written notification that, and Seller has no knowledge that, any site currently or formerly owned or premises currently or formerly leased by Seller or any of Seller Subsidiary is the subject of any federal, state or local civil, criminal or administrative investigation evaluating whether, or alleging that, any remedial action is necessary to respond to a release or a threatened release of any Environmental Contaminant into the environment. No such site or premises is listed, or to Seller's knowledge, proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both as provided under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or any comparable state or local governmental lists. Neither Seller nor any Seller Subsidiary has received written notification of, and Seller has no knowledge of, any potential responsibility of Seller or any Seller Subsidiary pursuant to the provisions of
(i) Section 104(e) of CERCLA (ii) any similar Environmental Law, or (iii) any order issued pursuant to the provisions of any such Environmental Law with respect to Environmental Contaminants used, manufactured, generated, stored, or treated at, transported from, or disposed of on, any site currently or formerly owned or premises currently or formerly leased by Seller or any Seller Subsidiary.

    (c) Seller and the Seller Subsidiaries have obtained all permits required by Environmental Law necessary to enable it to conduct its respective business and is in compliance with all material aspects of said permits.

    (d) There is no environmental or health and safety matter that reasonably could be expected to have a Seller Material Adverse Effect. Seller has previously furnished to Parent copies of any and all environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials or Release of Environmental Contaminant, spill control plans and material correspondence with any governmental agency or other entity regarding the foregoing.

    (e) For purposes of this Agreement:

        (i) "Environmental Laws" means any Federal, state, local or foreign laws (including common law), regulations, codes, rules, orders, ordinances, permits, requirements and final governmental determinations pertaining to the environment, pollution or protection of human health or the environment, as adopted or in effect in the jurisdictions in which the applicable site or premises are located, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Toxic Substance

    Control Act, 15 U.S.C. Section 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 1001 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801 et seq.; the Atomic Energy Act, as amended 42 U.S.C. Section 2011 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651 et seq.; the Federal Food, Drug and Cosmetic Act, as amended 21 U.S.C. Section 301 et seq. (insofar as it regulates employee exposure to Hazardous Substances), and any state or local statute of similar effect, including Mass. Gen. L. C. 21E and the Massachusetts Contingency Plan, 310 C.M.R. 40.000 et seq.; and any laws relating to protection of safety, health or the environment which regulate the use of biological agents or substances including medical or infectious wastes as any such laws have been amended;

        (ii) "Environmental Contaminant" means Hazardous Materials, or any other pollutants, contaminants, toxic or constituent substances or waste radioactive substances, materials or special wastes, petroleum or petroleum products, polychlorinated byphenals, asbestos containing materials, or any other substance or material, in each case regulated by applicable Environmental Laws;

       (iii) "Hazardous Materials"(A) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "hazardous air pollutants," "contaminants," "toxic chemicals," "toxics," "hazardous chemicals," "extremely hazardous substances," "pesticides," "oil" or related materials as defined in any applicable Environmental Law or (B) any petroleum or petroleum products, oil, natural or synthetic gas, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, and radon; and

        (iv) "Release" has the meaning specified in CERCLA.

    2.26  PROXY STATEMENT AND REGISTRATION STATEMENT

    (a) None of the information supplied or to be supplied by Seller for inclusion or incorporation by reference in the registration statement on Form F-4 to be filed with the SEC in connection with the issuance of shares of Parent Common Stock in the Merger (the "Registration Statement") will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Seller for inclusion or incorporation by reference in the proxy statement/prospectus included in the Registration Statement related to the Seller Stockholder Meeting (as defined in Section 5.6(b)) (the "Proxy Statement/ Prospectus"), on the date it is first mailed to holders of Seller Common Stock or at the time of the Seller Stockholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Seller will use its best efforts to ensure that the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

    (b) None of the information supplied or to be supplied by Seller for inclusion in the Super Class 1 Shareholder Circular (comprising listing particulars under Part IV of the Financial Services Act of 1986 of the United Kingdom, as amended (the "FSA")) (the "Parent Disclosure Document") will, on the date the Parent Disclosure Document is first mailed to shareholders of Parent and at the time of the extraordinary general meeting of Parent shareholders (the "Parent Shareholder Meeting") to vote on approval of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    2.27 PMC WAIVER. Pasteur Merieux Connaught ("PMC") has agreed that consummation of the Merger will not constitute a "Change in Control" of Seller as defined in Section 15.2 of the Master Agreement between the Seller and PMC dated as of March 31, 1995.

    2.28 FAIRNESS OPINION. Seller has received an opinion from Hambrecht & Quist, dated as of the date hereof, to the effect that as of the date hereof, the consideration to be received by Seller's stockholders in the Merger is fair from a financial point of view and will deliver to Parent a copy of such written opinion.

              SECTION 3--REPRESENTATIONS AND WARRANTIES OF PARENT

    Except as set forth on the disclosure schedule delivered to Seller on the date hereof (the "Parent Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Parent hereby makes the following representations and warranties:

    3.1 ORGANIZATION. Parent is a public limited company duly incorporated and validly existing under the laws of England and Wales. Each of the Parent Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing (where such concept is recognized) under the laws of its jurisdiction of incorporation. Each of Parent and its Subsidiaries has full corporate power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted. As used in this Agreement, "Parent Subsidiary" means any corporation or other legal entity of which Parent or any Parent Subsidiary owns, directly or indirectly, 50% or more of the stock or other equity interest entitled to vote for the election of directors.

    3.2 AUTHORITY TO EXECUTE AND PERFORM AGREEMENT. Parent has the corporate power and authority to enter into, execute and deliver this Agreement and, subject to obtaining necessary approvals of its shareholders, to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, subject to the approval of the shareholders of Parent of the Merger and this Agreement and the creation and issue of a sufficient amount of authorized ordinary share capital of Parent, and the granting of authority pursuant to Section 80 Companies Act 1985. This Agreement has been duly executed and delivered by Parent and constitutes its valid and binding obligation, enforceable in accordance with its terms.

    3.3 LSE REPORTS. Since December 31, 1997, Parent has filed in a timely manner with the LSE all documents and announcements required to be filed by it pursuant to the rules of the LSE and such documents and announcements complied in all material respects with applicable LSE requirements and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Between the date of this Agreement and the Closing Date, Parent will file in a timely manner all documents and announcements required to be filed by it pursuant to the rules of the LSE in relation to the Merger and such documents and announcements will comply in all material respects with applicable LSE requirements.

    3.4 CAPITALIZATION. The authorized capital of Parent is 43,200,000 shares of Parent Common Stock, of which 36,465,804 shares were issued and outstanding as of November 10, 1998. The shares of Parent Common Stock which comprise the Common Stock Consideration will, when issued in accordance with the terms of this Agreement, be duly and validly issued fully paid and non-assessable.

    3.5 FINANCIAL STATEMENTS. The consolidated audited accounts of Parent for the financial year of Parent ended December 31, 1997 (a) show a true and fair view of the assets, liabilities and state of affairs of Parent as at December 31, 1997 and of the loss of Parent for the financial year covered by those accounts; and (b) were prepared in accordance with the Companies Act 1985 and, save as otherwise noted or disclosed therein, all applicable United Kingdom generally accepted accounting principles applied on a consistent basis.

    3.6 ABSENCE OF UNDISCLOSED PARENT LIABILITIES. As at December 31, 1997, Parent had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 1997 (or the notes thereto) that were not adequately reflected or reserved against on such balance sheet. Parent has no such liabilities, other than liabilities (i) adequately reflected or reserved against on such balance sheet, (ii) reflected in Parent's unaudited consolidated balance sheet (or the notes thereto) dated June 30, 1998, (iii) incurred since June 30, 1998 in the ordinary course of business or (iv) that would not, in the aggregate, have a material adverse effect on the assets, properties, business, results of operations or financial condition of Parent and the Parent Subsidiaries taken as a whole (but excluding (A) any change, effect, condition, event or circumstance arising out of or attributable to (i) changes, effects, conditions, events or circumstances that generally affect the industries in which Parent or the Parent Subsidiary operate (including legal and regulatory changes) or (ii) changes arising from the consummation of the transactions contemplated hereby or the announcement of the execution of this agreement or
(B) any adverse changes in the market price of the Parent Common Stock) (a "Parent Material Adverse Effect").

    3.7 NO MATERIAL ADVERSE CHANGE. Since June 30, 1998, there has not been any Parent Material Adverse Effect.

    3.8 ACTIONS AND PROCEEDINGS. There are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the best knowledge of Parent, threatened against Parent or any Parent Subsidiary that individually or in the aggregate could reasonably be expected to have a material adverse effect upon the transactions contemplated hereby or a Parent Material Adverse Effect. To the best knowledge of Parent, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any suit, action, claim, investigation or proceeding that individually or in the aggregate could reasonably be expected to have a material adverse effect upon the transactions contemplated hereby or a Parent Material Adverse Effect.

    3.9 NO BREACH. Except for (a) the filing of the Registration Statement with the SEC, (b) filings with various blue sky authorities, (c) the filing of the Certificate of Merger with the Secretary of State of Delaware, (d) the filing of the Super Class 1 Shareholder Circular with and its approval by the London Stock Exchange and compliance with the rules of the London Stock Exchange and (e) the matters listed in the Parent Disclosure Schedule, the delivery and performance of this Agreement by Parent and consummation by it of the transactions contemplated hereby will not (i) violate any provision of the articles of association of Parent; (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which Parent or a Parent Subsidiary is party or to which either of them or any of their assets or properties is bound or subject; (iii) violate any law, ordinance or regulation or any order, judgment, injunction, decree or requirement of any court, arbitrator or governmental or regulatory body applicable to Parent or a Parent Subsidiary or by which any of their assets or properties is bound; (iv) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body or (v) result in the creation any lien or other encumbrance on the assets or properties of Parent or a Party Subsidiary, excluding from the foregoing clauses (ii), (iii), (iv) and (v) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, would not have a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby or a Parent Material Adverse Effect.

    3.10 PROXY STATEMENT AND REGISTRATION STATEMENT. None of the information supplied or to be supplied by Parent for inclusion in the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date it is first mailed to holders of Seller Common Stock or at the time of the Seller Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    3.11 BROKERAGE. Except as indicated on the Parent Disclosure Schedule, no broker, finder, agent or similar intermediary has acted on behalf of Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Parent or Merger Sub, or any action taken by them.

         SECTION 4--REPRESENTATIONS AND WARRANTIES REGARDING MERGER SUB

    Parent and Merger Sub hereby make the following representations and warranties:

    4.1 ORGANIZATION AND CORPORATE POWER. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.

    4.2 CORPORATE AUTHORIZATION. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub, enforceable against it in accordance with its terms.

    4.3 NON-CONTRAVENTION. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the Certificate of Incorporation or By-Laws of Merger Sub.

    4.4 NO BUSINESS ACTIVITIES. Merger Sub was formed specifically for the purpose of consummating the transactions contemplated by this Agreement and has not conducted and will not conduct any business activities unrelated to the transactions contemplated hereby.

                      SECTION 5--COVENANTS AND AGREEMENTS

    The parties covenant and agree as follows:

    5.1 CONDUCT OF BUSINESS. Except with the prior written consent of Parent, which will not be unreasonably withheld, or as set forth in Section 5 of the Seller Disclosure Schedule, and except as otherwise contemplated herein, during the period from the date hereof to the Closing Date, Seller shall observe the following covenants:

    (a) AFFIRMATIVE COVENANTS PENDING CLOSING. Seller shall:

        (i) PRESERVATION OF PERSONNEL. Use reasonable commercial efforts to preserve intact and keep available the services of Seller's present employees;

        (ii) INSURANCE. Use reasonable commercial efforts to keep in effect casualty, public liability, worker's compensation and other insurance policies in coverage amounts not less than those in effect at the date of this Agreement;

       (iii) PRESERVATION OF THE BUSINESS; MAINTENANCE OF PROPERTIES, CONTRACTS. Use reasonable commercial efforts to preserve the Business of Seller, advertise, promote and market Seller's business activities in accordance with past practices over the last twelve months, keep Seller's properties intact, preserve Seller's goodwill and Seller's business, maintain all physical properties in such operating condition as will permit the conduct of Seller's business on a basis consistent with past practice, and perform and comply in all material respects with the terms of the contracts set forth in the Seller Disclosure Schedule;

        (iv) INTELLECTUAL PROPERTY RIGHTS. Use best efforts to preserve and protect the Proprietary Rights;

        (v) ORDINARY COURSE OF BUSINESS. Operate Seller's business solely in the ordinary course consistent with past practices;

        (vi) SELLER OPTIONS AND WARRANTS. Take all actions necessary with respect to Seller Options and Seller Warrants to effectuate the terms of this Agreement, provided, however, Parent shall have the right to approve any agreements to modify terms of the underlying instruments.

    (b) NEGATIVE COVENANTS PENDING CLOSING. Seller shall not without the prior consent of Parent:

           (i) BENEFIT PLANS. Establish, amend, modify or terminate any Plan (as defined in Section 2.19(a)), except as required by law, without the written consent of Parent;

           (ii) DISPOSITION OF ASSETS. Sell or transfer, or mortgage, pledge or create or permit to be created any security interest on, any of its assets, including its Proprietary Rights, other than sales or transfers in the ordinary course of business and in amounts not exceeding $10,000 or the creation of security interests under existing arrangements disclosed in the Seller Disclosure Schedule;

           (iii) LIABILITIES. Incur any indebtedness for borrowed money, obligation or liability or enter into any contracts or commitments involving potential payments to or by Seller or Seller Subsidiaries of $25,000 or more;

           (iv) COMPENSATION. Change the compensation payable to any officer, director, employee, agent or consultant, or enter into any employment, severance or other agreement with any officer, director, employee, agent or consultant of Seller or a Seller Subsidiary;

           (v) CAPITAL STOCK. Make any change in the number of shares of its capital stock authorized, issued or outstanding or grant or accelerate the exercisability of, any option, warrant or other right to purchase, or to convert any obligation into, shares of its capital stock, or declare or pay any dividend or other distribution with respect to any shares of its capital stock, or sell or transfer any shares of its capital stock, except upon the exercise by officers, directors and employees of options outstanding on the date hereof and disclosed herein;

           (vi) CHARTER AND BY-LAWS. Amend the Certificate of Incorporation or By-laws of Seller;

           (vii) ACQUISITIONS. Make, or permit to be made, any material acquisition of property or assets;

           (viii) TAXES. Make or change any material election in respect of Taxes, adopt or change any accounting method in respect to Taxes, enter into any closing agreement, settle any claim or assessment in respect to Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect to Taxes; or

           (ix) AGREEMENTS. Enter into or modify, or permit a Seller Subsidiary to enter into or modify, any material license, development, research or collaborative agreement with any other person or entity.

    5.2 CORPORATE EXAMINATIONS AND INVESTIGATIONS. Prior to the Effective Time, Parent shall be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of Seller, as is reasonably necessary or appropriate in connection with Parent's investigation of Seller with respect to the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances so as to minimize any disruption to or impairment of Seller's business and Seller shall cooperate fully therein. No investigation by Parent shall diminish or obviate any of the representations, warranties, covenants or agreements of Seller contained in this Agreement. In order that Parent may have full opportunity to make such investigation, Seller shall furnish the representatives of Parent during such period with all such information and copies of such documents concerning the affairs of Seller as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation.

    5.3 EXPENSES. Subject to Section 9, Seller and Parent shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, counsel and accountants.

    5.4 AUTHORIZATION FROM OTHERS. Prior to the Closing Date, the parties shall use their reasonable commercial efforts to obtain all authorizations, consents and Permits of others, required to permit the consummation of the transactions contemplated by this Agreement.

    5.5 FURTHER ASSURANCES. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each party shall use its respective reasonable commercial efforts to take other such actions to ensure that to the extent within its control or capable of influence by it that the transactions contemplated by this Agreement shall be fully carried out in a timely fashion.

    5.6  PREPARATION OF DISCLOSURE DOCUMENTS

    (a) As soon as practicable following the date of this Agreement, Seller and Parent shall prepare the Proxy Statement/Prospectus. Seller shall, in cooperation with Parent, file the Proxy Statement/ Prospectus with the SEC as its preliminary proxy statement and Parent shall, in cooperation with Seller, prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included. Each of Seller and Parent shall use reasonable commercial efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Seller shall mail the Proxy Statement/Prospectus to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate supplemental or amended proxy material, and, if required in connection therewith, resolicit proxies. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which Parent is not now so qualified) required to be taken under any applicable United States state securities laws in connection with the issuance of shares of Parent Common Stock in connection with the Merger, and Seller shall furnish all information concerning Seller and the holders of Seller Common Stock as may be reasonably requested in connection with any such action.

    (b) (i) Seller shall, as soon as practicable following the date of this Agreement and the effectiveness of the Registration Statement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Seller Stockholders Meeting") for the purpose of obtaining the required stockholder votes with respect to this Agreement, (ii) the Board of Directors of Seller, unless otherwise required pursuant to the applicable fiduciary duties of the Board of Directors of Seller to the stockholders of Seller (as determined in good faith by the Board of Directors of Seller based upon the advice of outside counsel), shall recommend adoption of this Agreement by its stockholders and
(iii) Seller shall take all lawful action to solicit such adoption.

    (c) In connection with the Parent Shareholder Meeting, to the extent required by applicable law, (i) Parent shall, as soon as practicable after the date of this Agreement and in accordance with the listing rules of the LSE (including making the statements contemplated by Section 6.5), prepare and submit to the LSE for approval the Parent Disclosure Document, and shall use reasonable commercial efforts to have such document formally cleared by the LSE and shall thereafter publish the Parent Disclosure Document and mail the same to its shareholders in compliance with all legal requirements applicable to the Parent Shareholder Meeting and the listing rules of the LSE and (ii) if necessary, after the Parent Disclosure Document has been so posted, promptly circulate amended, supplemental or supplemented materials and, if required in connection therewith, resolicit votes.

    (d) Except as required by law, no amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement shall be made by Parent or Seller without the approval of the other party (which shall not be unreasonably withheld). Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement/ Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

    5.7 PUBLIC ANNOUNCEMENTS AND CONFIDENTIALITY. Any press release or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby or related to Seller by Parent (including officers of Parent or entities controlled by Parent), or relating to Parent by Seller (including officers of Seller or entities controlled by Seller) shall require the prior approval of Parent and Seller, which approval shall not be unreasonably withheld, provided that a party shall not be prevented from making such disclosure as it shall be advised by counsel is required by law or the rules of any stock exchange on which shares of Parent Common Stock are listed. Each party shall keep confidential and shall not use in any manner any information or documents obtained from the other concerning its assets, properties, business and operations, unless readily ascertainable from public information, already known or subsequently developed by such party independently, received from a third party not under an obligation to keep such information confidential or otherwise required by law. If this Agreement terminates, all copies of any documents obtained from another party will be returned, except that one copy thereof may be retained by counsel to the party returning such documents in order to evidence compliance hereunder.

    5.8 AFFILIATE LETTERS. Prior to the Closing Date, Seller shall identify to Parent all persons who, at the time of the Seller Stockholder Meeting, Seller believes may be "affiliates" of Seller within the meaning of Rule 145 under the Securities Act. Seller shall use its best efforts to provide Parent with such information as Parent shall reasonably request for purposes of making its own determination of persons who may be deemed to be affiliates of Seller. Seller shall use its best efforts to deliver to Parent prior to the Closing Date a letter from each of such affiliates identified by Seller and Parent in substantially the form attached hereto as Exhibit A (the "Affiliate Letters").

    5.9 STOCK EXCHANGE LISTING Parent shall, prior to posting the Parent Disclosure Document, prepare and submit to the LSE a listing application covering the shares of Parent Common Stock to be issued in the Merger represent the right to receive, and shall use reasonable commercial efforts to obtain, prior to the Effective Time, agreement by the LSE for the admission of such shares of Parent Common Stock to the Official List of the LSE, and Seller shall cooperate with Parent with respect to such listing.

    5.10  NO SOLICITATION

    (a) Seller will not, and will not permit any of its directors, officers, employees, agents or other representatives or those of any of its Subsidiaries to, (i) solicit, initiate or knowingly encourage discussions with any person other than the Parent (a "Third Party"), relating to the possible acquisition of Seller or any Seller Subsidiary or of all or a material portion of the assets or capital stock of Seller or any Seller Subsidiary or any merger or other business combination involving Seller or any Seller Subsidiary (an "Acquisition Proposal") or (ii) participate in any negotiations regarding, or furnish to any other person information with respect to, any effort or attempt by any other person to do or to seek any Acquisition Proposal. Seller agrees to inform Parent orally and in writing in reasonable detail (including without limitation the applicable terms and conditions and identity of the other person) within one business day of receipt of any offer, proposal or inquiry relating to any Acquisition Proposal and of any modification thereof or any proposed agreement and to promptly furnish to the Parent copies of any written communications or documents received with respect to the foregoing.

    (b) Notwithstanding the provisions of Section 5.10(a), at any time prior to the date on which stockholders of Seller vote to approve the Merger, Seller and its officers, directors, employees, representatives and agents may, to the extent the Board of Directors of Seller determines, in good faith, based upon the advice of outside counsel, that the Board's fiduciary duties under applicable law requires it to do so, (i) furnish or cause to be furnished information concerning the Seller's business, properties or assets to a Third Party in connection with a Qualified Acquisition Proposal (as hereinafter defined) (subject to such Third Party executing a confidentiality agreement with terms at least as restrictive as the confidentiality agreement between Seller and Parent), (ii) enter into, participate in, conduct or engage in discussions or negotiations with such Third Party regarding such Qualified Acquisition Proposal, or (iii) upon termination of this Agreement as permitted in Section 9.1, enter into an agreement to consummate a Qualified Acquisition Proposal. As used herein, "Qualified Acquisition Proposal" means a bona fide, unsolicited, written Acquisition Proposal on terms and conditions that the Board of Directors of Seller (after consultation with financial advisors) determines to be superior to the Merger and to be in the best interests of Seller and its stockholders, is reasonably capable of being financed by such Third Party and is reasonably likely to be consummated. In addition, nothing herein shall prohibit the Seller's Board of Directors from taking a position with respect to an Acquisition Proposal in accordance with Rules 14a-9 and 14e-2 promulgated under the Exchange Act.

    5.11  UPDATES TO PARENT DISCLOSURE SCHEDULE

    (a) Between the date hereof and the Closing Date, Parent shall promptly notify Seller in writing of:

        (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by Parent in this Agreement;

        (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by Parent in this Agreement; if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

       (iii) any breach of any covenant or obligation of Parent; and

        (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions to Closing impossible or unlikely.

    (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.11(a) requires any change in the Parent Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Parent Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Parent shall promptly deliver to Seller an update to the Parent Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Parent Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Parent in this Agreement, or (ii) determining whether any of the conditions set forth in Sections 6 or 8 has been satisfied.

    5.12  UPDATES TO SELLER DISCLOSURE SCHEDULE

    (a) Between the date hereof and the Closing Date, Seller shall promptly notify Parent in writing of:

        (i) the discovery by Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by Seller in this Agreement;

        (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by Seller in this Agreement; if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

       (iii) any breach of any covenant or obligation of Seller; and

        (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions to Closing impossible or unlikely.

    (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.12(a) requires any change in the Seller Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Seller Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Seller shall promptly deliver to the Company an update to the Seller Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Seller Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Seller in this Agreement, or (ii) determining whether any of the conditions set forth in Sections 6 or 7 has been satisfied.

    5.13 VOTING SELLER PREFERRED STOCK. To the extent shares of Seller Preferred Stock are entitled to vote on the Merger, Parent agrees to vote all shares of Seller Preferred Stock which it is entitled to vote in favor of the Merger.

    5.14 FIRPTA COMPLIANCE. On or prior to the Closing Date, the Seller shall deliver to the Parent a properly executed statement in a form reasonably acceptable to the Parent for purposes of satisfying the Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

    5.15 REPORTING. It is the parties' intent that the Merger shall be treated for United States federal income tax purposes as a taxable acquisition by Parent of the stock of Seller and each of the parties to this Agreement shall, unless advised by their counsel that such reporting is not available, report the Merger for federal income tax purposes as such a taxable acquisition.

    5.16 WORKING CAPITAL REQUIREMENT. Between the date hereof and the Closing Date, Parent shall not take any action out of the ordinary course of its business that would materially increase the Minimum Financing Requirement as defined in Section 6.5 below and shall use reasonable commercial efforts to complete the financing contemplated by Section 6.5 below.

 SECTION 6--CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY TO CONSUMMATE
                                   THE MERGER

    The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver by mutual consent of the parties, at or before the Effective Time, of each of the following conditions:

    6.1 APPROVALS. Seller shall have obtained all approvals of holders of shares of capital stock of Seller necessary to approve this Agreement and the transactions contemplated hereby and (ii) Parent shall have obtained all approvals of holders of shares of capital stock of Parent necessary to approve this Agreement and the transactions contemplated hereby.

    6.2 REGISTRATION STATEMENT. The Registration Statement shall have been declared effective and shall remain effective and shall not be subject to a stop order at the Effective Time. All state securities or "blue sky" authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in full force and effect.

    6.3 ABSENCE OF ORDER. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this section shall not be available to any party whose failure to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, such order or injunction.

    6.4 REGULATORY APPROVALS. All required approvals from governmental entities shall have been obtained; provided, however, that the provisions of this section shall not be available to any party whose failure to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, such failure to obtain such approval.

    6.5 CAPITAL RAISING. Between the date of this Agreement and on or prior to the Closing Date, Parent shall have completed a financing (by way of an issue of new shares or a debt instrument or otherwise) resulting in the receipt by Parent of net cash proceeds in an amount at least equal to the Minimum Financing Requirement. For purposes of this Section 6.5, "Minimum Financing Requirement" means that amount of financing which, when added to the existing financing available to Parent and Parent Subsidiaries (after giving affect to the Merger), enables:

    (a) BT Alex. Brown (Parent's financial adviser) to give the written confirmation to the LSE required by Rule 2.14 of the Listing Rules of the LSE, which includes without limitation confirmation that the working capital available to Parent and Parent Subsidiaries (after giving effect to the Merger) is sufficient for its present requirements; and

    (b) Parent to make a clean working capital statement in the Parent Disclosure Document in compliance with Rule 6.E.16 of the LSE Listing Rules, to the effect that in its opinion the working capital available to Parent and Parent's Subsidiaries as a combined group (after giving effect to the Merger) is sufficient for its present requirements.

    6.6 ADMISSION TO LSE. The LSE shall have admitted the Parent Common Stock to be issued in the Merger to the Official List (subject only to the allotment of such shares) and such admission shall have become effective in accordance with paragraph 7.1 of the Listing Rules of the LSE.

 SECTION 7--CONDITIONS PRECEDENT TO THE OBLIGATIONS OF MERGER SUB AND PARENT TO
                             CONSUMMATE THE MERGER

    The obligations of Merger Sub and Parent to consummate the Merger are subject, at the option of Parent acting in accordance with the provisions of this Agreement with respect to termination hereof, to the fulfillment of the following conditions, any one or more of which may be waived by Parent:

    7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties made by the Seller in this Agreement and in each of the other agreements and instruments delivered by Seller in connection with the transactions contemplated by this Agreement shall have been accurate as of the date of this Agreement and shall be accurate as of the Closing Date as if made at the Closing Date (without giving effect to any update to the Seller Disclosure Schedule except as to matters previously approved by Parent in writing), except in each case where the failure to be so accurate (without giving effect to any materiality or knowledge qualifications contained therein) could not reasonably be expected to have a Seller Material Adverse Effect. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Seller shall have delivered to Parent a certificate from its chief financial officer, dated the Closing Date, to the foregoing effect.

    7.2 SECRETARY OF STATE CERTIFICATES. Seller shall have delivered a copy of the Certificate of Incorporation of the Seller, as in effect immediately prior to the Closing Date, certified by the Delaware Secretary of State and a certificate, as of the most recent practicable date, of the Delaware Secretary of State as to Seller's corporate good standing.

    7.3 SECRETARY'S CERTIFICATE. Seller shall have delivered a certificate of the Secretary of Seller dated as of the Closing Date, certifying as to (i) the incumbency of officers of Seller executing documents executed and delivered in connection herewith, (ii) a copy of the Certificate of Incorporation of the Seller as in effect immediately prior to the Closing Date; (iii) a copy of the By-Laws of the Company, as in effect on and as of the Closing Date, (iv) a copy of the resolutions of the Board of Directors of the Company authorizing and approving the applicable matters contemplated hereunder and (v) a copy of the resolutions of the stockholders of Seller authorizing and approving the applicable matters contemplated hereunder.

    7.4 AFFILIATE LETTERS. Parent shall have received the Affiliate Letters referred to in Section 5.8.

    7.5 OPINION OF COUNSEL TO SELLER. Parent shall have received the opinion of Hale and Dorr LLP, counsel to Seller, dated the Closing Date and in substantially the form previously agreed to by the parties.

    7.6 CERTIFICATE OF MERGER. Seller shall have executed and delivered the Certificate of Merger referred to in Section 1.2.

    7.7 COMFORT LETTER. Parent shall have received a letter, dated as of a date not more than two days prior to the date that the Registration Statement is declared effective, and shall have received a subsequent letter, dated as of a date not more than two days prior to the Closing Date, from PricewaterhouseCoopers LLP, independent public accountants for Seller, in form and substance reasonably satisfactory to Parent, to the effect that (i) they are independent accountants within the meaning of the Securities Act and the Exchange Act, (ii) in their opinion, the financial statements of Seller included in the Registration Statement which were reported on by such firm comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the Exchange Act, (iii) on the basis of limited procedures specified in their letter, which need not constitute an audit, comfort regarding Seller's consolidated financial position as of, and for the period ended September 30, 1998, and that nothing has come to their attention which would give them reason to believe that (A) since September 30, 1998 to the date of such letter there has been any increase in the outstanding capital stock or rights, securities, options or obligations exercisable for or convertible into shares of capital stock, or any increase in the long term debt or short term borrowings, of Seller, (B) there has been any change greater than $10,000 since September 30, 1998 in the balance sheet items of Seller set forth on its balance sheet at September 30, 1998 or (C) there has been any increase in the net loss of Seller since September 30, 1998 as compared with the corresponding period for the prior year, except in all instances, for any such increase, change or decrease referred to in or contemplated or described in the Registration Statement or contemplated by or disclosed pursuant to this Agreement.

    7.8 DISSENTING SHARES. The Dissenting Shares of Seller Common Stock shall not exceed five percent (5%) of the shares of Seller Common Stock issued and outstanding on the Closing Date.

    7.9 EMPLOYMENT AGREEMENTS. Lance Gordon and Thomas Monath shall have executed and delivered to Parent, prior to the Closing Date, an agreement in the form of Exhibit B hereto.

    7.10  VOTING AGREEMENTS.  Each of the individuals and entities listed on
Schedule 1.0 shall have executed a voting agreement in form and substance satisfactory to Parent and each such agreement shall be in full force and effect.

    7.11 CONSENTS. Seller shall have obtained waivers or consents, which shall remain in full force and effect, with respect to each agreement required to be disclosed on Section 2.14(i) of the Seller Disclosure Schedule (other than employment agreements) such that the terms of each such agreement are unchanged by the Merger except to the extent failure to obtain such waivers or consents, individually or in the aggregate, could not reasonably be expected to have a Seller Material Adverse Effect and such agreement remains in full force and effect following the Effective Time.

    7.12 PURCHASE OF PREFERRED STOCK. Parent shall have acquired for cash the shares of Seller Preferred Stock which are subject to the Stock Purchase Agreement, made as of October 19, 1998.

          SECTION 8--CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER
                            TO CONSUMMATE THE MERGER

    The obligation of Seller to consummate the Merger is subject, at the option of Seller acting in accordance with the provisions of this Agreement with respect to termination hereof, to the fulfillment of the following conditions, any one or more of which may be waived by it:

    8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. Except for changes contemplated by this Agreement, the representations and warranties made by Parent and Merger Sub in this Agreement and in each of the other agreements and instruments delivered to Seller in connection with the transactions contemplated by this Agreement shall have been accurate as of the date of this Agreement, and shall be accurate as of the Closing Date as if made at the Closing Date (without giving effect to any update to the Parent Disclosure Schedule except as to matters previously approved by Seller in writing) except in each case where the failure to be so accurate (without giving effect to any materiality or knowledge qualifications contained therein) could not reasonably be expected to have a Parent Material Adverse Effect. Each of Merger Sub and Parent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Merger Sub and Parent shall have delivered to Seller a certificate from an authorized officer dated the Closing Date, to the foregoing effect.

    8.2 OPINION OF COUNSEL TO PARENT. Seller shall have received the opinions of Palmer & Dodge LLP and Weil, Gotshal & Manges LLP, counsel to Merger Sub and Parent, dated the Closing Date and in substantially the forms previously agreed to by the parties.

    8.3 MERGER DOCUMENTS. Merger Sub shall have executed and delivered the Certificate of Merger referred to in Section 1.2.

                  SECTION 9--TERMINATION, AMENDMENT AND WAIVER

    9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by Parent shareholders or Seller stockholders:

    (a) By mutual written consent of Parent and Seller;

    (b) By Seller:

        (i) by written notice to Parent (provided that Seller is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties contained in this Agreement on the part of Parent, which breach is either not cured with twenty (20) days following written notice to Parent or by its nature cannot be cured prior to the Closing Date; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this
    Section 9.1(b)(i) because of the breach of any representation or warranty unless such breach, together with all such other breaches, would entitle Seller not to consummate the transactions contemplated hereby under Section 8.1; or

        (ii) by written notice to Parent upon Seller's entering into an agreement with a Third Party to consummate a Qualified Acquisition Proposal as permitted by Section 5.10(b);

    (c) By Parent:

        (i) by written notice to Seller (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties contained in this Agreement on the part of Seller, which breach is either not cured with twenty (20) days following written notice to Seller or by its nature cannot be cured prior to the Closing Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this
    Section 9.1(c)(i) because of the breach of any representation or warranty unless such breach, together with all such other breaches, would entitle Parent not to consummate the transactions contemplated hereby under Section 7.1; or

        (ii) by written notice to Seller, if, prior to the Effective Time, Seller's Board of Directors (A) shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of, the Merger or this Agreement or (B) shall take any action (other than as permitted under clauses (i) and (ii) of the first sentence of Section 5.10(b)) with respect to any Acquisition Proposal by a third party other than to recommend rejection of the Acquisition Proposal;

    (d) By Parent or Seller:

        (i) by written notice to the other, if the Effective Time shall not have occurred on or before July 31, 1999; provided, however, that the right to terminate this Agreement under this Section 9.1(d)(i) shall not be available to any party whose breach of a representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

        (ii) by written notice to the other, if any governmental entity shall have issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction or other action shall have become final and non-appealable;

       (iii) by written notice to the other, if the required approval of the shareholders of Seller shall not have been obtained within ninety (90) days after the Registration Statement has been declared effective by the SEC or by reason of the failure to obtain the required vote upon a vote taken at a meeting of shareholders duly convened therefor or at any adjournment thereof; provided, however; that the right to terminate this Agreement pursuant to this Section 9(d)(iii) shall not be available to Seller where the failure to obtain the required shareholder approval shall have been caused by the action or failure to act of Seller in breach of this Agreement; or

        (iv) by written notice to the other, if the required approval of the shareholders of Parent shall not have been obtained within ninety (90) days after mailing its Super Class 1 Circular relating to this Agreement or by reason of the failure to obtain the required vote upon a vote taken at a meeting of shareholders duly convened therefor or at any adjournment thereof; provided, however; that the right to terminate this Agreement pursuant to this Section 9(d)(iv) shall not be available to Parent where the failure to obtain the required shareholder approval shall have been caused by the action or failure to act of Parent in breach of this Agreement.

    9.2  EFFECT OF TERMINATION.  If this Agreement is terminated as provided in
Section 9.1, this Agreement shall forthwith become void and have no effect, without liability on the part of Parent and Seller and their respective directors, officers, shareholders or stockholders, except that (i) the provisions of this Section 9, Section 5.3 relating to expenses, Section 5.7 relating to publicity and confidentiality to the extent provided therein shall survive; and (ii) no such termination shall relieve any party from liability by reason of any willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement, except to the extent provided in Section 9.3(d).

    9.3  TERMINATION FEES

    (a) Seller shall reimburse Parent for (i) its costs and expenses related to entering into this Agreement and seeking to consummate the transactions contemplated by this Agreement, including fees and expenses payable to legal, accounting and financial advisors relating to the Merger and (ii) the costs and expenses, including legal fees and expenses, relating to the financing commitment of Parent to Seller, if:

        (i) Parent has terminated this Agreement pursuant to Section 9.1(c); or

        (ii) Seller has terminated this Agreement pursuant to Section
    9.1(b)(ii).

    (b) In addition to any amount that may be payable to Parent pursuant to
Section 9.3(a), Seller shall pay to Parent:

        (i) $750,000 if (A) Parent has terminated this Agreement pursuant to
    Section 9.1(c)(i) because of a willful breach by Seller and at the time of such breach a Third Party shall have made, or disclosed an intention to make, an Acquisition Proposal, (B) Parent has terminated this Agreement pursuant to Section 9.1(c)(ii), (C) Parent or Seller has terminated this Agreement pursuant to Section 9.1(d)(iii) and at the time of the event giving rise to such termination a Third Party shall have made, or disclosed an intention to make, an Acquisition Proposal, or (D) Seller has terminated this Agreement pursuant to Section 9.1(b)(ii) upon entering into an agreement with a Third Party other than PMC to consummate a Qualified Acquisition Proposal, provided that there shall be credited any amount paid pursuant to Section 9.3(a); or

        (ii) $1,500,000 if (A) Parent has terminated this Agreement pursuant to
    Section 9.1(c)(i) because of a willful breach by Seller or Section 9.1(e)(ii) and prior thereto or within 12 months thereafter Seller enters into an agreement to consummate or consummates an Acquisition Proposal with PMC, (B) Parent or Seller has terminated this Agreement pursuant to Section 9.1(d)(iii) and prior thereto or within 12 months thereafter Seller enters into an agreement to consummate or consummates an Acquisition Proposal with PMC or (C) Seller has terminated this Agreement pursuant to Section 9.1(b)(ii) upon entering into an agreement with PMC to consummate a Qualified Acquisition Proposal, provided that there shall be credited any amount paid pursuant to Section 9.3(a) except that if the agreement is entered into or the transaction is consummated prior to February 28, 1999, the amount credited shall be limited to amounts paid pursuant to clause (i) of Section 9.3(a) in excess of $250,000.

        (c) PAYMENTS. Any payments required by this Section 9.3 will be payable by the party liable to the other party (by wire transfer of immediately available funds to an account designated by the party entitled to such payment) within five (5) business days after demand by such party.

        (d) ENFORCEMENT. The parties agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement. The parties acknowledge and agree that damages upon termination of the Agreement under the circumstances referred to in Section 9.3(b) are not reasonably ascertainable and the payment pursuant to such section constitutes liquidated damages and not a penalty, and shall be Parent's exclusive remedy upon such termination. The payments pursuant to
    Section 9.3(a) are intended to provide reimbursement for out-of-pocket expenses and not damages for termination of this Agreement under the circumstances referred to therein, and such payments shall not relieve any party from liability for the willful breach by it of any of its representations, warranties, covenants or agreements contained in this Agreement and the non-breaching party may pursue any remedies available to it at law or in equity, including recovery for such damages to which it may be entitled. Notwithstanding anything to the contrary contained in Section 9.3, if one party fails to promptly pay to the other any amount due under
    Section 9.3, in addition to any amounts paid or payable pursuant to such section, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at an annual rate of 7% from the date such fee was required to be paid.

    9.4  SELLER PREFERRED STOCK PUT AND CALL RIGHTS.

    (a) If this Agreement is terminated (1) by Seller pursuant to 9(b)(i); (2) by Parent or Seller pursuant to Section 9.1(d)(i), Section 9.1(d)(ii) or Section 9.1(d)(iv); or (3) by mutual consent of Parent and Seller pursuant to Section 9.1(a), then Seller shall have the right (but not the obligation), exercisable by written notice to Parent during the ninety (90) days immediately following the date of such termination, to purchase from Parent all outstanding shares of Seller Preferred Stock owned by Parent, at a per share purchase price equal to $1,090 plus accrued dividends.

    (b) If this Agreement is terminated (1) by Seller pursuant to Section 9.1(b)(ii), (2) by Parent pursuant to Section 9.1(c); (3) by Parent or Seller pursuant to Section 9.1(d)(i), Section 9.1(d)(ii) or Section 9.1(d)(iii), or (4) by mutual consent of Parent and Seller pursuant to Section 9.1(a), then Parent shall have the right (but not the obligation), exercisable by written notice to Seller during the ninety (90) days immediately following the date of such termination, to sell to Seller all outstanding shares of Seller Preferred Stock owned by Parent at a per share purchase price equal to $1,090 plus accrued dividends.

    (c) Seller shall pay to Parent by wire transfer of immediately available funds amounts payable under Section 9.4(a) or 9.4(b) within three business days of the date of the exercise notice.

    (d) Parent agrees that, other than pursuant to Section 9.4(a) or 9.4(b), during the period from the date of termination of this Agreement until the ninety-first day following termination of this Agreement, without the prior written consent of Seller, it will not sell, transfer or otherwise dispose of any shares of Seller Preferred Stock owned by it on the date of termination of this Agreement, or convert such shares of Seller Preferred Stock into shares of Seller Common Stock; provided, however, such limitations shall terminate if Seller fails to timely pay in accordance with Section 9.4(c) any amounts due Parent under Section 9.

    (e) If (i) Seller has the right, under Section 9.4(a), to purchase all outstanding shares of Seller Preferred Stock owned by Parent but does not exercise such right and (ii) either (A) Parent does not have the right under
Section 9.4(b) to sell to Seller all outstanding shares of Seller Preferred Stock owned by Parent or (B) Parent has such right but does not exercise it, then on and after the ninety-first day following termination, Parent shall not convert any shares of Seller Preferred Stock except in accordance with the modified terms set forth in Exhibit C.

    (f) If Parent notifies Seller of the exercise of its right under Section 9.4(b) to sell to Seller all outstanding shares of Seller Preferred Stock owned by Parent and Seller fails to timely pay in accordance with Section 9.4(c) the amounts due Parent, the 10% limitation on beneficial ownership upon conversion shall not apply.

    9.5 AMENDMENT. This Agreement may not be amended except by an instrument signed by each of the parties hereto; provided, however, that after adoption of this Agreement by the stockholders of Seller, without the further approval of the stockholders of Seller, no amendment may be made that (a) alters or changes the amount or kind of consideration to be received as provided in Section 1.6 or
(b) alters or changes any of the terms and conditions of this Agreement if such alteration or change would materially adversely affect the stockholders of Seller.

    9.6  WAIVER.  At any time prior to the Effective Time, any party hereto may
(a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

                           SECTION 10--MISCELLANEOUS

    10.1 NO SURVIVAL. None of the representations, warranties, covenants and agreements of any party in this Agreement or in any certificate delivered by any party pursuant hereto shall survive the Merger.

    10.2 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

    (a) if to Parent, to:

        Peptide Therapeutics Group plc
                321 Cambridge Science Park
                Milton Road
                Cambridge CB4 4WG
                England
                Attn:  Gordon Cameron
                Telephone:  01223 423333
                Facsimile:  01223 423341
                with a copy to:
                Palmer & Dodge LLP
                One Beacon Street
                Boston, Massachusetts 02108
                Attn:  Michael Lytton, Esq.

        Telephone:  (617) 573-0100
        Facsimile:  (617) 227-4420

    (b) if to Seller, to:

        OraVax, Inc.
                38 Sidney Street
                Cambridge, MA 02139
                Attn:  Lance Gordon
                Telephone:  (617) 494-1339
                Facsimile:  (617) 494-0924
                with a copy to:
                Hale and Dorr LLP
                60 State Street
                Boston, Massachusetts 02109
                Attn:  John M. Westcott, Jr., Esq.
                Telephone:  (617) 526-6000
                Facsimile:  (617) 526-5000

Any party may by notice given in accordance with this Section 10.2 to the other parties designate another address or person for receipt of notices hereunder.

    10.3 ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, with respect thereto, other than confidentiality agreements.

    10.4 GOVERNING LAW. This Agreement shall be governed by the law of the State of Delaware.

    10.5 BINDING EFFECT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of the other parties hereto.

    10.6 VARIATIONS IN PRONOUNS. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

    10.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.

                                PEPTIDE THERAPEUTICS GROUP plc

                                By /s/ John R. Brown
                                Name: John Brown
                                Title: Chief Executive

                                PEACH ACQUISITION CORP.

                                By /s/ John R. Brown
                                Name: John Brown
                                Title: President

                                ORAVAX, INC.

                                By /s/ Lance Gordon
                                Name: Lance Gordon
                                Title: President and CEO

                                                                         ANNEX B

November 9, 1998
Confidential
The Board of Directors
OraVax, Inc.
38 Sidney Street
Cambridge, MA 02139

Ladies and Gentlemen:

    You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock (the "Common Stock") of OraVax, Inc. ("OraVax" or the "Company") of the consideration to be received by such shareholders in connection with the proposed merger of the Company (the "Merger") with and into Peach Acquisition Corp. ("Merger Sub"), a wholly owned subsidiary of Peptide Therapeutics Group plc ("Peptide Therapeutics") pursuant to the Agreement and Plan of Merger to be dated as of November 10, 1998, among Peptide Therapeutics, Merger Sub and OraVax (the "Agreement").

    We understand that the terms of the Agreement provide, among other things, that Peptide Therapeutics will issue ordinary shares of Peptide Therapeutics having a value of approximately $12,040,125 in exchange for all outstanding OraVax common stock, provided, however, that the aggregate number of ordinary shares issued at closing will not exceed 8,080,620 and will not be less than 5,375,055, as more fully set forth in the Agreement. For purposes of this opinion, we have assumed that the Merger will qualify as a taxable reorganization under the United States Internal Revenue Code for the shareholders of the Company and that the Merger will be accounted for as a purchase.

    Hambrecht & Quist LLC ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Board of Directors of OraVax in connection with the Merger, and we will receive a fee for our services, which include the rendering of this opinion.

    In connection with our review of the Merger, and in arriving at our opinion, we have, among other things:

    (i) reviewed the publicly available financial statements of Peptide Therapeutics for recent years and interim periods to date and certain other relevant financial and operating data of Peptide Therapeutics made available to us from published sources and from the internal records of Peptide Therapeutics;

    (ii) reviewed certain internal financial and operating information, including certain projections, relating to Peptide Therapeutics prepared by the management of Peptide Therapeutics;

   (iii) discussed the business, financial condition and prospects of Peptide Therapeutics with certain of its officers;

    (iv) reviewed the publicly available financial statements of OraVax for recent years and interim periods to date and certain other relevant financial and operating data of OraVax made available to us from published sources and from the internal records of OraVax;

    (v) reviewed certain internal financial and operating information, including certain projections, relating to OraVax prepared by the management of OraVax;

    (vi) discussed the business, financial condition and prospects of OraVax with certain of its officers;

   (vii) reviewed the recent reported prices and trading activity for the ordinary stock of Peptide Therapeutics and the common stock of OraVax and compared such information and certain financial information for Peptide Therapeutics and OraVax with similar information for certain other companies engaged in businesses we consider comparable;

  (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

    (ix) reviewed drafts of the Agreement; and

    (x) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

    In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning Peptide Therapeutics or OraVax considered in connection with our review of the Merger, and we have not assumed any responsibility for independent verification of such information. We have not prepared any independent valuation or appraisal of any of the assets or liabilities of Peptide Therapeutics or OraVax; nor have we conducted a physical inspection of the properties and facilities of either company. With respect to the financial forecasts and projections made available to us and used in our analysis, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of Peptide Therapeutics and OraVax. For purposes of this opinion, we have assumed that neither Peptide Therapeutics nor OraVax is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Merger and those activities disclosed to us or undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which Peptide Therapeutics will trade subsequent to the Effective Time (as defined in the Agreement).

    It is understood that this letter is for the information of the Board of Directors in connection with their review of the Merger and may not be used for any other purpose without our prior written consent; provided, however, that this letter may be reproduced in full in the proxy statement/prospectus relating to the Merger. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Merger.

    Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration to be received by the holders of the Common Stock in the Merger is fair to such holders from a financial point of view. We express no opinion, however, as to the adequacy of any consideration received in the Merger by Peptide Therapeutics or any of its affiliates.

Very truly yours,

HAMBRECHT & QUIST LLC

By /s/ DAVID G. GOLDEN
  ------------------------------------------
  David G. Golden
  Managing Director

                                                                         ANNEX C

               PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW
                 RELATING TO RIGHTS OF DISSENTING STOCKHOLDERS

    SECTION 262--APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the rods "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section251, (other than a merger effected pursuant to Section 251(g) of this title), 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsections (f) of Section251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a, b, and c, of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on a merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section 228 or
       Section 253 of this title, each constituent corporation, either before or after the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class of series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series os stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holders shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (1) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
    (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the rights of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 299, L. '96, eff. 2-1-96 and Ch. 349, L. '96, eff. 7-1-96.)

                                                                         ANNEX D

                          STOCKHOLDER VOTING AGREEMENT

    This Stockholder Voting Agreement (the "Agreement") dated as of November   ,
1998 is by and between Peptide Therapeutics Group plc ("Peptide"), a corporation organized under the laws of England and Wales, and the undersigned stockholder ("Stockholder") of OraVax, Inc. (the "Seller"), a Delaware corporation.

                                    RECITALS

    A. Concurrently with the execution of this Agreement, Parent, Seller and Peach Acquisition Corporation ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of Parent, have entered into an Agreement and Plan of Merger (the "Merger Agreement") which provides for a merger of Seller with and into the Merger Sub (the "Merger"). Pursuant to the Merger, shares of common stock of Seller will be converted into the right to receive American Depositary Shares, each representing 10 ordinary shares, nominal value of 10 pence per share of Parent on the basis set forth in the Merger Agreement.

    B. The Stockholder is the record holder and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding capital stock of Seller as is indicated on the final page of this Agreement (the "Shares").

    C. Parent desires the Stockholder to agree, and the Stockholder is willing to agree, (i) not to transfer or otherwise dispose of any of the Shares, or any other shares of capital stock of Seller acquired hereafter and prior to the Expiration Date (as defined in Section 1 below) (together with the Shares, the "Subject Shares"), except as otherwise permitted hereby, and (ii) to vote the Subject Shares so as to facilitate consummation of the Merger.

    NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

    1. AGREEMENT TO RETAIN SHARES. Stockholder agrees not to transfer (except as may be specifically required by court order), sell, exchange, pledge or otherwise dispose of or encumber any of the Subject Shares, or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of such date and time as (i) the Merger shall become effective in accordance with the provisions of the Merger Agreement and (ii) the Merger Agreement shall be terminated pursuant to Section 9.1 thereof.

    2. AGREEMENT TO VOTE SUBJECT SHARES. At every meeting of the stockholders of Seller called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Seller with respect to any of the following, Stockholder shall vote the Subject Shares: (i) in favor of approval of the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger; and
(ii) against approval of any proposal made in opposition to or competition with consummation of the Merger and against any merger, consolidation, sale of assets, reorganization or recapitalization, with any party other than with Parent and its affiliates, and against any liquidation or winding up of Seller (each of the foregoing is hereinafter referred to as an "Opposing Proposal"). Stockholder agrees not to take any actions contrary to Stockholder's obligations under this Agreement.

    3. IRREVOCABLE PROXY. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent a proxy in the form attached hereto as
Exhibit I (the "Proxy"), which shall be irrevocable to the extent provided under the Delaware General Corporation Law, with respect to the total number of shares of capital stock of Seller beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by Stockholder set forth therein.

    4.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
STOCKHOLDER. Stockholder hereby represents, warrants and covenants to Parent as follows:

        4.1. OWNERSHIP OF SHARES. Stockholder (i) is and will be at the time of the action of the stockholders of Seller on the Merger the beneficial owner of the Shares and the Subject Shares, which at the date hereof and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances; (ii) does not beneficially own any shares of capital stock of Seller other than the Shares (excluding shares as to which Stockholder currently disclaims beneficial ownership in accordance with applicable law); and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

        4.2. NO PROXY SOLICITATIONS. Stockholder will not, and will not permit any entity under Stockholder's control to: (i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Opposing Proposal or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; (ii) initiate a stockholders' vote or action by consent of stockholders of Seller with respect to an Opposing Proposal; or
    (iii) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Seller that takes any action in support of an Opposing Proposal.

    5. NO LIMITATION ON DISCRETION AS DIRECTOR. This Agreement is intended solely to apply to the exercise by Stockholder in his or her individual capacity of rights attaching to ownership of the Subject Shares, and nothing herein shall be deemed to apply to, or to limit in any manner the discretion of Stockholder with respect to, any action which may be taken or omitted by him or her acting in his or her fiduciary capacity as a director of Seller.

    6. ADDITIONAL DOCUMENTS. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent or Stockholder, as the case may be, to carry out the intent of this Agreement.

    7. CONSENT AND WAIVER. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which Stockholder is a party or pursuant to any rights Stockholder may have.

    8. TERMINATION. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

    9.  MISCELLANEOUS.

        9.1. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        9.2. BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either party without prior written consent of the other.

        9.3. AMENDMENTS AND MODIFICATION. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

        9.4. SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

        9.5. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by cable, telegram or facsimile, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the respective parties as follows:

        (a) if to Parent, to:
          Peptide Therapeutics Group plc
          321 Cambridge Science Park:
          Milton Road
          Cambridge, England CB4 4WG
          Attn:  John R. Brown
          Telephone:  011-44-1223-423-333
          Facsimile:  011-44-1223-423-341

with a copy to:

Palmer & Dodge LLP
          One Beacon Street
          Boston, Massachusetts 02108
          Attn:  Michael Lytton, Esq.
          Telephone:  (617) 573-0100
          Facsimile:  (617) 227-4420

        (b) if to the Stockholder:
          To the address for notice set forth on the last page hereof. with a copy to:

Hale and Dorr LLP
          60 State Street
          Boston, Massachusetts 02109
          Attn:  John M. Westcott, Jr., Esq.
          Telephone:  (617) 526-6000
          Facsimile:  (617) 526-5000

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

        9.6. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the Commonwealth of Massachusetts.

        9.7. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

        9.8. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

        9.9. EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

    IN WITNESS WHEREOF, the parties have caused this Stockholder Voting Agreement to be duly executed on the date and year first above written.

                                          PEPTIDE THERAPEUTICS GROUP PLC

                                          By:

--------------------------------------------------------------------------------

                                          Name:

--------------------------------------------------------------------------------

                                          Title:

--------------------------------------------------------------------------------

                                          STOCKHOLDER:

                                          By:

--------------------------------------------------------------------------------

                                          Stockholder's Address for Notice:
                                          --------------------------------------
                                          --------------------------------------
                                          --------------------------------------
                                          Shares beneficially owned:

                                          ________________ shares of Common
                                          Stock
                                          Shares subject to outstanding options:
                                          ________________ shares of Common
                                          Stock

                [Signature Page to Stockholder Voting Agreement]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article 155 of the registrant's Articles of Association provides: "Subject to the provisions of the Companies Acts but without prejudice to any indemnity to which he may otherwise be entitled, every director, alternate director, secretary, auditor or other officer of the Company shall be indemnified out of the assets of the Company against all costs, charges, expenses, losses, damages and liabilities incurred by him in or about the execution of his duties or the exercise of his powers or otherwise in relation thereto including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, whether criminal or civil, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company in which judgment is given in his favor or in which he is acquitted, or which are otherwise disposed of without any finding or admission of material breach of duty on his part or in connection with any application in which relief is granted to him by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company." Pursuant to the provisions of Section 310(3) of the Companies Act 1985 (as amended by the Companies Act 1989) the Company may purchase and maintain insurance to indemnify any director, officer, manager or auditor of the Company, or any company which is a member of the Group. Section 310 of the Companies Act 1985 (as amended by Section 137 of the Companies Act
1989) provides as follows:

    "310. Provisions exempting officers and auditors from liability

        (1) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

        (2) Except as provided by the following subsection, any such provision is void.

        (3) This section does not prevent a company

        (a) from purchasing and maintaining for any such officer or auditor insurance against any such liability; or

        (b) from indemnifying any such officer or auditor against any liability incurred by him;

        (i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or he is acquitted, or

        (ii) in connection with any application under Section 144(3) or (4) (acquisition of shares by innocent nominee) or Section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court."

    Section 727 of the Companies Act 1985 provides as follows:

    "727. Power of court to grant relief in certain cases

"(1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability in such terms as it thinks fit.

(2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper."

    These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

    The registrant, with approval of the registrant's Board of Directors, maintains director and officer liability insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS.

    (A) EXHIBITS.


  EXHIBIT
  NUMBER                                                  EXHIBIT TITLE
-----------  --------------------------------------------------------------------------------------------------------
       2.1   Restated Agreement and Plan of Acquisition, dated as of November 10, 1998, among Peptide Therapeutics
             Group plc, Peach Acquisition Corp. and OraVax, Inc. (attached as Annex A to the Prospectus/Proxy
             Statement included in this Registration Statement).

       2.2   Amendment No. 1 to Restated Agreement and Plan of Acquisition dated January 8, 1999, among Peptide
             Therapeutics Group plc, Peach Acquisition Corp. and OraVax, Inc.

       2.2   Amendment No. 2 to the Restated Agreement Plan of Acquisition dated January 28, 1999, among Peptide
             Therapeutics Group plc, Peach Acquisition Corp. and OraVax, Inc. (Incorporated herein by reference to
             Amendment No. 2 to Schedule 13D filed on January 28, 1999 by Peptide Therapeutics Group plc).

       3.1   Memorandum and Articles of Association of Peptide Therapeutics Group plc.

       5.1   Opinion of Weil, Gotshal & Manges LLP with respect to the legality of the securities registered hereby.

      10.1   Collaboration Agreement between Peptide Therapeutics Limited and Eli Lilly and Company dated November 4,
             1998.*

      10.2   Option Agreement between Peptide Therapeutics Limited and the joint ventures between OraVax, Inc. and
             Pasteur Merieux Serums et Vaccins known as Pasteur Merieux OraVax S.N.C. and OraVax Merieux Co. dated
             April 27, 1998.*

      10.3   Collaboration Agreement between Peptide Therapeutics Limited and Peptimmune, Inc. dated March 13. 1998.*

      10.4   Collaborative Research and Option Agreement between Peptide Therapeutics Limited and Pfizer, Inc. dated
             December 22, 1997.*

  EXHIBIT
  NUMBER                                                  EXHIBIT TITLE
-----------  --------------------------------------------------------------------------------------------------------
      10.5   Research and Development and License Agreement between Peptide Therapeutics Limited and SmithKline
             Beecham plc dated February 7, 1997.*

      10.6   Sales Agreement between Peptide Therapeutics Limited, Peptide Therapeutics Group plc, Evans Medical
             Limited and Medeva plc dated January 30, 1997.*

      10.7   Assignment and Variation Agreement between Peptide Therapeutics Limited, the University of Maryland at
             Baltimore and Medeva plc dated September 10, 1997.*

      10.8   Collaboration Agreement between Peptide Therapeutics Limited and Novartis Pharma AG dated November 1,
             1998.*

      10.9   Amendment No. 1 to Research and Development and License Agreement between Peptide Therapeutics Limited and SmithKline Beecham plc dated November 25, 1998.*

      10.10  Overview Agreement between Peptide Therapeutics Limited and Pasteur Merieux Serums et Vaccins S.A. dated
             January 25, 1999.*

      10.11  Standstill Agreement between Peptide Therapeutics Group plc and Pasteur Merieux Serums et Vaccins S.A.
             dated January 25, 1999. (Incorporated herein by reference to Amendment No. 2 to Schedule 13D filed on
             January 28, 1999 by Peptide Therapeutics Group plc.)

      10.12  Lease Agreement between The Master Fellows and Scholars of Trinity College Cambridge and Peptide
             Therapeutics Group plc dated May 24, 1996 with respect to Unit 329 Phase V Cambridge Science Park,
             Milton Road, Cambridge, England.

      10.13  Lease Agreement among The Master Fellows and Scholars of Trinity College, Chefaro Proprietaries Limited
             and NED-INT Holdings Limited dated March 29, 1994 with respect to Unit 327 Phase V Cambridge Science
             Park, Milton Road, Cambridge, England.

      10.14  Lease Agreement between The Master Fellows and Scholars of Trinity College Cambridge and IBRD Europe,
             Inc. dated April 29, 1993 with respect to Unit 324 Phase 5 Cambridge Science Park, Milton Road,
             Cambridge, England.

      10.15  Lease Agreement between the Master Fellows and Scholars of Trinity College Cambridge and IBRD Europe,
             Inc. dated November 26, 1992 with respect to Unit 321 Phase 5 Cambridge Science Park, Milton Road,
             Cambridge, England.

      10.16  Director's Service Agreement between Peptide Therapeutics Group plc and Nicolas Higgins dated November
             29, 1996, as amended September 18, 1998.

      10.17  Director's Service Agreement between Peptide Therapeutics Group plc and Gordon Cameron dated March 1,
             1997, as amended September 18, 1998.

      10.18  Director's Service Agreement between Peptide Therapeutics plc and John Brown dated March 1, 1997.

      10.19  Letter of Appointment between Peptide Therapeutics Group plc and Alan Dalby dated March 25, 1998.

      10.20  Letter of Appointment between Peptide Therapeutics Group plc and Alan Smith dated January 8, 1998, as amended April 30, 1998.

      10.21  Letter of Appointment between Peptide Therapeutics Group plc and Sir Brian Richards dated March 1, 1997, as amended May 1, 1998.

      10.22  Letter of Appointment between Peptide Therapeutics Group plc and Alan Goodman dated July 14, 1998.

  EXHIBIT
  NUMBER                                                  EXHIBIT TITLE
-----------  --------------------------------------------------------------------------------------------------------
      10.23  Peptide Therapeutics Group plc 1994 Unapproved Share Option Scheme.

      10.24  Peptide Therapeutics Group plc 1995 Savings--Related Share Option Scheme.

      10.25  Peptide Therapeutics Group plc 1995 Unapproved Share Option Scheme.

      10.26  Peptide Therapeutics Group plc 1996 Approved Share Option Scheme.

      10.27  Peptide Therapeutics Group plc Share Incentive Plan.

      21.1   Subsidiaries of Peptide Therapeutics Group plc

      23.1   Consent of Weil, Gotshal & Manges (included as part of Exhibit 5.1).

      23.2   Consent of Arthur Anderson, independent auditors.

      23.3   Consent of PricewaterhouseCoopers LLP, independent accountants.

      23.4   Consent of Lance Gordon to serve as a director.

      23.5   Consent of Hambrecht & Quist LLP

      24.1   Powers of Attorney (included on the signature page).

      99.1   Form of proxy to be mailed to stockholders of OraVax, Inc.


------------------------

*   To be filed by amendment.

    (B) FINANCIAL STATEMENT SCHEDULES.

        Not applicable.

    (C) FAIRNESS OPINION.

    Included in Part I as Annex B to the Prospectus/Proxy Statement contained in this Registration Statement. Form of opinion of Hambrecht & Quist (attached as Annex B to the included in this Registration Statement).

ITEM 22. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)3 of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(c) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (a)(1) immediately proceeding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and
    (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions discussed in Item 20 hereof, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, England, on February 10, 1999.


                                PEPTIDE THERAPEUTICS GROUP PLC

                                By:              /s/ JOHN R. BROWN
                                     -----------------------------------------
                                                   John R. Brown
                                                  CHIEF EXECUTIVE

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints John R. Brown, Gordon B. Cameron and Alan Dalby, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

    Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

      /s/ JOHN R. BROWN
------------------------------  Chief Executive (Principal   February 10, 1999
        John R. Brown             Executive Officer)

                                Finance Director
    /s/ GORDON B. CAMERON         (Principal Financial
------------------------------    Officer and Chief          February 10, 1999
      Gordon B. Cameron           Accounting Officer)

     /s/ ALAN G. GOODMAN
------------------------------  Non-Executive Chairman       February 10, 1999
       Alan G. Goodman

     /s/ NICOLAS HIGGINS
------------------------------  Commercial Director          February 10, 1999
       Nicolas Higgins

        /s/ ALAN DALBY
------------------------------  Non-Executive Director       February 10, 1999
          Alan Dalby

    /s/ SIR BRIAN RICHARDS
------------------------------  Non-Executive Director       February 10, 1999
      Sir Brian Richards

        /s/ ALAN SMITH
------------------------------  Non-Executive Director       February 10, 1999
          Alan Smith

        /s/ ALAN DALBY
------------------------------  Authorized U.S.              February 10, 1999
          Alan Dalby              Representative

                                 EXHIBIT INDEX


 EXHIBIT
  NUMBER                                                  EXHIBIT TITLE
-----------  --------------------------------------------------------------------------------------------------------
       2.1   Restated Agreement and Plan of Acquisition, dated as of November 10, 1998, among Peptide Therapeutics
             Group plc, Peach Acquisition Corp. and OraVax, Inc. (attached as Annex A to the Prospectus/Proxy
             Statement included in this Registration Statement).
       2.2   Amendment No. 1 to Restated Agreement and Plan of Acquisition dated January 8, 1999, among Peptide
             Therapeutics Group plc, Peach Acquisition Corp. and OraVax, Inc.
       2.3   Amendment No. 2 to Restated Agreement and Plan of Acquisition dated January 28, 1999, among Peptide
             Therapeutics Group plc, Peach Acquisition Corp. and OraVax, Inc. (Incorporated herein by reference to
             Amendment No. 2 to Schedule 13D filed on January 28, 1999 by Peptide Therapeutics Group plc.)
       3.1   Memorandum and Articles of Association of Peptide Therapeutics Group plc.
       5.1   Opinion of Weil, Gotshal & Manges LLP with respect to the legality of the securities registered hereby.
      10.1   Collaboration Agreement between Peptide Therapeutics Limited and Eli Lilly and Company dated November 4,
             1998.*
      10.2   Option Agreement between Peptide Therapeutics Limited and the joint ventures between OraVax, Inc. and
             Pasteur Merieux Serums et Vaccins known as Pasteur Merieux OraVax S.N.C. and OraVax Merieux Co. dated
             April 27, 1998.*
      10.3   Collaboration Agreement between Peptide Therapeutics Limited and Peptimmune, Inc. dated March 13. 1998.*
      10.4   Collaborative Research and Option Agreement between Peptide Therapeutics Limited and Pfizer, Inc. dated
             December 22, 1997.*
      10.5   Research and Development and License Agreement between Peptide Therapeutics Limited and SmithKline
             Beecham plc dated February 7, 1997.*
      10.6   Sales Agreement between Peptide Therapeutics Limited, Peptide Therapeutics Group plc, Evans Medical
             Limited and Medeva plc dated January 30, 1997.*
      10.7   Assignment and Variation Agreement between Peptide Therapeutics Limited, the University of Maryland at
             Baltimore and Medeva plc dated September 10, 1997.*
      10.8   Collaboration Agreement between Peptide Therapeutics Limited and Novartis Pharma AG dated November 1,
             1998.*
      10.9   Amendment No. 1 to Research and Development and License Agreement between Peptide Therapeutics Limited and SmithKline Beecham plc dated November 25, 1998.*
      10.10  Overview Agreement between Peptide Therapeutics Limited and Pasteur Merieux Serums et Vaccins S.A. dated
             January 25, 1999.*
      10.11  Standstill Agreement between Peptide Therapeutics Group plc and Pasteur Merieux Serums et Vaccins S.A.
             dated January 25, 1999. (Incorporated herein by reference to Amendment No. 2 to Schedule 13D filed on
             January 28, 1999 by Peptide Therapeutics Group plc.)
      10.12  Lease Agreement between The Master Fellows and Scholars of Trinity College Cambridge and Peptide
             Therapeutics Group plc dated May 24, 1996 with respect to Unit 329 Phase V Cambridge Science Park,
             Milton Road, Cambridge, England.
      10.13  Lease Agreement among The Master Fellows and Scholars of Trinity College, Chefaro Proprietaries Limited
             and NED-INT Holdings Limited dated March 29, 1994 with respect to Unit 327 Phase V Cambridge Science
             Park, Milton Road, Cambridge, England.
      10.14  Lease Agreement between The Master Fellows and Scholars of Trinity College Cambridge and IBRD Europe,
             Inc. dated April 29, 1993 with respect to Unit 324 Phase 5 Cambridge Science Park, Milton Road,
             Cambridge, England.
      10.15  Lease Agreement between the Master Fellows and Scholars of Trinity College Cambridge and IBRD Europe,
             Inc. dated November 26, 1992 with respect to Unit 321 Phase 5 Cambridge Science Park, Milton Road,
             Cambridge, England.
      10.16  Director's Service Agreement between Peptide Therapeutics Group plc and Nicolas Higgins dated November
             29, 1996, as amended September 18, 1998.

 EXHIBIT
  NUMBER                                                  EXHIBIT TITLE
-----------  --------------------------------------------------------------------------------------------------------
      10.17  Director's Service Agreement between Peptide Therapeutics Group plc and Gordon Cameron dated March 1,
             1997, as amended September 18, 1998.
      10.18  Director's Service Agreement between Peptide Therapeutics plc and John Brown dated March 1, 1997
      10.19  Letter of Appointment between Peptide Therapeutics Group plc and Alan Dalby dated March 25, 1998.
      10.20  Letter of Appointment between Peptide Therapeutics Group plc and Alan Smith dated January 8, 1998, as amended April 30, 1998.
      10.21  Letter of Appointment between Peptide Therapeutics Group plc and Sir Brian Richards dated March 1, 1997, as amended May 1, 1998.
      10.22  Letter of Appointment between Peptide Therapeutics Group plc and Alan Goodman dated July 14, 1998.
      10.23  Peptide Therapeutics Group plc 1994 Unapproved Share Option Scheme.
      10.24  Peptide Therapeutics Group plc 1995 Savings-Related Share Option Scheme.
      10.25  Peptide Therapeutics Group plc 1995 Unapproved Share Option Scheme.
      10.26  Peptide Therapeutics Group plc 1996 Approved Share Option Scheme.
      10.27  Peptide Therapeutics Group plc Share Incentive Plan.
      21.1   Subsidiaries of Peptide
      23.1   Consent of Weil, Gotshal & Manges (included as part of Exhibit 5.1).
      23.2   Consent of Arthur Anderson, independent auditors.
      23.3   Consent of PricewaterhouseCoopers LLP, independent accountants.
      23.4   Consent of Lance Gordon to serve as a director.
      23.5   Consent of Hambrecht & Quist LLP
      24.1   Powers of Attorney (included on the signature page).
      99.1   Form of proxy to be mailed to stockholders of OraVax, Inc.


------------------------

*   To be filed by amendment.